As filed with the Securities and Exchange Commission on May 10, 2011

Registration Number 333-172254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Active Network, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	33-0884962
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10182 Telesis Court, Suite 100

San Diego, California 92121

(858) 964-3800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Alberga

Chief Executive Officer and

Chairman of the Board

Matthew Landa

President and Director

The Active Network, Inc.

10182 Telesis Court, Suite 100

San Diego, California 92121

(858) 964-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael S. Kagnoff, Esq. Jeffrey C. Thacker, Esq. David M. Eisler, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 (858) 677-1400	Kourosh Vossoughi, Esq. Chief Legal Officer, General Counsel and SVP Business Development The Active Network, Inc. 10182 Telesis Court, Suite 100 San Diego, California 92121 (858) 964-3800

Jeffrey D. Saper, Esq.

Martin J. Waters, Esq.

Anthony G. Mauriello, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

12235 El Camino Real, Suite 200

San Diego, California 92130

(858) 350-2300

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (a)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (b)	Amount of Registration Fee (c)
Common stock, $0.001 par value	12,650,000	$18.00	$227,700,000	$26,436

(a)	Includes the additional shares that the underwriters have the option to purchase to cover overallotments, if any.
(b)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933.
(c)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated May 10, 2011

PROSPECTUS

11,000,000 Shares

The Active Network, Inc.

Common Stock

This is The Active Network, Inc.’s initial public offering. We are selling 8,222,222 shares of our common stock and the selling stockholders are selling 2,777,778 shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

We expect the initial public offering price to be between $16.00 and $18.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the New York Stock Exchange under the symbol “ACTV.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriters may also exercise their option to purchase up to an additional 1,650,000 shares from selling stockholders at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                      , 2011.

BofA Merrill Lynch	Citi

Allen & Company LLC		Stifel Nicolaus Weisel

RBC Capital Markets	ThinkEquity LLC	WR Hambrecht+Co

The date of this prospectus is                      , 2011.

MARKET STREET
1018
MARATHON & 5K
662
Park Visitor Guide
SynergyTECH
ANNUAL CONFERENCE
Mike Smith
Participant
ANNUAL PASS
active.com
Get Moving Before the Big Game
Mobile is Active.
47,000
Organizations
70,000,000
Registrations

active NETWORK™

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

“The Active Network,” “Active,” “Active.com,” “ActiveWorks,” “ActiveNet,” “RegOnline,” “ReserveAmerica” and our logo are some of our trademarks used in this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

THE ACTIVE NETWORK

Mission

Our mission is to power the world’s activities and

connect people with the things they love, want and need to do.

Overview

We are the leading provider of organization-based cloud computing applications serving a wide range of customer groups including business events, community activities, outdoors and sports. We provide applications that form an online network connecting a fragmented and diverse group of activity and event organizers with a large base of potential participants. Our proprietary technology platform transforms the way organizers manage their activities and events by automating online registrations and streamlining other critical management functions, while also driving consumer participation to their events.

We power a broad range of activities, such as reserving a campsite or tee time, signing up for a marathon or sports league, purchasing a fishing or hunting license, or participating in a community event or corporate conference. From the introduction of our platform in 1999, we have experienced significant growth and now have over 47,000 customer organizations and drive over 70 million annual consumer registrations.

Organizations of all sizes are faced with time-consuming and costly administrative tasks which often detract from maximizing participation in their events. Our proprietary technology platform, ActiveWorks, provides cloud computing applications that reduce the cost and complexity of managing, organizing and promoting activities by replacing low-tech and manual processes. The ActiveWorks architecture allows us to efficiently provide vertically-specialized applications to a large and diverse market. Our applications are delivered over the Internet to any connected device.

Historically, participants have spent considerable time and effort to find, learn about and sign up for activities and events. In response, we believe we have created the leading network of websites that enable consumers to easily discover, choose and register for activities. We create vibrant and highly engaging online communities of like-minded participants through features such as social sharing, targeted recommendations and how-to guides. We leverage this engagement to increase overall participation in our customers’ activities and events.

Our business also benefits from a powerful network effect. As more organizations use our platform, we increase the breadth and depth of activities and events offered through our platform. This more comprehensive offering of activities attracts more participants. As we attract more participants, we are able to drive increased demand for our customers’ activities, thus increasing registrations and revenue. In this way, we build increasing value for both organizations and participants.

We serve a wide range of customers including community and sports organizations, large corporations, small and medium sized businesses, educational institutions, government agencies, non-profit organizations and other similar entities. We primarily generate revenue from technology fees paid by participants who register for our customers’ activities through our cloud computing applications. During the year ended December 31, 2010, we generated revenue of $279.6 million, as compared to $242.9 million in the year ended December 31, 2009, an increase of 15%. During the three months ended March 31, 2011, we generated revenue of $72.7 million, as compared to $63.2 million in the three months ended March 31, 2010, an increase of 15%.

Industry Overview

Organizations of all sizes need to inform, engage and support their respective participants, which include attendees, members, registrants and other constituents. We believe activity and event registration and administration is a broad and large market with more than 800,000 potential customers in North America within our four primary customer groups of sports, community activities, outdoors and business events. According to a study we commissioned through Survey.com, 73% of the U.S. households surveyed paid to take part in a recreational or community activity last year. Based on the results of this survey and our internal analysis, we believe that our target market encompasses more than 1.8 billion total registrations annually in the United States, representing more than $110 billion in registration spending. We have the opportunity to receive a fraction of each registration fee by providing the applications that help organize and manage activities and events. Furthermore, we believe the market opportunity outside the United States is greater than our domestic market opportunity.

Historically, activities and events have been organized and registrations tracked by using a combination of paper-based systems, basic desktop applications and spreadsheets. Participants register for events by phone, mail or walk-up registration, which is often costly and inefficient for both organizers and participants. This manual approach to event registration can be haphazard, time-consuming and lack sufficient process controls. Mistakes due to incorrect data entry of participant information often lead to incomplete or lost registration forms. These frequent errors add incremental costs for organizers, delay registration for participants and cause problems on-site at the activity or event.

Building a fully functional management system is a costly endeavor. Most organizers cannot afford to make the investment nor do they have the necessary technical resources to develop applications sufficient to run their businesses effectively. When organizers do attempt to automate registration and administration themselves, building and maintaining an internal system often becomes technologically challenging, time-intensive and cost prohibitive.

Our Solution

ActiveWorks, our organization-based cloud computing platform, transforms the way organizers record, track, manage and share information regarding activities and events. We offer applications that allow our customers to reduce cost, attract new participants and focus resources on enhancing the quality of their events. ActiveWorks allows organizers to leverage our large-scale, common infrastructure to manage their activities and events more effectively. Additionally, we have created a number of mobile applications to enhance functionality and access to our solutions.

Our applications provide the following benefits to organizers:

•

Create operational efficiencies by automating registration and administration. Our applications reduce costs by automating processes such as activity and event registration, facility reservation, roster management, results publishing, membership management and operational reporting.

•

Manage participant and activity information. ActiveWorks centralizes a comprehensive data set of participant information for each customer and provides a user-friendly interface to easily track, manage and enhance the ongoing relationship between participants and activity organizers.

•

Communicate real-time with event participants. We enable organizers to engage participants through websites and email. This empowers our customers to seamlessly and efficiently inform, motivate and support participants, thereby building greater affinity for their organizations.

•

Provide access to efficient marketing channels. Our integrated platform allows organizers to reach a targeted group of new potential participants through a variety of resources to provide greater exposure for their activities and events.

Our applications provide the following benefits to participants:

•

Foster discovery through our comprehensive directory. Our websites deliver content based on a participant’s interests, while facilitating discovery of new relevant and targeted activities. Our directory provides access to a broad database of events, classes, leagues, tournaments, organizations, facilities and a wide range of other activities.

•

Support participation. Throughout our offerings, participants can find resources and like-minded individuals to support every step of their journey. We offer free and premium access to training plans, articles, videos, discounts and experts through our websites, mobile applications and other social media channels.

Our Strengths

Our applications are designed to reach many aspects of a consumer’s lifestyle from community activities and sports to business events and the outdoors. Given this breadth, we believe the following strengths provide us with a competitive advantage within this large and growing market:

•	Leader in a large and fragmented market. We believe we have the largest customer base in our industry, including over 47,000 customers and more than 70 million annual registrations.

•	Proprietary technology platform. Our cloud computing platform allows us to efficiently develop and deliver vertical specialization and feature-rich applications for customers of all sizes.

•

Dedicated and highly engaged consumers. We provide relevant and vertical-specific directories, content and tools that engage participants and form enthusiastic and dedicated online communities. These participants generate over 1 billion page views annually on our websites.

•

High degree of predictable and recurring revenue. We have long-term, exclusive contracts with many of our customers. We also have a successful track record of renewing a high percentage of these contracts for multiple successive terms. As a result, a significant percentage of our revenue is predictable and recurring.

•

Powerful network effect. The continued growth of our customers results in more participants visiting our online communities. This growing audience creates a powerful network effect where our platform becomes increasingly valuable to both our organizers and participants, driving more registrations to our customer’s activities while simultaneously offering participants additional relevant activities from which to choose.

•

Alignment with our customers’ interests. Our business is uniquely aligned with the interests of our customers. Like our customers, the success of our business is directly dependent on maximizing the number of participants who register for activities and events.

•

Economies of scale. We have achieved a level of scale in our business that provides operational and technological competitive advantages. For example, we are able to leverage our significant investment in cloud infrastructure to provide higher levels of service and reliability, while maintaining a lower unit cost structure than our competition. We also apply our solutions experience accumulated through interactions with tens of thousands of organizations to design and develop features that can easily be configured for multiple types of customers, thus allowing us to spread our development costs across a much wider market opportunity than our competitors.

Growth Strategy

To extend our leadership position in the activities and events market, we intend to do the following:

•	Grow the number of customers we serve. We will continue to promote the migration of organizations towards online management of activities and events, and in so doing, grow our customer base.

•

Increase our online registration conversion rates. We plan to increase participant usage of online registration services by training our customers in the execution of conversion techniques. We have developed and refined these techniques over the past 12 years through our experience working with tens of thousands of organizations.

•

Deepen our relationship with existing customers. We are dedicated to developing comprehensive, vertical-specific applications and features that increase the value of our platform to our customers. We believe these enhanced applications will allow us to generate additional revenue.

•	Pursue strategic acquisitions. We intend to pursue acquisitions to strengthen our market position, broaden our organization base, enhance our capabilities and add new applications to our platform.

•

Expand internationally. We intend to commit additional resources to markets outside North America. We believe this opportunity is larger than our domestic market, and that we are well positioned to take advantage of this opportunity as our model is readily transferable to new markets.

Customers

We work with organizations of all sizes. We currently have over 47,000 sports, community activities, outdoors and business event customers and received technology fees from more than 70 million registrations in 2010. Based on the results of an online survey we commissioned through Survey.com, we believe the organizations we target produce or organize activities and events for the majority of U.S. households.

In 2010, none of our customers accounted for more than five percent of our total revenue. Our technology customers can be categorized in the following four groups and can be further broken down into the verticals listed in the table below:

Sports	Community Activities	Outdoors	Business Events
Endurance Events	Parks & Recreation Departments	State Campgrounds	Conferences
Leagues & Teams	Schools & Districts	National Parks	Conventions
Golf Courses	City & County Governments	Fishing Licenses	Association Gatherings
Clubs	Camps & Retreats	Hunting Permits	Meetings & Seminars
Tournaments	Faith-Based Organizations	Marinas	Trade Shows & Expos

Risk Factors Associated with our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these risks include:

•	we have a history of significant net losses, and we may never achieve or maintain profitability;

•	our limited operating history, new and unproven business model and rapidly evolving market make it difficult to evaluate our future prospects and increase the risk that we will not be successful;

•

our growth rate over the past few years may not be sustainable. If we fail to maintain an adequate growth rate, our business will be adversely affected and we may not achieve or maintain profitability;

•	if we fail to effectively manage our growth, our business and operating results could be harmed; and

•	acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value, strain our resources and impair our operating results, financial conditions and prospects.

You should carefully consider these risks and the other risks described under the “Risk Factors” section beginning on page 11, and elsewhere in this prospectus. These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our common stock to decline and could result in a partial or total loss of your investment.

Corporate Information

We were originally incorporated in California in October 1998 as Racegate.com, Inc. and became a Delaware corporation through a stock exchange agreement in July 1999. In May 2001, we changed our name to The Active Network, Inc. Our principal executive offices are located at 10182 Telesis Court, Suite 100, San Diego, California. Our corporate website address is www.activenetwork.com, and our primary participant website is www.active.com. Information contained on our websites is not a part of this prospectus and the inclusion of our website addresses in this prospectus is an inactive textual reference only. Unless the context requires otherwise, the words “Active,” “The Active Network,” “we,” “company,” “us” and “our” refer to The Active Network and our wholly-owned subsidiaries.

The Offering

Common stock offered:

By us	8,222,222 shares

By the selling stockholders	2,777,778 shares

Common stock to be outstanding after this offering	52,982,501 shares

Overallotment option	The selling stockholders have granted the underwriters an option to purchase up to 1,650,000 additional shares of our common stock at the initial public offering price for a period of 30 days after the date of this prospectus.

Use of proceeds	We currently plan to use the net proceeds of this offering to retire borrowings under our existing debt facilities, to acquire complementary businesses and for general corporate purposes. We have no commitments with respect to any future acquisitions.

We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Risk Factors	See “Risk Factors” beginning on page 11 and other information included in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

Reserved share program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 411,111 shares of common stock offered by this prospectus to our directors, officers, employees and business associates and related persons.

Proposed NYSE symbol	“ACTV”

The number of shares of our common stock to be outstanding immediately after this offering is based on 44,760,279 shares of our common stock (including preferred stock on an as-converted basis) outstanding as of March 31, 2011 and excludes, as of March 31, 2011:

•	1,775,640 shares of common stock included in treasury stock;

•

13,406,661 shares of our common stock subject to outstanding options granted pursuant to our 2002 Stock Option/Stock Issuance Plan, or our 2002 Plan, at a weighted average exercise price of $3.19, of which 5,181,740 represent shares of our common stock subject to vesting requirements;

•	296,999 shares of our common stock available for future grant or issuance under our 2002 Plan;

•

1,122,000 shares of our common stock available for future grant or issuance under our 2011 Employee Stock Purchase Plan, or our 2011 ESPP, which will become effective upon the completion of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2012;

•

3,927,000 shares of our common stock which will be available for future grant or issuance under our 2011 Equity Incentive Plan, or our 2011 Plan, which will become effective upon the completion of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2012;

•

287,601 shares of our common stock issuable upon the conversion of outstanding principal and interest under our convertible promissory notes as of March 31, 2011, with a weighted average conversion price of $16.00 per share; and

•

8,050 shares of our common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $60.55, which will terminate 90 days following the completion of this offering.

Except as otherwise indicated, all information in this prospectus (except for the historical financial statements) assumes:

•	an initial public offering price of $17.00 per share, the midpoint of the price range set forth on the cover page of this prospectus;

•	the automatic conversion of all shares of our outstanding preferred stock into 34,631,891 shares of common stock effective immediately prior to but contingent upon the completion of this offering;

•

the exercise, on a cash basis, of warrants to purchase an aggregate of 568,901 shares of common stock at a weighted average exercise price of $3.90, which will automatically be exercised or cancelled pursuant to their terms upon completion of this offering;

•	no options, warrants or shares of common stock were issued after March 31, 2011, and no outstanding options or warrants were exercised after March 31, 2011;

•

the filing of our amended and restated certificate of incorporation, which we will file in connection with the completion of this offering, and the adoption of our amended and restated bylaws, are in effect; and

•	no exercise of the overallotment option by the underwriters.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize the consolidated financial data for our business. You should read this summary in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Financial Data,” and our consolidated financial statements and related notes, all included elsewhere in this prospectus. Unless otherwise noted, the following information does not give effect to the conversion of our outstanding preferred stock into common stock.

We derived the consolidated statements of operations data for the years ended December 31, 2008, 2009 and 2010 and the consolidated balance sheet data as of December 31, 2009 and 2010 from our audited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated statements of operations data for the three months ended March 31, 2010 and 2011, and the unaudited consolidated balance sheet data as of March 31, 2011, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year.

	Years Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
	(In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net revenue:
Technology revenue	$145,789	$210,483	$237,688	$54,932	$63,108
Marketing services revenue	27,407	32,401	41,912	8,290	9,604

Total net revenue	173,196	242,884	279,600	63,222	72,712
Cost of net revenue:
Cost of technology revenue	74,316	103,130	115,148	27,035	32,988
Cost of marketing services revenue	5,365	4,058	6,203	1,019	1,162

Total cost of net revenue(1)	79,681	107,188	121,351	28,054	34,150

Gross profit	93,515	135,696	158,249	35,168	38,562
Operating expenses:
Sales and marketing(1)	48,739	50,556	59,106	14,643	16,940
Research and development(1)	31,997	58,767	61,107	15,042	16,176
General and administrative(1)	42,865	39,455	42,404	11,324	10,588
Amortization of intangibles	13,820	18,491	16,147	4,047	3,703

Total operating expenses	137,421	167,269	178,764	45,056	47,407

Loss from operations	(43,906)	(31,573)	(20,515)	(9,888)	(8,845)
Interest income	1,695	194	150	28	30
Interest expense	(4,991)	(5,237)	(5,438)	(1,314)	(1,284)
Other (expense) income, net	(268)	1,196	455	(377)	(51)

Loss before income taxes	(47,470)	(35,420)	(25,348)	(11,551)	(10,150)
Income tax provision	1,506	2,439	1,924	855	792

Net loss	(48,976)	(37,859)	(27,272)	(12,406)	(10,942)
Accretion of redeemable convertible preferred stock	(15,639)	(25,774)	(28,157)	(6,873)	(7,410)

Net loss attributable to common stockholders	$(64,615)	$(63,633)	$(55,429)	$(19,279)	$(18,352)

Net loss per share attributable to common stockholders:
Basic and diluted	$(11.68)	$(10.86)	$(7.83)	$(2.97)	$(2.16)

Weighted-average shares used to compute net loss per share attributable to common stockholders	5,530	5,862	7,080	6,493	8,514

Pro forma net loss per share (unaudited)(2):
Basic and diluted (unaudited)			$(0.65)		$(0.25)

Pro forma weighted-average shares used to compute pro forma net loss per share (unaudited)(2):
Basic and diluted (unaudited)			41,712		43,146

	Years Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(unaudited)
	(In thousands)
Other Financial and Operational Data:
Adjusted EBITDA(3)	$(2,672)	$15,746	$25,120	$1,084	$2,570
Organizations	41.5	44.9	47.3	22.1	23.9
Registrations	25,074	65,461	70,182	12,921	13,931

	As of March 31, 2011
	Actual	Pro Forma(4)	As Adjusted(5)
	(unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$60,831	$63,050	$189,843
Restricted cash	5,000	5,000	5,000
Property and equipment, net	27,495	27,495	27,495
Software development costs, net	39,548	39,548	39,548
Working capital (deficit)	(64,732)	(62,513)	64,280
Total assets	440,704	442,923	569,716
Debt, including current portion	41,152	41,152	41,152
Convertible preferred stock	21,187	—	—
Redeemable convertible preferred stock	378,536	—	—
Total stockholders’ equity (deficit)	(192,372)	209,570	336,363

	Years Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
	(In thousands)
(1) Stock-based compensation included in the above line items:
Cost of net revenue	$70	$128	$111	$26	$16
Sales and marketing	358	765	562	124	187
Research and development	257	597	244	141	118
General and administrative	13,852	9,750	4,431	1,498	423

Total	$14,537	$11,240	$5,348	$1,789	$744

(2)	Pro forma net loss per share has been calculated assuming the conversion of all outstanding shares of our preferred stock into shares of common stock prior to the completion of this offering.
(3)	We define Adjusted EBITDA as net loss, plus: provision for income taxes, other expense (income), net, depreciation and amortization, and stock-based compensation. Please see “Adjusted EBITDA” for more information and for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP.
(4)	The pro forma column reflects (i) the assumed conversion of all outstanding shares of our preferred stock into shares of common stock prior to completion of this offering, and (ii) the exercise on a cash basis of outstanding warrants to purchase an aggregate of 568,901 shares of common stock at a weighted average exercise price of $3.90 per share, which will automatically be exercised or cancelled pursuant to their terms upon completion of this offering.
(5)	The as adjusted balance sheet data in the table above reflects the sale of shares of our common stock in this offering and the application of the net proceeds at an assumed initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed in the table above and within this prospectus Adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

We have included Adjusted EBITDA in this prospectus because we seek to manage our business to an improving level of Adjusted EBITDA as a percentage of revenue, and it is a key basis upon which we assess the performance of our operations and management. We also use Adjusted EBITDA for business planning, evaluation of acquisition opportunities and as a measurement to create incentives and compensate our management. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•	Adjusted EBITDA does not reflect our cash expenditures for capital equipment or certain other contractual commitments;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation to our management team or employees;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP financial results.

The following table presents a reconciliation of Adjusted EBITDA for each of the periods indicated:

	Years Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(unaudited)
	(In thousands)
Reconciliation of Adjusted EBITDA to Net Loss:
Net loss	$(48,976)	$(37,859)	$(27,272)	$(12,406)	$(10,942)
Interest expense, net	3,296	5,043	5,288	1,286	1,254
Income tax provision	1,506	2,439	1,924	855	792
Depreciation and amortization	26,697	36,079	40,287	9,183	10,671
Stock-based compensation	14,537	11,240	5,348	1,789	744
Other expense (income), net	268	(1,196)	(455)	377	51

Adjusted EBITDA	$(2,672)	$15,746	$25,120	$1,084	$2,570

RISK FACTORS

The text below discusses the material risks faced by us of which we are aware. Before making an investment in our common stock, you should carefully consider the risks described below, as well as the other information set forth in this prospectus, including the information contained in our consolidated financial statements and the related notes. If any of the risks or uncertainties described below were to occur, our business, financial condition and results of operations would likely be materially and adversely affected. In these circumstances, the trading price of our common stock would likely decline, and you could lose all or part of your investment.

Risks Related To Our Business

We have a history of significant net losses, and we may never achieve or maintain profitability.

We have incurred net losses since our inception in 1998. Our net losses were approximately $10.9 million for the three months ended March 31, 2011, $27.3 million for the year ended December 31, 2010, $37.9 million for the year ended December 31, 2009 and $49.0 million for the year ended December 31, 2008. At March 31, 2011, we had an accumulated deficit of approximately $266.5 million. We plan to increase our operating expenses in the future as we continue to develop additional functionality and features for our applications, continue to transition our customers to ActiveWorks, make additional acquisitions, increase our sales and marketing activities, expand outside of North America and enhance our customer service and call center capabilities. If our revenue grows at a slower rate than we anticipate, or if our operating expenses increase unexpectedly, we may never achieve profitability. Additionally, in the event we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our limited operating history, new and unproven business model and rapidly evolving market make it difficult to evaluate our future prospects and increase the risk that we will not be successful.

We launched our application services in 1999, and we have made a number of changes to our operations, technology platform and online communities since that time. As a result, we have a limited operating history with our current business upon which to predict our future operating results. In addition, the business of providing cloud computing applications to activity and event organizers and building and supporting online communities for activity and event participants is relatively new and subject to rapid change. You must consider our business and prospects in light of the risks and difficulties we will continue to encounter as a company with a new and unproven business model and operating in a new and rapidly evolving market. These risks and difficulties include our ability to, among other things:

•	attract new customers;

•	deepen our relationships with our existing customers;

•	continue to transition our existing customers to ActiveWorks;

•

continue to earn the trust of organizers and participants with respect to the processing, storage and use of their confidential information and personal data in compliance with our own high standards of care and applicable governmental and other legal obligations related to privacy and data protection;

•	develop a scalable, high performance technology infrastructure that can securely, efficiently and reliably handle increased usage globally;

•	continue to manage and successfully integrate acquired businesses, applications and technologies;

•	successfully compete with other companies that engage in the activity and event registration and management market;

•	continue to build and support online communities and applications for activity and event participants;

•	successfully introduce and deploy new features and functionality for our technology platform;

•	increase revenue from our applications, websites and online communities;

•	avoid interruptions or disruptions in our service;

•	avoid problems with the functionality of our applications;

•	continue to hire, integrate and retain highly skilled team members who embrace our values and culture; and

•	successfully expand our business outside of North America.

We may not be able to address these risks and difficulties or others that we may encounter, including those described elsewhere in this risk factors section. Our failure to adequately address risks and difficulties as we encounter them could cause our reputation to suffer and harm our business. We base our current and future expense levels on our management’s estimates of the size of our market and the number of potential customers and registrations, operating forecasts and estimates of future revenue. However, our revenue and operating results are difficult to forecast due to the uncertainty of our market and our ability to increase our customer base and the number of participants who elect to register for activities using our applications. In addition, certain of our expenses are fixed, and we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenue. As a result, we may make errors in predicting our revenue and expenses, which would harm our business and financial condition.

Our growth rate over the past few years may not be sustainable. If we fail to maintain an adequate growth rate, our business will be adversely affected and we may not achieve or maintain profitability.

Our revenue has grown rapidly over the past few years, increasing from $173.2 million in 2008 to $242.9 million in 2009 and to $279.6 million in 2010, representing a compound annual growth rate over this period of 27%. We may not be able to sustain this level of growth in future periods, and you should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. Further, a significant portion of our revenue growth in fiscal year 2009 resulted from acquisitions, and not organic growth. We may not complete acquisitions in the future that increase our revenue at the same rate as in prior periods. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete the acquisitions we do identify. If we are unable to maintain an adequate rate of growth, our business will be adversely affected and we may not achieve or maintain profitability.

If we fail to effectively manage our growth, our business and operating results could be harmed.

The substantial growth in our business over the past few years has placed, and may continue to place, significant demands on our management, our operating infrastructure and our internal controls and procedures. As our operations grow in size and complexity, we will need to improve and upgrade our operating systems and infrastructure to offer an increasing number of organizers and participants enhanced applications, features, functionality and support. In addition, we will be required to strengthen our internal controls and our risk management policies and procedures. The expansion of our operating systems and infrastructure and the strengthening of our controls, policies and procedures will require us to commit substantial financial, operational and technical resources in advance of an increase in the volume of our business, with no assurance that our business will actually increase. Continued growth could also strain our ability to maintain reliable service levels for organizers and participants, as well as to recruit, train and retain highly skilled personnel. If we fail to effectively manage our growth, our business and operating results could be harmed.

Acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value, strain our resources and impair our operating results, financial conditions and prospects.

Acquisitions have been an important part of our growth to date. We have completed more than 25 acquisitions over the past five years. We intend to continue to seek to acquire and invest in businesses, applications and technologies that we believe could complement or expand our business, augment our market coverage, enhance our technology platform, provide us with valuable customer contacts or otherwise offer growth opportunities.

Acquisitions and investments involve numerous risks and difficulties, including:

•	difficulties in integrating operations, technologies, accounting functions and personnel;

•	difficulties in supporting and transitioning customers of our acquired companies to our technology platform;

•	difficulties in maintaining the security and reliability of acquired applications;

•	delays in strengthening internal controls and risk management policies and procedures;

•	diversion of financial and management resources from existing operations;

•	potential loss of key employees;

•	inability to generate sufficient revenue to offset acquisition or investment costs;

•	assumption of unknown liabilities and claims;

•	potential disputes and litigation;

•	potential diminishment in the value of any acquired brands; and

•	potential write-offs of acquired assets.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted. Such dilution could adversely affect the market price of our stock. Moreover, if we are unable to identify suitable future acquisition candidates, reach agreement with these parties or obtain the financing needed to complete such acquisitions, we could lose market share to competitors who are able to complete such acquisitions. This loss of market share could negatively impact our business, revenue and future growth. If we fail to achieve the anticipated benefits of any acquisitions we have completed or may complete in the future, our business, operating results, financial condition and prospects may be impaired.

Any failure to compete successfully against current or future competitors would materially adversely affect our business and prospects.

The market for technology applications for activity and event organizers is fragmented, competitive and rapidly evolving. Our primary competition comes from traditional registration processing methods used by activity and event organizers, such as paper-based registrations submitted by mail or in person or reservations submitted by telephone. We also face competition from:

•	custom-developed applications created by an organizer’s technical staff or an outside custom service provider;

•

companies that offer generalized functional software that have features and functionality that organizers can use to register participants and manage their activities, such as content or contact management software programs, e-commerce solutions, enterprise resource planning software other products having separate software modules; and

•	companies that offer organizers integrated hosted software solutions in one or more verticals within the activities and events market.

Our competitors may announce new products, services or enhancements that better address changing industry standards or the needs of organizers and participants. In addition, competitors and potential competitors may enter into business combinations or alliances that strengthen their competitive positions. For example, companies who we do not consider to be significant competitors could acquire one or more of the various companies in our fragmented industry and, over a short period of time, become a significant competitor in the markets we service. If any of these competitors were to aggressively price their competing services in our market, we may be required to reduce our prices, which could adversely affect our operating results and financial condition. In addition, it may be difficult to displace a competitor once they have established a relationship with an organizer.

We expect to encounter new and evolving competition as the market becomes aware of the advantages of cloud computing applications for activity and event organizers. For example, social networking companies with a large number of online users could develop competing applications or partner with third parties to do so. Future or existing competitors may introduce different pricing models, and offer users applications at minimal or no cost. In addition, larger, better capitalized companies with greater operational, strategic, financial, personnel, customer or user bases and other resources than we have could also enter our market and attempt to compete with us. If we do not successfully compete with existing and future competitors, our business and prospects will be adversely affected.

Our business may be harmed if we fail to successfully transition certain of our existing customers to ActiveWorks.

We have made a significant investment in developing ActiveWorks, and a majority of our customers are currently being served by our ActiveWorks architecture at varying levels of integration. We are in the process of transitioning to ActiveWorks certain customers who continue to use both our internally developed systems and acquired legacy systems. We are developing the additional features required to complete this transition. In addition, as part of our growth strategy, we expect to continue to inherit legacy systems. We will evaluate these systems to determine, based on their sophistication and compatibility, whether to integrate them into ActiveWorks or to migrate the customers using them to ActiveWorks. This process is time consuming and requires the investment of significant technical and human resources. During this process, we will continue to incur the costs and face the risks and difficulties associated with maintaining multiple legacy systems. During that transition period, we may also experience service interruptions, system failures and security breaches due to the shortcomings of certain of the legacy systems. Further, as we transition legacy systems to ActiveWorks, we may discontinue certain brands associated with those legacy systems and we may encounter resistance from customers who have affinity for these brands. If we fail to complete the transition to ActiveWorks in a cost-effective and timely manner and without service interruptions, system failures, security breaches or resistance from customers, our business may be harmed.

If our computer systems are compromised, we could be subject to fines, damages, litigation and enforcement actions and organizers and participants could curtail or cease using our applications, the occurrence of which would harm our business.

Our computer systems involve the storage and transmission of non-public personal and credit card information provided by our customers and participants. Despite our security measures, our computer systems are vulnerable to computer viruses, break-ins and other attacks that could lead to the unauthorized access, disclosure and use of non-public personal information, including credit card data. The techniques used by criminal elements to attack our computer systems are sophisticated, change frequently and may originate from less regulated and remote areas of the world. As a result, we may not be able to address these techniques proactively or implement adequate preventative measures. In one instance, we became aware of a security breach in one of the legacy computer systems we inherited through one of our acquisitions. This type of breach could potentially result in the unauthorized acquisition and use of credit card data of a number of participants. We promptly isolated the affected computer system, conducted a forensic analysis of this breach, took steps to clean the affected computer system and implemented a remediation plan to prevent any further breach. We cooperated with the federal authorities investigating the criminals who perpetrated the attack. We cannot guarantee that we will be able to prevent a breach of our computer systems in the future. The breach of our computer systems may subject us to fines, damages from claims asserted by payment processors, merchant banks, organizers and participants, litigation and enforcement actions. In addition, if we experience further compromises of our computer systems, payment processors, merchant banks, organizers and participants may lose confidence and cease using our applications, which would harm our business.

We are subject to data privacy laws and regulations as well as contractual privacy obligations, and our failure to comply could subject us to fines and damages and would harm our reputation and business.

We are subject to the data privacy laws and regulations adopted by federal, state and foreign governmental agencies. Data privacy is highly regulated, and may become the subject of additional regulation in the future. Privacy laws restrict our storage, use, processing, disclosure, transfer and protection of non-public personal information, including credit card data, provided to us by our customers and participants. In addition, we are subject to the privacy-related obligations in our contracts with our customers and other third parties (including voluntary third-party certification bodies such as TRUSTe). Any failure by us to comply with applicable privacy laws or regulations, our contractual privacy obligations or our own privacy policies, may result in fines, statutory or contractual damages or litigation or governmental enforcement actions. Additionally, violations of our legal or contractual privacy obligations could cause organizers and participants to lose trust in us, which would harm our reputation and business.

Our technology systems are vulnerable to damage, interruptions or failures, any of which could harm our reputation and business.

Our technology systems rely on computer hardware and communications systems located either in our facilities or at third-party facilities, including our main web-hosting facilities in Burbank, California and Ashburn, Virginia. We do not control the operation of the third-party facilities and must rely on third parties to provide the physical security, facilities management and communications infrastructure services to ensure the reliable and consistent delivery of our solutions to our customers. Our web-hosting technology systems located at our facilities and at third-party facilities are vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunications failures, terrorist attacks and similar unforeseen events. Despite any precautions we may take, the occurrence of a natural disaster or other unexpected problems at one of our facilities or the facilities operated by third parties who house our equipment could result in lengthy interruptions in our services.

We are in the process of implementing procedures designed to allow us to move our production operations over to a backup datacenter in the event of a catastrophe. Although this program is functional, it does not provide a real-time failover in all instances, so if one of our websites shuts down it would remain shut down for a period of time while the transition takes place, and during that time, the website would not be accessible. In addition, the prolonged interruption of service of one or more of our websites that process transactions could result in potentially significant losses.

We carry business interruption insurance but our coverage may not be sufficient to compensate us for the potentially significant losses that may result from prolonged interruptions in our services as a result of system failures.

If credit card payment processors and service providers fail or no longer agree to provide their services or increase processing fees, our customer relationships could be adversely affected and we could lose business and revenue.

We rely on agreements with large payment processing organizations to enable us to provide credit card authorization, data capture, settlement and merchant accounting services, and access to various reporting tools for the customers we serve. Our credit card processors and service providers could terminate their arrangements with us or fail to perform their services efficiently, each of which would adversely affect our relationships with customers and could cause customers to discontinue using our applications. In addition, we cannot guarantee that credit card companies will not increase the transaction fees we incur for each registration we process. If credit card payment processors and service providers fail or no longer agree to provide their services or increase processing fees, our customer relationships could be adversely affected and we could lose business and revenue.

We are subject to the rules and regulations adopted by the card networks, such as Visa, MasterCard and American Express, and if we fail to adhere to their rules and regulations, we would be in breach of our contractual obligations to payment processors and merchant banks, which could subject us to damages and liability and could eventually prevent us from processing or accepting credit cards.

The card networks, such as Visa, MasterCard and American Express, have adopted rules and regulations that apply to all merchants who process and accept credit cards for payment of goods and services. We are obligated to comply with these rules and regulations as part of the contracts we enter into with payment processors and merchant banks. The rules and regulations adopted by the card networks include the Payment Card Industry Data Security Standards, or the PCI DSS. Under the PCI DSS, we are required to adopt and implement internal controls over the use, storage and security of card data to help prevent credit card fraud. We assess our compliance with the PCI DSS on a periodic basis, and make necessary improvements to our internal controls. If we fail to comply with the rules and regulations adopted by the card networks, including the PCI DSS, we would be in breach our contractual obligations to payment processors and merchant banks. Such failure to comply may subject us to fines, penalties, damages and civil liability, and could eventually prevent us from processing or accepting credit cards. Further, there is no guarantee that even if we comply with the rules and regulations adopted by the card networks, we will be able to maintain our compliance. We also cannot guarantee that such compliance will prevent illegal or improper use of our payments systems or the theft, loss or misuse of the credit card data of customers or participants. Any such event would harm our reputation and business.

We face potential liability for the fraudulent activities of organizers and their employees, participants and our employees.

We have potential liability for losses caused by the fraudulent activities of our organizers or their employees. An organizer, or one of an organizer’s employees, could use a stolen or counterfeit credit card or credit card number to record a false sales transaction, or intentionally fail to deliver merchandise, events, activities or services sold in an otherwise valid transaction. We may also face potential liability for credit card fraud by participants who register for an activity or complete a transaction through our applications. A participant could use a stolen credit card or a stolen credit card number in a credit card-not-present transaction, to register for an activity or event or purchase merchandise or services. In a traditional credit card-present transaction, if the merchant uses the credit card, receives authorization for the transaction from the credit card issuing bank and verifies the signature on the back of the credit card against the paper receipt signed by the individual using the credit card, the credit card issuing bank remains liable for any loss. In a fraudulent credit card-not-present transaction, we could be liable to the credit card issuing bank for any loss arising from the transaction, even if we receive authorization for the transaction from the same credit card issuing bank. In addition, we face potential fraud if our employees misappropriate or disclose to others who misappropriate the credit card or other sensitive information of organizers or participants. We have implemented systems and procedures designed to detect and reduce the impact of organizer, participant and employee fraud, but we cannot guarantee that these measures are or will be effective. It is possible that incidents of fraud could increase in the future, and they may remain undetected for extended periods of time if our systems and procedures are not effective. Significant or recurring credit card fraud could adversely affect our business, financial condition and operating results.

We may face significant chargeback liability if our customers refuse or cannot reimburse chargebacks resolved in favor of participants who register through our applications.

We may have potential liability for chargebacks associated with the transactions we process for certain of our organizer customers. If a billing dispute relating to a transaction is not ultimately resolved in favor of the organizer, the disputed transaction is charged back to our bank and credited to the credit card account of the participant. If we or our processing banks are unable to collect the chargeback from the organizer’s account, or if the organizer refuses or is financially unable to reimburse us for the chargeback amount, we bear the risk of loss for the amount of the refund paid to the participant’s credit card account. We have in the past experienced chargebacks related to cancelled and fraudulent events and transactions. Significant or recurring chargeback amounts could adversely affect our business, operating results and financial condition.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing, and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad that are continuously evolving and developing, and that are costly to comply with, can require significant management time and effort and can subject us to claims or other remedies. Existing and future laws and regulations may be adopted, interpreted or implemented in a manner that is inconsistent with our current business practices or that require changes to such practices, our privacy policy, the features and functionality of our applications or the design of our websites. These regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet. If we are not able to comply with these laws and regulations or if we become liable under them, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain practices, which could negatively affect our business, financial condition and results of operations. In addition, the increased attention focused on liability as a result of lawsuits and legislative proposals could harm our reputation or otherwise harm our business.

Our quarterly operating results are volatile, subject to seasonal fluctuations and difficult to predict, all of which may adversely affect our stock price.

Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. For example, we generally experience seasonality due to the greater number of activities and events during the spring and summer months in North America. Other factors that may contribute to the variability of our quarterly and annual results include:

•	our ability to accurately forecast revenue and appropriately plan our operating expenses;

•	our ability to attract new, and increase the engagement and penetration of our existing, activity and event organizers;

•	our ability to increase the number of participants who register for the activities and events offered by our customers using our applications;

•	our ability to control the cost and time required to transition certain customers to ActiveWorks;

•	our ability to maintain and effectively manage an adequate rate of growth;

•	our ability to successfully enter new markets and manage our planned global expansion;

•	our ability to successfully manage and integrate our past and any future acquisitions of businesses, applications or technologies;

•	our ability to limit interruptions in service and prevent the compromise of customer or participant data;

•	the effects of natural or man-made catastrophic events;

•	changes in the laws, regulations and legal standards affecting our business;

•	our ability to keep pace with changes in technology and the offerings by our competitors;

•	our ability to provide a high-quality participant experience through our applications and online communities;

•	our ability to design and implement effective internal controls and processes;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to protect our intellectual property, including our technology platform and our key brands;

•	our ability to control the costs associated with defending intellectual property infringement and other claims by third parties; and

•	the impact of worldwide economic conditions, including the resulting effect on consumer spending.

As a result, we believe that quarterly comparisons of our operating results are not necessarily meaningful and that you should not rely on the results of one quarter as an indication of our future performance. In addition, our operating results may continue to vary significantly from one quarter to the next as part of our normal business cycle, which may adversely affect our stock price.

If we do not continue to enhance and improve our existing applications and successfully introduce new applications, our ability to maintain the pricing of our applications and to attract and retain organizer customers will be harmed.

In the past we have grown our business by improving the functionality and features of our existing applications and introducing new applications to our customers, such as fundraising, real-time event tracking and merchandising for activities and events. If we fail to continue to offer new applications that increase the number of participants who register online for our customers’ activities and events, and improve the ability of our customers to manage their activities and events, we may be unable to maintain the pricing of our applications. We cannot assure you that we will be able to timely and adequately develop additional functions and features or introduce new applications to satisfy the demands of our customers. Further, developing new technologies and applications entails significant technical and business risks. We cannot assure you that any new functions, features or applications will achieve the level of acceptance required for us to generate sufficient revenue to offset our development costs. If we do not continue to enhance and improve the functions and features of our existing applications and successfully introduce new applications, our ability to maintain the pricing of our applications and to attract and retain organizer customers will be harmed.

Activity and event organizers may not widely adopt our applications to manage the important aspects of their activities and events, which would limit our ability to grow our business.

Our ability to grow our business and increase revenue depends on our success in educating activity and event organizers about the potential benefits of our cloud computing applications. Cloud computing applications for organizing and managing important aspects of activities and events are relatively new, and have not been widely adopted by activity and event organizers. Concerns about cost, fraud, privacy, security, reliability and other issues may cause activity and event organizers not to adopt our applications. Moreover, activity and event organizers who have already invested substantial resources in other registration and management systems or methods may be reluctant to adopt a new approach like ours to supplement or replace existing systems or methods. If activity and event organizers do not widely adopt applications such as ours, our ability to grow our business will be limited.

If we fail to expand our customers’ use of our applications, our ability to execute our growth strategy and increase our revenue will be limited.

Many of our organizer customers initially make a purchase of only one or a limited number of our available applications or use our applications for only one or a limited number of their activities or events. Our ability to grow our business and increase revenue is dependent on our ability to further penetrate our existing customers by selling additional applications to them, and by increasing the number of activities and events for which they deploy our applications. If we fail to expand the usage of our applications by our existing customers, our ability to execute our growth strategy and increase our revenue will be limited.

If we are unable to increase the percentage of participants who register through our websites, our ability to grow our business will be impaired.

In addition to expanding and increasing penetration within our organizer customer base, the growth of our business depends on our ability to increase the percentage of participants who elect to register for activities and events through our websites. Our ability to increase the percentage of participants who register through our websites depends on our ability to make our online registration and reservation processes simple, efficient, secure and cost-effective, as well as on our ability to develop applications, such as our online communities, activity and event information and searchable database of events, that encourage participants to use our websites. Our ability to increase participant use of our websites also depends on the ability and willingness of our organizer customers to increase the awareness of our websites to their participants. We cannot control the level of effort that organizers expend or the extent to which any of them will be successful in increasing awareness of our websites among their participants. We may not be able to prevent organizers from devoting greater resources to support other registration methods developed by them or other third parties. If we are unable to increase the percentage of participants who register for activities and events through our websites, our ability to grow our business will be impaired.

We may not be successful in expanding into new business areas within the activity and event registration and management market, which could harm our business and future prospects.

Our long-term strategic plan involves expanding our applications into new business areas within the activity and event registration and management market. We cannot assure you that our efforts to expand our business in this manner will succeed. We also cannot assure you that we will develop any new applications required to successfully compete in these new business areas in a cost-effective or timely manner. The lack of market acceptance of such efforts or our inability to generate satisfactory revenue to offset the development costs could harm our business and limit our future prospects.

The sales cycle for certain of our applications can be long, and we may not recognize revenue until completion of the entire sale, which makes it difficult for us to forecast our operating results.

It can take us between three and nine months to complete a sale to an activity or event organizer, and at times it may take up to one year or longer. The period between our initial contact with a potential customer and the completion of a sale may be relatively long due to several factors, including:

•	many activities and events occur only annually;

•	our need to educate potential customers about the uses, benefits, safety and reliability of our applications;

•	activity and event organizers have budget cycles which can affect the timing of purchases; and

•	some organizers, such as park and recreation department administrators, have lengthy internal approval processes before having the required authority to purchase our applications.

In addition, our customers may demand customization of the applications we provide them. As a result, these sales opportunities may require us to devote greater sales and technical resources, increasing the cost and time required to complete sales. As a result, it is difficult to predict when particular sales will occur or be completed, which adversely impacts our ability to accurately forecast our operating results.

Negative factors affecting the activities and events market have an adverse effect on our business and revenue.

We primarily generate revenue from the registration and reservation fees paid by the participants in the activities and events offered by our organizer customers. As a result, our business is directly affected by factors affecting the activities and events market, including global, national or local consumer trends, adverse weather, security concerns or environmental disasters. Our performance is also subject to economic conditions and their impact on levels of consumer spending, which may remain depressed, or be subject to further deterioration, for the foreseeable future. Some of the factors that have had and may continue to have an adverse impact on discretionary consumer spending include general economic conditions, unemployment, consumer debt, reductions in net worth, disruptions in the residential real estate or mortgage markets, higher taxation, energy prices or interest rates and decreases in consumer confidence and other macroeconomic factors. Because spending for activities is generally considered to be discretionary, declines in consumer spending may have a more negative effect on our business than on those businesses that sell products or services considered to be necessities. Unfavorable changes in the above factors or in other business and economic conditions affecting our activity and event customers and their participants could cause organizers to cancel activities, result in fewer participants using our applications to register for activities, lower our profit margins, cause our activity and event customers to terminate their relationship with us or default on their payment obligations to us, any of which would have a material adverse effect on our financial condition and operating results.

If our customers do not renew their agreements for our applications, our business and operating results will suffer.

We currently generate a majority of our revenue from customers who have entered into contracts with us with terms ranging from three to seven years. However, we have a number of customers with contract terms under three years. Our customers are not obligated to renew their contracts with us. Even if our customers perceive our applications to be of value, budgetary, economic or other competitive pressures may prevent some customers from renewing their contracts. If we are not successful in continuing to renew or extend the terms of our contracts with our existing customers, our business and operating results will suffer.

Our ability to grow our business will be impaired if we do not provide high quality customer support in a timely and cost-effective manner.

Our ability to maintain and increase our customer base and the number of participants who use our applications depends significantly on our ability to provide high quality levels of service and support. Complaints or negative publicity about our service or support could severely diminish confidence in or use of our applications. We spend significant time and resources to hire, train and retain our service and support personnel. In addition, we are required to hire temporary employees each year to provide customer service and support during peak registration seasons. These temporary employees require training and education and take time to reach full productivity. If we are not successful in timely hiring, training and retaining our service and support personnel or otherwise fail to provide high quality service and support to organizers and participants, our ability to grow our business will be impaired.

Our ability to improve our operating margins may be limited by the requirements imposed by our government agency customers.

We acquired the state hunting and fishing business of Automated License System and Central Trust Bank in October 2008 and the campground registration business of ReserveAmerica in January 2009. We currently operate registration services for fishing and hunting licenses in 24 states, and provide registration and management services for campgrounds located in 34 states in the U.S. Our government agency customers often require us to customize our applications and provide additional services to their participants to qualify for these contracts. For example, we are typically required to maintain call centers for these customers to allow participants to register telephonically and receive telephonic customer service and support. We continue to focus on ways to encourage participants to use the self-service features available through our websites, however, each year we are required to hire temporary employees and independent contractors to staff our call centers during peak registration periods. A number of our state customers require us to maintain a physical call center located in their particular state. Additionally, our state customers typically require us to provide third-party audits of our operations. These additional requirements are costly to comply with and add to the complexity of our business. If we are unable to properly manage and control the cost of the additional services required by our government agency customers, our operating margins will suffer and our business and results would be harmed.

We may be unsuccessful in expanding our operations outside of North America, which could negatively impact our growth strategy, revenue and future growth.

Our headquarters are located in the United States. To date, we have operated primarily in North America, and we have limited operations internationally. Expansion outside of North America is an important aspect of our future growth strategy. Our ability to expand outside of North America involves various risks and difficulties, including:

•	incurring significant expenses in advance of generating material revenue as we attempt to establish our presence in international markets;

•	operating in unfamiliar competitive environments;

•	distraction of management and company resources;

•	different participant preferences and participation patterns than those in North America;

•	varied, unfamiliar and unclear legal and regulatory requirements and restrictions;

•	potentially greater susceptibility to fraud and security breaches;

•	pricing controls, legal, political or systemic restrictions on the ability of U.S. companies to compete with foreign competitors or otherwise do business in foreign countries;

•	less extensive adoption of the Internet as a commerce medium or information source and increased restrictions on privacy or the use of customer and participant data;

•	lack of infrastructure to adequately conduct electronic commerce transactions and data storage and management;

•	difficulties in staffing and managing foreign operations;

•	greater difficulty in accounts receivable collection;

•	currency fluctuations or other restrictions on foreign currency; and

•	potential adverse tax consequences.

As a result of these obstacles, we may find it difficult to expand outside of North America or we may be unsuccessful in our attempt to do so, which would negatively impact our growth strategy, revenue and future growth.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our websites are accessible with little or no perceptible load times.

A key element in our continued growth is the ability of organizers and participants to access our websites at all times with little or no perceptible load times. This has become increasingly difficult to achieve as our applications have become more complex and our user traffic has increased. Strains on the capacity of our technology infrastructure caused by growth in the numbers of organizers and participants accessing our websites, new applications and features and overall engagement on our websites, especially at the opening of the registration period for a popular activity, have in the past resulted, and may in the future result in, slower load times or system failures. We have experienced website disruptions, outages and other performance problems due to a variety of factors, including maintaining multiple legacy systems, infrastructure changes, power failure, telecommunication outages, human or software errors and capacity constraints caused by overwhelming numbers of users accessing our websites simultaneously. If our websites are not available when users attempt to access them or do not function as expected, our customers may select another option to organize and manage their activities and events and participants may select alternative means of researching and registering for activities and events, each of which would negatively impact our business.

We expect to continue to make significant investments to upgrade our technology and network infrastructure to handle increased usage and to enable the timely and effective release of new applications. These upgrades and expansions are complex and in the past have resulted, and in the future could result, in website outages or inefficiencies or operational failures. To the extent that we do not effectively address infrastructure challenges, upgrade our systems as needed and continually develop our technology and network architecture, our business and operating results may be harmed.

If Internet search engines’ methodologies are modified or our search result page rankings decline for other reasons, participant engagement in our websites and online communities could decline.

We depend in part on various Internet search engines to direct a significant amount of traffic to our websites. Our ability to maintain the number of potential participants directed to our websites is not entirely within our control. Our competitors’ search engine optimization, or SEO, efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in an attempt to improve search results, which could adversely affect placement of our search result page rankings. If search engine companies revise their search algorithms in ways that are detrimental to new participant growth on our websites or in ways that make it more difficult for organizers or participants to use our websites, or if competitors’ SEO efforts are more successful than ours, the overall growth in the numbers of organizers and participants using our websites could slow, participant engagement could decrease, and we could lose existing participants and become less attractive to existing and prospective organizer customers. Our websites have experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of participants directed to our website would harm our business and operating results.

Our ability to establish, maintain and strengthen our brands in the activities and events market is critical to our growth strategy.

Promoting and maintaining our brands is critical to our efforts to attract and retain our organizer customers and to increase the number of participants who use our applications. We also believe brand recognition is critical to allow us to effectively compete against the growing number of Internet sites and relatively low initial barriers to entry in certain of our markets. If we are unable to establish and maintain our brands, including THE ACTIVE NETWORK, ACTIVE, ACTIVE.COM, ACTIVENET, ACTIVEWORKS, REGONLINE and RESERVEAMERICA, as leaders for online registration and management applications in the activities and events market, our business and prospects would be materially and adversely affected.

We may experience difficulty in developing marketing services that are attractive to advertisers and promoters.

The market for marketing services such as ours is relatively new and rapidly evolving. We cannot be certain this market will continue to grow. Our marketing services customers may determine that it is in their best interest to spend their marketing budgets through other forms of promotional or advertising activities. As a result, if we fail to develop compelling marketing services for advertisers and promoters, our ability to sustain and grow our marketing services business would be adversely affected.

If we fail to maintain and grow our user base of participants and the data we gain access to from such participants, potential advertisers may not utilize our marketing services, which may result in reduced revenue.

We use a wide range of data to expand, refine and target our marketing services on behalf of our customers. We gain access to most of this data from participants as they “opt-in” to receive special offers and other direct marketing opportunities from our marketing services customers and us and the registration process for activities and events using our application services. If we are unable to maintain and grow our user base of participants and the data we gain access to from such participants, potential advertisers may not utilize our marketing services and we may lose significant marketing services revenue.

We might not be able to attract and retain employees, which could impede our ability to grow and successfully generate our business.

Any failure to attract and retain qualified, experienced employees could adversely affect our ability to grow our business. To execute our continuing growth plans, we need to increase the size and maintain the quality of our staff of direct sales and business development representatives and technology development staff. To be successful, we must attract and retain highly qualified sales and other personnel with specialized skill sets focused on the activities and events industry. Competition for qualified and experienced sales and other personnel can be intense, and we might not be successful in attracting and retaining such individuals. We have from time to time experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining a sufficient number of highly skilled employees with appropriate qualifications for our business.

Our business and prospects could be harmed if we lose members of our senior management team.

Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel, particularly David Alberga, our Chairman of the Board and Chief Executive Officer, Matthew Landa, our President and Director, and Scott Mendel, our Chief Financial Officer. Our performance also depends on our ability to retain and motivate other officers and key employees. We do not have long-term employment agreements with the members of our senior management or other key personnel. In addition, we do not maintain key-man insurance on these individuals. The loss of the services of any member of our senior management or other key employee for any reason would harm our business.

If we cannot maintain our corporate culture as we grow and evolve, we could lose the innovation, creativity and teamwork that this culture has fostered.

We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation, creativity and teamwork. Maintaining this corporate culture will become increasingly difficult as we grow and implement the more complex organizational management structures necessary to support our growth and to comply with the requirements imposed on public companies. Failure to maintain and further develop our culture could negatively impact our future success. In addition, our initial public offering could create disparities in wealth among our employees, which could adversely impact relations among employees and our corporate culture in general.

If the protection of our technology platform, domain name, trademarks and other proprietary rights is inadequate, our business would be harmed.

Our commercial success is dependent in part on obtaining, maintaining and enforcing our intellectual property rights. We rely on a combination of trade secret, trademark, copyright, trade dress, domain name and patent laws in the United States and in the other jurisdictions in which we operate, together with confidentiality agreements and technical measures, to protect our intellectual property. We pursue the registration of our trademarks, service marks and domain names in the United States. Our registered trademarks in the United

States include THE ACTIVE NETWORK, ACTIVE, ACTIVE.COM, ACTIVENET, ACTIVEWORKS, REGONLINE and RESERVEAMERICA. As of March 31, 2011, we have been granted two patents by the United States Patent and Trademark Office and have two patent applications pending in the United States. Our patents expire in February 2019 and July 2021, respectively. We rely more heavily on trade secret protection than patents to protect our proprietary technology. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties. In addition, due to the relatively high cost associated with registering all of our copyrights, we generally rely on common-law copyright laws to protect these rights.

The steps we have taken and take in the future to protect our proprietary rights may be inadequate. For example, confidentiality agreements with our employees, licenses, independent contractors and other advisors may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, third parties may independently discover trade secrets and proprietary information, and in such cases, we may not be able to successfully assert trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. If we are unable to obtain, maintain and enforce intellectual property protection covering our technology platform, brands and domain names, others may be able to make, use or sell products that are substantially similar to ours without incurring the sizeable development costs that we have incurred, which would adversely affect our ability to compete.

In addition, the domain names for the websites that we maintain are important to our business. The regulation of domain names in the United States and in foreign countries is unclear and subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we cannot assure you that we will be able to acquire or maintain relevant domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is also unclear. As a result, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our domain names, and trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, results of operations, financial condition and prospects.

Intellectual property claims against us could be costly and could hurt our business, operating results, financial condition and prospects.

We cannot predict whether third parties will assert claims of infringement or other intellectual property claims against us. If we are forced to defend against third party claims, whether they are with or without merit or are determined in our favor, we could face expensive and time consuming litigation, which could distract our technical and management personnel. In the past, we received a notice from a third party alleging that our Internet fundraising program and related website operations infringe patents published by such third party. In the future, we may receive other notices from, or have lawsuits filed against us by, third parties alleging infringement. If an infringement claim is determined against us, we may be required, or deem it advisable, to develop non-infringing intellectual property or enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are required to pay monetary damages or royalties or we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms and on a timely basis, it could significantly harm our business.

In addition, third parties may seek to invalidate our intellectual property. For example, in May 2010, we filed a lawsuit against Electronic Arts Inc. d/b/a EA Sports, in the U.S. District Court, Southern District of California, alleging that the “EA SPORTS Active” and “EA SPORTS Active More Workouts” fitness games and associated website violated our trademark rights. EA Sports filed a counter-claim seeking to invalidate our U.S. trademark registrations for “ACTIVE,” “ACTIVE.COM” and “THE ACTIVE NETWORK.” We filed a preliminary injunction, which was denied in August 2010. The lawsuit is currently in the pre-discovery stage. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of this matter will not have a material adverse effect on our business.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting. We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on our management’s assessment of our internal controls. We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. Although as of March 31, 2011 we have no material weaknesses in our internal controls, we have undertaken significant measures to improve the effectiveness of our internal controls in response to material weaknesses we have had in the past which have been remediated. These measures include strengthening our internal staffing and technical expertise in financial accounting and SEC reporting and developing robust review processes and procedures. We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we or our independent auditors identify. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

Our reserves for state sales taxes may not be sufficient.

Certain states in which we operate impose sales, purchase and use taxes on transactions completed through our applications. At this time, many of our systems do not automatically capture the sales, purchase and use taxes we are required to remit to these states. As a result, we are required to analyze our transactions, and reserve an appropriate amount for the payment of state sales, purchase and use taxes. We regularly review the procedures we use to calculate our sales tax obligations as well as our sales tax reserves, and make adjustments when appropriate. Although we believe that our sales tax reserves are adequate, we may not be fully reserved and it is possible that we may be obligated to pay amounts in excess of our reserves.

We may not be able to realize the tax benefits associated with the net operating losses we have recorded to date.

As of December 31, 2010, we had federal tax net operating loss carry forwards of approximately $102.1 million which will begin to expire in 2019 and state tax net operating loss carry forwards of approximately $76.4 million which begin to expire in 2011. If we do not maintain sufficient profitability prior to the expiration of these net operating loss carry forwards, then we will not be able to fully use such tax attributes to our benefit. Additional limitations on the annual use of these net operating loss carry forwards may also apply due to subsequent issuances of our stock.

Covenants in our debt agreements may restrict our operations, and if we do not effectively manage our business to comply with these covenants, our financial condition could be adversely affected.

Our debt agreements contain various covenants that limit our ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	pay cash dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

In addition, our loan and security agreement with Square 1 Bank requires us to maintain a specified financial ratio. Our ability to meet this financial covenant can be affected by events beyond our control, and we may be unable to meet this test. In addition, our failure to maintain effective internal controls to measure compliance with this financial covenant could affect our ability to take corrective actions on a timely basis, and could result in our being in breach of this covenant. Our debt agreements provide that our breach or failure to satisfy certain covenants constitute an event of default. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding under one or more of our debt agreements to be immediately due and payable. If we are unable to repay those amounts, our financial condition could be adversely affected.

Our cash, cash equivalents and short-term investments are subject to a risk of loss based upon the solvency of the financial institutions in which they are maintained.

We maintain the majority of our cash and cash equivalents in accounts with major financial institutions within the United States, in the form of demand deposits and money market accounts. Our deposits in these institutions may generally exceed the amounts of insurance provided, or deposits may not at all be covered by insurance. If any of these institutions become insolvent, it could substantially harm our financial condition and we may lose some, or all, of such deposits.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly change our reported or expected financial results.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to, revenue recognition, allowances for doubtful accounts, software development costs, stock-based compensation, business combinations, impairment of goodwill, intangible assets and long-lived assets, and accounting for income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported or expected financial performance.

We are currently in the process of transitioning certain of our customers who are using the legacy systems we inherited in our acquisitions to ActiveWorks. Until we complete this transition, we may not be able to compare our key business metrics on a period-to-period basis in a manner consistent with the rest of our business, and as a result, our ability to manage our business could be adversely affected.

We manage our business based in part on key business metrics regarding the total number of customer organizations we serve and the total number of registrations we process during a specific financial period. We are currently in the process of transitioning our customers who are currently using the legacy systems we inherited in our acquisitions to ActiveWorks. Until we complete this transition, participants for certain activities and events will continue registering through these legacy systems. Certain of these legacy systems do not track customers and registrations in a manner consistent with the rest of our business. As a result, we need to use manual processes to accumulate these metrics, which could lead to errors. If we are unable to accurately compare our key business metrics on a period-to-period basis, our ability to manage our business could be adversely affected.

If the estimates and assumptions we use to determine the size of our target market, customer groups or the verticals within customer groups are inaccurate, our future growth rate may be limited and our business would be harmed.

We calculate the size of our target market, customers groups and verticals within customer groups, based on data published by third parties and on assumptions that we have made based on that data. We have not independently verified any third-party information and cannot assure you of its accuracy or completeness. While we believe our market size information is generally reliable, such information is inherently imprecise. In addition, our projections, assumptions and estimates of future opportunities within our target market are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in this risk factors section. If third-party data proves to be inaccurate or we make errors in our assumptions based on that data, our future growth rate may be limited. In addition, these inaccuracies or errors may cause us to misallocate capital and other business resources, which would harm our business.

Risks Relating To This Offering

Our stock price may be volatile and you may lose all or a part of your investment.

The market price of our common stock may be subject to significant fluctuations after our initial public offering. Factors that could affect our stock price include the following:

•	fluctuations in our operating results or the operating results of our competitors;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	changes in the estimates of the future size and growth rate of our markets;

•	changes in accounting principles or changes in interpretations of existing principles, which could affect our financial results;

•	conditions and trends in the markets we serve;

•	changes in general economic, industry and market conditions;

•	success of competitive applications and services;

•	changes in market valuations or earnings of our competitors;

•	changes in our pricing policies or the pricing policies of our competitors;

•	announcements of significant new applications, contracts, acquisitions or strategic alliances by us or our competitors;

•	changes in legislation or regulatory policies, practices or actions;

•	the commencement or outcome of litigation involving our company, our general industry or both;

•	recruitment or departure of key personnel;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	actual or expected sales of our common stock by the holders of our common stock; and

•	the trading volume of our common stock.

In addition, the U.S. and worldwide stock markets in general have experienced significant price and trading volume fluctuations, and the market prices of technology and Internet companies have generally been extremely volatile and have experienced sharp share price and trading volume changes. These broad market fluctuations may adversely affect the trading price of our common stock. You may not receive a positive return on your investment when you sell your shares and may lose the entire amount of your investment.

There has been no prior public market for our common stock, and an active trading market may not develop.

Prior to this offering, there has been no public market for our common stock. The assumed initial public offering price of $17.00 per share has been determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. An active trading market may not develop following completion of this offering or, if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. We cannot assure you that the market price will equal or exceed the initial public offering price. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses, applications or technologies using our shares as consideration.

Our management has broad discretion as to the use of the net proceeds from this offering.

Our management has broad discretion as to the use of the net proceeds that we will receive from this offering. We cannot assure you that our management will apply these funds effectively, nor can we assure you that the net proceeds from this offering will be invested in a manner yielding a favorable return.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we will trade and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee and compensation committee.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We currently intend to invest our future earnings, if any, to fund the development and growth of our business. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, future prospects, restrictions imposed by applicable law, any limitations on payments of dividends present in any debt agreements we may enter into and other factors our Board of Directors may deem relevant. If we do not pay dividends, your ability to achieve a return on your investment in our company will depend on any future appreciation in the market price of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our holders have purchased their common stock.

New investors in our common stock will experience immediate and substantial dilution of approximately $15.44 per share.

The initial public offering price will be substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $15.44 per share in net tangible book value per share of common stock, based on an assumed initial offering price of $17.00 per share. This dilution figure deducts the estimated $13.0 million in underwriting discounts and estimated offering expenses payable by us from our public offering proceeds. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

Our directors, executive officers and significant stockholders will continue to hold a substantial portion of our stock after this offering, which may lead to conflicts of interest with other stockholders over corporate transactions and other corporate matters.

Following the completion of this offering, our directors, executive officers and beneficial holders of 10% or more of our outstanding common stock will beneficially own approximately 52.5% of our outstanding common stock, including warrants and stock options exercisable within 60 days after March 31, 2011. We are not aware of any stockholder or voting agreements or understandings between or among our directors, officers or current beneficial holders of 10% or more of our outstanding common stock which will be in place following our initial public offering. However, these stockholders, acting together, would be able to influence significantly all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or other business combinations. This control could delay, deter or prevent a third party from acquiring or merging with us, which could adversely affect the market price of our common stock.

There may be sales of substantial amounts of our common stock after this offering, which could cause our stock price to fall.

Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Upon the closing of this offering, 52,982,501 shares of common stock will be outstanding, assuming conversion of our preferred stock into shares of common stock, exercise on a cash basis of warrants to purchase 568,901 shares of common stock, no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants after March 31, 2011. All of the shares sold in this offering will be freely tradable, except for shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act, which generally includes officers, directors and 10% or greater stockholders. A significant portion of the shares of our common stock outstanding after this offering will continue to be restricted as a result of securities laws, market stand-off agreements with us or lock-up agreements with our underwriters. The market stand-off and lock-up agreements restrict holders’ ability to transfer their stock for 180 days after the effective date of the registration statement of which this prospectus forms a part. Of the outstanding restricted shares, 59,395 will be available for sale in the public market on the date of this offering, and an additional 41,923,106 shares will be available for sale in the public market beginning 180 days after the date of this prospectus, subject to the requirements of Rule 144. Our underwriters may, however, waive the lock-up period at any time for any stockholder. In considering any request to release shares subject to a lock-up agreement, our underwriters will consider the possible impact of the release of the shares on the trading price of the stock sold in the offering. Our underwriters do not have any present intention or any understandings, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of these lock-up periods. Sales of a substantial number of shares of our common stock within a short period of time after this offering, or after the expiration of applicable lock-up periods, could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

Our future capital needs are uncertain, and we may need to raise additional funds in the future, which may not be available on acceptable terms or at all.

Our capital requirements will depend on many factors, including:

•	acceptance of, and demand for, our applications;

•	the costs of developing new applications or technology;

•	the timing of transitioning our customers to ActiveWorks;

•	the number and timing of acquisitions and other strategic transactions; and

•	the costs associated with the growth of our business.

The proceeds from this offering together with our existing sources of cash and cash flows may not be sufficient to fund all of our activities. Following the offering, we will have sufficient capital to conduct our plan of business for at least the next 12 months. We may need to raise additional funds following such time, and such funds may not be available on reasonable terms, or at all. Furthermore, if we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our applications, execute our business plan, take advantage of future opportunities or respond to competitive pressures or unanticipated customer requirements.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current directors and management team and limit the market price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock and adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions include:

•	dividing our board into three classes, with each class serving a staggered three-year term;

•	prohibiting our stockholders from calling a special meeting of stockholders or acting by written consent;

•

permitting our board to issue additional shares of our preferred stock, with such rights, preferences and privileges as they may designate, including the right to approve an acquisition or other changes in control;

•	establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	providing that our directors may be removed only for cause;

•	providing that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•

requiring the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management team by making it more difficult for stockholders to replace members of our board, which is responsible for appointing the members of our management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. You can identify these statements by words such as “aim,” “anticipate,” “assume,” “believe,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause such differences include, but are not limited to, the risks described under “Risk Factors,” including:

•	our history of significant operating losses;

•	our limited operating history, and new and unproven business model;

•	our ability to accurately forecast revenue and appropriately plan our expenses;

•	our ability to maintain an adequate rate of growth;

•	our ability to effectively manage our growth;

•	our ability to successfully manage our acquisitions and investments in businesses, applications and technologies;

•	our ability to compete successfully against current or future competitors;

•	our ability to successfully transition certain of our existing customers to ActiveWorks;

•	our ability to process, store and use personal data in a safe and secure manner;

•	our ability to comply with data privacy and use laws;

•	our ability to maintain our relationships with credit card payment processors and associations;

•	our ability to limit interruptions in service and damage to our technology systems;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to successfully enter new markets and manage our international expansion;

•	our ability to continue to enhance and improve the functionality and features of our ActiveWorks technology platform;

•	our ability to react to the impact of worldwide economic conditions, including the resulting effect on organizers and participants;

•	our ability to protect our intellectual property, including our proprietary ActiveWorks technology platform;

•	our ability to comply with changes in government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in this prospectus.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission, or SEC, after the date of this prospectus. See “Where You Can Find More Information.”

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our applications and solutions. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus is based on reasonable and sound assumptions, such information is inherently imprecise. In addition, information relating to the number of our customers and event registrations and projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause our results to differ materially from those expressed in the estimates made by third parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds from the sale by us of 8,222,222 shares of common stock in this offering will be approximately $126.8 million, based on an assumed initial public offering price of $17.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the $13.0 million in underwriting discounts and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholders or as a result of the exercise by the underwriters of the overallotment option to purchase 1,650,000 shares of common stock by certain selling stockholders.

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $7.6 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use our net proceeds from this offering to repay outstanding debt under our term loan facilities with various lenders and under our revolving credit facility. As of March 31, 2011, we had $41.2 million outstanding under our various debt facilities. This amount consists of (i) $6.5 million in principal under our loan and security agreement with Square 1 Bank. The loan is scheduled to mature in October 2011 and the security agreement is scheduled to mature in July 2011, and both bear interest at an annual rate of 5.0%; (ii) $27.4 million in principal, including $3.2 million in accrued interest through March 31, 2011 on our loan and security agreements with Escalate Capital I, L.P. and Gold Hill Capital Venture Lending 03, L.P. The loans are scheduled to mature in May 2012 and bear interest at an annual rate of 12.0%; and (iii) $7.9 million in principal and accrued interest consisting of (a) $2.1 million in principal on our loans under our agreement with Pinnacle Financial Partners. These loans are scheduled to mature in 2011 and 2012 and bear interest at an annual rate of 8.26%; (b) $0.2 million in principal on our loan agreement with Bank of Celina. The loan is scheduled to mature in October 2021 and bears interest at an annual rate of 3.5%; (c) $1.0 million in principal on our loan agreement with Automated License Systems. The loan is scheduled to mature in October 2012 and bears interest at an annual rate of 5.0%; (d) $3.0 million in principal and $0.5 million in accrued interest through March 2011 on our loan agreement with ABS Ventures. The loan is scheduled to mature in September 2011 and bears interest at an annual rate of 10.0%; and (e) $1.0 million in principal and $0.1 million in accrued interest through March 2011 on our loan agreement with David Alberga. The loan is scheduled to mature in September 2011 and bears interest at an annual rate of 10.0%.

We intend to use the remaining net proceeds for funding potential acquisitions and for general corporate purposes, including financing our growth, developing additional application services functionality and features, acquiring new customers and funding capital expenditures. We have no commitments with respect to any future acquisitions. Other than the repayment of our debt facilities, we have not yet identified the amounts we plan to spend on each of these areas or the timing of the expenditures. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds in this offering. The amounts that we actually spend for the purposes described above may vary significantly and will depend, in part, on the timing and amount of our future revenue, our future expenses and any future acquisitions that we may propose. Pending these uses, we plan to invest the net proceeds of this offering in short-term, interest bearing, investment-grade securities. We cannot predict whether the proceeds will yield a favorable return.

The principal purposes of this offering are to create a public market for our common stock, to facilitate our future access to the public equity markets and to obtain additional capital.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our earnings, if any, and cash to fund working capital and for general corporate purposes and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations and capital requirements.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2011 on:

•	an actual basis;

•

a pro forma basis after giving effect to (i) the automatic conversion of all shares of our outstanding preferred stock into 34,631,891 shares of common stock as if such conversion were completed on March 31, 2011 and (ii) the exercise on a cash basis of outstanding warrants to purchase an aggregate of 568,901 shares of common stock at a weighted average exercise price of $3.90, which will automatically be exercised or cancelled pursuant to their terms upon completion of the offering; and

•

a pro forma as adjusted basis to reflect (i) the automatic conversion of all shares of our outstanding preferred stock into 34,631,891 shares of common stock as if such conversion were completed on March 31, 2011, (ii) the exercise on a cash basis of outstanding warrants to purchase an aggregate of 568,901 shares of common stock at a weighted average exercise price of $3.90, which will automatically be exercised or cancelled pursuant to their terms upon completion of the offering and (iii) the receipt of the estimated net proceeds from the sale by us of 8,222,222 shares of common stock in this offering at the assumed initial public offering price of $17.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting $9.8 million in underwriting discounts and $3.2 million in estimated offering expenses payable by us.

This table should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2011
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited)
	(In thousands, except share data)
Cash and cash equivalents	$60,831	$63,050	$189,843

Debt, including current portion	41,152	41,152	41,152
Capital lease obligations, including current portion	3,176	3,176	3,176
Convertible preferred stock, $0.001 par value: 146,856,382 shares authorized, 131,372,448 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	21,187	–	–
Redeemable convertible preferred stock, $0.001 par value: 73,248,872 shares authorized and 71,750,622 issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	378,536	–	–
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value: no shares authorized, issued and outstanding, actual and pro forma; 100,000,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	–	–	–
Common stock, $0.001 par value: 65,000,000 shares authorized, actual and pro forma; 11,355,127 shares issued and outstanding actual and 46,535,919 shares issued and outstanding pro forma; 1,000,000,000 shares authorized, pro forma adjusted, 54,758,141 shares issued and outstanding, pro forma as adjusted	11	47	55
Treasury stock (at cost, 1,775,640 shares)	(11,959)	(11,959)	(11,959)
Additional paid-in capital	75,732	477,638	604,423
Accumulated other comprehensive (loss) income	10,317	10,317	10,317
Accumulated deficit	(266,473)	(266,473)	(266,473)

Total stockholders’ equity (deficit)	(192,372)	209,570	336,363

Total capitalization	$251,679	$253,898	$380,691

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $7.6 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Outstanding shares of our common stock reflected in the discussion and table above is based on 44,760,279 shares outstanding (assuming conversion of our preferred stock and exercise of 568,901 warrants outstanding) as of March 31, 2011, and excludes, as of March 31, 2011:

•

13,406,661 shares of our common stock subject to outstanding options at a weighted average exercise price of $3.19, of which 5,181,740 represent shares of our common stock subject to vesting requirements;

•	296,999 shares of our common stock available for future grants or issuance under our 2002 Plan;

•

1,122,000 shares of our common stock available for future grant or issuance under our 2011 ESPP, which will become effective upon the completion of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2012;

•

3,927,000 shares of common stock which will be available for future grant or issuance under our 2011 Plan, which will become effective upon the completion of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2012;

•

287,601 shares of our common stock issuable upon the conversion of outstanding principal and interest under our convertible promissory notes as of March 31, 2011, with a weighted average conversion price of $16.00 per share; and

•

8,050 shares of our common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $60.55, which will terminate 90 days following the completion of this offering.

DILUTION

If you invest in our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering. Our net tangible book value (deficit) at March 31, 2011, was approximately ($46.563) million. Net tangible book value represents the amount of our total assets, less our goodwill and other intangible assets, less our total liabilities. Our pro forma net tangible book value (deficit) at March 31, 2011 was approximately ($44.344) million, or ($0.99) per share of our common stock after giving effect to (i) the automatic conversion of all shares of our outstanding preferred stock into 34,631,891 shares of common stock upon completion of this offering and (ii) the exercise of outstanding warrants to purchase an aggregate of 568,901 shares of common stock at a weighted average exercise price of $3.90, which will automatically be exercised or cancelled pursuant to their terms upon completion of the offering.

After giving effect to the sale by us of 8,222,222 shares of our common stock in this offering at the assumed initial public offering price of $17.00 per share, the midpoint of the estimated price range set forth on the cover of this prospectus, after deducting underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2011, would have been approximately $1.56 per share. This represents an immediate increase in net tangible book value of $2.55 per share to existing stockholders and an immediate dilution of approximately $15.44 per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates the per share dilution to the new investors:

Assumed initial public offering price per share		$17.00
Pro forma net tangible book value per share as of March 31, 2011 before giving effect to this offering	($0.99)
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering.	2.55

Pro forma as adjusted net tangible book value per share after offering		1.56

Dilution per share to new investors in this offering		$15.44

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $7.6 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Dilution is determined by subtracting the pro forma as adjusted net tangible book value per share of common stock after this offering from the assumed initial public offering price per share. If the underwriters exercise their overallotment option to purchase shares of common stock from certain selling stockholders, there will be no impact to the per share dilution amounts set forth in the table above.

The following table compares the assumed initial public offering price of the shares of common stock to the cost to our existing stockholders of shares of common stock that they acquired, or which they have the right to acquire upon conversion of preferred stock or exercise of warrants or outstanding stock options. As the table shows, new investors purchasing shares in this offering (based on an assumed initial public offering price of $17.00 per share, which is the midpoint of the range reflected on the cover page of this prospectus) will pay an average price per share that is substantially higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(In thousands, except share and per share data)
Existing stockholders	44,760,279	84.5%	$417,166	74.9%	$9.32
New investors	8,222,222	15.5	139,778	25.1	17.00

Total	52,982,501	100.0%	$556,944	100.0%	$10.47

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $7.6 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Outstanding shares of our common stock reflected in the discussion and tables above is based on 44,760,279 shares outstanding (assuming conversion of our preferred stock and exercise of 568,901 warrants outstanding) as of March 31, 2011, and excludes, as of March 31, 2011:

•	1,775,640 shares of common stock included in treasury stock;

•

13,406,661 shares of our common stock subject to outstanding options at a weighted average exercise price of $3.19, of which 5,181,740 represent shares of our common stock subject to vesting requirements;

•	296,999 shares of our common stock available for future grants or issuance under our 2002 Plan;

•

1,122,000 shares of our common stock available for future grant or issuance under our 2011 ESPP, which will become effective upon the completion of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2012;

•

3,927,000 shares of common stock which will be available for future grant or issuance under our 2011 Plan, which will become effective upon the completion of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2012;

•

287,601 shares of our common stock issuable upon the conversion of outstanding principal and interest under our convertible promissory notes as of March 31, 2011, with a weighted average conversion price of $16.00 per share; and

•

8,050 shares of our common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $60.55, which will terminate 90 days following the completion of this offering.

Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 41,982,501 shares, or 79.2% of the total number of shares of our common stock outstanding after this offering, and will increase the number of shares held by new investors to 11,000,000 shares, or 20.8% of the total number of shares of our common stock outstanding after this offering. In addition, if the underwriters’ over-allotment option is exercised in full, the number of shares held by the existing stockholders after this offering would be reduced to 76.8% of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors would increase to 12,650,000 shares, or 23.2% of the total number of shares of our common stock outstanding after this offering.

To the extent that any outstanding options are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options under our 2002 Plan as of March 31, 2011 were exercised, then our existing stockholders, including the holders of these options, would own 83.4% and our new investors would own 16.6% of the total number of shares of our common stock outstanding upon the completion of this offering and the sale of shares of common stock by certain selling stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with our consolidated financial statements, the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected consolidated financial data included in this section are not intended to replace the consolidated financial statements and the related notes included elsewhere in this prospectus.

The table below shows selected consolidated financial data. The consolidated statements of operations data for the years ended December 31, 2008, 2009 and 2010 and the consolidated balance sheet data at December 31, 2009 and 2010 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2006 and 2007 and the consolidated balance sheet data at December 31, 2006, 2007 and 2008 are derived from our audited consolidated financial statements not included in this prospectus. The unaudited consolidated statements of operations data for the three months ended March 31, 2010 and 2011, and the unaudited consolidated balance sheet data as of March 31, 2011, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. The results for the first three months of 2011 are not necessarily indicative of results to be expected for the full year 2011 or for any other period.

	Years Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
							(unaudited)
	(In thousands, except per share amounts)
Net revenue:
Technology revenue	$44,545	$78,542	$145,789	$210,483	$237,688	$54,932	$63,108
Marketing services revenue	18,151	23,335	27,407	32,401	41,912	8,290	9,604

Total net revenue	62,696	101,877	173,196	242,884	279,600	63,222	72,712
Cost of net revenue	19,936	41,081	79,681	107,188	121,351	28,054	34,150

Gross profit	42,760	60,796	93,515	135,696	158,249	35,168	38,562
Total operating expenses	51,996	83,822	137,421	167,269	178,764	45,056	47,407

Loss from operations	(9,236)	(23,026)	(43,906)	(31,573)	(20,515)	(9,888)	(8,845)
Interest income (expense), net	1,187	630	(3,296)	(5,043)	(5,288)	(1,286)	(1,254)
Other (expense) income, net	70	234	(268)	1,196	455	(377)	(51)

Loss before taxes	(7,979)	(22,162)	(47,470)	(35,420)	(25,348)	(11,551)	(10,150)
Income tax provision	329	2,606	1,506	2,439	1,924	855	792

Net loss	(8,308)	(24,768)	(48,976)	(37,859)	(27,272)	(12,406)	(10,942)
Accretion of redeemable convertible preferred stock	(3,050)	(8,532)	(15,639)	(25,774)	(28,157)	(6,873)	(7,410)

Net loss attributable to common stockholders	$(11,358)	$(33,300)	$(64,615)	$(63,633)	$(55,429)	$(19,279)	$(18,352)

Net loss per share attributable to common stockholders:
Basic and diluted	$(4.86)	$(8.12)	$(11.68)	$(10.86)	$(7.83)	$(2.97)	$(2.16)

Pro forma (unaudited)(1)					$(0.65)		$(0.25)

Weighted-average shares used to compute net loss per share:
Basic and diluted	2,336	4,103	5,530	5,862	7,080	6,493	8,514

Pro forma weighted-average shares used to compute pro forma net loss per share:
Basic and diluted (unaudited)					41,712		43,146

	Years Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(unaudited)
	(In thousands)
Other Financial and Operational Data:
Adjusted EBITDA(2)	$(3,967)	$(1,965)	$(2,672)	$15,746	$25,120	$1,084	$2,570
Organizations	26.5	35.1	41.5	44.9	47.3	22.1	23.9
Registrations	5,396	12,920	25,074	65,461	70,182	12,921	13,931

(1)	Pro forma net loss per share has been calculated assuming the conversion of all outstanding shares of our preferred stock into shares of our common stock prior to the completion of this offering.
(2)	We define Adjusted EBITDA as net loss, plus: provision for income taxes, other income (expense), net, depreciation and amortization, and stock-based compensation. Please see “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP.

	Years Ended December 31,					March 31,
	2006	2007	2008	2009	2010	2011
						(unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$35,948	$28,166	$33,395	$26,381	$31,441	$60,831
Restricted cash	1,062	—	5,000	5,000	5,000	5,000
Property and equipment, net	3,645	8,208	20,093	26,742	28,181	27,495
Software development costs, net	—	5,092	14,890	27,003	37,013	39,548
Working capital (deficit)	21,272	(2,683)	(17,376)	(38,676)	(57,985)	(64,732)
Total assets	101,215	241,041	325,936	381,871	390,548	440,704
Debt	—	40,857	54,045	48,727	44,403	41,152
Convertible preferred stock	21,187	21,187	21,187	21,187	21,187	21,187
Redeemable convertible preferred stock	79,440	161,603	269,534	343,021	371,126	378,536
Total stockholders’ equity (deficit)	(10,150)	(16,427)	(96,622)	(141,343)	(185,981)	(192,372)

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed in the table above and within this prospectus Adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

We have included Adjusted EBITDA in this prospectus because we seek to manage our business to an improving level of Adjusted EBITDA as a percentage of revenue, and it is a key basis upon which we assess the performance of our operations and management. We also use Adjusted EBITDA for business planning, evaluation of acquisition opportunities and as a measurement to incentivize and compensate our management. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures for capital equipment or certain other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation to our management team or employees;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP financial results.

The following table presents a reconciliation of Adjusted EBITDA for each of the periods indicated:

	Years Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(unaudited)
	(In thousands)
Reconciliation of Adjusted EBITDA to Net Loss:
Net loss	$(8,308)	$(24,768)	$(48,976)	$(37,859)	$(27,272)	$(12,406)	$(10,942)
Interest expense (income), net	(1,187)	(630)	3,296	5,043	5,288	1,286	1,254
Income tax provision	329	2,606	1,506	2,439	1,924	855	792
Depreciation and amortization	4,237	13,088	26,697	36,079	40,287	9,183	10,671
Stock-based compensation	1,032	7,973	14,537	11,240	5,348	1,789	744
Other expense (income), net	(70)	(234)	268	(1,196)	(455)	377	51

Adjusted EBITDA	$(3,967)	$(1,965)	$(2,672)	$15,746	$25,120	$1,084	$2,570

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions, as set forth under “Special Note Regarding Forward-Looking Statements.” Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the following discussion and under “Risk Factors,” “Business” and elsewhere in this prospectus.

Overview

We are the leading provider of organization-based cloud computing applications serving a wide range of customer groups including business events, community activities, outdoors and sports. We provide applications that form an online network connecting a fragmented and diverse group of activity and event organizers with a large base of potential participants. Our proprietary technology platform transforms the way organizers manage their activities and events by automating online registrations and streamlining other critical management functions. As more organizers use our platform, more participants engage in our online communities. This allows us to drive increased registrations and our customers’ revenue and thus, increase our own revenue. This revenue growth enables us to offer enhanced functionality and services through our platform and our websites, further increasing participant engagement and attracting new organizers.

We power a broad range of activities, such as reserving a campsite or tee time, signing up for a marathon or sports league, purchasing a fishing or hunting license, or participating in a community event or corporate conference. From the introduction of our platform in 1999, we have experienced significant growth. During the year ended December 31, 2010, we had over 47,000 customer organizations, which drove over 70 million annual consumer registrations.

We serve a wide range of customers, including community and sports organizations, large corporations, small and medium-sized businesses, educational institutions, government agencies, non-profit organizations and other similar entities. We primarily generate revenue by providing our customers with activity and event management applications through our cloud computing applications. We receive a technology fee for participants who register for our customers’ activities via our technology platform. During the three months ended March 31, 2011, we generated net revenue of $72.7 million, as compared to $63.2 million for the three months ended March 31, 2010, an increase of 15%.

A majority of our customers are currently being served by our ActiveWorks architecture at varying levels of integration. We are in the process of transitioning to ActiveWorks certain customers who continue to use both our internally developed systems and acquired legacy systems. In addition, as part of our growth strategy, we expect to continue to make acquisitions and, thereby, acquire additional legacy systems. We will evaluate these systems to determine, based on their sophistication and compatibility, whether to integrate them into ActiveWorks or to migrate the customers using these systems to ActiveWorks. This process is time consuming and requires the investment of significant technical and human resources. During this process, we expect to continue to incur costs associated with maintaining multiple legacy systems.

In addition, our long-term strategic plan involves expanding our applications into new business areas within the activity and event registration and management market. A lack of market acceptance of such efforts or our inability to generate satisfactory revenue to offset the development costs could have a material adverse effect on our results of operations and future growth prospects. As we establish and expand our operational capabilities internationally, we will incur additional operating expenses and capital-related costs.

Business Model

Technology Revenue. Our technology revenue was 85% of our total revenue for the year ended December 31, 2010 and 87% for the three months ended March 31, 2011. Our technology fee is a percentage of the total registration amount that is paid by a participant at the time of sign up. We refer to the sum of these technology fees during a given period as net registration revenue, since they are the direct result of participant registrations. Net registration revenue was 83% of our technology revenue for the year ended December 31, 2010, and 81% of our technology revenue for the three months ended March 31, 2011.

We establish contracts with organizations to provide them with event and group management solutions that enable participants to register for their activity. During the year ended December 31, 2010, we processed more than 70 million consumer registrations for over 47,000 organizations. Participants typically use a credit card to register for an activity either online or offline, and in the case of some of our large contracts, by using a call center. Upon registration, the consumer is charged for the total event registration fee, including the technology fee, and the funds are remitted to bank accounts that we control. We record revenue for our technology fee and we remit the remaining funds to the organizer. The organizer has the option of absorbing our technology fee and presenting a total event registration fee to the participant, or adding the technology fee as a separate line item in the event registration fee. Pricing for our cloud offerings is based on a portion of the total dollars processed for a registration and typically has a fixed and variable component. A number of our offerings also include a fee for setup, support or hosting. Our technology platform serves the entire spectrum of organizations, from large to small. Our standard contract for our registration customers is three years.

Licensed software, maintenance, hosting and implementation revenue was 17% of our technology revenue for the year ended December 31, 2010 and 19% of our technology revenue for the three months ended March 31, 2011. In previous acquisitions, we acquired licensed software products which includes licensed software, maintenance and services. As the market has become more receptive, we have begun transitioning these customers to our solutions. We anticipate that our licensed software, maintenance and services revenue will continue to decline as a percentage of our overall business. In the future, we anticipate sales in our technology segment will be primarily driven by technology fees from our cloud offerings.

Marketing Services Revenue. Our marketing services revenue was 15% of our total revenue for the year ended December 31, 2010, and 13% for the three months ended March 31, 2011. The marketing services segment works to provide the organizations within our technology segment and their participants with marketing solutions, online communities, membership programs and hosted websites. We group these sales as online services, field marketing and commerce. Online services include online advertising, email marketing and targeted newsletter promotions. We provide field marketing services including event promotions and sponsorships. Our commerce revenue consists of membership programs, training programs and websites. Contracts within our marketing services segment vary in length but are generally less than one year. We obtain customers through direct sales, inside sales and self-setup.

Research and Development Expense. Our research and development expenses are primarily the costs for employees engaged in the development and ongoing maintenance of our offerings and services. Primarily as a result of our acquisitions, we currently maintain numerous solutions that allow us to service customers of various types and sizes. In 2007, we began to develop ActiveWorks while continuing to maintain our existing products. As a result, we have incurred an increase in our research and development expense as well as capitalized software. We review spending on our research and development projects monthly and group the expenses in categories attributable to surviving products, end-of-life products and capitalized software. We expect that as development work is completed on our surviving products we will see a reduction in the research and development expenses attributable to our end-of-life products as well as the related spending associated with capitalized software for new products. For the year ended December 31, 2010, approximately 65% of our research and development expenses were related to surviving products and 35% of research and development expenses were related to end-of-life products. For the year ended December 31, 2010, we capitalized $15.7 million of software development, and for the three months ended March 31, 2011, we capitalized $4.6 million of software development.

Key Factors that Affect Our Business

Macroeconomic Environment. We experienced a slowdown in our business starting in the second half of 2008 due to the global economic downturn. We believe the decline in business and consumer spending coupled with government budget cuts drove a reduction in our organic growth rate. We reacted to this slowdown in early 2009 by reducing our sales headcount which affected our customer acquisition growth rate.

Acquisitions. As a part of our ongoing growth strategy, we have completed a number of acquisitions since 2007. Our growth in 2007 and 2008 was significantly affected by these acquisitions. Between February 2009 and December 2010, there were no acquisitions completed with a purchase price in excess of $2.0 million. In general, we pursue acquisitions for several reasons, such as acquiring a key technology or feature set, gaining access to a new customer group or acquiring domain expertise.

In February 2011, we acquired Fellowship Technologies, Inc. (“Fellowship”), a provider of web based software to religious institutions. The acquisition enables us to strengthen our position as a technology leader and broaden our customer base. The purchase consideration was approximately 1,125,000 shares of our common stock valued at approximately $8.9 million. The results of Fellowship’s operations have been included in the consolidated financial statements since the acquisition date.

Seasonality. Our total revenue experiences seasonality with the three months ended June 30 and the three months ended September 30 having the highest revenue. This seasonality is mainly due to trends in net registration revenue, as many of our larger customers experience peak business activity during the warmer months of the year.

Key Business Metrics

Organizations. We define an organization as a customer who signs a contract with us to provide registration services for an event or a series of events. We calculate this number by including all organizations that generated at least one technology fee in a given time period. If a reporting period crosses multiple time periods within an annual reporting period, an organization is only counted once regardless of the number of quarters during which technology fees were received.

Net Registration Revenue. We calculate our net registration revenue by summing the technology fees generated by our registrations in a given period.

Registrations. We define a registration as when a participant registers one or more people for an event being held by an organization who is using our technology to register that participant. We determine that a registration has taken place when a participant registers one or more people for an activity or an event being held by one of our customers.

	Years Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(unaudited)
	(In thousands)
Organizations(1)	41.5	44.9	47.3	22.1	23.9
Net registration revenue	$102,358	$174,015	$197,575	$45,680	$51,433
Registrations(1)	25,074	65,461	70,182	12,921	13,931

(1)	For more information see “Risk Factors.”

Organizations

Three months ended March 31, 2010 compared to three months ended March 31, 2011. Organizations increased 1,800 or 8%, primarily due to organic growth from sales to new customers.

Year ended December 31, 2009 compared to the year ended December 31, 2010. Organizations increased 2,400 or 5%, which was mostly organic growth. The majority of the organic growth was due to the increased adoption of our platforms.

Year ended December 31, 2008 compared to the year ended December 31, 2009. Organizations increased by 3,400 or 8%, which was primarily due to organic growth. We reduced our sales staff in 2009 as a result of the economic downturn, negatively impacting our organization growth.

Net Registration Revenue and Registrations

Three months ended March 31, 2010 compared to three months ended March 31, 2011. Registrations increased 1.0 million or 8%, primarily due to organic growth from sales to new organizations. The average revenue per registration increased 4% to $3.69, mainly as a result of registration growth in our business events and communities customer groups.

Year ended December 31, 2009 compared to the year ended December 31, 2010. Registrations increased 4.7 million or 7%, which was mostly organic growth. The average revenue per registration increased 6% to $2.82, predominantly as post-recession recovery in the business events customer group led to higher registration revenue.

Year ended December 31, 2008 compared to the year ended December 31, 2009. Registrations increased by 40.4 million or 161% as a result of 13% organic and 148% acquisition growth. We added 18 large state organizations in February 2009 as a result of the acquisition of ReserveAmerica and 23 large state organizations in October 2008 as a result of the acquisitions of certain assets of Automated License System and Central Trust Bank’s hunting and fishing division (“ALS”). The large registration volume generated by the state organizations from these acquisitions helped drive the number of registrations per organization to increase by 141% to 1,457. Revenue per registration decreased 35% to $2.66 as a number of registrations within the new state organizations are offline registrations where our average fee rate is lower than with other customers.

Basis of Presentation

General

The consolidated financial statements include the accounts of The Active Network, Inc. and its wholly owned subsidiaries. All intercompany balances have been eliminated.

Acquisitions that have been accounted for as purchase transactions are included in the consolidated results from their date of purchase.

Revenue

We report our revenue in two segments:

•	Technology

•	Marketing services

The technology revenue segment is primarily composed of net registration revenue, which is made up of the technology fee we charge a participant when they register for one of our organization’s events. The technology fee is recognized as revenue net of the organization registration fee which is collected on behalf of our customer and then remitted back to the organization typically on a two week basis. Net registration revenue is recognized when services are provided, net of estimated rebates and other chargebacks. Technology revenue also includes software licensing, installation, training, maintenance and hosting subscriptions.

The marketing services revenue segment includes online services, field marketing services and commerce. Registrations lead participants to our network of websites and create opportunities for us to sell our online commerce and other marketing services to participants. Our network of websites enable like-minded consumers to engage in our online communities.

Costs and Expenses

Cost of Revenue. Our cost of revenue consists of credit card processing fees for registrations, payroll and related costs including allocated facilities costs, stock-based compensation for employees associated with registration, subscription or software implementation, customer support and onsite event support including travel costs. Costs also include expenses related to our call center operations, amortization of capitalized software development costs and certain acquired intangibles including acquired technology, customer supply costs and internet hosting costs.

Sales and Marketing. Our sales and marketing costs are primarily salaries, benefits, incentive compensation, stock-based compensation and allocated facilities costs for our sales and marketing employees. Costs also include expenses for travel, trade shows and other promotional and marketing activities including direct and online marketing.

Research and Development. Our research and development costs are primarily salaries, benefits, incentive compensation, stock-based compensation and allocated facilities costs for employees and contractors engaged in the development and ongoing maintenance of our products and services.

General and Administrative. Our general and administrative costs are primarily salaries, benefits, incentive compensation, stock-based compensation and allocated facilities costs for employees engaged in support activities including executive, finance, accounting, human resources, legal and internal information technology support. Also included are professional fees and contractor costs for legal and accounting services. Software expenses and travel costs for support employees, taxes, fees and licenses are also included.

Amortization of Intangibles. Intangible assets with finite lives are amortized using a combination of straight-line and accelerated methods based on the expected cash flows from the asset over their estimated useful lives. This includes assets recorded in conjunction with certain acquisitions.

Other Income (Expense), Net. Other income (expense), net consists primarily of the interest income earned on our cash and cash equivalents, interest paid on our debt, foreign exchange gains and losses and other one-time gains and losses.

Provision for Income Taxes. Provision for income taxes consists of federal and state income taxes in the United States and income taxes in certain foreign jurisdictions.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that can have a significant impact on the reported amounts of assets and liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates, assumptions and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. On a regular basis we evaluate our estimates, assumptions and judgments and make changes accordingly. We also discuss our critical accounting estimates with the Audit Committee of our Board of Directors. We believe that the estimates, assumptions and judgments involved in revenue recognition, allowances for doubtful accounts, returns and discounts, software development costs, stock-based compensation, business combinations, impairment of goodwill, intangible assets and long-lived assets, and accounting for income taxes have the greatest potential impact on our Consolidated Financial Statements, so we consider these to be our critical accounting policies.

We discuss below the critical accounting estimates associated with these policies. Historically, our estimates, assumptions and judgments relative to our critical accounting policies have not differed materially from actual results. For further information on our significant accounting policies, see Note 2 to our Consolidated Financial Statements included in this prospectus.

Revenue Recognition

We recognize registration revenue primarily from technology fees and related hosting and implementation services. We also record revenue for marketing services. We recognize revenue when a signed contract or other persuasive evidence of an arrangement exists, the services have been rendered, the fee is fixed or determinable, and collection of the resulting receivable is probable. Our arrangements do not contain general rights of return.

We assess whether the fee is fixed or determinable and collection is probable at the time of the transaction. In determining whether the fee is fixed or determinable, we compare the payment terms of the transaction to our standard payment terms and whether payment is free of contingencies or significant uncertainties. If a significant portion of the fee is considered to have extended payment terms or the fee is subject to adjustment, we account for the fee as not being fixed or determinable and recognize revenue as the payments become due. We assess whether collection is probable based on a number of factors, including the customer’s past transaction history and credit-worthiness. We do not request collateral from our customers. If we determine that collection of a fee is not probable, we defer the fee and recognize revenue at the time collection becomes probable, which is generally upon receipt of cash.

Registration revenue is recognized when received, net of registration fees paid to event organizers. Net registration revenue comprised 59%, 72% and 71% of total net revenue for the years ended December 31, 2008, 2009 and 2010, respectively, and 72% and 71% for the three months ended March 31, 2010 and 2011, respectively.

On January 1, 2011, we adopted the new accounting standard for multiple deliverable revenue arrangements which modifies the fair value requirements by allowing the use of “best estimate of selling price” (“BESP”) in addition to vendor specific objective evidence (“VSOE”) and third-party evidence (“TPE”) for determining the selling price of a deliverable. For arrangements entered into after January 1, 2011, we use our best estimate of selling price for each deliverable in an arrangement when VSOE or TPE of the selling price is not available. As such, the delivered items are separate units of accounting provided: (1) the delivered items has value to the customer on a stand-alone basis; and (2) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered items are considered probable and substantially in our control.

For multiple deliverable revenue arrangements which qualify as separate units of accounting, consideration is allocated to each unit of accounting based on the relative fair value using BESP if VSOE or TPE of the selling price is not available. Due to the unique nature of some of our multiple deliverable revenue arrangements, we may not be able to establish selling prices based on historical stand-alone sales or third-party evidence, therefore, we may determine the selling price for those arrangements using BESP under the new accounting standard. We establish our best estimates within a range of selling prices considering multiple factors including, but not limited to, factors such as customer base, prices charged for similar offerings, pricing strategies and market conditions. We believe the use of the best estimates of selling price allows revenue recognition in a manner consistent with the underlying economics of the transaction. The adoption of this accounting standard did not have a significant impact on our revenue recognition for multiple deliverable revenue arrangements.

If we determine that separate accounting cannot be applied, we defer the revenue for the entire arrangement until all elements have been delivered or recognize revenue for all elements commensurate with the delivery of the other service elements over the term of the arrangement.

Many customers who use our hosting services or license our software also enter into separate professional services and training arrangements with us. In addition, certain of our hosting agreements include up-front payments for implementation of hosting services. In determining whether professional services and implementation revenue should be accounted for separately, we evaluate (among other factors): the nature of the deliverables; whether they are ready for their intended use by the customer upon receipt; the nature of the implementation services; the availability of services from other vendors; whether the timing of payments for license revenue is coincident with performance of services and whether milestones or acceptance criteria exist that affect the realizability of the hosting or software license fee. For up-front and other revenue received for implementation services associated with hosting arrangements, we defer the related revenue and record revenue over the term of the hosting contract since the implementation and hosting do not have stand alone value.

For license and professional services that qualify for separate accounting, such as arrangements that involve off-the-shelf software, the services do not include significant alterations to the features and functionality of the software, the services are primarily comprised of implementation services and fair value exists for the undelivered elements, software revenue is generally recognized when the software is delivered. For license and professional service arrangements that do not qualify for separate accounting, such as arrangements that involve significant modification or customization of the software, arrangements that include milestones or customer specific acceptance criteria, or where payment for the software license is tied to the performance of professional services, software license revenue is generally recognized together with the professional services revenue when services have been rendered. If the total estimated costs to complete a project exceed the total contract amount, indicating a loss, the entire anticipated loss would be recognized currently. A majority of such arrangements are recognized together with the professional services.

First year maintenance is typically sold with the related software license and renewed on an annual basis thereafter. Maintenance revenue is deferred and recognized ratably over the term of the maintenance and support period based on VSOE. We establish VSOE based on the prices when sold separately.

Marketing services revenue consists of online and integrated field marketing campaigns. Our online marketing services include online advertising, e-mail marketing and targeted newsletter promotions. Banner, button and e-mail advertisements are impression-based, with the revenue based on the number of times the advertisement is displayed or delivered over the contract period. Impression-based contract revenue is primarily recognized as the impression is displayed on our web site or delivered by e-mail to the intended addressee. Our field marketing services include event promotions, sponsorships and sample placements and are defined contractually with individual customers. Field marketing revenue is recognized over the term of the contract or when revenue is earned based on the performance of services associated with a series of events.

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If we make different judgments or utilize different estimates for any period, material differences in the amount and timing of revenue recognized could result.

Allowance for Doubtful Accounts

Our allowance for doubtful accounts is based on our review of credit profiles of our customers, contractual terms and conditions, current economic trends and historical payment. We reassess the allowances for doubtful accounts on a monthly basis. Historically, our actual losses and credits have been consistent with these provisions. However, unexpected events or significant future changes in trends could result in a material impact to our future statements of operations and of cash flows. If we made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue or bad debt expense recognized could result. Our allowance for doubtful accounts as a percentage of net revenue was 0.8% and 0.5% in fiscal years 2009 and 2010.

Software Development Costs

We capitalize costs related to software acquired, developed or modified solely to meet our internal use, with no substantive plans to market such software at the time of development, in accordance with authoritative guidance for internal-use software. Such costs are capitalized during the application development stage once preliminary planning activities have been successfully completed and management approves continuation of the project. We amortize these costs on a straight-line basis over the estimated useful life of the related asset, generally over two to five years. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded as research and development on our consolidated statements of operations. Costs incurred for enhancements that are expected to result in additional features or functionality are capitalized and expensed over the estimated useful lives of the enhancements.

Business Combinations

We allocate the purchase price of acquired companies to the tangible and intangible assets acquired, liabilities assumed and as well as to in-process research and development based upon their estimated fair values at the acquisition date. The purchase price allocation process requires our management to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets, support obligations assumed, estimated restructuring liabilities and pre-acquisition contingencies.

Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. The purchase price allocation process requires us to use significant estimates and assumptions, including fair value estimates, as of the business combination date including:

•	estimated fair values of intangible assets acquired from the acquiree;

•	estimated fair values of software license updates and product support obligations assumed from the acquiree;

•	estimated income tax assets and liabilities assumed from the acquiree;

•	estimated value of restructuring liabilities to reorganize the acquiree’s pre-acquisition operations;

•	estimated fair values of stock awards assumed from the acquiree that are included in the purchase price; and

•	estimated fair value of pre-acquisition contingencies assumed from the acquiree.

Impairment of Goodwill, Indefinite-Lived Intangible Assets and Long-Lived Assets

Our goodwill and intangible assets result from our corporate acquisition transactions. Goodwill and intangible assets with indefinite useful lives are not amortized, but are instead tested for impairment at least annually or as circumstances indicate their value may no longer be recoverable. We do not carry any intangible assets with indefinite useful lives other than goodwill. We evaluate our recorded goodwill balances for potential impairment annually by comparing the fair value of each reporting unit to its carrying value, including recorded goodwill. Our annual testing date is October 1. Goodwill impairment testing is a two-step process. For the first step, we screen for impairment, and if any possible impairment exists, we undertake a second step of measuring such impairment by performing discounted cash flow analyses. These analyses are based on cash flow assumptions that are consistent with the plans and estimates being used to manage our business. In the first step, we compare the carrying amount of our reporting units to the “fair value” of the reporting units. An excess carrying value over fair value would indicate that goodwill may be impaired. If we determined that goodwill may be impaired, then we would compare the “implied fair value” of the goodwill. We periodically re-evaluate our business and have determined that we continue to operate in two segments, which we consider our reporting units. If our assumptions change in the future, we may be required to record impairment charges to reduce the carrying value of our goodwill. For our impairment test in 2009, a one percentage point increase in the discount rates used for Technology reporting unit would have resulted in us having to complete the second step of the analysis and could have resulted in an impairment of goodwill. Changes in the valuation of goodwill could materially impact our operating results and financial position.

We evaluate the recoverability of our long-lived assets including amortizable intangible and tangible assets in accordance with authoritative guidance. When events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, we recognize such impairment in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. Our acquired intangible assets with definite useful lives are amortized on a straight line basis over their useful lives, and periodically tested for impairment. We have not recorded any impairment losses to date.

As of March 31, 2011, we had $213.5 million of goodwill, $27.5 million of net property and equipment and $40.4 million of acquired net intangible assets. If our estimates or the related assumptions change in the future, we may be required to record impairment charges to reduce the carrying value of these assets. Changes in the valuation of long-lived assets could materially impact our operating results and financial position.

The results of step one of the Company’s annual goodwill impairment test for October 1, 2010 are as follows (in thousands):

	October 1, 2010
	Technology	Media & Marketing
Fair value of invested capital	$331,300	$81,000
Carrying value of invested capital	238,830	13,819

Excess of fair value over carrying value	$92,470	$67,181

To date, we have no impairments of goodwill, intangibles and long-lived assets.

Income Taxes

On January 1, 2008, we adopted authoritative guidance for accounting for uncertainty in income taxes, which defines the confidence level that a tax position must meet in order to be recognized in the financial statements. Under this guidance, companies are required to adjust their financial statements to reflect only those tax positions that are more likely than not to be sustained based solely on technical merits as of the reporting date. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. There was no change to retained earnings as a result of the adoption.

As part of the process of preparing our Consolidated Financial Statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our current tax exposure under the most recent tax laws. It also involves us making estimates and judgments in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. These temporary differences result in deferred tax assets and liabilities, which are included in our Consolidated Balance Sheets.

We assess the likelihood that we will be able to recover our deferred tax assets and the need for a valuation allowance. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies. We will increase our income tax provision by creating a valuation allowance if we are not able to determine that recovery of our deferred tax assets is more likely than not. Based on the available evidence as of December 31, 2010, we were not able to conclude that realization of our foreign deferred tax assets is more likely than not and we recorded a valuation allowance of $66.5 million.

We were notified in April 2011 that the IRS is beginning an audit of our 2009 tax year. At this time any impact is undetermined.

Stock-Based Compensation

Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, our expected stock price volatility over the expected term of the options, stock option exercise and cancellation behaviors, risk-free interest rates, and expected dividends, which are estimated as follows:

Fair Value of Common Stock

Because our stock is not publicly traded, we estimated the fair value of our common stock as described in “Common Stock Valuation,” below.

Expected Term

As we have limited historical option exercise data, we estimated our expected term based on the average expected term of similar publicly-traded entities.

Volatility

As we do not have a trading history for our common stock, the expected stock price volatility for our common stock was estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of several public companies in the technology industry similar in size, stage of life cycle and financial leverage. We did not rely on implied volatilities of traded options in our industry peers’ common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

Risk-free Rate

The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities comparable to the expected term of the options for each option group.

Dividend Yield

We have never declared or paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future. Therefore, the assumed dividend yield is expected to be zero.

The following table presents the assumptions used to estimate the fair value of options granted during the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Volatility	48.1-50.9%	52.1-53.8%	49.7-51.8%	51.7-51.8%	48.8-49.2%
Expected dividend yield	–	–	–	–	–
Risk-free rate	1.6-3.0%	1.4-2.1%	1.3-2.2%	2.1-2.2%	1.8-2.2%
Expected term (in years)	4.5	4.5	4.7	4.7	4.8

The following table sets forth the total stock-based compensation expense included in the related financial statement line items:

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
	(in thousands)
Cost of net revenue	$70	$128	$111	$26	$16
Sales and marketing	358	765	562	124	187
Research and development	257	597	244	141	118
General and administrative	13,852	9,750	4,431	1,498	423

Total stock-based compensation	$14,537	$11,240	$5,348	$1,789	$744

Common Stock Valuations

For all option grants, the fair value of the common stock underlying the option grants was determined by our Board of Directors, with input from management and consistent with independent appraisals. The board of directors and management intended all options granted to be exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the date of grant. We develop an estimate of the fair value of our common stock in order to assist the board of directors in assigning an exercise price to future stock grants. The common stock valuations were performed in accordance with the guidance set forth in the AICPA Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issues as Compensation. The company utilizes future expectations combined with management judgment as inputs to the valuation model. Many objective and subjective factors, along with significant judgment by our Board of Directors with input from business management, were utilized to determine the fair value of our common stock. Among those factors considered are:

•	the company’s current capital structure, specifically the price, rights and privileges of our preferred stock relative to those of our common stock;

•	both the operating and financial performance of our company;

•	current projections for our company;

•	the likelihood and timing of the potential liquidity events, specifically an initial public offering or a strategic merger or sale of our company;

•	the market performance of comparable public companies;

•	adjustments for the lack of marketability for our common stock; and

•	global market conditions.

Stock options were granted with the following exercise prices between January 2009 and April 2011:

Option Grant Dates	Number of Shares Underlying Options	Exercise Price Per Share	Common Stock Fair Value Per Share on Date of Grant
January 2009(1)	497,474	$1.96	$4.78
January 2009(2)	37,832	4.78	4.78
February 2009(1)	256,000	1.96	4.78
February 2009(2)	10,000	4.78	4.78
April 2009	1,513,251	1.96	1.96
May 2009	45,000	1.96	1.96
September 2009	96,922	1.96	1.96
November 2009	380,500	1.96	1.96
March 2010	1,765,500	1.96	1.96
June 2010	128,000	3.78	3.78
September 2010	348,500	3.84	3.84
November 2010	216,300	4.87	4.87
February 2011	258,000	4.87	7.88
February 2011	10,500	7.88	7.88
March 2011	747,000	7.88	7.88
April 2011(3)	1,485,000	7.88	13.78

(1)	The underlying stock options issued in January and February of 2009 were included in the 8,417,984 options repriced on a one-for-one basis to $1.96 per share in September 2009.
(2)	Employees terminated prior to repricing continued to hold options granted with original exercise price.
(3)	Options issued in March 2011 required stockholder approval to amend our 2002 Stock Option/Stock Issuance Plan to increase the number of shares of common stock issuable. Per the terms of the 2002 Plan, we had 12 months from the date of the grant to receive approval to amend the 2002 Plan. Approval was received on April 13, 2011, the most recent valuation was used for the fair value per share, and this was considered the grant date for accounting purposes.

We utilize the probability weighted expected return method, or PWERM, approach to allocate value to our common shares. The PWERM approach employs various market approach and income approach calculations depending upon the likelihood of various liquidation scenarios. For each of the various scenarios, an equity value is estimated and the rights and preferences for each shareholder class are considered to allocate the equity value to common shares. The common share value is then multiplied by a discount factor reflecting the calculated discount rate and the timing of the event. Lastly, the common share value is multiplied by an estimated probability for each scenario. The probability and timing of each scenario are based upon discussions with our management. Under the PWERM, the value of our common stock is based upon three possible future events for our company:

•	initial public offering (IPO);

•	strategic merger or sale; and

•	remaining a private company.

The market approach uses similar companies or transactions in the marketplace. We utilized the guideline company method of the market approach for determining the fair value of our common stock under the initial public offering scenario. We identified companies similar to our business and used these guideline companies to develop relevant market multiples and ratios. We then applied these market multiples and ratios to our financial forecasts to create an indication of total equity value. Under the strategic merger or sale scenario, the Company utilized the guideline transaction method of the market approach to determine the fair value of the common stock. This method compares the operating results and market value of the equity or invested capital of acquired companies similar to our business. The income approach, which we utilize to assess fair value of the common stock under the remain private scenario, is an estimate of the present value of the future monetary benefits generated by an investment in that asset. Specifically, debt free cash flows and the estimated terminal value are discounted at an appropriate risk-adjusted discount rate to estimate the total invested capital value of the entity.

Our Board of Directors considered the following significant factors in determining the fair value of our common stock at specific grant dates including:

January 2009—February 2009

As of October 2008, our common stock valuation, utilizing the methodology as previously described, was $4.78. The valuation used a risk-adjusted discount of 19.6% and a non-marketability discount of 23.9%. This valuation reflected a 50% probability of IPO, a 25% probability of sale/merger and a 25% probability we would remain private. It was assumed that a liquidity event timing of 13 months. The valuation was conducted in preparation for the 801,306 options granted by our board of directors during this time period.

April 2009—March 2010

By March of 2009, the full impact of the Fall 2008 financial crisis was being felt both by our company as well as the market values of our comparable companies. We performed a common stock valuation as of March 9, 2009 to accurately reflect the significant changes within our company as well as externally. Based upon both internal and external factors, we concluded the value of the company did not change during this 12-month period. Internally, neither our business projections nor the probability of the various liquidation scenarios changed during this time. In addition, we did not complete any material acquisitions or financings that would affect the valuation. Externally, the market continued to be unstable during this time period. Given the market instability in combination with no material internal factors, we concluded that the value of the company during this period remained unchanged. The valuation used a risk-adjusted discount of 20.3%, and a non-marketability discount of 24.6%. At this time, we estimated the time to a liquidity event continued to be 13 months. We weighted the IPO scenario at 50%, sale/merger at 25% and remaining private at 25% based on the economic outlook at that time. The change in common stock valuation from prior period was driven by current financial projections, public company comparables and the recent transactions utilized under the IPO and strategic sale analyses.

April 2010—June 2010

In addition to updating our financial projections to reflect our views on the economic recovery and its positive impact on our business, we re-evaluated our expected time to a liquidity event. The valuation used a risk-adjusted discount of 19.0%, and a non-marketability discount of 23.0%. The time to a liquidity event was increased to 18 months to reflect our best judgment on when such an event might likely occur. In addition, we adjusted our probability weightings of the various scenarios to 40% probability of an IPO, 40% probability of a sale/merger and 20% probability we would remain a private company. Given that the IPO markets continued to be inconsistent, we slightly reduced the probabilities of an IPO as well as remaining private, with an offsetting increase in the probability that our company might be sold or merged. Additionally, the market values our comparable public companies increased significantly and we also refined our guideline company population for continued valuation accuracy under the IPO scenario. We conducted the common stock valuation in preparation for the 128,000 options granted by our board of directors at a strike price of $3.78 during June 2010.

July 2010—September 2010

We updated our financial projections to reflect our most current views on the economic recovery and its impact on our business. Most importantly, we re-evaluated our expected time to a liquidity event and the probabilities of the various scenarios. The valuation used a risk-adjusted discount of 18.4%, and a non-marketability discount of 23.8%. The time to a liquidity event was adjusted to 15 months to reflect our best judgment on when such an event might likely occur. We maintained our probability weightings of the various scenarios at 40% probability of an IPO, 40% probability of a sale/merger and 20% probability we would remain a private company. Given that the IPO markets continued to be inconsistent, we did not believe that the probability of an IPO was increasing as of this valuation date. We conducted the common stock valuation in preparation for the 348,500 options granted by our board of directors at a strike price of $3.84 during September 2010.

October 2010—February 2011

We updated our financial projections to reflect our most current views on the economic recovery and its impact on our business. Most importantly, we re-evaluated our expected time to a liquidity event and the probabilities of the various scenarios. The valuation used a risk-adjusted discount of 18.4%, and a non-marketability discount of 22.6%. The time to a liquidity event was adjusted to 12 months to reflect our best judgment on when such an event might likely occur. As management became more confident that the IPO markets were strengthening, we adjusted our probability weightings of the various scenarios to 50% probability of an IPO, 35% probability of a sale/merger and 15% probability we would remain a private company. We conducted the common stock valuation in preparation for the 474,300 options granted by our board of directors at a strike price of $4.87 from November 2010 through February 15, 2011. We retrospectively reviewed the fair value of options to purchase 258,000 shares of common stock granted in February 2011 for financial reporting purposes. As a result of this analysis, we concluded that the reassessed fair value of these stock options was $7.88, thus exceeding the $4.87 exercise price of these options for accounting purposes. The assumptions utilized in the analysis are discussed in the subsequent paragraph.

February 2011—March 2011

We updated our financial projections to reflect our most current views on the economic recovery and its impact on our business. Most importantly, we reevaluated our expected time to a liquidity event and the probabilities of the various scenarios. The valuation used a risk-adjusted discount of 18.6%, and a non-marketability discount of 23.2%. The time to a liquidity event was adjusted to nine months to reflect our best judgment on when such an event might likely occur. As management became more confident that the initial public offering markets were strengthening, we adjusted our probability weightings of the various scenarios to 70% probability of an initial public offering, 20% probability of a sale or merger and 10% probability we would remain a private company. We conducted the common stock valuation in preparation for the 2,242,500 options granted by our board of directors at a strike price of $7.88 during February and March 2011. We conducted the common stock valuation in preparation for the 1,015,500 options granted with a fair market value for accounting purposes of $7.88 between February and March 15, 2011.

April 2011

We conducted a common stock valuation in preparation for the 1,485,000 options granted with a fair market value for accounting purposes of $13.78 on April 13th and 14th, 2011.

As part of determining this valuation, we updated our financial projections to reflect our current operating results and our current views on the economic recovery and its impact on our business. We also evaluated our expected time to a liquidity event and considered the probabilities of alternative scenarios. This evaluation included numerous discussions with underwriters. Our valuation used a risk-adjusted discount of 17.5%, and a nonmarketability discount of 17.5%. The time to a liquidity event was adjusted from nine to three months to reflect our best judgment on when such an event might likely occur. We adjusted our probability weightings of the various scenarios to 75% probability of an initial public offering, 20% probability of a sale or merger and 5% probability we would remain a private company.

In addition, for purposes of calculating our valuation in an initial public offering scenario, we adjusted the percentile in which we targeted our valuation amongst our comparable group from the 25th percentile to the 37.5th percentile. This change resulted in an approximately 36% increase in the multiples used to value our common stock in an initial public offering scenario, as the more highly valued companies in our comparable group generally have been valued using higher multiples of their operating results. This change was supported by our March 31, 2011 financial results, which reflected approximately 15% revenue growth over the first quarter of 2010, and further demonstrated our ability to achieve our financial projections and continue to increase revenue through organic growth. The change was further supported by the strengthening of the overall economy and more specifically, the market for initial public offerings, as 17 initial public offerings were completed in April, as opposed to an average of approximately nine initial public offerings being completed per month during the first three months of 2011. We believe that in a strong initial public offering market, newly public companies receive a lower discount relative to the mature public companies in a comparable group. Additional factors that contributed to an increase in our valuation in an initial public offering scenario include our continued strong financial performance, an increase in the performance of our comparable group during the quarter ended March 31, 2011, and the perceived reduction of business risk in our operating plan resulting from progress made during the first quarter.

All of the changes discussed above, when combined resulted in a determination that the fair market value of our common stock in an initial public offering scenario was $17.56 per share, an increase from the $10.98 determined in our prior valuation. The change in percentile in which we target our valuation amongst our comparable group was the largest single driver of the increase in the fair market value of our stock price, resulting in approximately half of the overall increase in value per share.

Stock Option Repricing

In September 2009, our Board of Directors approved a common stock repricing whereby previously granted and unexercised options held by current employees with exercise prices above $1.96 per share were repriced on a one-for-one basis to $1.96 per share with no modification to the vesting schedule of the previously issued options.

We treated the repricing as a modification of the original awards and calculated additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing resulted in an incremental stock-based compensation expense of $4.8 million. Expense related to vested shares was expensed on the repricing date and expense related to unvested shares is being amortized over the remaining vesting period of such stock options. The assumption used to estimate the fair value of the original awards immediately before the modification and the fair value of the modified awards required significant judgment.

We recognize that the value of our stock changes between valuations and as such, consider other factors when determining the fair value of our stock for the purposes of determining stock compensation expense. Sales of our common stock or our convertible preferred stock can be strong indicators of the value of our stock, but do not necessarily determine the value. We consider the volume of shares sold in the transaction, the circumstances of the sale and the sophistication and independence of the buyer and the value of the preferential rights associated with a class of convertible preferred stock sold in order to determine whether or not the sale indicates a new fair value of our common stock. Additionally, we consider any significant events that may have impacted our value, such as launch of a new product, signing a significant new customer, significant change in management team, etc. There were no significant transactions involving our common stock or convertible preferred stock during the year ended December 31, 2010.

Results of Operations

The following tables set forth our results of operations for the periods presented and as a percentage of our revenue for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Years Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
	(In thousands)
Net revenue	$173,196	$242,884	$279,600	$63,222	$72,712
Cost of net revenue (1)	79,681	107,188	121,351	28,054	34,150

Gross profit	93,515	135,696	158,249	35,168	38,562
Operating expenses:
Sales and marketing (1)	48,739	50,556	59,106	14,643	16,940
Research and development (1)	31,997	58,767	61,107	15,042	16,176
General and administrative (1)	42,865	39,455	42,404	11,324	10,588
Amortization of intangibles	13,820	18,491	16,147	4,047	3,703

Total operating expenses	137,421	167,269	178,764	45,056	47,407

Loss from operations	(43,906)	(31,573)	(20,515)	(9,888)	(8,845)
Interest income	1,695	194	150	28	30
Interest expense	(4,991)	(5,237)	(5,438)	(1,314)	(1,284)
Other (expense) income, net	(268)	1,196	455	(377)	(51)

Loss before income taxes	(47,470)	(35,420)	(25,348)	(11,551)	(10,150)
Income tax provision	1,506	2,439	1,924	855	792

Net loss	(48,976)	(37,859)	(27,272)	(12,406)	(10,942)
Accretion of redeemable convertible preferred	(15,639)	(25,774)	(28,157)	(6,873)	(7,410)

Net loss attributable to common stockholders	$(64,615)	$(63,633)	$(55,429)	$(19,279)	$(18,352)

(1) Stock-based compensation included in the above line items:
Cost of net revenue	$70	$128	$111	$26	$16
Sales and marketing	358	765	562	124	187
Research and development	257	597	244	141	118
General and administrative	13,852	9,750	4,431	1,498	423

Total	$14,537	$11,240	$5,348	$1,789	$744

	Years Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(As a percentage of net revenue)

Net revenue	100%	100%	100%	100%	100%
Cost of net revenue	46	44	43	44	47

Gross profit	54	56	57	56	53
Operating expenses:
Sales and marketing	28	21	21	23	23
Research and development	18	24	22	24	22
General and administrative	25	16	15	18	15
Amortization of intangibles	8	8	6	6	5

Total operating expenses	79	69	64	71	65
Loss from operations	(25)	(13)	(7)	(16)	(12)
Interest income	1	–	–	–	–
Interest expense	(3)	(2)	(2)	(2)	(2)
Other (expense) income, net	–	–	–	(1)	–

Loss before income taxes	(27)	(15)	(9)	(18)	(14)
Income tax provision	1	1	1	1	1

Net loss	(28%)	(16%)	(10%)	(20%)	(15%)

Three Months Ended March 31, 2010 and 2011

Net Revenue

	Three Months Ended March 31,
	2010	2011	% Change
	(unaudited)
	(In thousands)
Net revenue:
Technology revenue	$54,932	$63,108	15%
Marketing services revenue	8,290	9,604	16%

Net revenue	$63,222	$72,712	15%

Total net revenue increased $9.5 million, or 15% from 2010 to 2011.

Technology revenue. Net registration revenue increased $5.8 million, or 13%. The increase was primarily due to an 8% growth in registrations and a 4% growth in revenue per registration as a result of a product mix shift. Software revenue increased $2.4 million, or 26%, as a result of higher license, maintenance and implementation revenue. In total, technology revenue increased $8.2 million, or 15%.

Marketing services revenue. Revenue increased $1.3 million, or 16%, resulting mainly from growth in field marketing services and online marketing services.

Costs and Expenses

Employee related expenses. Headcount and its related expenses make up a significant portion of our total expenses. We define employee related expenses as salaries, fringe benefits, facilities costs, employee travel, commissions, bonuses and other employee expenses.

Cost of Net Revenue

	Three Months Ended March 31,
	2010	2011	% Change
	(unaudited)
	(Dollars in thousands)
Cost of net revenue	$28,054	$34,150	22%
Headcount (at period end)	1,299	1,267	(2%)

Cost of net revenue increased $6.1 million, or 22%. The increase was primarily due to an increase of $1.9 million in credit card fees directly attributable to the increase in net registration revenue, $1.1 million in higher employee related costs to support the increase in revenue and $2.4 million of higher depreciation on the software that was capitalized in earlier periods. Headcount declined 2% even though employee-related costs increased. This was due to reduced headcount of lower compensated call center employees resulting from efficiencies in our call center operations, offset by additional headcount of higher compensated IT and implementation support employees to support the revenue growth.

Sales and Marketing

	Three Months Ended March 31,
	2010	2011	% Change
	(unaudited)
	(Dollars in thousands)
Sales and marketing	$14,643	$16,940	16%
Headcount (at period end)	429	478	11%

Sales and marketing expense increased $2.3 million, or 16%. The increase was primarily due to a $2.2 million increase in employee related costs, which resulted from an 11% increase in headcount as we reinvested in our sales staff to facilitate future business growth.

Research and Development

	Three Months Ended March 31,
	2010	2011	% Change
	(unaudited)
	(Dollars in thousands)
Research and development	$15,042	$16,176	8%
Headcount (at period end)	766	869	13%

Research and development expense increased $1.1 million, or 8%. The increase was primarily due to a $2.3 million increase in employee related costs which resulted from a 13% increase in headcount made for continued development of ActiveWorks and to implement new large state customers. The increase in employee related costs was mainly offset by $0.3 million in additional capitalized software, a $0.4 million decline in expenses for contractors and a $0.3 million decline in depreciation expense.

General and Administrative

	Three Months Ended March 31,
	2010	2011	% Change
	(unaudited)
	(Dollars in thousands)
General and administrative	$11,324	$10,588	(6%)
Headcount (at period end)	209	257	23%

Our general and administrative expenses decreased $0.7 million, or 6%. The decrease was mainly due to a $1.1 million decline in stock based compensation expenses offset by a net increase of $0.4 million in other general costs to support the business. Headcount increased 23%, resulting in higher salaries which were offset by lower other employee costs.

Amortization of Intangibles

	Three Months Ended March 31,
	2010	2011	% Change
	(unaudited)
	(In thousands)
Amortization of Intangibles	$4,047	$3,703	(9%)

Amortization of intangibles decreased $0.3 million, or 9%. Intangibles are amortized over their expected life. Amortization expense on acquisitions completed prior to 2009 decreased as useful lives on certain intangibles were met. This was slightly offset by higher amortization expense on acquisitions completed since 2009.

Interest and Other Income (Expense), Net

	Three Months Ended March 31,
	2010	2011	% Change
	(unaudited)
	(In thousands)
Interest income	$28	$30	7%
Interest expense	(1,314)	(1,284)	(2%	)
Other income (expense), net	(377)	(51)	(86%	)

Interest and other income (expense), net	$(1,663)	$(1,305)	(22%	)

Interest income increased 7% due to a higher average cash balance. Interest expense declined 2% due to a lower average debt balance. Other income (expense), net increased $0.3 million primarily due to a foreign exchange loss in 2010.

Income Taxes

	Three Months Ended March 31,
	2010	2011	% Change
	(unaudited)
	(In thousands)
Income tax expense	$855	$792	(7%)

Income tax expense declined $0.1 million or 7%. The overall provision is primarily the result of an increase in our deferred tax liabilities from the amortization of tax deductible goodwill.

Years Ended December 31, 2008, 2009 and 2010

Net Revenue

	Years Ended December 31,			% Change
	2008	2009	2010	2008 to 2009	2009 to 2010
	(In thousands)
Net revenue:
Technology revenue	$145,789	$210,483	$237,688	44%	13%
Marketing services revenue	27,407	32,401	41,912	18%	29%

Net revenue	$173,196	$242,884	$279,600	40%	15%

2009 compared to 2010. Total net revenue increased $36.7 million, or 15% from 2009 to 2010.

Technology revenue. Net registration revenue increased $23.6 million, or 14%. The increase was primarily due to a 7% growth in registrations and a 6% growth in revenue per registration. Overall growth was negatively impacted by the oil spill in the Gulf of Mexico in April 2010 and the continued economic downturn. We have a number of large organizations that operate in the Gulf of Mexico and consumer registrations were down in the region as a result of the oil spill. Software revenue increased $3.6 million, or 10%, as a result of higher maintenance and implementation revenue. In total, technology revenue increased $27.2 million, or 13%.

Marketing services revenue. Revenue increased $9.5 million, or 29%, as a result of higher adoption rates within our commerce programs, and growth in online media and promotions.

2008 compared to 2009. Total net revenue increased $69.7 million, or 40% from 2008 to 2009.

Technology revenue. Net registration revenue increased $71.7 million, or 70%. The increase was primarily due to a 161% growth in registrations, both organic and from acquisitions. Licensed software and services revenue decreased $7.0 million or 16%, as a result of the economic downturn, and also as many of our target municipal and state agencies shifted from licensed software to our cloud based registration offerings.

Marketing services revenue. Marketing services revenue increased $5.0 million, or 18%, driven by higher adoption rates within our membership programs and an increase in online services revenue.

Costs and Expenses

Employee related expenses. Headcount and its related expenses make up a significant portion of our total expenses. We define employee related expenses as salaries, fringe benefits, facilities costs, employee travel, commissions, bonuses and other employee expenses.

Cost of Net Revenue

	Years Ended December 31,			% Change
	2008	2009	2010	2008 to 2009	2009 to 2010
	(Dollars in thousands)
Cost of net revenue	$79,681	$107,188	$121,351	35%	13%
Headcount (at period end)	881	1,147	1,122	30%	(2%)

2009 compared to 2010. Cost of net revenue increased $14.2 million, or 13% from 2009 to 2010. The increase was primarily due to an increase of $5.7 million in credit card fees directly attributable to the increase in net registration revenue, $1.7 million in higher web hosting expenses given the higher registration volume and $5.4 million of higher depreciation on the software that was capitalized in earlier periods.

2008 compared to 2009. Cost of net revenue increased $27.5 million, or 35% primarily due to $12.0 million of higher employee related expenses to support the higher revenue. Cost of net revenue also increased due to a $7.4 million increase in credit card fees related to the higher net registration revenue, $2.5 million in higher customer supply costs, a $2.1 million increase in web hosting expense and other general support costs given higher revenue. Cost of net revenue as a percentage of total revenue decreased from 46% in 2008 to 44% in 2009, as a result of acquisition integration savings and continued focus on operating efficiencies.

Sales and Marketing

	Years Ended December 31,			% Change
	2008	2009	2010	2008 to 2009	2009 to 2010
	(Dollars in thousands)
Sales and marketing	$48,739	$50,556	$59,106	4%	17%
Headcount (at period end)	442	405	435	(8%)	7%

2009 compared to 2010. Sales and marketing expense increased $8.6 million, or 17% from 2009 to 2010. The increase was primarily due to a $6.9 million increase in employee related costs, which resulted from a 7% increase in headcount as we reinvested in our sales staff to facilitate future business growth. The remaining increases included $0.8 million for additional marketing, $0.6 million for contractors and $0.7 million for higher depreciation.

2008 compared to 2009. Sales and Marketing expense increased $1.8 million, or 4%. The slower growth in sales and marketing expenses was due mainly to our cost savings efforts, including an 8% decline in headcount on a year-over-year basis, as a result of the economic downturn. The decline in headcount partially offset our employee related costs, limiting the increase to $1.1 million. The remaining increase was related to $0.4 million of additional depreciation and $0.4 million of stock-based compensation.

Research and Development

	Years Ended December 31,			% Change
	2008	2009	2010	2008 to 2009	2009 to 2010
	(Dollars in thousands)
Research and development	$31,997	$58,767	$61,107	84%	4%
Headcount (at period end)	581	819	856	41%	5%

2009 compared to 2010. Research and development expense increased $2.3 million, or 4% from 2009 to 2010. The increase was primarily due to a $4.6 million increase in employee related costs which resulted from a 5% increase in headcount made for continued development of ActiveWorks and to implement new large state customers. The increase in employee related costs was offset by $1.1 million in additional capitalized software and a $0.6 million decline in expenses for contractors.

2008 compared to 2009. Research and development expense increased $26.8 million, or 84%. The increase was due to a $26.0 million increase in employee related costs, a $2.5 million increase in depreciation, a $2.3 million increase in contractor expense, partially offset by $4.0 million in additional capitalized software. The increase in employee related costs and contractors is to support the build out of ActiveWorks and software for new contracts and infrastructure to support our growing customer base. Headcount increased 41% overall, including an increase of 37% in our research and development headcount in China.

General and Administrative

	Years Ended December 31,			% Change
	2008	2009	2010	2008 to 2009	2009 to 2010
	(Dollars in thousands)
General and administrative	$42,865	$39,455	$42,404	(8%)	7%
Headcount (at period end)	154	171	223	11%	30%

2009 compared to 2010. Our general and administrative expenses increased $2.9 million, or 7%, from 2009 to 2010. The increase was due to $4.1 million of additional employee related costs to support the growing business, a $1.3 million increase in contractor fees as we work to build out, automate and streamline internal processes, a $2.8 million of other additional costs to support the business, and was offset by a $5.3 million decrease in stock-based compensation expenses.

2008 compared to 2009. General and administrative expense decreased $3.4 million, or 8%, due to a $4.1 million decrease in stock-based compensation expense offset by $1.5 million in higher employee related costs with a headcount increase of 11%.

Amortization of Intangibles

	Years Ended December 31,			% Change
	2008	2009	2010	2008 to 2009	2009 to 2010
	(In thousands)
Amortization of intangibles	$13,820	$18,491	$16,147	34%	(13%)

2009 compared to 2010. Amortization of intangibles decreased $2.3 million, or 13%, from 2009 to 2010. Intangibles are amortized over their expected life. Amortization expense on acquisitions completed prior to 2009 decreased as useful lives on certain intangibles were met. This was slightly offset by higher amortization expense on acquisitions completed since 2009.

2008 compared to 2009. Amortization of intangibles for the year ended December 31, 2009 was $18.5 million compared to $13.8 million for the year ended December 31, 2008, an increase of $4.7 million. The increase was primarily related to the Automated License Systems (“ALS”) acquisition in October of 2008 and the acquisition of ReserveAmerica in January 2009.

Interest and Other Income (Expense), Net

	Years Ended December 31,			% Change
	2008	2009	2010	2008 to 2009	2009 to 2010
	(In thousands)
Interest income	$1,695	$194	$150	(89%)	(23%)
Interest expense	(4,991)	(5,237)	(5,438)	5%	4%
Other income (expense), net	(268)	1,196	455	–	(62%)

Interest and other income (expense), net	$(3,564)	$(3,847)	$(4,833)	8%	26%

2009 compared to 2010. Interest income for the year ended December 31, 2010 was $0.2 million compared to $0.2 million for the year ended December 31, 2009, a decrease of less than $0.1 million. The decrease was due to a lower average cash balance. Interest expense for the year ended December 31, 2010 was $5.4 million compared to $5.2 million for the year ended December 31, 2009, an increase of $0.2 million. The increase was due to higher interest rates in 2010. Other income, net for the year ended December 31, 2010 was $0.5 million compared to $1.2 million for the year ended December 31, 2009, a decrease of $0.7 million. The decrease was primarily due to an acquisition gain.

2008 compared to 2009. Interest income for the year ended December 31, 2009 was $0.2 million compared to $1.7 million for the year ended December 31, 2008, a decrease of $1.5 million. The decrease was due to lower average cash balances and lower interest rates. Interest expense for the year ended December 31, 2009 was $5.2 million compared to $5.0 million for the year ended December 31, 2008, an increase of $0.2 million. The increase was primarily due to a full year of interest expense on the debt assumed in the October acquisition as well as interest on the convertible notes. Other income, net for the year ended December 31, 2009 was $1.2 million income compared to $0.3 million of expense for the year ended December 31, 2008, an increase of $1.5 million. The increase was related to an acquisition gain.

Income Taxes

	Years Ended December 31,			% Change
	2008	2009	2010	2008 to 2009	2009 to 2010
	(In thousands)
Income tax expense	$1,506	$2,439	$1,924	62%	(21%)

2009 compared to 2010. Income taxes for the year ended December 31, 2010 were $1.9 million compared to $2.4 million for the year ended December 31, 2009. The overall provision in 2009 and 2010 is primarily the result of an increase in our deferred tax liabilities from the amortization of tax deductible goodwill. Included in income tax expense for the year ended December 31, 2010 is a $892,000 tax benefit related to the correction of an error to the tax treatment of deferred tax liabilities for the year ending December 31, 2009. See footnote 19 for further details.

2008 compared to 2009. Income taxes for the year ended December 31, 2009 were $2.4 million compared to $1.5 million for the year ended December 31, 2008, an increase of $0.9 million. The increase was primarily the result of an increase in our federal and state deferred tax liabilities and valuation allowance from the amortization of tax deductible goodwill.

Quarterly Results of Operations Data

The following tables set forth our unaudited quarterly consolidated statements of operations data and our unaudited statements of operations data as a percentage of revenue for each of the nine quarters in the period ended March 31, 2011. We have prepared the quarterly data on a consistent basis with the audited consolidated financial statements included in this prospectus, and the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period. Our business is affected by seasonal trends. Specifically, both Net Revenue and Cost of Net Revenue follow our normal seasonality with the three months ending June 30 and the three months ending September 30 having the highest volumes of both Net Revenue and Cost of Net Revenue. Operating Expenses are not typically impacted by seasonality.

	Three Months Ended
	Mar 31, 2009	Jun 30, 2009	Sep 30, 2009	Dec 31, 2009	Mar 31, 2010	Jun 30, 2010	Sep 30, 2010	Dec 31, 2010	Mar 31, 2011
	(In thousands)
Net revenue	$50,846	$71,891	$65,775	$54,372	$63,222	$81,662	$73,093	$61,623	$72,712
Cost of net revenue (1)	24,223	30,229	27,910	24,826	28,054	34,066	31,124	28,107	34,150

Gross profit	26,623	41,662	37,865	29,546	35,168	47,596	41,969	33,516	38,562
Operating expenses:
Sales and marketing (1)	13,374	12,832	12,214	12,136	14,643	15,115	15,041	14,307	16,940
Research and development (1)	14,185	14,706	14,370	15,506	15,042	16,310	15,048	14,707	16,176
General and administrative (1)	7,635	10,455	11,799	9,566	11,324	11,533	10,101	9,446	10,588
Amortization of intangibles	4,307	4,735	4,686	4,763	4,047	4,073	4,029	3,998	3,703

Total operating expenses	39,501	42,728	43,069	41,971	45,056	47,031	44,219	42,458	47,407
Income (loss) from operations	(12,878)	(1,066)	(5,204)	(12,425)	(9,888)	565	(2,250)	(8,942)	(8,845)
Interest expense, net	(1,343)	(1,261)	(1,127)	(1,312)	(1,286)	(1,408)	(1,282)	(1,312)	(1,254)
Other (expense) income, net	673	442	(293)	374	(377)	(244)	762	314	(51)

Loss before income taxes	(13,548)	(1,885)	(6,624)	(13,363)	(11,551)	(1,087)	(2,770)	(9,940)	(10,150)
Income tax provision	629	819	277	714	855	853	1,064	(848)	792

Net loss	(14,177)	(2,704)	(6,901)	(14,077)	(12,406)	(1,940)	(3,834)	(9,092)	(10,942)
Accretion of convertible preferred	(6,025)	(6,399)	(6,542)	(6,808)	(6,873)	(6,900)	(7,055)	(7,329)	(7,410)

Net loss attributable to common stockholders	$(20,202)	$(9,103)	$(13,443)	$(20,885)	$(19,279)	$(8,840)	$(10,889)	$(16,421)	$(18,352)

(1)	Stock-based compensation included in the above line items:

	Three Months Ended
	Mar 31, 2009	Jun 30, 2009	Sep 30, 2009	Dec 31, 2009	Mar 31, 2010	Jun 30, 2010	Sep 30, 2010	Dec 31, 2010	Mar 31, 2011
	(In thousands)
Cost of net revenue	$22	$23	$62	$21	$26	$28	$25	$32	$16
Sales and marketing	125	155	338	147	124	132	134	172	187
Research and development	90	116	276	115	141	138	8	(43)	118
General and administrative	1,159	3,125	4,307	1,159	1,498	1,106	1,182	645	423

Total	$1,396	$3,419	$4,983	$1,442	$1,789	$1,404	$1,349	$806	$744

Reconciliation of Adjusted EBITDA to Net Loss
Net loss	$(14,177)	$(2,704)	$(6,901)	$(14,077)	$(12,406)	$(1,940)	$(3,834)	$(9,092)	$(10,942)
Interest expense, net	1,343	1,261	1,127	1,312	1,286	1,408	1,282	1,312	1,254
Income tax provision	629	819	277	714	855	853	1,064	(848)	792
Depreciation and amortization	7,936	8,768	8,964	10,411	9,183	9,874	10,230	11,000	10,671
Stock-based compensation	1,396	3,419	4,983	1,442	1,789	1,404	1,349	806	744
Other expense (income), net	(673)	(442)	293	(374)	377	244	(762)	(314)	51

Adjusted EBITDA	$(3,546)	$11,121	$8,743	$(572)	$1,084	$11,843	$9,329	$2,864	$2,570

Key Business Metrics
Organizations	20.4	22.4	21.4	17.9	22.1	24.3	22.5	19.0	23.9
Net Registration Revenue	$37,208	$54,623	$48,439	$33,745	$45,680	$60,561	$52,074	$39,260	$51,433
Registrations	11,542	20,500	19,544	13,875	12,921	21,464	20,474	15,323	13,931

	(As a percentage of net revenue)
Net revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of net revenue	48	42	42	46	44	42	43	46	47

Gross profit	52	58	58	54	56	58	57	54	53
Operating expense:
Sales and marketing	26	18	19	22	23	19	21	23	23
Research and development	28	20	22	29	24	20	21	24	22
General and administrative	15	15	18	18	18	14	14	15	15
Amortization of intangibles	8	7	7	9	6	5	6	6	5

Total operating expenses	78	59	65	77	71	58	60	69	65
Income (loss) from operations	(25)	(1)	(8)	(23)	(16)	1	(3)	(15)	(12)
Interest expense, net	(3)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
Other (expense) income, net	1	1	–	1	(1)	–	1	1	–

Loss before income taxes	(27)	(3)	(10)	(25)	(18)	(1)	(4)	(16)	(14)
Income tax provision	1	1	–	1	1	1	1	(1)	1

Net loss	(28%)	(4%)	(10%)	(26%)	(20%)	(2%)	(5%)	(15%)	(15%)

Liquidity and Capital Resources

As of March 31, 2011, we had cash and cash equivalents of $60.8 million and restricted cash of $5.0 million. We did not have any short-term or long-term investments. Cash and cash equivalents consist of cash and money market accounts. Restricted cash consists of money market accounts used to fulfill the requirements of our debt agreement. To date, we have experienced no loss or lack of access to our invested cash.

Cash equivalents or restricted cash; however, we can provide no assurance that access to our invested cash, cash equivalents and restricted cash will not be impacted by adverse conditions in the financial markets.

Historically, we have principally financed our operations through the issuance of Series A and Series B Convertible Preferred Stock, issuance of Series C, Series D, Series E and Series F Redeemable Convertible Preferred Stock, net cash provided by our operating activities and borrowings under our term loan and line of credit. Changes in working capital from our net registration revenues represent a significant source of cash. We receive funds for our services immediately upon registration and record a payable for amounts due to our customers, net of our technology fee, which is typically held for a period of two weeks to assure accuracy of payment and verify registration. Since 2009, we have also financed our operations through cash flows from our operating activities and borrowings under our term loan and line of credit. Our cash flows from operating activities are significantly affected by our investments in operations, including working capital and corporate infrastructure to support and expand our ability to generate revenue and conduct operations through cost of services, research and development, sales and marketing and general and administrative activities. Cash used in investing activities has historically been, and is expected to be, significantly impacted by our investments in our internal software development activities and reflects our ongoing investments in our hosted platform and company infrastructure.

We believe that our existing cash and cash equivalents together with cash flows from our operating activities and the net proceeds from this offering will be sufficient to fund our operations for at least the next 12 months. If we do not complete this offering and events or circumstances occur such that we do not meet our operating plan as expected, we may be required to reduce certain spending related to employee headcount or other expenses to repay obligations as they become due. This could have an adverse effect on our ability to achieve our intended business objectives. We believe our existing working capital resources will be sufficient to fund our operations through at least the next 12 months.

Operating Activities

Net cash provided by operating activities for the three months ended March 31, 2011 was $39.3 million, resulting from a net loss of $10.9 million and adjusted for $11.9 million in non-cash charges and a $38.3 million net change in assets and liabilities. The non-cash charges included $10.7 million of depreciation and amortization, $0.7 million of stock-based compensation, and $0.5 million of other non-cash charges. Net change in assets and liabilities generated operating cash as follows: $40.5 million from the increase in registration fees payable, which are typically high at the end of the first quarter, $1.5 million from the increase in deferred revenue, $7.0 million from the increase in accrued expenses, $1.0 million net increase in other items, offset by an $11.7 million increase in accounts receivable.

Net cash provided by operating activities for the year ended December 31, 2010 was $42.1 million, resulting from a net loss of $27.3 million and adjusted for $47.9 million in non-cash charges and a $21.5 million net change in assets and liabilities. The non-cash charges included $40.3 million of depreciation and amortization, $5.3 million of stock-based compensation, and $2.3 million of other non-cash charges. Net change in assets and liabilities generated operating cash as follows: $10.5 million from the increase in registration fees payable, $8.8 million from the increase in deferred revenue, $5.5 million from the increase in accrued expenses, $4.7 million net increase in other items, offset by a $8.0 million increase in accounts receivable. Cash generated by the increase in registration fees payable and deferred revenue resulted from growth in the business. Registration fees payable represents the dollars processed by us on an organization’s behalf and this balance increased on a year-over-year basis due to the increase in registration fees.

In 2009, net cash provided by operating activities was $28.5 million, resulting from a net loss of $37.9 million and adjusted for $48.2 million in non-cash charges and a $18.1 million net change in assets and liabilities. The non-cash charges included $36.1 million of depreciation and amortization, $11.2 million of stock-based compensation, $0.9 million of accretion of debt discount and a gain on bargain purchase, and allowance for doubtful accounts. Net change in assets and liabilities generated operating cash as follows: $5.5 million given the decrease in accounts receivable, $7.2 million from the increase in registration fees payable, $2.5 million from the increase in deferred tax liability and $4.4 million from the increase in deferred revenue. Changes in other balance sheet accounts accounted for the remaining decrease of $1.5 million.

In 2008, net cash provided by operating activities was $3.3 million, resulting from a net loss of $49.0 million and adjusted for $39.3 million in non-cash charges and a $13.0 million net change in assets and liabilities. The non-cash charges included $26.7 million of depreciation and amortization, $14.5 million of stock- based compensation, a $5.0 million balance sheet reclassification of cash to restricted cash to comply with the terms of our debt agreement and $3.1 million of changes in allowance for doubtful accounts, and accretion of discount on debt. Net change in assets and liabilities generated operating cash as follows: $6.6 million from the increase in deferred revenue, $6.3 million from the increase in registration fees payable, $4.3 million from the increase in accrued expenses, $1.1 million from the increase in deferred tax liability offset by a $5.9 million increase in accounts receivable as a result of acquisitions and longer collection times. Changes in other balance sheet accounts accounted for the remaining increase of $0.6 million. Cash generated by the increase in registration fees payable and deferred revenue are due to growth in the business.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2011 was $7.1 million, resulting primarily from $4.6 million for capitalized software development costs and cash used of $3.1 million in capital expenditures.

Net cash used in investing activities for the year ended December 31, 2010, was $32.7 million, resulting primarily from $15.7 million for capitalized software development costs, cash used of $14.8 million in capital expenditures and $2.2 million in payment of contingent consideration related to the ALS acquisition.

In 2009, net cash used in investing activities was $26.0 million, $14.6 million for capitalized software development costs, cash used of $10.4 million in capital expenditures and $1.8 million in payment of contingent consideration offset by cash received from acquisition, net of cash acquired of $0.8 million. Capitalized software is primarily related to ActiveWorks and large contracts that require upfront development costs. Capital expenditures included costs to build out our datacenters. We also continued to invest in technology hardware to support our growth, software to support website functionality development, website operations and our corporate infrastructure.

In 2008, net cash used in investing activities was $86.0 million, resulting primarily from cash paid for acquisitions, net of cash acquired of $67.5 million, $10.7 million for capitalized software development costs, cash used of $7.1 million in capital expenditures and $0.7 million in payment of contingent consideration. Capitalized software is primarily related to ActiveWorks and large contracts that require upfront development costs. Capital expenditures included costs to build out our datacenters. We also continued to invest in technology hardware to support our growth, software to support website functionality development, website operations and our corporate infrastructure.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2011 was $2.9 million, resulting primarily from $3.4 million repayment on long-term obligations less $0.9 million cash received from the exercise of stock options.

Net cash used in financing activities for the year ended December 31, 2010 was $4.3 million, resulting primarily from $8.0 million repayment of long-term obligations and $1.9 million repayment of capital lease obligations less $3.0 million proceeds from debt and $2.6 million cash received from the exercise of stock options.

In 2009, net cash used in financing activities was $8.5 million, resulting primarily from $16.7 million repayment of long-term obligations and $0.6 million repayment of capital lease obligations offset by the $8.3 million in debt proceeds and $0.5 million cash received from the exercise of stock options and common stock warrants.

In 2008, net cash provided by financing activities was $87.6 million, resulting primarily from $92.3 million in net proceeds from the issuance of redeemable convertible preferred stock and $6.8 million in debt proceeds offset by the $9.0 million repurchase of common stock and options and $2.5 million repayment of long-term obligations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate fluctuations, foreign exchange risk and inflation.

Interest Rate Fluctuations

Our investments include cash and cash equivalents, which consists of cash and money market accounts. The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Our investments are exposed to market risk due to a fluctuation in interest rates, which may affect our interest income and the fair market value of our investments. Due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase in interest rates would have a material effect on the fair market value of our portfolio, and therefore we do not expect our operating results or cash flows to be materially affected to any degree by a sudden change in market interest rates.

Foreign Currency Exchange Risk

We have foreign currency risks related to our revenue and operating expenses denominated in currencies other than the U.S. dollar, principally the Canadian dollar and the British pound sterling. We do not believe movements in the foreign currencies in which we transact will significantly affect future net earnings. Foreign currency risk can be quantified by estimating the change in cash flows resulting from a hypothetical 1% adverse change in foreign exchange rates. We believe such a change would not have a material impact on our results of operations.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Off Balance Sheet Arrangements

As of December 31, 2008, 2009 and 2010 and March 31, 2011, we did not have any off balance sheet arrangements.

Indebtedness

2007 Loan and Security Agreement

In March 2007, we entered into a loan and security agreement (the “Agreement”) with Escalate Capital I, L.P. (“Escalate”) and Gold Hill Capital Venture Lending 03, L.P. (“Gold Hill”) which allowed us to draw a minimum of $15 million, up to a maximum of $20 million. Under the terms of the Agreement, we are required to make interest-only payments on a monthly basis through February 2009 bearing an interest rate of 6.75% per annum, after which borrowings under the agreement are repayable over 24 months and bear an interest rate of 6.75% per annum. In addition, a payment-in-kind (“PIK”) interest is added to the outstanding principal amount at a rate of 3.15% compounded monthly and is payable at the earlier of maturity or repayment of the loan. We have the option to repay the loans without penalty prior to maturity. In conjunction with the Agreement, we issued 146,710 warrants to Escalate and 107,530 warrants to Gold Hill. The loan is collateralized by substantially all of the Company’s assets, excluding certain registration cash and intellectual property.

In December 2007, the Agreement was amended to increase borrowings up to $35 million.

In April 2009, the Agreement was amended to extend the repayment commencement dates and the maturity dates of Gold Hill advances. Outstanding borrowings were repayable over a 24 month period beginning in March 2010 through December 2012. The amendment requires the payment of certain fees and costs of up to $43,000 to the financial institution, and at the end of the repayment period, we are required to make a final payment of $300,000. If any portion of the loan made by this financial institution is prepaid, a corresponding portion of the final payment must also be prepaid.

In April 2010, the Agreement was amended to change the interest rate for Escalate from 6.75% to 12% and eliminate the 3.15% PIK interest commencing on February 1, 2010. The amended agreement also changed the principal payment schedule of the remaining balance. In addition, we issued 20,000 warrants to Escalate to purchase our common stock in consideration of $1.

In December 2010, we entered into an amendment to the debt agreement with Gold Hill and Escalate to change the principal payment schedule of the remaining balance and to extend the maturity date to May 2012. The amendment to the Gold Hill agreement also changed the interest rate from 6.75% to 12% and eliminated the 3.15% PIK interest commencing on December 1, 2010. In addition, Gold Hill and Escalate were issued warrants to purchase 23,500 and 31,500 shares of common stock at an exercise price of $0.001, respectively.

As of March 31, 2011, we had outstanding borrowings of $12.8 million with Escalate, and outstanding borrowings of $14.6 million with Gold Hill.

2008 Loan and Security Agreement

In October 2008, we entered into a Loan and Security Agreement (“LSA”) with Square 1 Bank (“Square 1”) which allowed us to borrow up to $5.0 million under a term loan and up to $7.0 million under a line of credit. For borrowings under the term loan, we are required to make interest-only payments on a monthly basis for the first six months, after which borrowings are repayable over 30 months. The interest rate for the term loan is prime plus 1% and the loan matures in October 2011. For borrowings under the term loan, we are required to maintain a cash balance of $5.0 million in an account with Square 1. We present such borrowings as restricted cash on our consolidated balance sheet at December 31, 2009 and 2010. Under the terms of the line of credit, borrowings cannot exceed 80% of our eligible accounts receivable and carries an interest rate of prime plus 1% and matures on July 2010. The loan is collateralized by substantially all of our assets, excluding certain client cash and intellectual property.

In April 2010, the LSA was amended to allow us to grant to Central Bank a junior lien on an asset and to revise the earnout payment schedule.

In May 2010, the LSA was amended to adjust the quick ratio to be at least 1:1.

In July 2010, the LSA was amended to change the interest rate for advances under the line of credit to the greater of (i) prime plus 1% or (ii) 5% and further extended the maturity date to July 2011. The amendment also changed the amount we are allowed to borrow under the line of credit to $12.0 million less borrowings outstanding under the term loan.

At March 31, 2011, outstanding borrowings from Square 1 were approximately $1.2 million under the term loan and approximately $5.3 million under the line of credit. There was nothing available under the line of credit as of March 31, 2011.

ALS Acquisition Notes Payable

In connection with the ALS acquisition, we assumed approximately $7.3 million of debt held by Pinnacle Financial Partners (“Pinnacle”) and the Bank of Celina (“Celina”). Subsequent to the acquisition, we refinanced approximately $1.8 million of the debt with Pinnacle. Under the terms of the loans held by Pinnacle, we are required to make principal and interest payments, on a monthly basis, over a period of 36 months to 60 months at interest rates ranging from 6.25% to 9.25% per annum. Under the terms of the loan held by Celina, we are required to make principal and interest payments, on a monthly basis, over a period of 180 months at an interest rate of 3.5% per annum.

At March 31, 2011, outstanding borrowings from Pinnacle were approximately $2.1 million. At March 31, 2011, outstanding borrowings from Celina were approximately $0.2 million.

Convertible Debt Purchase Agreement

In September 2009, we entered into a convertible debt purchase agreement with respect to convertible debt in the aggregate principal amount of $10 million with certain lenders. We issued convertible unsecured promissory notes in the aggregate principal amount of $4.0 million payable in two years at a non-compounded annual stated and effective interest rate of 10%. In the event of an extension of the maturity date, the interest rate will change to LIBOR plus 7%, up to the lesser of (i) 15% per annum or (ii) the maximum amount legally permissible. These may be repaid at any time after the six-month anniversary of issuance. In the event these are repaid prior to the one-year anniversary of issuance, the incremental interest will amount to 10% of such repayments. The holders of the notes have the option of exercising their conversion rights prior to such repayments. The conversion rate is based on the sum of the unpaid principal and interest divided by $16 to determine the number of common shares issuable upon conversion, and adjusted for anti-dilution effects. Borrowings under these notes are subject to the non-occurrence of a material adverse change in our business or operations (financial or otherwise), or a material impairment of the prospect of repayment of any portion of our outstanding obligations. As of March 31, 2011, we were in compliance with this covenant.

The maturity date of the notes may be extended by an additional year (A) with the consent of the lenders holding at least a majority of the principal amount of the convertible debt, or (B) at our sole discretion.

At March 31, 2011, outstanding borrowings under the Convertible Debt were approximately $4.0 million.

ALS Acquisition Earn Out Agreement

In connection with the ALS acquisition, we entered into an earn-out payment agreement to pay $1.9 million over a three-year period commencing November 2009 at an interest rate of 5% per annum. Principal and interest is payable on a quarterly basis. At March 31, 2011, the remaining earn-out payable to ALS was approximately $1.0 million.

Letter of Credit

In May 2008, we entered into a $5.0 million irrevocable letter of credit (the “LOC”) with Wells Fargo Bank (“Wells Fargo”) as a requirement under a customer contract. The agreement allows for draws against the

LOC if funds collected by us are not forwarded to the customer based on the terms in the customer’s contract. Under the terms of the agreement, the LOC will automatically renew for one-year periods and expires in May 2010. In February 2009, we cancelled the LOC with Wells Fargo and replaced it with a line of credit from Square 1.

Commitments and Contingencies

We have certain fixed contractual obligations and commitments that include future estimated payments for general operating purposes. Changes in our business needs, contractual cancellation provisions, fluctuating interest rates and other factors may result in actual payments differing from the estimates. Although certain payments occur on a fixed schedule (see “Indebtedness”), we cannot provide certainty regarding the timing and amounts of all these payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the table in order to assist in the review of this information within the context of our consolidated financial position and results of operations. The following table summarizes our fixed contractual obligations and commitments (in thousands), as of December 31, 2010:

	Contractual Obligations
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-term Debt Obligations	$45,092	$16,866	$28,049	$41	$136
Operating Lease Obligations	39,387	8,124	14,053	8,915	8,295
Capital Leases	4,067	2,280	1,787	–	–
Purchase Obligations	2,725	680	1,045	1,000	–

Total Contractual Obligations	$91,271	$27,950	$44,934	$9,956	$8,431

In conjunction with the Fellowship acquisition in February 2011, we also assumed certain office and facility leases of $4.6 million under noncancelable leases that expire various times through 2017.

Guarantee Arrangement

We have an arrangement with a third-party customer on behalf of a consolidated subsidiary to guarantee performance by the subsidiary. We may provide a corporate guarantee, irrevocable letter of credit, surety bond or any other form of guarantee acceptable to the third-party customer of up to $15.0 million. The corporate guarantee became effective in July 2010.

Leases

We lease our facilities and certain fixed assets under non-cancelable operating and capital leases. Rent expense under operating lease agreements was $9.4 million and $9.6 million for the years ended 2009 and 2010, respectively.

Sales and Use Tax

We believe that we may have established sales and use tax nexus in a number of states where we have not previously paid applicable sales and use taxes. We performed an analysis of our potential liability in states where we have not previously remitted these taxes. Based on the results of the analysis, we established a reserve for estimated claims from states where sales and use tax had not been remitted. The reserve was $2.7 million and $3.4 million as of year end 2009 and 2010, respectively. In the future we plan on collecting and remitting sales and use taxes for sales as required by applicable state laws.

BUSINESS

Mission

Our mission is to power the world’s activities and

connect people with the things they love, want and need to do.

Overview

We are the leading provider of organization-based cloud computing applications serving a wide range of customer groups including business events, community activities, outdoors and sports. We provide applications that form an online network connecting a fragmented and diverse group of activity and event organizers with a large base of potential participants. Our proprietary technology platform transforms the way organizers manage their activities and events by automating online registrations and streamlining other critical management functions, while also driving consumer participation to their events.

We power a broad range of activities, such as reserving a campsite or tee time, signing up for a marathon or sports league, purchasing a fishing or hunting license, or participating in a community event or corporate conference. From the introduction of our platform in 1999, we have experienced significant growth and now have over 47,000 customer organizations and drive over 70 million annual consumer registrations. Based on the results of an online survey we commissioned through Survey.com, we believe the organizations we target produce or organize activities and events for the majority of U.S. households.

Organizations of all sizes are faced with time-consuming and costly administrative tasks which often detract from maximizing participation in their events. Our proprietary technology platform, ActiveWorks, provides cloud computing applications that reduce the cost and complexity of managing, organizing and promoting activities by replacing low-tech and manual processes. The ActiveWorks architecture allows us to efficiently provide vertically-specialized applications to a large and diverse market. Our applications are delivered over the Internet to any connected device.

Historically, participants have spent considerable time and effort to find, learn about and sign up for activities and events. In response, we believe we have created the leading network of websites that enable consumers to easily discover, choose and register for activities. We create vibrant and highly engaging online communities of like-minded participants through features such as social sharing, targeted recommendations and how-to guides. We leverage this engagement to increase overall participation in our customers’ activities and events.

Our business also benefits from a powerful network effect. As more organizations use our platform, we increase the breadth and depth of activities and events offered through our platform. This more comprehensive offering of activities attracts more participants. As we attract more participants, we are able to drive increased demand for our customers’ activities, thus increasing registrations and revenue for both organizers and us. This revenue growth enables us to develop enhanced functionality and services through ActiveWorks and our websites, further increasing participant engagement and attracting new organizers. In this way, we build increasing value for both organizations and participants.

We serve a wide range of customers including community and sports organizations, large corporations, small and medium sized businesses, educational institutions, government agencies, non-profit organizations and other similar entities. We primarily generate revenue from technology fees paid by participants who register for our customers’ activities through our cloud computing applications. During the year ended on December 31, 2010, we generated revenue of $279.6 million, as compared to $242.9 million in the year ended on December 31, 2009, an increase of 15%. During the three months ended March 31, 2011, we generated revenue of $72.7 million, as compared to $63.2 million in the three months ended March 31, 2010, an increase of 15%.

Industry Overview

Organizations of all sizes need to inform, engage and support their respective participants, which include attendees, members, registrants and other constituents. We believe activity and event registration and administration is a broad and large market with more than 800,000 potential customers in North America within our four primary customer groups of sports, community activities, outdoors and business events. According to a study we commissioned through Survey.com, 73% of the U.S. households surveyed paid to take part in a recreational or community activity last year. Based on the results of this survey and our internal analysis, we believe that our target market encompasses more than 1.8 billion total registrations annually in the United States, representing more than $110 billion in registration spending. We have the opportunity to receive a fraction of each registration fee by providing the applications that our platform offers to help organize and manage activities and events. Furthermore, we believe the market opportunity outside the United States is greater than our domestic market opportunity.

The traditional methods for managing activities and events generally share the following challenges:

Difficulty organizing event information. Historically, activities and events have been organized and registrations tracked by using a combination of paper-based systems, basic desktop applications and spreadsheets. Participants register for events by phone, mail or walk-up registration, which is often costly and inefficient for both organizers and participants. This manual approach to event registration can be haphazard, time-consuming and lack sufficient process controls. Mistakes due to incorrect data entry of participant information often lead to incomplete or lost registration forms. These frequent errors add incremental costs for organizers, delay registration for participants and cause problems on-site at the activity or event.

High fixed cost structure. The profitability of an activity or event is tied directly to the number of participants who register. Similar to airline seats and hotel rooms, unfilled spots in activities and events represent a significant lost opportunity for incremental high margin revenue and can often be the difference between profits or losses.

Lack of ongoing communication post-registration. Traditionally, organizers have maintained limited dialogue with participants after registration. Since organizers lack ongoing support, participants have a difficult time tracking the status of their registration and receiving any updates about the activity or event in a timely manner. Additionally, participants have challenges in finding and reaching each other. Participants have a natural desire to form communities based on shared interests and goals. We believe interaction between participants drives increased engagement and participant satisfaction, resulting in increased retention and incremental revenue for organizers.

Ineffective targeting of event participants. Organizers have difficulty reaching participants due to the lack of effective geo-targeting of traditional marketing methods and disparate online properties for local activities and events. This limited ability to create and maintain ongoing relationships with consumers leads to higher participant acquisition costs and lower recurring, predictable revenue from repeat customers.

Limited resources to automate systems. Building a fully functional management system is a costly endeavor. Most organizers cannot afford to make the investment nor do they have the necessary technical resources to develop applications sufficient to run their businesses effectively. When organizers do attempt to automate registration and administration themselves, building and maintaining an internal system often becomes technologically challenging, time intensive and cost prohibitive.

Our Solution

ActiveWorks, our organization-based cloud computing platform, transforms the way organizers record, track, manage and share information regarding activities and events. We offer applications that allow our customers to reduce cost, attract new participants and focus resources on enhancing the quality of their events.

ActiveWorks allows organizers to leverage our large-scale, common infrastructure to manage their activities and events more effectively. Additionally, we have created a number of mobile applications to enhance functionality and access to our solutions.

Our applications provide the following benefits to organizers:

Create operational efficiencies by automating registration and administration. Our applications reduce costs by automating processes such as activity and event registration, facility reservation, roster management, results publishing, membership management and operational reporting. The data generated and managed by our applications is presented in an easy-to-use manner and eliminates a significant amount of manual data entry.

Manage participant and activity information. ActiveWorks centralizes a comprehensive data set of participant information for each customer. We also provide a user-friendly interface to easily track, manage and enhance the ongoing relationship between participants and activity organizers.

Communicate real-time with event participants. We enable organizers to engage participants through websites and email. This empowers our customers to seamlessly and efficiently inform, motivate and support participants, thereby building greater affinity for their organizations. Additionally, the organizer is able to notify participants of future events that may interest the participant, improving future event exposure and participation.

Provide access to efficient marketing channels. Our integrated platform allows organizers to reach a targeted group of new potential participants through a variety of resources to provide greater exposure for their activities and events.

Our applications provide the following benefits to participants:

Foster discovery through our comprehensive directory. Our websites deliver content based on a participant’s interests, while facilitating discovery of new relevant and targeted activities. Our directory provides access to a broad database of events, classes, leagues, tournaments, organizations, facilities as well as a wide range of other activities. Our applications are designed to enable our participants to engage in their favorite activities through seamless, secure, real-time registration.

Support participation. Throughout our offerings, participants can find resources and like-minded individuals to support every step of their journey. We offer free and premium access to training plans, articles, videos, discounts and experts through our websites, mobile applications and other social media channels. Our community members are passionate about their interests and together they provide a real-time support network which encourages and enables participation at every level.

Our Strengths

Our applications are designed to reach many aspects of a consumer’s lifestyle from community activities and sports to business events and the outdoors. Given this breadth, we believe the following strengths provide us with a competitive advantage within this large and growing market:

Leader in a large and fragmented market. We believe we have the largest customer base in our industry, including over 47,000 customers and more than 70 million annual registrations. The scale and breadth of our platform enables us to provide the full automation capabilities required to serve a diverse set of activities for numerous organizations. Our offerings result from years of experience and participant feedback and include specialized features and support, which are difficult to replicate. Our large installed base of customers drives awareness of our services and provides us with a significant advantage in marketing our cloud computing applications to new customers.

Proprietary technology platform. Our cloud computing platform allows us to efficiently develop and deliver vertical specialization and feature-rich applications for customers of all sizes. We have made significant investments in our ActiveWorks platform, a secure, reliable and flexible technology infrastructure that can be easily modified to meet the unique needs of organizers and participants. We have over 900 technical personnel in the United States, Canada and China working on the development and delivery of our solutions. Our applications are tightly integrated within our organizations’ operations and deliver significant cost savings and operational efficiencies.

Dedicated and highly engaged consumers. We provide relevant and vertical-specific directories, content and tools that engage participants and form enthusiastic and dedicated online communities. These participants generate over 1 billion page views annually on our websites.

High degree of predictable and recurring revenue. We have long-term, exclusive contracts with many of our customers. We also have a successful track record of renewing a high percentage of these contracts for multiple successive terms. As a result, a significant percentage of our revenue is predictable and recurring. We believe our high customer retention is due to our ability to both lower costs and drive incremental revenue for our customers, delivering a significant and quantifiable return on investment for our applications.

Powerful network effect. Our highly complementary organization and participant offerings drive multiple revenue opportunities. The continued growth of our customers results in more participants visiting our online communities. This growing audience creates a powerful network effect where our platform becomes increasingly valuable to both our organizers and participants, driving more registrations to our customer’s activities while simultaneously offering participants additional relevant activities from which to choose. In addition, growth in our participant audience attracts incremental customers who view our online resources as an effective medium for marketing their activities and events to a targeted demographic of participants.

Alignment with our customers’ interests. Our business is uniquely aligned with the interests of our customers. Like our customers, the success of our business is directly dependent on maximizing the number of participants who register for activities and events.

Economies of scale. We have achieved a level of scale in our business that provides operational and technological competitive advantages. For example, we are able to leverage our significant investment in cloud infrastructure to provide higher levels of service and reliability, while maintaining a lower unit cost structure than that of our competition. We also apply our solutions experience accumulated through interactions with tens of thousands of organizations to design and develop features that can easily be configured for multiple types of customers, thus allowing us to spread our development costs across a much wider market opportunity than our competitors.

Growth Strategy

To extend our leadership position in the activities and events market, we intend to:

Grow the number of customers we serve. We will continue to promote the migration of organizations towards online management of activities and events, and in doing so, grow our customer base. In 2010, we increased our sales and marketing personnel and plan to further increase our sales and marketing personnel in the future. We believe the low penetration of cloud computing applications in our markets provides a large potential customer base for our platform.

Increase our online registration conversion rates. We plan to increase participant usage of online registration services by training our customers in the execution of conversion techniques. We have developed and refined these techniques over the past 12 years through our experience working with tens of thousands of organizations. We also plan to continue providing our customers with an array of tools aimed at promoting online registration. Further, we intend to continue expanding our customers’ ability to reach participants online through our websites and by leveraging emerging and alternative online channels, including complementary social media platforms and mobile applications.

Deepen our relationship with existing customers. We are dedicated to developing comprehensive, vertical-specific applications and features that increase the value of our platform to our customers. We proactively review customer needs, usage trends and online penetration to identify opportunities where additional applications, services and targeted marketing programs would assist our customers in meeting their goals. We enable our customers to access a targeted consumer base through our marketing services.

Pursue strategic acquisitions. The competitive landscape in our core markets remains highly fragmented with many sub-scale players focusing on a small fraction of our addressable market. We intend to pursue acquisitions to strengthen our market position, broaden our organization base, enhance our capabilities and add new applications to our platform.

Expand internationally. We intend to commit additional resources to markets outside of North America. Our international sales have increased every year since we began selling our services internationally. We believe this opportunity is larger than our domestic market, and that we are well positioned to take advantage of this opportunity as our model is readily transferable to new markets.

Our Platform

ActiveWorks creates operational efficiencies, delivers business insights and streamlines marketing efforts for our customers. At its core, ActiveWorks is a robust back-office system that pulls together many of our customers’ participant management, operational reporting, volunteer management, service and payment processing functions into one easy-to-use hosted system. ActiveWorks provides a comprehensive view of the business and provides real-time business insights through live reporting and historical comparisons. We believe the efficiencies gained allow our organizers to spend more time focusing on what is most important to their businesses: successful activities and events.

ActiveWorks is designed to support existing marketing tactics and amplify those efforts through our expansive web, mobile and social reach. Our communities offer an attractive audience for client-marketing programs and our range of free and paid promotional services are designed to fit a broad spectrum of our customer population.

Organizer Offerings
Market	Register	Operate	Analyze
Email Marketing & Tracking Event Syndication Email Advertising Websites Social Media	Online Registration Reservations & Ticketing Payment Processing Donations & Fundraising Point of Sale Merchandise	Event & Activity Management Facility & Resource Management Operational Reporting Participant Management Membership Management Call Center Services Volunteer & Staff Management	Reporting Analytics Customer Loyalty Pricing Optimization Surveys

Our technology applications, media solutions and online communities provide a comprehensive search experience that connects participants with the things they love, want and need to do. Our offerings are designed to reduce the barriers to participation by enabling and supporting a consumer through each stage of The Active Journey: Find & Register, Share & Prepare and Participate & Commemorate. During the first stage, visitors find engaging activities through dynamic, market-specific search interfaces and leverage social components to share their interests and invite friends. Once an individual has committed to participate, that individual can register online through our proprietary, secure payment processing system.

After a visitor has established their commitment to participate in an activity, our products serve as a resource and tool to help them “Share & Prepare” to ensure they are ready to get the most out of their activity. Through a mix of free and paid offerings, visitors can find articles, videos, experts and discounts on tools and gear. Most importantly, visitors can find a network of active participants looking to support like-minded individuals in their pursuits. Our portfolio of consumer offerings support an individual up through the point of participation. Most importantly, we provide a platform to celebrate their accomplishments and a conduit to commit to the next endeavor.

Participant Offerings
Find & Register	Share & Prepare	Participate & Commemorate
Featured Listings	Articles	Results
Search	Videos	Photo Sharing
Directory	Tell a Friend	Social Media
Aggregations	Experts	Ambassadors
Best of Active.com	How-To Guides	Free Product Samples
Targeted Recommendations	Social Sharing	Community

Customers

We work with organizations of all sizes. We currently have over 47,000 sports, community activities, outdoors and business event customers and we received technology fees from more than 70 million registrations in 2010. Based on the results of an online survey we commissioned through Survey.com, we believe the organizations we target produce or organize activities and events for the majority of U.S. households.

In 2010, none of our customers accounted for more than five percent of our total revenue. Our technology customers can be categorized in the following four groups and can be further broken down into the verticals listed in the table below:

Sports	Community Activities	Outdoors	Business Events
Endurance Events	Parks & Recreation Departments	State Campgrounds	Conferences
Leagues & Teams	Schools & Districts	National Parks	Conventions
Golf Courses	City & County Governments	Fishing Licenses	Association Gatherings
Clubs	Camps & Retreats	Hunting Permits	Meetings & Seminars
Tournaments	Faith-Based Organizations	Marinas	Trade Shows & Expos

We currently rely on agreements with large payment processing organizations in order to provide certain services to our customers. We do not believe our business is substantially dependent on these organizations because we believe we can replace the services provided by these payment processors with alternate providers.

Sales and Marketing

Our sales and marketing efforts are focused on the following primary goals: increase the number of organization customers, increase revenue from existing accounts and increase consumer traffic to our online properties. We deploy our sales force first by customer group and then by geography.

Increase the number of customers. We have dedicated account executives focused on creating and leveraging strategic relationships to drive sales to large enterprises. Account executives also work directly with prospective customers to increase awareness of the value of our applications and services. A significant amount of our sales are generated through referrals or through our marketing efforts. We employ an inbound sales staff to convert these leads to sales. As our products become more intuitive and thus easy-to-use, more organizations are becoming capable of directly using our services without the need for interactions with our sales personnel. Our strategy is to make this “self set-up” process a larger part of our sales and marketing efforts, particularly with respect to small and medium sized customers.

Increase revenue from existing customers. We have dedicated account management personnel focused on maximizing client retention, online registration penetration and utilization of our applications and services. We work with our customers to maximize the value of our platform, which includes training in conversion techniques to drive participants to register online for their activities and events.

Increase consumer traffic to our online properties. We use a variety of consumer acquisition strategies to maximize participation in our online communities. These include proprietary customer relationships, strategic partnerships, social media initiatives and email marketing campaigns.

We consider North America our primary market. As part of our growth strategy, we are expanding globally. We focus our global sales effort on winning large, strategic customers to gain exposure in new geographies. We plan to increase our direct sales force and build partnerships to support international expansion and gain local credibility.

Professional Services

We provide consulting and implementation services to certain customers to facilitate the adoption of our cloud computing applications. Consulting services consist primarily of business mapping, project management services and guidance on best practices in using our services. Implementation services include system set-up and configuration, data conversion as well as developing customized training and education programs relating to both the use and administration of our services.

Customer Support

We believe that superior customer support is integral to retaining and expanding our customer base. Our support group handles inquiries from both organizers and participants. We answer email and phone requests regarding activity and event registration and confirmation, payments and event details for our organizations’ registrants. We have invested in an advanced communications system that allows us to manage and track the number of incoming calls and emails, enabling us to accurately forecast our customer support personnel needs.

Our technical support staff trains our customers on effective methods for increasing registrations, and offers training on our application services, including data management and technical support. Our technical support group helps organizers promote their activities and events using online marketing and communication tools. The technical support staff also helps organizers download reports and set up new events in the system as needed. We have a comprehensive technical support program to assist our customers in the use of our applications, and we continue to explore ways to deliver efficient problem resolution and feedback channels.

Additionally, we provide call centers for certain customers such as state hunting and fishing departments who contractually require call centers. We continue to work on maintaining and improving the overall quality and level of customer service and support we provide our customers and participants. As such, we focus on reducing registration and customer support calls by providing self-service features on our website, such as the ability to register for events and report problems. We are exploring new avenues to deliver efficient and intuitive online registrations, problem resolution and feedback channels. As our consumer-facing cloud computing applications become increasingly intuitive, we expect the percentage of registrations conducted online will grow.

Technology

We introduced our first service, a registration system and online community for organizers and participants of running events, in 1999. Over the last five years, one of our key corporate strategies has been to develop a robust technology platform that augments our initial registration system, moving us into a number of new markets and adding a significant amount of new functionality.

In that effort, we are currently devoting significant resources to both developing our highly scalable and flexible ActiveWorks platform and maintaining a number of vertical-specific legacy systems. As legacy systems are transitioned to ActiveWorks, we will end any further development on those products and retire the applications.

Furthermore, as part of our strategy to strengthen our position as the leading provider of organization-based cloud computing applications, we built our offering on a service-oriented architecture. By implementing this as a Platform as a Service (PaaS), our investment in ActiveWorks allows us to build vertical-specific applications that capitalize on our library of core services. Likewise, ActiveWorks allows us to acquire and integrate high-quality applications directly into our platform. This serves the purpose of creating barriers to entry around our existing customer groups and allows us to scale into new verticals and customers more quickly and at a lower cost.

Because our cloud applications function like a traditional Software as a Service (SaaS) platform, we quickly and efficiently deliver high quality and comprehensive solutions via the Internet. As a cloud provider, we do not need to develop our software for different hardware, operating systems or database application platforms, and access to our application services is delivered over the Internet to any connected device. The entire platform is built and developed utilizing industry accepted security guidelines to enable compliance with the industry’s stringent requirements.

We designed our system to be easy-to-use, secure and user-configurable with open standards for fast integration. Our solution is a highly-scalable, multi-tenant, technology-agnostic platform. This enables us to spread the cost of service delivery across a large customer base. Moreover, all of our core development work can be utilized to deliver new functionality for use by our customers as a whole or on an as-desired basis.

We also offer additional capabilities that enable participants to register for activities and events, buy memberships, purchase goods and services, and make donations. This allows organizers to focus fully on the organization of the event. ActiveWorks was designed so that credit card transactions are processed securely through payment card industry compliant architecture with automatic failover through redundant paths, and to separate payment processors that have multiple layers of redundancy for fault tolerance. We believe these layers of redundancy offer high levels of reliability for large-scale online registration.

Our primary production infrastructure is hosted within industry compliant datacenters on the East Coast and West Coast within the United States, as well as facilities in Canada and Europe. These centers are configured to utilize technologies that provide fast delivery of infrastructure services to the platform. We utilize additional production datacenters, which we are in the process of executing our plans to migrate to one of our four primary production facilities. All our primary datacenters rank as Tier 3 or higher, and are monitored in real-time by enterprise monitoring tools that are utilized by our 24x7 network operation centers located both within and outside of the United States. These facilities serve as backups for each other and have all the current technology to support near real-time replication, data security, storage and recovery strategies.

Our ongoing research and development efforts are focused on enhancing the features, functionality and security of our existing service offerings. We are also developing new proprietary offerings in an expanding number of verticals and transitioning acquired technology to our platform. We have extensive technology capabilities, with more than 900 technical personnel located in the United States, Canada and China working on the development and delivery of our services.

Competition

The market for technology applications for activity and event organizers is fragmented and rapidly evolving. As a result of the functionality and features of our technology platform and the breadth of our coverage of activities and events, we do not believe any single company competes with our current applications or business model across our four customer groups. Our primary competition comes from traditional “pen-and-paper” processing methods, which activity and event organizers are accustomed to using, spreadsheet software, basic desktop applications and registration by phone, mail or walk-up. Additional sources of competition include:

•	Applications custom developed for an activity or event by the technical staff of an organizer or by an outside custom service provider;

•

Companies that offer generalized business software that has features or functionality that organizers can use to help register participants and/or manage the other important aspects of activities, such as content or contact management software programs, e-commerce solutions, enterprise resource planning software and other services having separate software modules; and

•	Companies that offer integrated software applications in one or a limited number of markets within the activities and events industry.

It is often difficult to displace a competitor or a competitive solution once selected and used by an activity or event organizer. We expect to encounter new and evolving competition as the market becomes aware of the advantages of cloud computing applications for the activities and events industry. In addition, we expect our competition will include larger, better capitalized companies with greater operational, strategic, financial, personnel and other resources to be able to enter our markets and attempt to compete with us. Competitors and potential competitors may enter into business combinations or alliances that strengthen their competitive positions.

Intellectual Property

Our intellectual property is important to our business. We rely on a combination of trade secret, trademark, copyright, trade dress, domain name and patent laws in the United States and in the other jurisdictions in which we operate, together with confidentiality agreements and technological measures, to protect our intellectual property. We pursue the registration of our trademarks, service marks and domain names in the United States. Our registered trademarks in the United States include THE ACTIVE NETWORK, ACTIVE, ACTIVE.COM, ACTIVENET, ACTIVEWORKS, REGONLINE and RESERVEAMERICA. As of March 31, 2011, we have been granted two patents by the United States Patent and Trademark Office and have two patent applications pending in the United States. Our patents expire February 2019 and July 2021, respectively. We rely more heavily on trade secret protection than patents to protect our proprietary technology. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties. In addition, because of the relatively high cost we would experience in registering all of our copyrights, we generally rely on common-law copyright laws in the United States and in other jurisdictions to protect our copyrights.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. Many of these laws and regulations are still evolving and could be interpreted in ways that could impose additional compliance burdens on us or otherwise adversely affect our business.

As a business that deals with transactions involving credit card and other forms of electronic, non-cash payment methods, we are subject to various payment card and banking industry laws and regulations. In addition, in the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state and foreign laws regarding privacy and protection of customer and user data. We post on our website our privacy policy and user agreement, which describe our practices concerning the use, transmission and disclosure of user data. Any failure by us to comply with our posted privacy policy or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect user privacy and data could result in a loss of customer and user confidence in our services, which could adversely affect our business.

In the United States and abroad, laws relating to the liability of providers of online services for activities of their customers, users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the advertisements posted, or the content provided by customers or users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their customers, users or other third parties could harm our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

Our Employees, Values and Company Culture

Many of our employees came to us directly from, and are still active within, the customer verticals we target. They bring us energy, passion and valuable knowledge regarding our customers’ needs. Assembling a talented team to address the challenges of powering the world’s activities and connecting people with the things they love, want and need to do is critical to our success. We believe we have created an industry-leading team, and will continue to hire and retain the best players to accomplish our mission.

As of March 31, 2011, we had 2,411 full-time employees and 193 part-time employees and independent contractors. We typically engage more than 250 temporary employees and independent contractors during the second and third fiscal quarters to address seasonal peaks in registrations for our customers’ activities and events. We believe that relations with our employees, temporary employees and independent contractors are good.

Our culture reflects our values, norms and inner workings as a company. It comes to life not only within the walls of our offices but externally through interactions within our communities. Our employees have not only shaped this culture, but helped us to define it. We identify our culture with the following:

Inspired by our Customers. We believe in the value our customers provide to the world. It is truly inspiring to see the impact our customers have on their communities and we want to help them make an even greater difference. This makes our focus on customer improvement a constant.

Fueled by Challenge. We are solutions-oriented and thrive on challenges. We are conditioned to step up to challenges we set.

Champions of Respect. Recognize a job well done. Get involved. Provide constructive feedback. Listen to opposing viewpoints. These are the simple principles that add up to an environment in which respect is key and our employees can thrive.

Focused on Results. We set goals, measure results, and optimize our approach. Responsibility and accountability rule. Working smarter helps us meet our goals to grow and scale, and to do more with less.

Our culture is built upon the foundation of our values and are the principles by which we manage our day-to-day business and facilitate decision making. Our core values are: Commitment, Drive, Openness, Team and Fun. We believe that we are making a difference in the world. We strive to work together and to treat each other with respect. We encourage each other to defend our beliefs. We are dedicated to connecting ourselves and others with the things we love, want and need to do. Our employees created ActiveX, a company-wide program focused on exercise and wellness to further this mission. We sponsor company hackathons and innovation awards. Outsiders tell us there is a refreshing passion that radiates from our employees. As a company, we believe our ultimate advantage is our people.

Facilities

Our principal executive offices are located at 10182 Telesis Court, Suite 100, San Diego, California. This leased facility is 101,446 square feet and currently houses our headquarters. The lease for our San Diego facility expires on October 31, 2017. Our other material facilities, each with over 20,000 square feet of space, are located in Frostburg, Maryland; Burnaby, Canada; Nashville, Tennessee; and Irving, Texas. We undertake development, sales and warehouse activities in these facilities. Our leases for these facilities expire at various times between June 2011 and November 2018. We also lease approximately 211,735 square feet of combined office space in 23 domestic and 7 international locations. Our main web-hosting facilities are located in Burbank, California and Ashburn, Virginia. We believe that our facilities are in good operating condition and adequately serve our current business operations. We also anticipate that suitable additional or alternative space, including those under lease options, will be available at commercially reasonable terms for future expansion.

Legal Proceedings

From time to time, we are a party to litigation and subject to claims incident to the ordinary course of business. In May 2010, we filed a lawsuit against Electronic Arts Inc. d/b/a EA Sports, in the U.S. District Court, Southern District of California, alleging that the “EA SPORTS Active” and “EA SPORTS Active More Workouts” fitness games and an associated website violated our trademark rights. EA Sports filed a counter-claim seeking to invalidate our U.S. trademark registrations for “ACTIVE,” “ACTIVE.COM” and “THE ACTIVE NETWORK.” We filed a preliminary injunction, which was denied in August 2010. The lawsuit is currently in the pre-discovery stage. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of our litigation matters will not have a material adverse effect on our business, and therefore, an estimate of any potential loss is not provided. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

The following table sets forth information regarding our executive officers, key employees and directors as of the date of this prospectus:

Name	Age	Position(s)
Executive Officers
David Alberga	48	Chief Executive Officer and Chairman of the Board of Directors
Matthew Landa	46	President and Director
Scott Mendel	44	Chief Financial Officer
Jon Belmonte	43	Chief Media Officer
Kourosh Vossoughi	42	Chief Legal Officer, General Counsel, Senior Vice President, Business Development and Secretary
Matt Ehrlichman	31	Chief Strategy Officer
Sheryl Roland	55	Executive Vice President, Human Resources

Key Employees
Alex Barnetson	49	Executive Vice President, Sales
Fredd Wall	41	Senior Vice President, Technology
Dennis Triplett	39	Senior Vice President, Operations

Non-Employee Directors
Thomas N. Clancy	53	Director
Bruns H. Grayson	63	Director
Stephen L. Green	60	Director
Joseph Levin	31	Director
Scott Schultz	55	Director

Executive Officers

David Alberga has served as our Chairman of the Board since February 2011 and as a member of our Board of Directors and our Chief Executive Officer since December 1999. From December 1999 to February 2002, Mr. Alberga also served as our President. From January 1996 to November 1999, Mr. Alberga served in various positions at TicketMaster Online-CitySearch, a portal and transaction company. Mr. Alberga initially served as general manager of established markets for CitySearch City Guides, a leading integrated local search, directory and media company, and was promoted to executive vice president and subsequently to chief operating officer of the company’s City Guides business. Mr. Alberga has also held positions with Linear Technology, an analog semiconductor manufacturer, The Boston Consulting Group, a global management consulting company, and Procter & Gamble, a global consumer products company. Mr. Alberga earned a B.S. from the United States Military Academy at West Point and both an M.B.A. and an M.A. from Stanford University. We believe Mr. Alberga is qualified to serve on our Board of Directors based on his executive experience at The Active Network, where he has led the development and growth of the company for over 10 years.

Matthew Landa has been our President since February 2002 and has served on our Board of Directors since November 2005. From March 2000 to February 2002, Mr. Landa was our Chief Commerce Officer. From June 1999 to March 2000, Mr. Landa was president of ACT Manufacturing, a Nasdaq Stock Market listed company providing value-added electronics manufacturing services for original equipment manufacturers in the networking and telecommunications, computer, industrial and medical equipment markets. From 1995 to 1999, Mr. Landa was the president and chief executive officer of CMC Industries, a Nasdaq Stock Market listed company providing electronics manufacturing services. ACT Manufacturing acquired CMC Industries in 1999. Mr. Landa also previously worked at Monitor Company, a global strategy consulting firm. Mr. Landa earned an A.B. from Dartmouth College and an M.B.A. from Stanford University. We believe Mr. Landa is qualified to serve on our Board of Directors based on his executive experience at The Active Network where he has led the development and growth of the company for over 10 years.

Scott Mendel has been our Chief Financial Officer since March 2010. Prior to joining us, Mr. Mendel held finance positions at General Electric, a diversified technology, media and financial services company, for over 20 years, including chief financial officer from March 2003 to March 2010 for General Electric’s Healthcare IT division, a leading provider of medical technologies and services. Mr. Mendel earned a B.S. in finance from Indiana University and an M.B.A. from Northwestern University, Kellogg School of Management.

Jon Belmonte has been our Chief Media Officer since February 2011 and previously served as our Chief Operating Officer from April 2000 to February 2011. From April 1999 until April 2000, Mr. Belmonte was a co-founder and vice president of strategy and business development of LeagueLink, a web-based service for administering recreational sports leagues. We acquired LeagueLink in April 2000. Prior to joining LeagueLink, Mr. Belmonte worked as a strategy consultant for Boston Consulting Group, a global management consulting company. Mr. Belmonte earned a B.S.E. from University of Pennsylvania’s Wharton School of Business and an M.B.A. from Northwestern University, Kellogg School of Management.

Kourosh Vossoughi has been our Chief Legal Officer and General Counsel since March 2000. Mr. Vossoughi has also served as our Senior Vice President, Business Development since March 2000 and our Secretary since May 2001. From 1998 to 2000, Mr. Vossoughi was an associate at the law firm of Brobeck, Phleger and Harrison. From 1996 until 1998, Mr. Vossoughi was an associate at the law firm of Luce, Forward, Hamilton & Scripps. Mr. Vossoughi earned a J.D. from the University of San Diego School of Law and a B.A. from the University of California, Berkeley.

Matt Ehrlichman has been our Chief Strategy Officer since February 2011. Prior to that time, he served as our Executive Vice President, Strategy from March 2010 to February 2011 and our Vice President, Strategy from March 2007 to March 2010. In December 2000, Mr. Ehrlichman co-founded Thriva, LLC, a provider of registration and management applications to the event, camp, education and sports league markets, where he served as chief executive officer until March 2007. We acquired Thriva in March 2007. Mr. Ehrlichman earned a B.S. in entrepreneurial engineering and an M.S. in management science and engineering from Stanford University.

Sheryl Roland has been our Executive Vice President, Human Resources since February 2011. From March 2008 to January 2011, Ms. Roland served as our Senior Vice President, Human Resources. From April 2000 to February 2008, Ms. Roland held management positions at Visual Sciences (formerly WebSideStory), a provider of real-time analytics applications, including senior vice president, administration from December 2006 to February 2008, and vice president, human resources of WebSideStory from April 2000 until December 2006. From February 1997 to March 2000, Ms. Roland served as vice president, human resources at ENCAD, Inc., a provider of digital image printing technology. From 1992 to 1996, Ms. Roland was vice president, human resources at The Upper Deck Co., a manufacturer of sports trading cards and memorabilia. Ms. Roland earned a B.S. in psychology from University of California, Los Angeles and an M.S. in counseling psychology from San Jose State University.

Key Employees

Alex Barnetson has been our Executive Vice President, Sales since November 2009. From September 2007 to November 2009, Mr. Barnetson served as our Senior Vice President. From October 2004 to August 2007, Mr. Barnetson served as our Senior Vice President, Community Services. Prior to that time, Mr. Barnetson held various management positions at Class Software Solutions, a recreation management software company, including president and chief operating officer. We acquired Class Software Solutions in October 2004. Prior to joining Class Software Solutions, Mr. Barnetson worked with community recreation organizations as a program coordinator and served as a director for the Canadian Parks & Recreation Association and Simon Fraser University Alumni Association. Mr. Barnetson earned a B.S. from Simon Fraser University in kinesiology.

Fredd Wall has been our Senior Vice President of Technology since June 2009. Prior to that time, Mr. Wall served as our Vice President, Product Development from June 2006 to May 2009, our General Manager of Active Communities from May 2005 to May 2006 and our Manager, Product Management for October 2004 to April 2005. From January 2002 to October 2004, Mr. Wall served as senior manager of product management of Class Software Solutions, a recreation management software company. During his eight years with Class Software Solutions, Mr. Wall held various positions managing software implementation, training, support, as well as product management and development. Prior to joining Class Software Solutions, Mr. Wall served as manager of technical support and services of HSBC Bank Brasil S.A. in Curitiba, Brazil. Mr. Wall earned a B.S. in computer science from Universidad Federale de Parana, Brazil.

Dennis Triplett has been our Senior Vice President of Operations since July 2008. From February 2006 to June of 2008, Mr. Triplett was vice president, operations for a division of The Nielsen Company, a global leader in measurement and information. From December 2002 until February 2006, Mr. Triplett was director of operations and information technology for Gateway, Inc., a retailer of consumer electronics. Mr. Triplett earned a B.S. in business administration from the University of Florida.

Non-Employee Directors

Thomas N. Clancy has served on our Board of Directors since November 2002. Mr. Clancy has been a managing member at TAO Venture Capital Partners, a venture capital fund focused on early stage investments, since October 2005. From January 1998 to September 2005, Mr. Clancy served as managing director of Enterprise Partners Venture Capital, leading its Internet, consumer and software investment practices. Prior to joining Enterprise Partners Venture Capital, Mr. Clancy was a partner at TRC, Inc., a software consulting company, the chief executive officer of Expersoft, a developer of Internet Infrastructure software, and Vice President of Technology Development for Transaction Technology, Inc., a subsidiary of Citicorp. Mr. Clancy serves on the board of a number of private companies, is a board member and past president of the San Diego Venture Group and previously served as a director of Stamps.com (STMP). Mr. Clancy earned a B.S. from Rensselaer Polytechnic Institute. We believe Mr. Clancy is qualified to serve on our Board of Directors due to his more than 30 years of experience as an executive and an investor in software and services companies.

Bruns H. Grayson has served on our Board of Directors since May 2009. Mr. Grayson is a managing partner at ABS Ventures, a venture capital firm, where he has managed all of the firm’s venture capital partnerships since 1983. Mr. Grayson began his career as a venture capitalist in 1981 at Adler & Co., a venture capital firm. Prior to that time, he was an associate at McKinsey and Co., a management consulting firm. Mr. Grayson earned a B.A. from Harvard University, an M.A. from Oxford University, and a J.D. from The University of Virginia Law School. We believe Mr. Grayson is qualified to serve on our Board of Directors due to his 30 years of experience, his many investments in early stage high technology businesses and his experience as a director in many private and public companies.

Stephen L. Green has served on our Board of Directors since November 2001 and is the Chairman of our Audit Committee. Since 1991, Mr. Green has been a partner with Canaan Partners, a venture capital firm, where he has invested in technology companies. From October 1985 until November 1991, Mr. Green served as managing director of General Electric Capital’s Corporate Finance Group. Mr. Green also serves on the board of directors and audit and compensation committees of Dean Foods Company, a leading food and beverage company; the board of directors and audit committee of Caris Life Sciences, a provider of diagnostic, translational development and pharmaceutical services; the board of directors and audit and compensation committees of Bidding4Good.com, Inc., an online auction fundraising platform; and the board of directors and audit committee of Verance Corporation, a media technology developer, all of which are privately held. Mr. Green also served as chairman of the audit committee at Advance PCS from 1993 to 2005. Mr. Green earned a B.A. in English from Amherst College. In addition, Mr. Green held a variety of financial roles over a 12-year period at General Electric, including a five year term as corporate auditor. We believe Mr. Green is qualified to serve on our Board of Directors due to his broad background in analyzing and financing companies involved in manufacturing, retail, radio, television, cable broadcasting and financial services during his 25-year career in private equity.

Joseph Levin has served on our Board of Directors since February 2008. Since November 2009, Mr. Levin has served as chief executive officer of Mindspark Interactive Network, a wholly-owned subsidiary of IAC, a leading internet company. Since joining IAC in 2006, Mr. Levin held a number of strategic planning and finance positions with IAC, including senior vice president, mergers & acquisitions and finance from January 2008 to November 2009. Prior to joining IAC, Mr. Levin worked in the technology mergers & acquisitions group at Credit Suisse First Boston (now Credit Suisse), an investment banking firm. Mr. Levin is a member of the boards of directors of Tree.com, a leading online lending exchange listed on the Nasdaq stock market, and Merchant Circle, a private venture-backed company which provides social networking services for local business owners. Previously, Mr. Levin served on the board of directors of Points International Ltd., a company that helps loyalty programs to drive greater online membership. Mr. Levin earned both a B.S. in economics and a B.A.S. in engineering from the University of Pennsylvania. We believe Mr. Levin is qualified to serve on our Board of Directors due to his senior executive management, strategic planning and mergers and acquisitions and finance experience.

Scott Schultz has served on our Board of Directors since May 2009. Mr. Schultz has served as the managing director for recreational tennis at the United States Tennis Association (USTA) since June 2003. Before joining the USTA, Mr. Schultz founded Ferris State University’s Professional Tennis Management (PTM) program, the nation’s first bachelor degree program in tennis. He served as the program’s Director from 1987 to 1998 and then as a full professor for PTM in the University’s College of Business from 1998 to 2003. Mr. Schultz also previously served as associate vice president for administration and finance at Ferris State University, where he oversaw all of the University’s auxiliary enterprise business units. Mr. Schultz was a four-year scholarship tennis player at Western Michigan University, where he earned a B.B.A. He has also earned an M.S. in Career and Technical Education from Ferris State University. We believe Mr. Schultz is qualified to serve on our Board of Directors due to his finance background and his executive experience within our industry.

Board Composition

Effective upon the completion of this offering, our Board of Directors will be authorized to have seven members. There are no family relationships among any of our directors and executive officers. Our Board of Directors will be comprised of three classes, as follows:

•	Class I, whose members will be Messrs. Grayson and Levin. The terms of the Class I directors will expire at our 2012 annual meeting of stockholders;

•	Class II, whose members will be Messrs. Green, Landa and Schultz. The terms of the Class II directors will expire at our 2013 annual meeting of stockholders; and

•	Class III, whose members will be Messrs. Alberga and Clancy. The terms of the Class III directors will expire at our 2014 annual meeting of stockholders.

At each annual meeting of stockholders to be held after this initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized number of directors may be changed only by resolution of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on the election of directors.

Board of Directors Leadership Structure

Our Board of Directors believes that Mr. Alberga’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of our company and our stockholders. Mr. Alberga possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and we believe he is the person best positioned to develop agendas that ensure that our Board of Directors time and attention is focused on the most critical matters. Our Board of Directors believes that his combined role enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees, customers and vendors. Each of the directors other than Messrs. Alberga and Landa is independent under the rules of the NYSE and the SEC, and our Board of Directors believes that the independent directors provide effective oversight of management. Although our Board of Directors currently believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, our amended and restated bylaws and corporate governance principles will provide our Board of Directors with the flexibility to separate the positions of Chairman of the Board and Chief Executive Officer. While we do not currently intend to separate these positions, a change in leadership structure would be made if our Board of Directors determines it is in the best long-term interests of our stockholders.

The Board’s Role in Risk Oversight

Our Board of Directors’ role in risk oversight includes receiving reports from members of management regarding material risks faced by the company and applicable mitigation strategies and activities, at least on a quarterly basis. The reports cover the critical areas of operations, sales and marketing, technology and legal and financial affairs. Our Board of Directors and its committees consider these reports, discuss matters with management and identify and evaluate strategic or operational risks, and determine appropriate initiatives to address those risks.

Director Independence

Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering.

Our Board of Directors has undertaken a review of the composition of our Board of Directors and each of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that Messrs. Clancy, Grayson, Green, Levin and Schultz, representing five of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board of Directors has established the following committees: an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Directors serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process. The responsibilities of this committee include, among other things:

•	engaging our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the objectivity and independence of our independent auditors and the individuals assigned to the engagement team as required by law;

•	reviewing our annual and quarterly consolidated financial statements and reports and discussing the financial statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management any significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding internal controls, accounting or auditing matters;

•	establishing procedures for the confidential, anonymous submissions by employees regarding accounting, internal controls or accounting matters; and

•	reviewing and, if appropriate, approving proposed related party transactions.

Both our independent auditors and management periodically meet separately with our audit committee. We will adopt an audit committee charter prior to completion of our initial public offering, a copy of which will be available on our website www.activenetwork.com.

The current members of our audit committee are Messrs. Clancy, Grayson and Green. Mr. Green serves as chairman of the committee. Our Board of Directors has determined that all of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board of Directors has determined that each member of audit committee is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Our Board of Directors has determined that all of the members of our audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

Compensation Committee. Our compensation committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. The responsibilities of this committee include, among other things:

•

determining the compensation and other terms of employment of our executive officers and senior management, including our Chief Executive Officer, and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to members of our Board of Directors;

•

evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	administering the issuance of stock options and other equity incentive arrangements under our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements; and

•

reviewing and approving the terms of employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and senior management.

Our compensation committee reviews and evaluates potential risks related to our compensation policies and practices for employees and has determined that we have no compensation risks that are reasonably likely to have a material adverse effect on our company. We structure our compensation to address company-wide risk. This is accomplished in part by tying compensation to corporate goals and individual performance goals. These goals can be adjusted annually to address risks identified in the annual risk assessment. We also use a mix of different compensation elements to balance short-term awards versus long-term awards to align compensation with our business strategy and stockholders’ interests. We believe the combination of base salary, performance-based cash awards and stock-based incentive awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our company. We will adopt a compensation committee charter prior to completion of our initial public offering, a copy of which will be available on our website at www.activenetwork.com.

The current members of our compensation committee are Messrs. Clancy, Green and Schultz. Mr. Clancy serves as the chairman of the committee. Our Board of Directors has determined that all of the members of our compensation committee are independent directors under the applicable rules and regulations of the SEC and NYSE.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors.

The responsibilities of this committee include, among other things:

•	developing and maintaining a current list of the functional needs and qualifications of members of our Board of Directors;

•	evaluating director performance on the board and applicable committees of the Board of Directors and determining whether continued service on our Board of Directors is appropriate;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating stockholder nominations of candidates for election to our Board of Directors;

•	developing, reviewing and amending a set of corporate governance policies and principles, including a code of ethics;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•

recommending to our Board of Directors the establishment of such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

We will adopt a nominating and corporate governance committee charter prior to completion of our initial public offering, a copy of which will be available on our website www.activenetwork.com.

The current members of our nominating and corporate governance committee are Messrs. Clancy, Grayson and Green. Mr. Green serves as the chairman of the committee. Our Board of Directors has determined that all of the members of our nominating and corporate governance committee are independent directors under the applicable rules and regulations of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Code of Ethics

We will adopt a code of ethics that applies to all of our officers, including those officers responsible for financial reporting, directors and employees prior to completion of our initial public offering. We will post a copy of our code of ethics, and intend to post amendments to this code, or any waivers of its requirements, on our website at www.activenetwork.com, as permitted under SEC rules and regulations.

Director Compensation

Since we were founded in 1999, we have not formalized a director compensation program, nor have we compensated members of our Board of Directors, except for director fees paid to Mr. Clancy for his service as Chairman of our audit committee during the fiscal year ended December 31, 2010.

In March 2011, the compensation committee adopted our non-employee director compensation policy, pursuant to which non-employee directors will be compensated for their services on our Board of Directors. Pursuant to the policy:

•

each non-employee director will receive an annual fee of $32,500 payable for the director’s service during the year and 46,000 options to purchase shares of common stock. The number of options to be granted to directors in subsequent years will be adjusted to account for among other things, the trading history of our stock and the compensation policies of our peer companies;

•

the Chairman of the audit committee will receive an additional annual fee of $20,000 for the Chairman’s service during the year and each audit committee member will receive an additional annual fee of $5,500;

•

the Chairman of the compensation committee will receive an additional annual fee of $10,000 for the Chairman’s service during the year and each compensation committee member will receive an additional annual fee of $4,000; and

•

the Chairman of the corporate governance and nominating committee will receive an additional annual fee of $8,750 for the Chairman’s service during the year and each corporate governance and nominating committee member will receive an additional annual fee of $2,750.

Annual option grants to directors will have an exercise price per share determined at the fair market value on the date of grant and will vest in equal monthly installments over the 12-month period following the date of grant. Each director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.

Following the completion of this offering, all of our directors will be eligible to participate in our 2011 Plan, and our employee directors will be eligible to participate in our 2011 ESPP. For a more detailed description of these plans, see “Employee Benefit Plans.”

Non-Employee Director Compensation Table

The following table sets forth information regarding compensation earned by our non-employee-directors during the fiscal year ended December 31, 2010:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Thomas N. Clancy(2)	$50,000	$22,230	$72,230
Stephen L. Green	–	–	–
Bruns H. Grayson	–	–	–
Joseph Levin	–	–	–
Scott Schultz	–	–	–

(1)	Reflects the grant date fair value of all awards made during the year calculated using the assumptions described in note 16 to our audited financial statements included elsewhere in this prospectus. As of December 31, 2010, none of our directors had any outstanding options.

(2)	As of December 31, 2010, Mr. Clancy holds 37,813 shares of common stock which were acquired upon early exercise of options. 17,500 of the unvested shares remain subject to a right of repurchase by us, which lapses over the remaining 26-month vesting schedule. 20,313 of the unvested shares remain subject to a right of repurchase by us, which lapses over the remaining 37-month vesting schedule.

Executive Compensation

Compensation Discussion and Analysis

We designed, and intend to modify as necessary, our compensation and benefits programs and philosophy, to attract, retain and incentivize talented, qualified and committed executive officers that share our commitment to our organizer customers and participant communities and desire to work toward our corporate objectives and annual and long-term goals. We believe compensation incentives for our executive officers should promote the success of our company and motivate them to pursue corporate objectives, and above all should be structured so as to reward clear, easily measured performance goals that closely align the executive officers’ incentives with the long-term interests of our stockholders. Our executive compensation programs combine short- and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to create incentives and reward our executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.

The compensation committee of our Board of Directors oversees our executive compensation program. In this role, the compensation committee reviews on an annual basis and approves all compensation decisions relating to our executives, including our named executive officers. Our compensation programs have historically reflected our status as a start-up company, and our principal objective has been to preserve cash resources while attracting and retaining executive talent, largely through the grant of equity incentives consisting of stock options that vest over time. By focusing our executive compensation program on equity incentive awards, we have sought to align the interests of our executive officers and stockholders by motivating executive officers to increase the value of our stock over time.

In January 2011, our compensation committee engaged Compensia, an independent executive compensation consulting firm, to evaluate our executive compensation programs relative to those of a public company peer group and to make recommendations with respect to appropriate levels and forms of compensation. The objective of this evaluation and the resulting compensation adjustments will be to ensure that we remain competitive as a newly public company and that our named executive officers have meaningful incentives to remain employed with us and contribute to the achievement of our corporate goals. Based on these recommendations, our compensation committee is in the process of a comprehensive review and evaluation of all of our compensation programs.

Our compensation committee intends to determine allocations of compensation between cash and equity compensation or among different forms of non-cash compensation based on its review of typical allocations within our compensation peer group. The committee has not adopted, however, and has no current plans to adopt, any policy requiring a specific allocation between cash and equity compensation or between short-term and long-term compensation. In the course of its deliberations, the committee will review each component of compensation, how they relate to each other and, in particular, how they relate to and affect total compensation. The compensation committee’s philosophy is that a substantial portion of an executive officer’s compensation should be performance-based, whether in the form of equity or cash compensation. In that regard, we also expect to continue to use options or other equity incentive awards as a significant component of compensation because we believe that they best align individual compensation with the creation of stockholder value. We also expect to continue to use cash incentive plans tied to our annual corporate goals.

Our named executive officers for fiscal year 2010 were David Alberga, Chief Executive Officer and Chairman of the Board; Matthew Landa, President and Director; Scott Mendel, Chief Financial Officer; Jon Belmonte, Chief Media Officer; and Matt Ehrlichman, Chief Strategy Officer.

Overview of Compensation Program

The elements of our compensation program are directed toward providing our executives with both annual and long-term performance incentives, with the overall objective to motivate our executives to help us achieve our corporate goals and build value for our stockholders. The elements of our compensation program primarily include:

•	base salary;

•	annual performance-based cash bonus awards; and

•	stock-based incentive awards.

We also provide our executives with long-term disability insurance and a limited number of additional benefits that are provided to all of our employees. Each of these compensation elements is described in more detail below.

In determining the relevant amounts for each of these compensation elements to be awarded to our executives, our compensation committee considers the following objectives:

•

A Substantial Portion of Executive Compensation Should Be Performance-Based. We believe that a substantial portion of the compensation received by each of our executives should be directly tied to, and contingent upon, the performance of our company as a whole and the executive’s individual contribution and performance. To support this objective, we established the 2010 Active Incentive Plan, or the Bonus Plan. The Bonus Plan is designed to align each executive’s efforts with our key corporate goals by providing an opportunity for the executive to earn an annual cash bonus with amounts determined by considering our success in achieving our corporate goals, which are Adjusted EBITDA and revenue targets.

•

Stock-Based Incentive Awards Should Comprise a Substantial Portion of Executive Compensation. We believe that a substantial portion of executive compensation should be delivered in the form of stock-based incentive awards in order to align the long-term interests of our executives with those of our stockholders and to provide a retention incentive to our executives.

•

Our Executive Compensation Should Be Competitive and Fair. In order to help us attract and retain talented executives, we believe that our compensation programs should be competitive when compared to our peers as well as perceived as fair, when considered both externally as well as internally.

Compensation Process

Our compensation committee is responsible for establishing our compensation philosophy and setting the compensation levels for our executives, including base salaries, target-based cash bonus awards and stock-based incentive awards. The compensation committee is responsible for approving the corporate goals for purposes of determining annual cash bonus awards. To assist the compensation committee, our Chief Executive Officer will prepare a report at the beginning of each fiscal year recommending base salaries, stock-based incentive awards, corporate goals for the fiscal year and individual performance goals for each executive officer. The compensation committee in its sole discretion may accept or adjust the compensation recommendations it is provided. No executive officer is present at the time his or her compensation is being discussed or determined by the compensation committee.

In addition to the report, our compensation committee considers relevant market compensation data. Historically, we have informally considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in our industry based on general knowledge possessed by members of our compensation committee. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. We will favor a more empirically-based approach that involves formal benchmarking as well as best practices with respect to compensation and benefits.

In January 2011, our compensation committee engaged Compensia, a national compensation consulting firm, to provide executive compensation advisory services for 2011, including the following:

•	an assessment of our executives’ base salaries, cash bonuses and equity compensation levels and plan structures;

•	a review of market and “best” practices with respect to executive severance/change-of-control arrangements;

•	assistance with a review of our equity compensation strategy, including the development of award guidelines and an aggregate spending budget;

•	a review of considerations and market practices related to short-term cash incentive plans; and

•	a review of board of director compensation market practices among public high-technology companies.

Accordingly, the compensation paid to our named executive officers for fiscal year 2010 is not necessarily indicative of how we will compensate our named executive officers going forward.

Determination of Executive Compensation

In setting the compensation for our executive officers, our compensation committee places significant emphasis on the recommendation of our Chief Executive Officer (other than with respect to determining his own compensation), considers our overall performance during the prior fiscal year and the executive’s individual contributions during the prior fiscal year, as well as relevant market data. With respect to the hiring of Mr. Mendel as our Chief Financial Officer in March 2010, the compensation committee considered Mr. Mendel’s executive background, relevant market data and prior compensation earned by Mr. Mendel in lieu of prior year performance.

Components of Executive Compensation

As indicated above, we compensate our executives through a combination of annual and long-term incentives that are designed to motivate our executives to help us achieve our key corporate goals and build value for our stockholders.

Base Salary. Our compensation committee is responsible for setting our executive base salaries. Our base salaries reflect salaries that our compensation committee generally acknowledged to be below base salaries available at larger public companies. Many of the named executive officers were early employees who recognized our cash constraints as we focused resources on the development of our business and who agreed to relatively lower base salaries in exchange for equity incentive awards. In setting base salaries for our executive officers in 2010, our compensation committee considered the executive’s position, our success in achieving our prior year corporate goals, the individual’s contribution and performance during the prior fiscal year and informal benchmarking. As described below, going forward we will favor a more empirically-based approach that involves formal benchmarking based on an executive compensation peer group. The compensation committee also considers the evaluations and recommendations proposed by our Chief Executive Officer. The compensation committee evaluates and sets the base salaries for our executives on an annual basis following mid-year performance reviews, as well as upon a promotion or other change in responsibility.

Our named executive officers have been paid the below annualized base salaries for the year ending December 31, 2010, and effective July 2011, will be paid the below annualized base salaries for the year ending December 31, 2011.

Name and Title	2010 Base Salary	2011 Base Salary
David Alberga, Chief Executive Officer	$281,218	$390,000
Matthew Landa, President	246,582	350,000
Scott Mendel, Chief Financial Officer	240,000	290,000
Jon Belmonte, Chief Media Officer	211,946	230,000
Matt Ehrlichman, Chief Strategy Officer	207,962	250,000

One of the objectives of our compensation program going forward is to provide our named executives with base salaries that are competitively reasonable and appropriate in the talent market for our business needs and circumstances. With the assistance of Compensia, in March 2011, our compensation committee conducted an analysis of base salaries using compensation data disclosed in public filings to establish reference points that we used to compare our named executives’ 2010 base salaries to those provided by peer companies.

Our compensation committee selected our peer companies, taking into account Compensia’s recommendations, based on the following characteristics:

•	principal business in a related industry segment compared to our company (i.e. software);

•	broadly similar in revenue and revenue growth compared to our company;

•	principal headquarters location on either the east coast or west coast; and

•	recent transition to a public company.

Peer Companies for Base Salary in Fiscal Year 2011

Demand Media

Intralinks Holdings

Quinstreet

Ancestry.com

Blackboard

Blue Nile

comScore

Constant Contact

Reachlocal

Realpage

Shutterfly

Synchronoss Technologies

Taleo

Ultimate Software Group

Concur Technologies

SuccessFactors

NetSuite

WebMD Health

As a result of this analysis, our compensation committee determined that 2010 base salaries were well below that of the peer group and increased base salaries of our named executive officers in 2011 to approximately the 25% percentile of our peers. Our compensation committee expects that named executive officers’ base salaries will continue to increase markedly in 2012 as we continue to develop our compensation policies as a public company. The compensation committee believes that our base salaries should be competitive with our peers and following a transition period, expects base salaries to continue to increase to at least the 50% percentile of our peer group.

We also consider many other factors in the process of determining compensation levels for each named executive officer, including:

•	our belief that our compensation amounts should be internally fair and equitable relative to roles, responsibilities and relationships among our named executive officers;

•	prior compensation or amounts realized or realizable from equity compensation by named executive officers; and

•	the evaluations and recommendations proposed by our Chief Executive Officer (other than with respect to his own compensation).

We do not have a predefined framework that determines which factors may be more or less important, and the emphasis placed on specific factors may vary among the named executive officers. Ultimately, it is our compensation committee’s judgment of these factors, along with competitive data, that form the basis for determining named executives’ base salaries.

Performance-Based Cash Bonus Awards. Our compensation committee is responsible for administrating our Bonus Plan. All named executive officers are eligible to participate in the Bonus Plan. The Bonus Plan is designed to align each executive’s efforts with our corporate goals. For fiscal year 2010, our corporate goals were based on two equally weighted goals: Adjusted EBITDA and net revenue.

The Bonus Plan has three thresholds of achievement for our corporate goals: base plan (50% of target), target plan (100% of target) and maximum plan (150% of target). Each threshold requires us to achieve both our Adjusted EBITDA and net revenue targets for the applicable threshold bonus to be paid for 2010. In 2010, our Adjusted EBITDA base plan target was $25.0 million and our net revenue base plan target was $275.0 million. Following achievement of a threshold, bonuses are assessed independently on a linear basis and the degree to which we perform against these goals will determine the amounts payable under the Bonus Plan. The resulting calculation of the Adjusted EBITDA component (50%) and revenue component (50%) is summed to arrive at a total target bonus amount for each named executive officer. Achievement above and beyond the maximum threshold level may result in an additional bonus reward based on exceptional individual contributions. In addition, to reward exceptional individual contributions, in certain circumstances, the compensation committee may determine to award a bonus to a named executive officer in the event we do not achieve our corporate goals. However, individual incentive payments will not be an entitlement. There are no other individual components required for our named executive officers to receive a bonus award under the Bonus Plan as each executive’s individual contributions are linked to our corporate goals.

At the time the corporate goals were set, our compensation committee believed that the corporate goals were challenging and aggressive. For example, at each of the three thresholds, we would have had to achieve an exceptional year-over-year increase in our annual Adjusted EBITDA and revenue. Our compensation committee believed that the achievement of the Adjusted EBITDA and revenue goals at each of the threshold levels would require extraordinary efforts, excellent leadership, effective leveraging of our competencies and a clear focus on driving results throughout the year.

After the end of each fiscal year, the compensation committee will be responsible for setting the actual bonus amounts to be awarded. To assist our compensation committee, each year our Chief Executive Officer will provide the compensation committee with documentation regarding full or partial achievement of our corporate goals.

We may terminate the Bonus Plan at any time, and may alter the terms and conditions under which the bonus awards are set, calculated or paid. For fiscal year 2010, our compensation committee set the thresholds at the following three levels based on each named executive officer’s role and responsibilities. The target Bonus Plan threshold is equivalent to 80% of the executive’s base salary as in effect on January 1, 2010. Scott Mendel’s thresholds are pro-rated for his ten months of service with the company during fiscal year 2010.

Name and Title	Base Plan (50% Target)	Target Plan (100% Target)	Maximum Plan (150% Target)
David Alberga, Chief Executive Officer	$110,448	$220,896	$331,344
Matthew Landa, President	96,845	193,690	290,534
Scott Mendel, Chief Financial Officer	80,000	160,000	240,000
Jon Belmonte, Chief Media Officer	83,242	166,483	249,725
Matt Ehrlichman, Chief Strategy Officer	87,200	174,200	261,600

For fiscal year 2010, we achieved our Adjusted EBITDA and net revenue objectives, which triggered the funding of our 2010 Bonus Plan. Our base plan bonus amounts assume we are able to fund a $3.5 million bonus pool following achievement of our Adjusted EBITDA target. For fiscal year 2010, following achievement of our EBITDA target, we were able to fund the non-discretionary component of our bonus pool in an amount equal to 42% of our target plan bonus amount. As a result, our compensation committee made a determination to award each of our named executives with a bonus amount equal to 42% of their target plan bonus amount for

2010. In addition, David Alberga, our Chief Executive Officer, elected to allocate a portion of his 2010 bonus amount to other named executive officers who substantially contributed to the achievement of our corporate goals in 2010. Mr. Alberga did not base his allocation on any predefined criteria. Based on the foregoing, our named executive officers received bonuses in the following amounts for 2010. All bonus amounts were paid in April 2011.

Name and Title	2010 Bonus Amount
David Alberga, Chief Executive Officer	$85,000
Matthew Landa, President	85,000
Scott Mendel, Chief Financial Officer	85,000
Matthew Ehrlichman, Chief Strategy Officer	76,000
Jon Belmonte, Chief Media Officer	73,000

For fiscal year 2009, we did not achieve our Adjusted EBITDA and revenue targets, and a result, no bonuses were paid to executive officers under the Bonus Plan. However, our named executive officers employed with us in 2009 will receive retention-based cash incentive awards in the amounts set forth below for services performed in 2009, payable on the earlier of May 25, 2012, or 60 days following the closing date of our initial public offering. Our compensation committee granted the awards on a deferred basis for retention purposes. Each named executive officer must be employed at the payment date to receive the award.

Name and Title	Amount of Special Deferred Incentive Award
David Alberga, Chief Executive Officer	$230,000
Matthew Landa, President	230,000
Jon Belmonte, Chief Media Officer	151,500
Matt Ehrlichman, Chief Strategy Officer	158,558

Stock-Based Incentive Awards. In addition to our performance-based cash bonus awards, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards generally consist of options to purchase shares of our common stock. We believe that stock option awards help further our compensation objectives by encouraging our executives to remain with us through at least the vesting period applicable to the award and by providing our executives with incentives to continue to focus on our financial performance and increasing stockholder value.

Our executive officers generally receive a stock option award in connection with their initial hire, following promotions and on an annual basis. Our Chief Executive Officer, after consulting with our compensation committee, recommends to our compensation committee the specific number of shares to be subject to each option award granted to each named executive officer. The recommendation is based on the assessment of company performance and the named executive officer’s performance during the prior fiscal year, the levels of the other components of the named executive officer’s compensation and the dilutive effects of equity grants. While our compensation committee utilized market data based on the general knowledge of our compensation committee in making a determination regarding equity grants, our compensation committee gave significant deference to the recommendations of our Chief Executive Officer, as he is most familiar with the other named executive officers’ performance. Our Chief Executive Officer did not utilize any predefined criteria that determines which factors may be more or less important, and the emphasis placed on specific factors varied among the named executive officers. Ultimately, it is our compensation committee’s judgment of these factors, along with our compensation committee’s general knowledge of market data, that formed the basis for determining the equity awards granted to named executive officers. However, with respect to our hiring of Mr. Mendel in March 2010, we granted Mr. Mendel options to purchase 250,000 shares of our common stock based on his executive background and historical compensation, and with respect to Mr. Ehrlichman, our compensation committee based his award in large part on his increased role and responsibilities with the Company.

The same process is used to determine the specific number of shares to be subject to each option granted to our Chief Executive Officer, with the exception that the recommendation is made by the Chairman of our compensation committee. The Chief Executive Officer’s performance is assessed by the compensation committee with input from the other Board members.

To date, our equity incentives have been granted principally with time-based vesting. Most new hire option grants, including those for our executive officers, vest over a four-year period with 25% vesting at the end of the first year of employment and the remainder vesting in equal monthly installments over the subsequent three years of employment. Annual grants generally vest monthly in equal installments over a four year period. However, certain stock options awards have been granted to our named executive officers with vesting in equal monthly installments over two and three year periods. Although our practice in recent years has been to provide equity incentives principally in the form of stock option grants that vest over time, our compensation committee may consider alternative forms of equity in the future, such as performance shares, restricted stock units or restricted stock awards with alternative vesting strategies based on the achievement of performance milestones or financial metrics. See “2011 Equity Incentive Award Plan” below for additional information.

Stock and Option Grant Practices. In the absence of a public trading market for our common stock, our Board of Directors has historically determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including our financial condition, the likelihood of a liquidity event, the liquidation preference of our participating preferred stock, the price at which our preferred stock was sold, the enterprise values of comparable companies, our cash needs, operating losses, market conditions, material risks to our business and valuations obtained from independent valuation firms. All equity awards to our employees, consultants and directors were granted at no less than the fair market value of our common stock as determined in good faith by our Board of Directors on the date of grant of each award.

Going forward, we expect all stock and option awards to new and current employees, including our executive officers, will be granted at pre-determined meeting dates of the compensation committee. Our compensation committee will grant the equity awards in accordance with the dates fixed by this policy whether or not we are aware of any material non-public information (whether positive or negative) at the time of grant. The amount of realizable value related to such awards will be determined by our stock price on the date the awards vest, and therefore will be determined by our financial performance during the period prior to vesting. Whether our stock price moves up or down shortly after the grant date is largely irrelevant for purposes of the equity awards.

The exercise price of any option grant will be determined by reference to the fair market value of such shares, which the 2011 Equity Incentive Award Plan, or the 2011 Plan, defines as the closing price of our common stock on the New York Stock Exchange on the date of grant.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our executives with the following benefits:

•	Health Insurance. We provide each of our executives and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees.

•	Disability Insurance. We provide each of our executives with disability insurance.

•

Pension Benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives and other eligible employees are eligible to participate in our 401(k) defined contribution plan. Pursuant to our 401(k) plan, we made matching contributions for each of our named executive officers in an amount equal to $0.25 for every $1.00 contributed up to maximum of 1% of earnings.

•	Nonqualified Deferred Compensation. We do not currently provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

•

Perquisites. We have historically limited the perquisites made available to our executive officers. Our executives are entitled to relocation expenses on their initial hire and other benefits with de minimis value that are not otherwise available to all of our employees. This policy could change if we find it important to provide perquisites to increase our ability to attract and retain key employees.

Post-Employment Compensation

Certain terms and conditions of employment for each of our named executive officers are set forth in retention agreements. We recognized that it would be necessary to develop competitive compensation packages designed to attract and retain qualified candidates at our most critical positions. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure, balancing both competitive and internal equity considerations.

The retention agreements that we extended to our named executive officers provide for certain protections in the event of their termination of employment under specified circumstances, or following a change in control. We believe that these protections were necessary to induce these individuals to forego other opportunities or leave their current employment for a position in a new and unfamiliar organization. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our company.

For a summary of the material terms and conditions of these severance and change in control arrangements, see “—Retention and Change of Control Agreements.”

Accounting and Tax Considerations

Internal Revenue Code (the “Code”) Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past, we have granted options that we believe met those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A does apply to certain change of control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have designed the change of control severance arrangements described above in a manner to avoid the application of Section 409A.

Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the year ended December 31, 2010. The compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Fiscal Year Ended December 31,	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total
David Alberga	2010	$281,218	$88,920	$85,000	$2,187	(4)	$457,325
Chief Executive Officer
Matthew Landa	2010	246,582	71,136	85,000	291	(5)	403,009
President
Scott Mendel(3)	2010	193,846	483,163	85,000	57,734	(6)	819,743
Chief Financial Officer
Jon Belmonte	2010	211,946	44,460	76,000	2,283	(7)	334,689
Chief Media Officer
Matt Ehrlichman	2010	207,962	444,600	73,000	2,174	(8)	727,736
Chief Strategy Officer

(1)	Figures reflected are based on the grant date fair value of all awards made during the year calculated using the assumptions described in note 16 to our audited financial statements included elsewhere in this prospectus.

(2)	The amounts included in the Non-Equity Incentive Plan Compensation column for 2010 represent amounts earned and payable under the Bonus Plan, which will be paid in April 2011.

(3)	Mr. Mendel has served as our principal financial officer since March 2010. Prior to that time, Mr. Landa served as our principal financial officer.

(4)	Includes payment for long-term disability in the amount of $331 and 401(k) matching contributions in the amount of $1,856.

(5)	Includes payment for long-term disability in the amount of $291.

(6)	Includes payment for long-term disability in the amount of $216 and reimbursement for relocation expenses in the amount of $57,518.

(7)	Includes payment for long-term disability in the amount of $250 and 401(k) matching contributions in the amount of $2,033.

(8)	Includes payment for long-term disability in the amount of $262 and 401(k) matching contributions in the amount of $1,912.

2010 Grants of Plan Based Awards

The following table sets forth information regarding grants of plan based awards to each of the named executive officers during the fiscal year ended December 31, 2010. During the year ended December 31, 2010, we granted stock options to purchase 2,458,300 shares of our common stock under our 2002 Plan, including grants to executive officers. Generally, 25% of the shares subject to options vest one year from the date of hire and the remainder of the shares vest in equal monthly installments over the 36 months thereafter. Options granted one year from the date of hire start vesting immediately in equal monthly installments over 48 months. The exercise price per share of each stock option granted to our named executive officers was equal to the fair market value of our common stock as determined in good faith by our Board of Directors on the date of the grant. Options expire ten years from the date of grant.

Name	Grant Date	Estimated Future Payouts under Non-Equity Plan Incentive Awards ($)(1)			All Other Option Awards; Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(2)
		Base	Target	Maximum
David Alberga	–	$110,448	$220,896	$331,344	–	–	–
	3/5/2010	–	–	–	100,000	$1.96	$88,920
Matthew Landa	–	$96,845	$193,690	$290,534	–	–	–
	3/5/2010	–	–	–	80,000	1.96	71,136
Scott Mendel	–	$80,000	$160,000	$240,000	–	–	–
	3/8/2010	–	–	–	250,000	1.96	222,350
	11/18/2010	–	–	–	125,000	4.87	260,813
Jon Belmonte	–	$83,242	$166,483	$249,725	–	–	–
	3/5/2010	–	–	–	50,000	1.96	44,460
Matt Ehrlichman	–	$87,194	$174,387	$261,581	–	–	–
	3/5/2010	–	–	–	500,000	1.96	444,600

(1)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our Bonus Plan at the time the grants of awards were made. Each column assumes the achievement of our corporate goals at the applicable threshold level. The actual amounts paid to our named executive officers are set forth in the “Summary Compensation Table” above and the calculation of the total amounts paid is discussed more fully in “Executive Compensation—Compensation Discussion and Analysis.”

(2)	Figures reflected are based on the grant date fair value of all awards made during the year calculated using the assumptions described in note 16 to our audited financial statements included elsewhere in this prospectus.

Outstanding Option Awards at Year End

The following table sets forth information regarding outstanding option awards held by our named executive officers at December 31, 2010.

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name		Exercisable		Unexercisable
David Alberga	1/1/2002	88,018	(1)	–	$0.23	1/1/2012	–		–
	12/31/2003	14,293	(2)	–	$0.23	12/31/2013	–		–
	2/8/2005	15,626	(4)	–	$1.96	2/8/2015	–		–
	2/16/2006	150,408	(2)	–	$1.96	2/16/2016	–		–
	11/9/2006	482,701	(4)	–	$1.96	11/9/2016	–		–
	2/27/2007	100,000	(2)	–	$1.96	2/27/2017	–		–
	9/6/2007	479,650	(4)	–	$1.96	9/6/2017	–		–
	2/21/2008	100,000	(2)	–	$1.96	2/21/2018	–		–
	8/22/2008	158,966	(3)	–	$1.96	8/22/2018	–		–
	11/20/2008	299,646	(3)	–	$1.96	11/20/2018	–		–
	1/20/2009	158,300	(3)	–	$1.96	1/20/2019	–		–
	4/1/2009	100,000	(2)	–	$1.96	4/1/2019	–		–
	3/5/2010	100,000	(2)	–	$1.96	3/5/2020	–		–

Matthew Landa	12/31/2003	25,335	(2)	–	$0.23	12/31/2013	–		–
	2/16/2006	60,179	(2)	–	$1.96	2/16/2016	–		–
	11/9/2006	393,104	(4)	–	$1.96	11/9/2016	–		–
	2/27/2007	67,865	(2)	–	$1.96	2/27/2017	–		–
	9/6/2007	408,005	(4)	–	$1.96	9/6/2017	–		–
	2/21/2008	72,515	(3)	–	$1.96	2/21/2018	–		–
	8/22/2008	148,022	(3)	–	$1.96	8/22/2018	–		–
	11/20/2008	143,392	(3)	–	$1.96	11/20/2018	–		–
	1/20/2009	54,923	(3)	–	$1.96	1/20/2019	–		–
	4/1/2009	61,667	(2)	–	$1.96	4/1/2019	–		–
	3/5/2010	80,000	(5)	–	$1.96	3/5/2020	–		–

Scott Mendel	3/8/2010	250,000	(5)	–	$1.96	3/8/2020	–		–
	11/18/2010	125,000	(5)	–	$4.87	11/18/2020	–		–

Jon Belmonte	2/8/2005	13,333	(4)	–	$1.96	2/8/2015	–		–
	2/16/2006	36,887	(2)	–	$1.96	2/16/2016	–		–
	11/9/2006	333,049	(4)	–	$1.96	11/9/2016	–		–
	2/27/2007	55,000	(2)	–	$1.96	2/27/2017	–		–
	9/6/2007	340,201	(4)	–	$1.96	9/6/2017	–		–
	2/21/2008	55,000	(2)	–	$1.96	2/21/2018	–		–
	8/22/2008	108,597	(3)	–	$1.96	8/22/2018	–		–
	11/20/2008	203,579	(3)	–	$1.96	11/20/2018	–		–
	1/20/2009	107,599	(3)	–	$1.96	1/20/2019	–		–
	4/1/2009	38,542	(2)	–	$1.96	4/1/2019	–		–
	3/5/2010	50,000	(2)	–	$1.96	3/5/2020	–		–

Matt Ehrlichman	3/2/2007	–		–	–	–	78,500	(6)	485,130

(1)	Each option grant vests in 36 equal monthly installments beginning on the grant date, subject to acceleration as described under “Potential Payments upon Termination of Change of Control” below.

(2)	Each option grant vests in 48 equal monthly installments beginning on the grant date, subject to acceleration as described under “Potential Payments upon Termination or Change of Control” below.

(3)	Each option grant vests in 24 equal monthly installments beginning on the grant date, subject to acceleration as described under “Potential Payments upon Termination of Change of Control” below.

(4)	Each option is fully vested as of December 31, 2010.

(5)	Each option grant vests as to 25% of the shares subject to the option on the first anniversary of the grant date and 1/48th of the shares subject to the option on each monthly anniversary, subject to acceleration as described under “Potential Payments upon Termination or Change of Control” below.

(6)	Each stock award vests as follows: 50,000 shares on each of the first three anniversaries of the grant date and 78,500 shares on the fourth anniversary of grant date.

Options Exercised and Stock Vested

The following table sets forth certain information regarding exercised stock options and vested restricted stock during the year ended December 31, 2010 for each of the named executive officers. There was no public trading market for our common stock as of December 31, 2010. Accordingly, these values have been calculated on the basis of the mid-point of the estimated price range set forth on the cover of this prospectus, which is $17.00, less as applicable, the exercise price per share, multiplied by the number of shares issued or issuable, as the case may be, on the exercise of the option. This mid-point does not necessarily represent the actual value of our common stock at December 31, 2010. These options are immediately exercisable and, when and if exercised, will be subject to a repurchase right held by us, which right lapses in accordance with the respective vesting schedules for the option grants.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Alberga	–	$–	–	$–
Matthew Landa	350,000	5,264,000	–	–
Scott Mendel	–	–	–	–
Jon Belmonte	150,000	2,256,000	–	–
Matt Ehrlichman	500,000	7,520,000	150,000	2,550,000

Potential Payments upon Termination or Change in Control

The table below describes the potential payments or benefits to our named executive officers upon termination of employment by us without cause or termination of employment by the named executive officer for good reason, as if each executive’s employment terminated as of December 31, 2010. See “Employment Arrangements” for additional information.

Name	Base Salary	Health	Stock or Option Vesting(1)	Other	Total
David Alberga	$281,218	$17,267	$2,699,951	–	$2,998,436
Matthew Landa	246,582	17,267	2,163,218	–	2,427,067
Scott Mendel	240,000	15,276	5,276,250	–	5,531,526
Jon Belmonte	211,946	10,596	1,392,884	–	1,615,426
Matt Ehrlichman	–	–	7,105,558	–	7,105,558

(1)	The value of vesting acceleration is calculated assuming a price per share of $17.00, which is the mid-point of the price range set forth on the cover page of this prospectus, with respect to unvested option shares subject to acceleration minus the exercise price of these unvested option shares.

The table below describes the potential payments or benefits to our named executive officers upon a change of control of the company, as if such change of control occurred as of December 31, 2010. See “Employment Arrangements” for additional information.

Name	Stock or Option Vesting(1)
David Alberga	$2,699,951
Matthew Landa	2,163,218
Scott Mendel	5,276,250
Jon Belmonte	1,392,884
Matt Ehrlichman	7,105,558

(1)	The value of vesting acceleration is calculated assuming a price per share of $17.00, which is the mid-point of the price range set forth on the cover page of this prospectus, with respect to unvested option shares subject to acceleration minus the exercise price of these unvested option shares.

Employment Arrangements

Retention and Change of Control Arrangements

On August 17, 2005, we entered into executive retention agreements with each of Messrs. Alberga, Landa and Belmonte. These agreements were amended on December 22, 2008. In March 2010, we entered into an executive retention agreement with Scott Mendel with substantially the same terms. Each of these agreements provides that if we terminate the executive’s employment without cause (as defined in each of the respective retention agreements), if the executive terminates his employment for good reason (as defined in each of the respective retention agreements) or if the executive’s employment is terminated due to complete disability (as defined in each of the respective retention agreements), the executive will be entitled to receive the following:

•	base salary and accrued and unused vacation benefits earned through the date of termination, less standard tax withholding;

•

subject to certain exceptions, one year severance from the date of termination at the executive’s then base salary payable within ten days following termination of employment, plus (i) reimbursement of premiums for continued health care coverage for a one year period and (ii) an amount equal to the executive’s target annual bonus for the fiscal year assuming all performance objectives have been met and prorated based on the number of days the executive was employed with us prior to termination, payable within ten days following termination of employment; and

•	vesting of stock options on the date of termination with respect to the number of options and any other equity awards that would have vested over the 12-month period following the date of termination.

In addition to the foregoing, in the event of a change of control, regardless of termination, all of the executive’s stock options and any other equity awards become fully vested and the post-termination exercisability period will for be for up two years following termination.

For a summary of the material terms and conditions of acceleration of options granted under our 2002 Plan, see “Employee Benefit Plans.”

Offer Letters

On January 5, 2010, we entered into an offer letter with Scott Mendel, our Chief Financial Officer. The offer letter has no specific term and constitutes at-will employment. Mr. Mendel’s current base salary is $240,000, and he is eligible to participate in our annual incentive bonus plan. In connection with Mr. Mendel’s commencement of employment, we granted Mr. Mendel options to purchase 250,000 shares of our common stock and reimbursed him for certain relocation expenses.

On March 1, 2007, we entered into an offer letter with Matt Ehrlichman, our Chief Strategy Officer, which was subsequently amended on December 20, 2007. The offer letter has no specific term and constitutes at-will employment. Mr. Ehrlichman’s current base salary is $218,000, and he is eligible to participate in our annual incentive bonus plan. In connection with Mr. Ehrlichman’s commencement of employment, we granted 228,500 shares of restricted stock to Mr. Ehrlichman.

Employee Benefit Plans

2011 Equity Incentive Award Plan

In April 2011, our stockholders adopted and approved our 2011 Equity Incentive Award Plan, or 2011 Plan. 3,927,000 shares of our common stock have been initially authorized and reserved for issuance under our 2011 Plan. This reserve will automatically increase on January 1, 2012 and each subsequent anniversary through January 1, 2021, by an amount equal to the smaller of 5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or an amount determined by our Board of Directors. The number of shares authorized for issuance under our 2011 Plan will also be increased from time to time by up to that number of shares of common stock remaining subject to options and restricted stock awards outstanding under the 2002 Plan at the time of its termination that expire or terminate or are forfeited for any reason after the effective date of our 2011 Plan. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in our 2011 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards granted under our 2011 Plan which expire, are repurchased, or are cancelled or forfeited will again become available for issuance under our 2011 Plan. The shares available will not be reduced by awards settled in cash. Shares withheld to satisfy tax withholding obligations will not again become available for grant. The gross number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under our 2011 Plan.

Awards may be granted under our 2011 Plan to employees, including officers, directors, or consultants, of The Active Network and our present or future affiliated entities. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units and cash-based awards or other stock-based awards to any eligible participant.

The 2011 Plan is administered by our compensation committee. Subject to the provisions of our 2011 Plan, the compensation committee determines, in its discretion, the persons to whom, and the times at which, awards are granted, as well as the size, terms and conditions of each award. All awards are evidenced by a written agreement between us and the holder of the award. The compensation committee has the authority to construe and interpret the terms of our 2011 Plan and awards granted under our 2011 Plan.

In the event of a change in control as described in our 2011 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under our 2011 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The compensation committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of our Board of Directors who are not employees will automatically be accelerated in full. Our 2011 Plan also authorizes the compensation committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

2002 Stock Option/Stock Issuance Plan

Our 2002 Stock Option/Stock Issuance Plan, as amended, or our 2002 Plan, was initially adopted by our Board of Directors and approved by our stockholders in January 2002. As of March 31, 2011, the maximum number of shares of common stock issuable pursuant to the 2002 Plan is 18,262,408 shares plus the shares of common stock subject to options pursuant to awards granted under a previous stock plan forfeited after adoption of the 2002 Plan. As of March 31, 2011, options to purchase 4,566,499 shares of common stock had been exercised, options to purchase 13,406,661 shares of common stock were outstanding under our 2002 Plan and 296,999 shares of common stock remained available for grant. As of March 31, 2011, the outstanding options were exercisable at a weighted average exercise price of approximately $3.19 per share. The material terms of our 2002 Stock Plan are summarized below. Our 2002 Stock Plan is filed as an exhibit to the registration statement of which this prospectus is a part.

After the effective date of our 2011 Stock Plan, no additional awards will be granted under our 2002 Stock Plan, and all awards granted under our 2002 Stock Plan that are repurchased, forfeited, expire or are cancelled will become available for grant under our 2011 Stock Plan.

The compensation committee of our Board of Directors administers our 2002 Stock Plan. Subject to the terms and conditions of our 2002 Stock Plan, our compensation committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of our 2002 Stock Plan. Our compensation committee is also authorized to adopt, amend or rescind rules relating to administration of our 2002 Stock Plan. In May 2011, we amended our 2002 Stock Plan to allow for the cashless exercise of options. Our Board of Directors may at any time revest in itself the authority to administer our 2002 Stock Plan.

Options and stock purchase awards under our 2002 Stock Plan may be granted to individuals who are then our officers or employees or are the officers or employees of any parent or subsidiary of ours. Such awards may also be granted to our non-employee directors or consultants, or the non-employee directors or consultants of our parent or subsidiary corporations, but only employees may be granted ISOs.

Our 2002 plan provides that our compensation committee may grant or issue stock options and stock purchase awards or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

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Nonqualified Stock Options (“NQSOs”) provide for the right to purchase shares of our common stock at a specified price, which for purposes of our 2002 Stock Plan may be no less than 85% of the fair market value of the common stock on the date of grant, and usually will become exercisable (at the discretion of our compensation committee) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of performance targets established by our compensation committee. Under our 2002 plan, in the case of an NQSO granted to an individual who owns (or is deemed to own) at least 10%

of the total combined voting power of all classes of our capital stock, our 2002 plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant. NQSOs may be granted for a maximum 10 year term.

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Incentive Stock Options (“ISOs”) are designed to comply with the provisions of the Internal Revenue Code and will be subject to specified restrictions contained in the Internal Revenue Code. ISOs may only be granted to employees and must have an exercise price equal to or greater than the fair market value of the common stock underlying the ISO as of the date of grant. ISOs usually will vest and become exercisable in the same manner as NQSOs and may be granted for a maximum 10-year term. The aggregate fair market value of the shares of common stock for which one or more options granted to an employee may for the first time become exercisable as ISOs during any one calendar year cannot exceed $100,000 (to the extent that option grants would exceed this $100,000 limit, they are treated as NQSOs). If any employee to whom an ISO is granted is a 10% stockholder, then the ISO must have an exercise price equal to 110% of the fair market value of a share of common stock on the date of grant and may only have a maximum term of 5 years.

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Stock Purchase Awards are purchased through a stock purchase agreement. Subject to certain limitations, the purchase price for stock purchase awards must be at least 85% of the fair market value of the common stock on the date of grant or at the time the purchase is consummated, or 100% of the fair market value if the recipient of the stock purchase award possesses more than 10% of our total combined voting power, or any parent or subsidiary of ours. The purchase price for a stock purchase award may be payable in cash, a deferred payment arrangement or past services rendered for us. We may specify in any stock purchase award granted under our 2002 Stock Plan that such stock purchase award is subject to a right of repurchase on our behalf.

In the event of a change in control where the acquirer does not assume or replace awards granted under our 2002 Stock Plan, awards issued under our 2002 Stock Plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. All awards that are not exercised prior to the change in control will terminate. A stock award may provide for acceleration of vesting in the event of a change in control, or upon the optionee’s involuntary termination following a specified event, as may be provided in the applicable stock award agreement or other written agreement between the award recipient and us. Our standard forms of award agreements provide that following a change in control transaction where the optionee is involuntarily terminated within twelve months following such change in control, the equity awards granted under our 2002 Stock Plan will become accelerated to the lesser of (a) 25% of the shares subject to the award at the time of grant (or, if the award was replaced with a cash incentive program, 25% of the total cash payments that were placed in escrow and to be paid to the participant in connection with the change in control) or (b) all of the remaining unvested shares subject to the award (or, if the award was replaced with a cash incentive program, the participant’s cash payments that remain in escrow at the time of his or her termination) and the award will have a post-termination exercisability period of up to one year following such termination (but not later than the award’s expiration date).

Under our 2002 Stock Plan, a change in control is generally defined as:

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a stockholder-approved merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of our outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction;

•	a stockholder-approved sale, transfer or other disposition of all or substantially all of our assets; or

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the acquisition, directly or indirectly, by any person or related group of persons (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with, us), of beneficial ownership (within the meaning of Rule 13-d3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of our outstanding securities from a person or persons other than us.

Our Board of Directors may terminate, amend or modify our 2002 Stock Plan. However, stockholder approval of any amendment to the 2002 Stock Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, or for any amendment to our 2002 Stock Plan that is necessary to satisfy the requirements of Section 422 of the Internal Revenue Code with respect to ISOs. If not terminated earlier by our Board of Directors, our 2002 plan will terminate on the tenth anniversary of the date of its initial adoption by our Board of Directors.

2011 Employee Stock Purchase Plan

In April 2011, our stockholders adopted and approved our 2011 Employee Stock Purchase Plan, or our 2011 ESPP. 1,122,000 shares of our common stock have been initially authorized and reserved for sale under our 2011 ESPP. In addition, our 2011 ESPP provides for an automatic annual increase in the number of shares available for issuance under the plan on January 1 of each year beginning in 2011 and continuing through and including January 1, 2021 equal to the lesser of (i) 1% of our then issued and outstanding shares of common stock on the immediately preceding December 31, or (ii) a number of shares as our Board of Directors may determine. Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under our 2011 ESPP.

Our employees and employees of any parent or subsidiary corporation designated by our compensation committee are eligible to participate in our 2011 ESPP if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted a right to purchase stock under our 2011 ESPP if: (i) the employee immediately after such grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary corporation, or (ii) the employee’s rights to purchase stock under all of our employee stock purchase plans would accrue at a rate that exceeds $25,000 in value for each calendar year of participation in such plans.

Our 2011 ESPP is implemented through a series of sequential offering periods, generally three months in duration beginning on the first trading days of February, May, August, and November each year. However, our compensation committee may establish an offering period to commence on the effective date of our 2011 ESPP that will end on a date, on or about July 31, 2011. Our compensation committee is authorized to establish additional or alternative concurrent, sequential or overlapping offering periods and offering periods having a different duration or different starting or ending dates, provided that no offering period may have a duration exceeding 27 months.

Amounts accumulated for each participant, generally through payroll deductions, are credited toward the purchase of shares of our common stock at the end of each offering period at a price generally equal to the lesser of (i) 85% of the fair market value of our common stock on the first date of the offering period, or (ii) 85% of the fair market value of our common stock on the purchase date. Prior to commencement of an offering period our compensation committee is authorized to change the purchase price discount for that offering period.

No participant may purchase under our 2011 ESPP in any calendar year shares having a value of more than $25,000 measured by the fair market value per share of our common stock on the first day of the applicable offering period. Prior to the beginning of any offering period, our compensation committee may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, our compensation committee will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.

In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under our 2011 ESPP. If the acquiring or successor corporation does not assume such rights and obligations, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control as specified by our compensation committee, but the number of shares subject to outstanding purchase rights shall not be adjusted.

401(k) Plan

Effective January 2001, we adopted our 401(k) plan for our employees. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan. During the year ended December 31, 2010, we made matching contributions under the 401(k) plan in an amount equal to $0.25 for every $1.00 contributed by a participant up to maximum of 1% of earnings.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation, which will become effective upon the completion of this offering, limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated bylaws, which will become effective prior to the completion of this offering, also provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated

bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

RELATED PARTY TRANSACTIONS

Since January 2008, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and indemnification agreements described in “Management” and the transactions set forth below. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Stock and Option Repurchases

On August 22, 2008, we entered into a repurchase agreement with certain members of our senior management including two of our directors, pursuant to which we repurchased the following shares of our common stock at a purchase price of $14.43 per share and the following options at an option repurchase price of $14.43 per share:

Name	Number of Shares Repurchased	Aggregate Purchase Price
Matthew Landa	47,858	$690,591
Jon Belmonte	1,668	24,069
Kourosh Vossoughi	26,072	376,219

Name	Number of Options Repurchased	Aggregate Purchase Price
David Alberga	158,966	$2,293,879
Matt Landa	83,072	1,198,729
Jon Belmonte	106,333	1,534,385
Kourosh Vossoughi	19,128	276,017

In addition, in September 2008, we entered into a repurchase agreement with Matt Ehrlichman, a member of our senior management, pursuant to which we repurchased 22,850 shares of our common stock at a purchase price of $14.43.

Convertible Note Financing

On September 29, 2009, we entered into a note purchase agreement with certain lenders, pursuant to which we issued an aggregate of $4,000,000 of convertible promissory notes. Each convertible note accrues interest at a rate of ten percent (10%) subject to increase in the event the maturity date is extended beyond September 29, 2011. The notes are convertible into shares of our common stock at any time by the holder at a conversion price of $16.00 per share. Mr. Alberga, our Chief Executive Officer, purchased $1,000,000 of convertible notes, and entities affiliated with ABS Ventures, a holder of more than 5% of our outstanding common stock, purchased $3,000,000 of the convertible notes.

Series F Financing

On August 22, 2008, we issued an aggregate of 6,395,761 shares of Series F preferred stock in a private placement transaction at a price per share of $14.43. Each share of Series F preferred stock outstanding immediately prior to the offering is convertible into one share of common stock. The following table summarizes the shares of Series F preferred stock purchased by executive officers, directors and five-percent or greater stockholders and their affiliated entities.

Investors(1)	Series F Preferred Stock
Canaan Partners(2)	820,163
Stephen L. Green	11,434
ESPN(3)	5,265,400
TAO Venture Partners, LLC(4)	6,930

(1)	Unless otherwise noted, shares held by affiliated persons and entities have been added together for purposes of this chart. See “Principal and Selling Stockholders” for a chart of beneficial owners.

(2)	Stephen Green, who is a member of our Board of Directors, is a general partner of Canaan Partners. Entities affiliated with Canaan Partners are holders in the aggregate of more than 5% of our common stock.

(3)	Entities affiliated with ESPN are holders in the aggregate of more than 5% of our common stock.

(4)	Tom Clancy, who is a member of our Board of Directors, is the managing member of TAO Venture Partners, LLC.

In connection with the financing, we entered into an investors’ rights agreement with certain purchasers of our preferred stock and warrants to purchase our common stock, including the foregoing principal stockholders. Pursuant to the investor’s rights agreement, these holders are entitled to rights with respect to the registration of their shares under the Securities Act. We also entered into a voting agreement with these purchasers pursuant to which these purchasers have agreed to vote for certain director designees with respect to any election of directors. The voting agreement terminates upon the closing of this offering. For a description of these registration rights, please see the section entitled “Description of Capital Stock—Registration Rights.”

Transactions with Elicia Acquisition Corp.

Pursuant to a Supplemental Ticketmaster CitySearch Stock Restriction and Right of First Negotiation Agreement, dated December 16, 1999, the Company granted to Ticketmaster an exclusive right of first negotiation with respect to a proposed acquisition of the Company. The duration of the exclusive negotiation period lasts 20 days in the event our Board of Directors solicits the acquisition proposal and ten days in the event such offer is unsolicited. Following the exclusive negotiation period, we may pursue an acquisition for a period of 150 days. The terms of the Stock Restriction and Right of First Negotiation Agreement terminate upon consummation of this initial public offering. In August 2008, Ticketmaster transferred all of the shares of our preferred stock held by it to Elicia Acquisition Corp., a holder of more than 5% of our common stock. In addition, Joseph Levin, a member of our Board of Directors, is the chief executive officer of Mindspark Interactive Network, a subsidiary of IAC, the parent company of Elicia Acquisition Corp.

In addition, on January 31, 2009, we entered into a Stock Acquisition Agreement with Elicia Acquisition Corp. pursuant to which we purchased all of the outstanding capital stock of ReserveAmerica Holdings Ltd. in exchange for the issuance of 3,461,018 shares of our Series F Preferred Stock, 515,855 shares of which are being held in escrow until July 31, 2011.

Transactions with the USTA

In August 2006, we entered into a Master Services Agreement and certain other related agreements with the United States Tennis Association, or USTA, as amended in December 2010. Scott Schultz, a member of our Board of Directors, is the managing director for recreational tennis at the USTA. Pursuant to the terms of these agreements, the USTA purchases certain software services from us. For the three months ended March 31, 2011, and for the years ended December 31, 2008, 2009 and 2010, respectively, net revenue from USTA and its affiliates was approximately $1.4 million, $4.1 million, $4.4 million and $4.7 million, respectively. In addition, the USTA holds a warrant to purchase 239,027 shares of our common stock.

Transactions with ESPN and Disney

In December 2007, we entered into an Internet advertising and promotion agreement with an affiliate of ESPN, as amended in May 2009. Entities affiliated with ESPN hold in the aggregate more than 5% of our common stock. Pursuant to the terms of the agreement, an affiliate of ESPN purchases certain advertising and promotion services from us. For three months ended March 31, 2011, and for the years ended December 31, 2008, 2009 and 2010, respectively, revenue from ESPN and its affiliates was $1.1 million, $4.4 million, $6.4 million and $6.5 million, respectively.

ESPN is a wholly-owned subsidiary of The Walt Disney Company (“Disney”). We have also entered into an online registration services agreement with Disney to provide online advertising. We earned revenues from Disney of $0.5 million, $0.5 million, $0.8 million and $0.9 million for the three months ended March 31, 2011, and for the years ended December 31, 2008, 2009 and 2010, respectively.

Stock Option Exchange Program

In September 2009, our Board of Directors approved a common stock option exchange program pursuant to which we permitted current employees holding previously granted and unexercised options with exercise prices above $1.96 per share to exchange those options, on a one-for-one basis, for new options with an exercise price of $1.96 per share, which represented the per share fair value of our common stock as of the date of such exchange. The new options had the same vesting schedules as the exchanged options. Under the exchange program unexercised options to purchase 8,417,984 shares of common stock, including unexercised options to purchase 6,210,851 shares of common stock held by our executive officers and directors, were exchanged for new options.

Other Agreements with Management

We have entered into employment offer letters and retention and change of control agreements with certain of our executive officers, which contain vesting acceleration or severance benefits upon termination of employment or a change of control. See “Management—Employment Arrangements — Retention and Change of Control Agreements” for a description of these agreements. Please see “Principal and Selling Stockholders” for a description of the option and stock holdings of our directors and executive officers. Please see “Management—Limitation of Liability and Indemnification” for a description of our indemnification agreements with our directors and executive officers.

Policy for Approval of Related Party Transactions

Our audit committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our Board of Directors determines may be considered related parties, has or will have a direct or indirect material interest. If advanced approval is not feasible, the audit committee has the authority to ratify a related party transaction at the next audit committee meeting. For purposes of our audit committee charter, a material interest is deemed to be any consideration received by such a party in excess of $120,000 per year.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that our committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by our committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of our committee. This approval authority may also be delegated to the chairman of the audit committee in respect of any transaction in which the expected amount is less than $250,000. No related party transaction may be entered into prior to the completion of these procedures.

The audit committee or its chairman, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as our committee or the chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and the nature of our relationship with the related party, the significance of the transaction to us, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in our best interest. No member of the audit committee may participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party, except that such member of the audit committee will be required to provide all material information concerning the related party transaction to the audit committee.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2011, and as adjusted to reflect the sale of 8,222,222 shares of common stock offered by us in this offering, for:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group;

•	each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock; and

•	each selling stockholder.

The table below reflects that as of April 1, 2011, there were 44,833,725 shares of common stock outstanding, assuming the automatic conversion of 34,631,891 outstanding preferred stock and the exercise, on a cash basis, of outstanding warrants to purchase 568,901 shares of common stock. The table below also includes the early exercise of 73,446 options on April 1, 2011.

The table below is based upon information supplied by officers, directors and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 1, 2011 are deemed outstanding. Such shares shall not be deemed outstanding for purposes of computing the percentage ownership of any other person.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Except as otherwise noted, the address for each person set forth in the table below is c/o The Active Network, Inc., 10182 Telesis Court, Suite 100, San Diego, California 92121.

	Shares of Common Stock Beneficially Owned Before the Offering(1)		Shares of Common Stock to be Sold in the Offering	Shares of Common Stock Beneficially Owned After the Offering(1)
	Number	Percent		Number	Percent
5% Stockholders:
Entities affiliated with ESPN(2)	9,646,735	21.5%	948,502	8,698,233	16.4%
Entities affiliated with Canaan Partners(3)	6,933,372	15.5%	681,714	6,251,658	11.8%
Elicia Acquisition Corp.(4)	4,600,052	10.3%	—	4,600,052	8.7%
Entities affiliated with ABS Ventures(5)	4,169,193	9.3%	—	4,169,193	7.9%
Named Executive Officers and Directors:
David Alberga(6)	2,629,508	5.6%	268,542	2,360,966	4.5%
Matthew Landa(7)	2,145,007	4.6%	210,905	1,934,102	3.6%
Scott Mendel(8)	475,000	1.0%	46,704	428,296	*
Jon Belmonte(9)	1,666,787	3.6%	163,885	1,502,902	2.8%
Matt Ehrlichman(10)	2,338,743	5.2%	229,954	2,108,789	4.0%
Thomas N. Clancy(11)	232,926	*	22,902	210,024	*
Stephen L. Green(12)	7,002,918	15.6%	681,714	6,321,204	11.9%
Bruns H. Grayson(13)	4,215,193	9.3%	—	4,215,193	7.9%
Joseph Levin(14)	46,000	*	—	46,000	*
Scott Schultz(14)	46,000	*	—	46,000	*
All current executive officers and directors as a group (10 persons)	20,798,082	40.4%	1,624,606	19,173,476	36.2%
Other Selling Stockholders:
Alex Barnetson(15)	524,176	*	51,539	472,637	*
Sheryl Roland(16)	200,000	*	19,665	180,335	*
Dennis Triplett(17)	175,000	*	17,207	157,793	*
Kourosh Vossoughi(18)	712,304	*	62,494	674,810	1.3%
Fredd Wall(19)	140,000	*	13,765	126,235	*
Scott Kyle(20)	88,526	*	20,000	68,526	*
James Woodman(21)	225,354	*	20,000	205,354	*

*	Represents beneficial ownership of less than 1%.

(1)	Number of shares owned as shown both in this table and the accompanying footnotes and percentage ownership before and after the offering is based on 44,833,725 shares of common stock outstanding on April 1, 2011, assuming none of the stockholders purchase shares in the offering. The percentage ownership after the offering is based upon the issuance 8,222,222 of shares in this offering. If the underwriters exercise the overallotment in full, the following stockholders will sell a total of 1,650,000 additional shares in the offering as follows: ESPN and its affiliates, 960,013 shares; and Canaan Partners and its affiliates, 689,987 shares.

(2)	Includes 4,823,368 of the shares are held by ESPN Digital Media, Inc. and 4,823,367 of the shares are held by Starwave Corporation. ESPN Digital Media, Inc. is a wholly-owned subsidiary of ESPN, Inc. Starwave Corporation is a wholly-owned subsidiary of The Walt Disney Company. ESPN, Inc. is a majority-owned subsidiary of The Walt Disney Company. The address of the entities affiliated with ESPN, Inc. is ESPN Plaza, Bristol, CT 06010.

(3)

The address of the entities affiliated with Canaan Partners is 285 Riverside Avenue, Suite 250, Westport, CT 06880. Shares beneficially owned consist of 124,857 shares held by Canaan Equity II Entrepreneurs LLC (“Canaan Entrepreneurs II”), 1,572,748 shares held by Canaan Equity II L.P. (“Canaan Equity II”), 703,533 shares held by Canaan Equity II L.P. (QP) (“Canaan QP II”), 78,862 shares held by Canaan Equity III Entrepreneurs LLC (“Canaan Entrepreneurs III”), 2,111,791 shares held by Canaan Equity III L.P. (“Canaan Equity III”) and 2,341,581 shares held by Canaan VII L.P. (“Canaan VII L.P.”). Canaan Equity Partners II LLC (“Canaan II”) as (a) the sole Manager of Canaan Entrepreneurs II and (b) the sole General Partner of each of Canaan Equity II and Canaan QP II, has ultimate voting and dispositive power over the shares held of record by Canaan Entrepreneurs II, Canaan Equity II and Canaan QP II (the “Canaan II Shares”). Canaan Equity Partners III LLC (“Canaan III”) as (a) the sole Manager of Canaan Entrepreneurs III and (b) the sole General Partner of Canaan Equity III, has ultimate voting and dispositive power over the shares held of record by Canaan Entrepreneurs III and Canaan Equity III (the “Canaan III Shares”). Canaan Partners VII LLC (“Canaan VII”) is the sole General Partner of Canaan VII L.P. and has ultimate voting and dispositive power over the shares held of record by Canaan VII L.P. (the “Canaan VII Shares”). Shared voting and dispositive power over the Canaan II Shares is vested in the managers of Canaan II, which are John V. Balen, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, Eric A. Young, Charmers Landing LLC (“Charmers”), Stonehenge LLC (“Stonehenge”) and Waubeeka LLC (“Waubeeka”). The sole managers of Charmers, Stonehenge and Waubeeka are Stephen L. Green, Gregory Kopchinsky and Guy M. Russo, respectively. Shared voting and dispositive power over the Canaan III Shares is vested in the managers of Canaan III, which are John V. Balen, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Seth A. Rudnick, Guy M. Russo and Eric A. Young. Shared voting and dispositive power over the Canaan VII Shares is vested in the managers of Canaan VII, which are Brenton K. Ahrens, John V. Balen, Maha S. Ibrahim, Deepak Kamra, Gregory Kopchinsky, Seth A. Rudnick, Guy M. Russo and Eric A. Young. Stephen L. Green, a member of the Company’s board of directors, is a manager of Canaan II and Canaan III. Mr. Green does not have voting or dispositive power over the Canaan VII shares.

(4)	The address of Elicia Acquisition Corp. is 555 W. 18th St., New York, New York 10011. Elicia Acquisition Corp. is a wholly owned subsidiary of IAC/InterActiveCorp. Voting and dispositive power over the shares resides with the board of directors of IAC/InterActiveCorp. The board of directors of IAC/InterActiveCorp. consists of Gregory R. Blatt, Edgar Bronfman, Jr., Barry Diller, Victor A. Kaufman, Donald R. Keough, Bryan Lourd, Arthur C. Martinez, David S. Rosenblatt, Alexander von Furstenberg, Richard F. Zannino and Michael P. Zeisser.

(5)	Includes 215,701 shares of common stock issuable upon conversion of outstanding principal and interest under convertible promissory notes as of April 1, 2011, 143,801 shares of which are held by ABS Ventures IX, L.P. and 71,900 shares of which are held by ABS Ventures IT, L.P. Also includes 14,049 shares of common stock held by ABS Investors L.L.C., 1,424,946 shares of common stock held by ABS Ventures IX, L.P. and 2,514,497 shares of common stock held by ABS Ventures VI L.L.C. ABS Ventures VI, L.P. is the sole member of ABS Ventures VI, L.L.C. Calvert Capital IV LLC is the general partner of ABS Ventures VI, L.P. Calvert Capital V LLC is the general partner of ABS Ventures IX, L.P. Calvert Capital VI LLC is the general partner of ABS Ventures IT, L.P. Calvert Capital Management Company is the sole member of Calvert Capital VI LLC. Bruns Grayson, the managing member of ABS Investors L.L.C. and Calvert Capital IV LLC, has voting and dispositive power with respect to the shares held by ABS Investors L.L.C. and ABS Ventures VI L.L.C. R. William Burgess, Jr. is also a managing member of Calvert Capital V LLC and shares voting and dispositive power with respect to the securities held by ABS Ventures IX, L.P. Mr. Grayson is the President of Calvert Capital Management Company and Mr. Burgess is its Vice President and together they share voting and dispositive power with respect to the shares held by ABS Investors LLC. The address of the entities affiliated with ABS Ventures is 950 Winter Street, Suite 2600, Waltham, MA 02451.

(6)	Includes options to purchase 2,373,409 shares of common stock currently exercisable, of which 438,785 remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule and 19,133 shares of common stock issued upon early exercise of options which remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule. Also includes 71,900 shares of common stock issuable upon conversion of outstanding principal and interest under convertible promissory notes as of April 1, 2011.

(7)	Includes 1,745,007 options to purchase shares of common stock currently exercisable of which (i) 1,438,652 are held by The Landa Family Trust utd May 18, 2007, of which 80,069 remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule, (ii) 306,355 are held by Mr. Landa, all of which 306,355 remain unvested and subject to a right of repurchase by us as of April 30, 2011, which lapses over the vesting schedule and (iii) 11,910 shares of common stock issued upon early exercise of options which remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(8)	Represents options to purchase 475,000 shares of common stock currently exercisable, of which 402,500 remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(9)	Includes 150,000 shares of common stock which are held by Jon Belmonte, Trustee of the Belmonte Trust dated 11/13/10 and 1,516,787 options to purchase shares of common stock currently exercisable, of which 250,105 remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(10)	Includes 671,871 shares of common stock which are held by Matt Ehrlichman Holdings, LLC. Also includes (i) 433,170 shares of common stock issued upon early exercise of options which remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule (ii) 50,000 options to purchase shares of common stock currently exercisable, of which all remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(11)	Includes 33,750 shares of common stock issued upon early exercise of options which remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule and options to purchase 46,000 shares of common stock currently exercisable, of which all remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule. Also includes 101,926 shares held by TAO Venture Partners, LLC. Tom Clancy is the managing member of TAO Venture Partners, LLC and has voting and dispositive power with respect to the shares. Mr. Clancy disclaims beneficial ownership except to the extent of his pecuniary interest therein. The address of TAO Venture Partners, LLC is c/o Tom Clancy, 3023 Lloyd St., San Diego, California 92117.

(12)	Includes 6,933,372 shares held by entities affiliated with Canaan Partners. See footnote 3 above. Also includes options to purchase 46,000 shares of common stock, of which all remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(13)	Includes 3,953,492 shares held by entities affiliated with ABS Ventures. Also includes 215,701 shares of common stock issuable upon conversion of outstanding principal and interest under convertible promissory notes held by entities affiliated with ABS Ventures as of April 1, 2011. See footnote 5 above. Also includes options to purchase 46,000 shares of common stock, of which all remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(14)	Includes options to purchase 46,000 of common stock, of which all remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapse over the vesting schedule.

(15)	Represents options to purchase shares of common stock currently exercisable, of which 98,959 remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(16)	Includes 50,939 shares of common stock issued upon early exercise of options which remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule and options to purchase 100,000 shares of common stock currently exercisable, of which all remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(17)	Includes 16,240 shares of common stock issued upon early exercise of options which remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule and options to purchase 140,030 shares of common stock currently exercisable, of which 128,969 remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(18)	Includes 26,250 shares of common stock issued upon early exercise of options which remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule and options to purchase 568,858 shares of common stock currently exercisable, of which 75,522 remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(19)	Represents options to purchase shares of common stock currently exercisable, of which 94,584 remain unvested and subject to a right of repurchase by us as of April 1, 2011, which lapses over the vesting schedule.

(20)	Includes 761 shares held by Scott Kyle’s wife.

(21)	Includes 215,339 shares held by James M. Woodman and Janina Iwanczak Woodman Revocable Trust.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our capital stock give effect to the following events, each of which will occur upon the completion of this offering:

•	the amendment and restatement of our bylaws;

•	the amendment and restatement of our certificate of incorporation; and

•	the conversion of our preferred stock into 34,631,891 shares of common stock.

Upon completion of this offering, our authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.001 per share.

The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Outstanding Shares

Based on 9,559,487 shares of common stock outstanding as of March 31, 2011, the conversion of our preferred stock into 34,631,891 shares of common stock upon the completion of this offering, the assumed exercise, on a cash basis, immediately prior to the completion of this offering, of outstanding warrants to purchase an aggregate of 568,901 shares of common stock, there has been no additional exercise of options or warrants after March 31, 2011, and the issuance of shares of common stock pursuant to this offering, there will be 52,982,501 shares of common stock outstanding upon completion of this offering. All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Voting

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this absence of cumulative voting, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Preferred Stock

Upon the closing of this offering, our Board of Directors will have the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series:

•	to establish from time to time the number of shares to be included in each such series;

•	to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon; and

•	to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, delay, defer or prevent our change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Stock Options

We reserved an aggregate of 3,927,000 shares of common stock for issuance under our 2011 Plan, which is subject to increase on an annual basis pursuant to the terms of the plan. As of March 31, 2011, we had outstanding options to purchase an aggregate of 13,406,661 shares of our common pursuant to our 2002 Plan, at a weighted average exercise price of $3.19, of which 5,181,740 represent shares of our common stock subject to vesting requirements pursuant to the early exercise of stock options. As of March 31, 2011, 296,999 shares of our common stock remain available for future grants or issuance under our 2002 Plan.

Warrants

As of March 31, 2011, there were warrants outstanding to purchase an aggregate of 576,951 shares of preferred stock and common stock at a weighted average exercise price of $4.69 per share. Of these:

•	warrants covering an aggregate of 634 shares of common stock will automatically expire upon the completion of this offering;

•	warrants covering an aggregate of 8,050 shares of common stock will automatically expire 90 days after the completion of this offering; and

•

warrants covering an aggregate of 568,267 shares of common stock will automatically be exercised on a cashless basis immediately upon the completion of this offering if not exercised prior to completion of this offering.

Some of these warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Registration Rights

After completion of this offering, the holders of 35,084,185 shares of common stock, including shares of common stock issuable upon exercise of outstanding warrants, or their transferees will be entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an amended and restated investors’ rights agreement between us and the holders of these securities. Subject to limitations in the agreement, including our ability to delay registration in certain circumstances, the holders of at least 30% of these securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5,000,000) may require, on two occasions, that we use our best efforts to register these securities for public resale. If we register any of our common stock either for our own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. After completion of this offering, the holders of at least 15% of these securities then outstanding may also require us, but not more than three times in any 12-month period, to register all or a portion of these securities on Form S-3 when the use of that form becomes available to us, provided, among other limitations, that the proposed aggregate selling price is at least $1.0 million. We will be responsible for paying all registration expenses, including the reasonable fees of legal counsel for the selling holders, and the holders selling their shares will be responsible for paying all selling expenses.

Anti-Takeover Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated by-laws which will become effective upon completion of our initial public offering could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our Board of Directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Classified Board

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our Board of Directors will be divided into three classes. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following this offering, which we expect to hold in 2012. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2013, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2014. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Removal of Directors

Our amended and restated bylaws provide that our stockholders may only remove our directors with cause.

Amendment

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the affirmative vote of the holders of at least 80% of our voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of our directors, the filling of our board vacancies, stockholder notice procedures, the calling of special meetings of stockholders and the indemnification of directors.

Size of Board and Vacancies

Our amended and restated bylaws provide that the number of directors on our Board of Directors is fixed exclusively by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our Board of Directors then in office, provided that a majority of the entire Board of Directors, or a quorum, is present and any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that only the Chairman of our Board of Directors, our Chief Executive Officer or our Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors may call special meetings of our stockholders.

Stockholder Action by Unanimous Written Consent

Our amended and restated certificate of incorporation expressly eliminates the right of our stockholders to act by written consent other than by unanimous written consent. Stockholder action must take place at the annual or a special meeting of our stockholders or be effected by unanimous written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

No Cumulative Voting

The DGCL will provide that stockholders are denied the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock

The authority that will be possessed by our Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making it more difficult or more costly to obtain control of our company. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Stock Exchange Listing

We expect to have our common stock listed on the New York Stock Exchange under the symbol “ACTV.”

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be BNY Mellon Shareowner Services.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income and estate tax considerations with respect to the ownership and disposition of our common stock that may be relevant to a non-U.S. holder that acquires our common stock pursuant to this offering. The discussion is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations promulgated thereunder and U.S. Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change (possibly on a retroactive basis) or to differing interpretations so as to result in tax considerations different from those summarized below. We can not assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

The discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation including any entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

•	a partnership including any entity treated as a partnership for U.S. federal income tax purposes;

•	an estate, the income of which includes gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has made a valid election to be treated as a U.S. person for such purposes.

This discussion does not address the U.S. federal income and estate tax rules applicable to any person who holds our common stock through entities treated as partnerships for U.S. federal income tax purposes or to such entities themselves. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner in that partnership will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership or a holder of interests in a partnership should consult such holder’s tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion does not consider:

•	any state, local or foreign tax consequences;

•	any tax consequences or computation of the alternative minimum tax;

•	any U.S. federal gift tax consequences; or

•

any U.S. federal tax considerations that may be relevant to a non-U.S. holder in light of its particular circumstances or to non-U.S. holders that may be subject to special treatment under U.S. federal tax laws, including without limitation, banks or other financial institutions, insurance companies, tax-exempt organizations, certain trusts, hybrid entities, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens or residents of the

United States, holders subject to U.S. federal alternative minimum tax, broker-dealers, dealers or traders in securities or currencies and holders that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

Prospective investors are urged to consult their tax advisors regarding the application of the U.S. federal income and estate tax laws to their particular situations and the consequences under U.S. federal gift tax laws, as well as foreign, state and local laws and tax treaties.

Dividends

As previously discussed, we do not anticipate paying dividends on our common stock in the foreseeable future. If we pay dividends on our common stock, however, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will constitute a return of capital and first reduce the non-U.S. holder’s adjusted tax basis, but not below zero, and then will be treated as gain from the sale of stock, as described in the section of this prospectus entitled “Gain on Disposition of Common Stock.”

A dividend paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate under an applicable income tax treaty, unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment of the non-U.S. holder within the U.S.). Non-U.S. holders (generally on a properly executed IRS Form W-8 BEN) will be required to satisfy certain certification and disclosure requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Special rules apply in the case of common stock held by certain non-U.S. holders that are entities rather than individuals.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, attributable to a permanent establishment in the United States will be taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

A non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an applicable income tax treaty so requires, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular graduated rates and in the manner applicable to United States persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; in this case, the non-U.S. holder will be subject to a 30% tax on the amount by which the gain derived from the sale or other disposition of our common stock and any other U.S.-source capital gains realized by the non-U.S. holder in the same taxable year exceed the U.S.-source capital losses realized by the non-U.S. holder in that taxable year unless an applicable income tax treaty provides an exemption or a lower rate; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five year period ending on the date of disposition or the period that the non-U.S. holder held our common stock. We do not believe that we have been, are, or will become, a U.S. real property holding corporation, although there can be no assurance in this regard. If we are, or were to become, a U.S. real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our common stock by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period generally would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets includible in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. Prospective investors are urged to consult their tax advisors regarding the U.S. federal estate tax considerations of acquiring, holding, and disposing of common stock.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. holders who own the shares through foreign accounts or foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Information Reporting and Backup Withholding Tax

Dividends and proceeds from the sale or other taxable disposition of our common stock are potentially subject to backup withholding. In general, backup withholding will not apply to dividends on our common stock paid by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder.

Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. Pursuant to income tax treaties or some other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

In general, backup withholding and information reporting will not apply to proceeds from the disposition of our common stock paid to a non-U.S. holder within the United States or conducted through certain U.S.-related financial intermediaries the holder has provided the required certification that it is a non-U.S. holder.

Backup withholding is not an additional tax. Any amount withheld may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon the completion of this offering, we will have 52,982,501 shares of our common stock outstanding, assuming conversion of our preferred stock into shares of common stock, exercise on a cash basis of outstanding warrants that otherwise expire upon the effectiveness of this offering, no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants after March 31, 2011. Of these outstanding shares, the 11,000,000 shares sold in this offering will be freely tradable, except that any shares acquired by our “affiliates” as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 41,982,501 shares of our common stock will continue to be deemed “restricted securities” as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which we summarize below. In addition, each of our officers, directors, one percent or greater stockholders and certain other stockholders have entered into market stand-off agreements with us and/or lock-up agreements with Merrill Lynch whereby they have agreed not to sell any of their stock for 180 days following the date of this prospectus. Subject to the provisions of Rule 144 and Rule 701, shares of restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus	59,395
Beginning 180 days after the date of this prospectus	41,923,106

Lock-Up Agreements

Each of our officers, directors, one percent or greater stockholders and certain other stockholders have agreed, subject to specified exceptions, that, without prior written consent of Merrill Lynch and Citi, they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable for shares of our common stock, or warrants or other rights to purchase our common stock during the 180-day period following the effective date of the registration statement. The 180-day restricted period will be automatically extended if (i) during the last 17 days before the last day of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the date that is 18 days after the issuance of the earnings release or the material news or material event occurs. Merrill Lynch and Citi, may, in their sole discretion, permit early release of shares subject to the lock-up agreements. In considering any request to release shares subject to a lock-up agreement, Merrill Lynch and Citi will consider the possible impact of the release of the shares on the trading price of the stock sold in the offering. Merrill Lynch and Citi do not have any present intention or any understandings, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of these lock-up periods. The shares offered by the selling stockholders in this offering will be exempt from any applicable lock-up restrictions.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•

1% of the number of shares of common stock then outstanding, which will equal approximately 529,825 shares immediately after this offering, based on an assumed initial offering price of $17.00 per share; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, an employee, officer, director, consultant or advisor who purchased shares from us in connection with a compensatory stock or option plan or other written agreement in compliance with Rule 701 is eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, the shares issued pursuant to Rule 701 are subject to the lock-up agreements described above and under “Underwriting” and will only become eligible for sale upon the expiration of those agreements.

Registration of Shares Issued Pursuant to Benefits Plans

We intend to file registration statements under the Securities Act as promptly as possible after the effective date of this offering to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under our 2002 Plan and 2011 Plan or any other benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market, subject to the market stand-off and lock-up agreements discussed above. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144. As of March 31, 2011, there were outstanding options to purchase an aggregate of 13,406,661 shares of common stock under our 2002 Plan (of which 5,181,740 represent shares of our common stock subject to vesting requirements), with an average exercise price of $3.19, each of which options were exercisable and subject to a standard repurchase option to the extent such shares were not vested, in accordance with the terms of the grant.

Registration Rights

Upon the completion of this offering, the holders of an aggregate of 35,084,185 shares of our common stock (including shares issuable upon exercise of outstanding warrants), or their permitted transferees, will be entitled to rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Allen & Company LLC
Stifel, Nicolaus & Company, Incorporated
RBC Capital Markets Corp.
ThinkEquity LLC
WR Hambrecht+Co, LLC

Total	11,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $3.2 million and are payable by us and the selling stockholders.

Overallotment Option

The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,650,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 411,111 shares offered by this prospectus for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We and the selling stockholders, our executive officers and directors and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of both Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange

We expect the shares to be approved for listing on the New York Stock Exchange under the symbol “ACTV.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenue;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

As of March 31, 2011, entities affiliated with WR Hambrecht+Co, LLC owned 193,091 shares of our common stock on an as-converted basis, which it purchased from us in our prior preferred stock financings.

Notice To Prospective Investors In The European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor,” and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

The Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Issuer, the Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The securities to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered by us in this offering will be passed upon for us by DLA Piper LLP (US), San Diego, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California. As of the date of this prospectus, Wilson Sonsini Goodrich & Rosati holds 634 shares of our common stock acquired pursuant to the exercise of a warrant that we issued in connection with a prior acquisition.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Where we make statements in this prospectus as to the contents of any contract or any other document, for the complete text of that document, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement of which this prospectus is a part, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, DC 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we will file reports, proxy statements and other information with the SEC. We also intend to furnish our stockholders with annual reports containing our consolidated financial statements audited by an independent public accounting firm and quarterly reports containing our unaudited consolidated financial information. We maintain a website at theactivenetwork.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site. Upon completion of this offering, you may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

THE ACTIVE NETWORK, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders’

The Active Network, Inc.

We have audited the accompanying consolidated balance sheets of The Active Network, Inc. as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Active Network, Inc. at December 31, 2009 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

April 11, 2011

THE ACTIVE NETWORK, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31,		March 31, 2011	Pro forma Stockholders’ Equity March 31, 2011
	2009	2010
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,381	$31,441	$60,831
Restricted cash	5,000	5,000	5,000
Accounts receivable, net	27,554	34,096	45,776
Prepaid expenses and other current assets	3,675	4,181	4,879

Total current assets	62,610	74,718	116,486
Property and equipment, net	26,742	28,181	27,495
Software development costs, net	27,003	37,013	39,548
Goodwill	203,010	207,113	213,513
Intangible assets, net	60,255	41,208	40,401
Deposits and other assets	2,251	2,315	3,261

Total assets	$381,871	$390,548	$440,704

Liabilities, preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,432	$5,372	6,370
Registration fees payable	30,158	40,667	81,191
Accrued expenses	27,632	32,172	39,552
Deferred revenue	25,031	34,013	36,145
Current portion of debt	12,996	16,866	14,092
Capital lease obligations, current portion	1,906	1,983	2,133
Other current liabilities	131	1,630	1,735

Total current liabilities	101,286	132,703	181,218
Debt, net of current portion	35,731	27,537	27,060
Capital lease obligations, net of current portion	3,638	1,663	1,043
Other long-term liabilities	2,033	4,353	5,080
Deferred tax liability	16,318	17,960	18,952

Total liabilities	159,006	184,216	233,353
Convertible preferred stock, $0.001 par value—authorized, 146,856; issued and outstanding, 131,372 shares at December 31, 2009 and 2010 and March 31, 2011 (unaudited), no shares outstanding at March 31, 2011 pro forma (unaudited) (aggregate liquidation preference $24,183 at December 31, 2009 and 2010 and March 31, 2011, respectively (unaudited))	21,187	21,187	21,187	$–
Redeemable convertible preferred stock, $0.001 par value—authorized, 73,249; issued and outstanding, 71,755 shares at December 31, 2009 and 71,751 shares at December 31, 2010 and March 31, 2011 (unaudited), respectively, no shares outstanding at March 31, 2011 pro forma (unaudited) (aggregate liquidation preference $344,925, $372,496 and $379,761 at December 31, 2009 and 2010 and March 31, 2011 (unaudited), respectively)	343,021	371,126	378,536	–

Total preferred stock	364,208	392,313	399,723	–

Commitments and contingencies (Note 12)
Stockholders’ equity (deficit):
Common stock, $0.001 par value—authorized, 65,000 shares; issued and outstanding, 8,127 and 9,755 shares at December 31, 2009 and 2010, respectively and 11,335 shares March 31, 2011 (unaudited), shares issued and outstanding, 45,967 shares at March 31, 2011 pro forma (unaudited)	7	9	11	46
Treasury stock (at cost, 1,776 shares at December 31, 2009 and 2010 and March 31, 2011 (unaudited) and at March 31, 2011 pro forma (unaudited))	(11,959)	(11,959)	(11,959)	(11,959)
Additional paid-in capital	56,706	65,224	75,732	475,420
Accumulated other comprehensive income	6,595	8,866	10,317	10,317
Accumulated deficit	(192,692)	(248,121)	(266,473)	(266,473)

Total stockholders’ equity (deficit)	(141,343)	(185,981)	(192,372)	$207,351

Total liabilities and stockholders’ equity (deficit)	$381,871	$390,548	$440,704

The accompanying notes are an integral part of these consolidated financial statements.

THE ACTIVE NETWORK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Net Revenue:
Technology revenue	$145,789	$210,483	$237,688	$54,932	$63,108
Marketing services revenue	27,407	32,401	41,912	8,290	9,604

Total net revenue	173,196	242,884	279,600	63,222	72,712
Cost of net revenue:
Cost of technology revenue	74,316	103,130	115,148	27,035	32,988
Cost of marketing services revenue	5,365	4,058	6,203	1,019	1,162

Total cost of net revenue	79,681	107,188	121,351	28,054	34,150

Gross profit	93,515	135,696	158,249	35,168	38,562
Operating expenses:
Sales and marketing	48,739	50,556	59,106	14,643	16,940
Research and development	31,997	58,767	61,107	15,042	16,176
General and administrative	42,865	39,455	42,404	11,324	10,588
Amortization of intangibles	13,820	18,491	16,147	4,047	3,703

Total operating expenses	137,421	167,269	178,764	45,056	47,407

Loss from operations	(43,906)	(31,573)	(20,515)	(9,888)	(8,845)
Interest income	1,695	194	150	28	30
Interest expense	(4,991)	(5,237)	(5,438)	(1,314)	(1,284)
Other (expense) income, net	(268)	1,196	455	(377)	(51)

Loss before income taxes	(47,470)	(35,420)	(25,348)	(11,551)	(10,150)
Income tax provision	1,506	2,439	1,924	855	792

Net loss	(48,976)	(37,859)	(27,272)	(12,406)	(10,942)
Accretion of redeemable convertible preferred stock	(15,639)	(25,774)	(28,157)	(6,873)	(7,410)

Net loss attributable to common stockholders	$(64,615)	$(63,633)	$(55,429)	$(19,279)	$(18,352)

Net loss per share attributable to common stockholders:
Basic and diluted	$(11.68)	$(10.86)	$(7.83)	$(2.97)	$(2.16)

Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	5,530	5,862	7,080	6,493	8,514

Pro forma net loss per share (unaudited):
Basic and diluted			$(0.65)		$(0.25)

Pro forma weighted-average shares used to compute pro forma net loss per share (unaudited):
Basic and diluted			41,712		43,146

The accompanying notes are an integral part of these consolidated financial statements.

THE ACTIVE NETWORK, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE LOSS

(In thousands, except share data)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2007	7,436,002	$7	(1,511,827)	$(10,197)	$36,209	$811	$(64,444)	$(37,614)
Exercise of stock options and warrants	64,156	–	–	–	145	–	–	145
Stock-based compensation	–	–	–	–	14,537	–	–	14,537
Issuance of common shares for acquisitions	163,000	–	–	–	899	–	–	899
Repurchase of common stock and stock options	–	–	(263,813)	(1,762)	(7,261)	–	–	(9,023)
Accretion of redeemable convertible preferred stock to redemption value	–	–	–	–	–	–	(15,639)	(15,639)
Comprehensive loss:
Foreign currency translation	–	–	–	–	–	(951)	–	(951)
Net loss	–	–	–	–	–	–	(48,976)	(48,976)

Total comprehensive loss								(49,927)

Balance at December 31, 2008	7,663,158	$7	(1,775,640)	$(11,959)	$44,529	$(140)	$(129,059)	$(96,622)
Exercise of stock options and warrants	270,963	–	–	–	516	–	–	516
Stock-based compensation	–	–	–	–	11,240	–	–	11,240
Issuance of common shares for acquisitions	192,500	–	–	–	421	–	–	421
Accretion of redeemable convertible preferred stock to redemption value	–	–	–	–	–	–	(25,774)	(25,774)
Comprehensive loss:
Foreign currency translation	–	–	–	–	–	6,735	–	6,735
Net loss	–	–	–	–	–	–	(37,859)	(37,859)

Total comprehensive loss								(31,124)

Balance at December 31, 2009	8,126,621	$7	(1,775,640)	$(11,959)	$56,706	$6,595	$(192,692)	$(141,343)
Exercise of stock options and warrants	1,338,105	2			1,466	–	–	1,468
Stock-based compensation	–	–	–	–	5,348	–	–	5,348
Issuance of common shares for acquisitions	290,628	–	–	–	1,070	–	–	1,070
Issuance of warrants	–	–	–	–	634	–	–	634
Accretion of redeemable convertible preferred stock to redemption value	–	–	–	–	–	–	(28,157)	(28,157)
Comprehensive loss:
Foreign currency translation	–	–	–	–	–	2,271	–	2,271
Net loss	–	–	–	–	–	–	(27,272)	(27,272)

Total comprehensive loss								(25,001)

Balance at December 31, 2010	9,755,354	$9	(1,775,640)	$(11,959)	$65,224	$8,866	$(248,121)	$(185,981)

Exercise of stock options and warrants (unaudited)	461,546	1	–	–	913	–	–	914
Stock-based compensation (unaudited)	–	–	–	–	744	–	–	744
Issuance of common shares for acquisitions (unaudited)	1,125,000	1	–	–	8,864	–	–	8,865
Repurchase of unvested common stock (unaudited)	(6,773)	–	–	–	(13)	–	–	(13)
Accretion of redeemable convertible preferred stock to redemption value (unaudited)	–	–	–	–	–	–	(7,410)	(7,410)
Comprehensive loss:
Foreign currency translation (unaudited)	–	–	–	–	–	1,451	–	1,451
Net loss (unaudited)	–	–	–	–	–	–	(10,942)	(10,942)

Total comprehensive loss (unaudited)								(9,491)

Balance at March 31, 2011 (unaudited)	11,335,127	$11	(1,775,640)	$(11,959)	$75,732	$10,317	$(266,473)	$(192,372)

The accompanying notes are an integral part of these consolidated financial statements.

THE ACTIVE NETWORK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Operating activities
Net loss	$(48,976)	$(37,859)	$(27,272)	$(12,406)	$(10,942)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	26,697	36,079	40,287	9,183	10,671
Gain on bargain purchase in business combination	–	(599)	(21)	–	–
Loss on disposition of assets	–	–	46	–	–
Allowance for doubtful accounts	1,368	(56)	1,191	(161)	338
Stock-based compensation expense	14,537	11,240	5,348	1,789	744
Accretion of discount on debt	1,699	1,582	1,055	323	113
Restricted cash	(5,000)	–	–	–	–
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(5,941)	5,458	(8,028)	(16,356)	(11,704)
Prepaid expenses	(324)	(12)	(207)	(788)	(668)
Other assets	527	(1,434)	(55)	160	(633)
Accounts payable	(699)	(1,079)	2,945	652	867
Registration fees payable	6,277	7,153	10,509	41,668	40,524
Accrued expenses	4,348	2,439	5,486	1,835	7,046
Income taxes payable	670	(383)	–	–	–
Deferred tax liability	1,065	2,497	1,239	544	787
Deferred revenue	6,577	4,384	8,800	8,786	1,458
Deferred rent	490	(886)	772	1,121	658

Net cash provided by operating activities	3,315	28,524	42,095	36,350	39,259
Investing activities
Purchases of property and equipment	(7,144)	(10,449)	(14,767)	(2,292)	(3,076)
Software development costs	(10,689)	(14,561)	(15,651)	(4,320)	(4,570)
Cash (paid) received from acquisitions, net of cash acquired	(67,503)	867	(125)	(125)	520
Payment of contingent consideration	(685)	(1,825)	(2,182)	–	–

Net cash used in investing activities	(86,021)	(25,968)	(32,725)	(6,737)	(7,126)
Financing activities
Proceeds from exercise of stock options and common stock warrants	145	516	2,584	2,168	914
Payments on capital lease obligations	(23)	(593)	(1,898)	(160)	(145)
Repayment of long-term obligations	(2,520)	(16,772)	(8,035)	(1,945)	(3,364)
Proceeds from debt	6,750	8,335	3,000	–	–
Deferred cost of initial public offering	–	–	–	–	(250)
Repurchase of unvested common stock	(9,023)	–	–	–	(13)
Net proceeds from issuance of redeemable convertible preferred stock	92,291	–	–	–	–

Net cash provided by (used in) financial activities	87,620	(8,514)	(4,349)	63	(2,858)
Effect of exchange rates on cash	315	(1,056)	39	247	115

Net increase (decrease) in cash and cash equivalents	5,229	(7,014)	5,060	29,923	29,390
Cash and cash equivalents at beginning of year	28,166	33,395	26,381	26,381	31,441

Cash and cash equivalents at end of year	$33,395	$26,381	$31,441	$56,304	$60,831

Supplemental disclosures of cash flow information
Cash paid during the year for interest	$2,506	$3,220	$3,425	$1,278	$1,021

Cash paid during the year for taxes	$237	$220	$727	$–	$–

Supplemental disclosures of noncash financing and investing activities
Fixed asset purchases included in accounts payable	$493	$1,889	$2,006	$3,421	$1,127

Acquisition of equipment and software under capital leases	$1,770	$4,265	$–	$–	$397

Issuance of warrants	$–	$–	$634	$–	$–

The accompanying notes are an integral part of these consolidated financial statements.

THE ACTIVE NETWORK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008, 2009 AND 2010 AND THE

THREE MONTHS ENDED MARCH 2010 AND 2011 (UNAUDITED)

1. Business

The Active Network, Inc. (“Active” or the “Company”), a Delaware corporation, provides organization-based cloud computing applications that form an online network connecting a fragmented and diverse group of activity and event organizers with a large base of potential participants. The Company’s technology platform transforms the way organizers manage their activities and events by automating online registrations and streamlining other critical management functions, while driving consumer participation to their activities and events.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Active and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company has evaluated all subsequent events through the filing date of its registration statement on Form S-1 with the Securities and Exchange Commission, to ensure that this filing includes appropriate disclosure of events both recognized in the financial statements as of March 31, 2011, and events which occurred subsequently, but were not recognized in the financial statements.

Basis of Presentation

The Company has incurred operating losses since inception and had an accumulated deficit of $248.1 million at December 31, 2010 and $266.5 million at March 31, 2011. The Company’s ability to transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. If events or circumstances occur such that the Company does not meet its operating plan as expected, the Company may be required to reduce certain spending related to employee compensation or other expenses to repay obligations as they become due, which could have an adverse effect on its ability to achieve its intended business objectives. Management believes its working capital resources will be sufficient to fund the Company’s operations through at least December 31, 2011.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of March 31, 2011, the consolidated statements of operations and of cash flows for the three months ended March 31, 2010 and 2011 and the consolidated statement of stockholders’ deficit for the three months ended March 31, 2011 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial condition and results of operations and cash flows for the three months ended March 31, 2010 and 2011. The financial data and other information disclosed in these notes to the consolidated financial statements related to the three months ended March 31, 2010 and 2011 are unaudited. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for fiscal year 2011 or for any other interim period or for any other future year.

Unaudited Pro Forma Balance Sheet and Net Loss Per Share

In February 2011, the Company’s board of directors approved the filing of an initial public offering of the Company’s common stock. If the initial public offering is consummated, all of the convertible preferred stock outstanding at March 31, 2011 will automatically convert into 34.6 million shares of common stock, assuming the Company raises at least $75 million. The unaudited pro forma balance sheet at March 31, 2011 gives effect to the conversion of the preferred stock.

Unaudited pro forma basic and diluted net loss per common share for the year ended December 31, 2010 and the three-month period ended March 31, 2011 have been computed to give effect to the conversion of the Company’s convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes registration revenue primarily from technology fees and related hosting and implementation services. The Company also records revenue for marketing services. The Company recognizes revenue when a signed contract or other persuasive evidence of an arrangement exists, the services have been rendered, the fee is fixed or determinable, and collection of the resulting receivable is probable. The Company’s arrangements do not contain general rights of return.

The Company assesses whether the fee is fixed or determinable, and collection is probable, at the time of the transaction. In determining whether the fee is fixed or determinable, the Company compares the payment terms of the transaction to its standard payment terms and whether payment is free of contingencies or significant uncertainties. If a significant portion of the fee is considered to have extended payment terms or the fee is subject to adjustment, the Company accounts for the fee as not being fixed or determinable and recognizes revenue as the payments become due. The Company assesses whether collection is probable based on a number of factors, including the customer’s past transaction history and credit-worthiness. The Company does not request collateral from its customers. If the Company determines that collection of a fee is not probable, the Company defers the fee and recognizes revenue at the time collection becomes probable, which is generally upon receipt of cash.

Registration revenue is recognized when received net of registration fees paid to event organizers. Net registration revenue comprised 59%, 72% and 71% of total net revenue for the years ended December 31, 2008, 2009, and 2010, respectively, and 72% and 71% for the three months ended March 31, 2010 and 2011, respectively.

On January 1, 2011, the Company adopted the new accounting standard for multiple deliverable revenue arrangements which modifies the fair value requirements by allowing the use of “best estimate of selling price” (“BESP”) in addition to vendor specific objective evidence (“VSOE”) and third-party evidence (“TPE”) for determining the selling price of a deliverable. For arrangements entered into after January 1, 2011, the Company uses its best estimate of selling price for each deliverable in an arrangement when VSOE or TPE of the selling price is not available. As such, the delivered items are separate units of accounting provided: (1) the delivered items have value to the customer on a stand-alone basis; and (2) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered items are considered probable and substantially in control of the company.

For multiple deliverable revenue arrangements which qualify as separate units of accounting, consideration is allocated to each unit of accounting based on the relative fair value using BESP if VSOE or TPE of the selling price is not available. Due to the unique nature of some of the Company’s multiple deliverable revenue arrangements, the Company may not be able to establish selling prices based on historical stand-alone sales or third-party evidence, therefore, the Company may determine the selling price for those arrangements using BESP under the new accounting standard. The Company establishes its best estimates within a range of selling prices considering multiple factors including, but not limited to, factors such as customer base, prices charged for similar offerings, pricing strategies and market conditions. The Company believes the use of the best estimates of selling price allows revenue recognition in a manner consistent with the underlying economics of the transaction. The adoption of this accounting standard did not have a significant impact on the Company’s revenue recognition for multiple deliverable revenue arrangements.

If the Company determines that separate accounting cannot be applied, the Company defers the revenue for the entire arrangement until all elements have been delivered or recognizes revenue for all elements commensurate with the delivery of the other service elements over the term of the arrangement.

Many customers who use the Company’s hosting services or license its software also enter into separate professional services and training arrangements with the Company. In addition, certain of the Company’s hosting agreements include up-front payments for implementation of hosting services. In determining whether professional services and implementation revenue should be accounted for separately, the Company evaluates (among other factors): the nature of the deliverables; whether they are ready for their intended use by the customer upon receipt; the nature of the implementation services; the availability of services from other vendors; whether the timing of payments for license revenue is coincident with performance of services and whether milestones or acceptance criteria exist that affect the realizability of the hosting or software license fee. For up-front and other revenues received for implementation services associated with hosting arrangements, the Company defers the related revenue and records revenue over the term of the hosting contract since the implementation and hosting do not have stand-alone value.

For license and professional services that qualify for separate accounting, such as arrangements that involve off-the-shelf software, the services do not include significant alterations to the features and functionality of the software, the services are primarily comprised of implementation services and fair value exists for the undelivered elements, software revenue is generally recognized when the software is delivered and service revenue is recognized when the services are performed. For license and professional service arrangements that do not qualify for separate accounting, such as arrangements that involve significant modification or customization of the software, arrangements that include milestones or customer specific acceptance criteria, or where payment for the software license is tied to the performance of professional services, software license revenue is generally recognized together with the professional services revenue when services have been rendered. If the total estimated costs to complete a project exceed the total contract amount, indicating a loss, the entire anticipated loss is recognized currently. A majority of such arrangements are recognized together with the professional services.

First-year maintenance is typically sold with the related software license and renewed on an annual basis thereafter. Maintenance revenue is deferred and recognized ratably over the term of the maintenance and support period based on VSOE. The Company establishes VSOE based on the prices when sold separately.

Marketing service revenue consists of online and integrated field marketing campaigns. The Company’s online marketing services include online advertising, e-mail marketing and targeted newsletter promotions. Banner, button and e-mail advertisements are impression-based, with the revenue based on the number of times the advertisement is displayed or delivered over the contract period. Impression-based contract revenue is primarily recognized as the impression is displayed on the Company’s web site or delivered by e-mail to the intended addressee. The Company’s field marketing services include event promotions, sponsorships and sample placements and are defined contractually with individual customers. Field marketing revenue is recognized over the term of the contract or when revenue is earned based on the performance of services associated with a series of events.

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If the Company makes different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

Fair Value of Financial Instruments

Carrying amounts of the Company’s financial instruments including accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities approximate fair value due to their short maturities. Carrying amounts of the Company’s acquisition related notes payable, term loans and line of credit approximate fair value as the interest rates on these instruments are primarily based on market rates of interest. The fair values of the Company’s cash equivalents are detailed further in Note 4.

Concentration of Credit Risk

The Company’s cash, cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents rare deposited with financial institutions that management believes are creditworthy. As of December 31, 2009 and 2010 and March 31, 2011, substantially all of the Company’s cash has been invested in money market funds or non-interest bearing accounts. The Company performs ongoing credit evaluations of its customers’ financial condition, and generally requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based on various factors, including the Company’s review of credit profiles of its customers, contractual terms and conditions, current economic trends and historical payment experience (Note 5).

Cash and Cash Equivalents

The Company considers all highly liquid investment securities with remaining maturities at the date of purchase of three months or less to be cash equivalents. Management determines the appropriate classification of marketable securities at the time of purchase and evaluates such designation as of each balance sheet date.

Restricted Cash

At December 31, 2009 and 2010 and March 31, 2011, the Company had $5 million of cash restricted from withdrawal and held by a bank as collateral for a credit facility (Note 11).

Accounts Receivable

Accounts receivable includes trade accounts receivables from the Company’s customers and credit and debit card receivables due from third party financial institutions attributable to the Company’s registration receivable process.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Amortization of leasehold improvements are computed using the shorter of the estimated useful lives or the terms of their respective leases.

Capitalized Software Development Costs

Costs to develop internal use software are capitalized provided these costs are expected to be recoverable, and are amortized on a product-by-product basis using the straight line method over the estimated economic life of the application, which is generally two to five years, beginning when the asset is substantially ready for use. Costs incurred during the preliminary development stage, as well as maintenance and training costs are expensed as incurred. The Company capitalized software and web development costs of $10.7 million, $14.6 million and $15.7 million for the years ended December 31, 2008, 2009 and 2010, respectively, and $4.3 million and $4.6 million for the three months ended March 31, 2010 and 2011, respectively. Amortization of internal software development costs is reflected in cost of revenue.

Goodwill

Goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment at least annually or as circumstances indicate that their value may no longer be recoverable. The Company does not have intangible assets with indefinite useful lives other than goodwill. Goodwill impairment testing is a two-step process: first, the Company screens for impairment, and if any possible impairment exists, undertakes a second step of measuring such impairment. The Company generally performs its goodwill impairment test annually in its fourth fiscal quarter, and the last impairment test was completed on October 1, 2010. The guidance for goodwill and other intangible assets requires impairment testing based on reporting units. The Company periodically re-evaluates its business and has determined that it operates in two reportable segments, which the Company considers its reporting units. Therefore, goodwill was tested at the reporting unit level.

For purposes of goodwill impairment testing, the Company estimates its fair value using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of the testing date. The market approach is a valuation method in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. Under the market approach, the valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money.

To date, the Company has determined that there has been no impairment of goodwill.

The results of step one of the Company’s annual goodwill impairment test for October 1, 2010 are as follows (in thousands):

	October 1, 2010
	Technology	Media & Marketing
Fair value of invested capital	$331,300	$81,000
Carrying value of invested capital	238,830	13,819

Excess of fair value over carrying value	$92,470	$67,181

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets which includes amortizable intangible and tangible assets in accordance with authoritative guidance on accounting for the impairment or disposal of long-lived assets. Acquired intangible assets with definite useful lives are amortized over their useful lives. The Company evaluates long-lived assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The Company recognizes such impairment in the event the net book value of such assets exceeds their fair value. No long-lived assets impairment losses were incurred in the fiscal years presented.

Registration Fees Payable

Registration fees payable represent the portion of the registration fees payable to event organizers, park and recreation department administrators, league administrators and other customers. Cash collected on behalf of customers is included in cash and equivalents prior to remitting the amounts owed to the company’s customers.

Stock-Based Compensation

The Company has stock incentive plans under which options to purchase common stock have been granted to employees, consultants and directors. The stock options have been granted to employees with exercise prices equal to the fair value of the underlying stock, as determined by the board of directors on the date the equity award was granted. The board of directors determined the value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s preferred stock and the lack of liquidity of the Company’s common stock.

The Company utilizes the Black-Scholes option pricing model as the most appropriate method for determining the estimated fair value of its share-based awards. The Black-Scholes model requires the use of highly subjective and complex assumptions which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock. The Company estimates its expected term and the expected volatility of its common stock on the date of grant based on the average expected term and the average volatilities of similar publicly-traded entities. The fair value of the awards that are ultimately expected to vest is recognized over the requisite service periods on a straight-line basis in the Company’s Consolidated Statements of Operations. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Income Taxes

The Company makes certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

The Company assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. If it is more likely than not that the Company will not recover its deferred tax assets, the Company will increase its provision for taxes by recording a valuation allowance against the deferred tax assets that it estimates will not ultimately be recoverable.

Advertising Expense

Advertising costs are expensed as they are incurred. The Company incurred advertising costs of approximately $0.5 million, $0.2 million and $0.4 million for the years ended December 31, 2008, 2009 and 2010, respectively, and $0.1 million and $0.1 million for each of the three months ended March 31, 2010 and 2011, respectively. Advertising costs are included in sales and marketing on the consolidated statements of operations.

Foreign Currency

The functional currency for the majority of the Company’s foreign subsidiaries is the local currency. For those subsidiaries, the assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Certain foreign subsidiaries designate the U.S. dollar as the functional currency. For those subsidiaries, assets and liabilities denominated in foreign currency are remeasured into U.S. dollars at current exchange rates for monetary assets and liabilities and historical exchange rates for nonmonetary assets and liabilities. Foreign currency translation adjustments are included in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity (deficit) or in other (expense) income in the Consolidated Statements of Operations.

Foreign currency exchange gains and losses are recorded in other income (expense), net. Foreign currency transaction gains and losses were $0.3 million, $(0.6) million and $0.3 million for the years ended December 31, 2008, 2009 and 2010, respectively, and $0.3 million and $0.1 million for the three months ended March 31, 2010 and 2011, respectively.

Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under U.S. generally accepted accounting principles are recorded as an element of stockholders’ equity (deficit) but are excluded from net loss. The Company’s other comprehensive income (loss) consists of foreign currency translation adjustments from those subsidiaries not using the U.S. dollar as their functional currency. The Company has disclosed comprehensive loss as a component of stockholders’ equity (deficit).

Recent Accounting Pronouncements

In January 2010, the FASB issued a new fair value accounting standard update, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. This update requires additional disclosures about (i) the different classes of assets and liabilities measured at fair value, (ii) the valuation techniques and inputs used, (iii) the activity in Level 3 fair value measurements, and (iv) the transfers between Levels 1, 2 and 3. This update is effective for interim and annual reporting periods beginning after December 15, 2009. The Company adopted this guidance in the first quarter of fiscal year 2010, and the adoption had no impact on its consolidated results of operation and financial condition.

In September 2009 the FASB issued new guidance for multiple-deliverable revenue arrangements and certain revenue arrangements that include software elements. This guidance modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. This guidance eliminates the requirement that all undelivered elements must have either: i) VSOE or ii) third-party evidence (TPE), before an entity can recognize the portion of overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. This guidance modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.

The Company prospectively adopted this guidance on January 1, 2011. The Company has applied this guidance to its revenue arrangements containing multiple deliverables that were entered into or significantly modified on or after January 1, 2011. The Company now allocates revenue consideration, excluding contingent consideration, based on the relative selling prices of the separate units of accounting contained within an arrangement containing multiple deliverables, which are not otherwise accounted for under guidance within Revenue Recognition – Software. Selling prices are determined using fair value, when available, or the Company’s estimate of selling price when fair value is not available for a given unit of accounting. The adoption did not result in a material change in either the units of accounting or a change in the pattern or timing of revenue recognition. Additionally, the adoption of this standard did not have a material impact on the Company’s financial condition, results of operations or cash flows and would not have had a material impact on the Company’s historical financial statements.

3. Acquisitions

Acquisition of Automated License System and Central Trust Bank Hunting and Fishing Division

In October 2008, the Company acquired certain assets of Automated License System and Central Trust Bank’s hunting and fishing division (hereinafter collectively referred to as “ALS”), a provider of automated license systems to the hunting and fishing marketplace and delivers multi-channel solutions for customers through point-of-sale terminals, agency offices, internet and telephone systems. The acquisition enables the Company to create synergies with its existing registration business and expand the services provided to its customers. The purchase consideration was approximately $58.5 million in cash, 100,000 shares of the Company’s common stock valued at approximately $0.5 million and the cancellation of a promissory note of $3.0 million. Additionally, the sellers had the potential to earn up to an additional $6.2 million through June 30, 2010. Such earn-out amounts represent contingent consideration and were measured upon the achievement of specified financial targets.

For the year ended December 31, 2009, the Company recorded approximately $3.2 million of additional consideration which was recorded as an increase to goodwill. Of the $3.2 million, $1.9 million will be paid over a three year period (Note 11). For the year ended December 31, 2010, the Company recorded approximately $2.7 million as additional consideration which was recorded as an increase to goodwill. As of December 31, 2009 and 2010 and March 31, 2011, the Company had outstanding amounts payable to ALS of approximately $1.5 million, $1.0 million and $1.0 million, respectively.

The results of ALS’s operations have been included in the consolidated financial statements since the acquisition date.

The allocation of the purchase price for the ALS acquisition, as of the date of the acquisition, is as follows (in thousands):

Cash	$565
Accounts receivable	6,591
Prepaid and other assets	473
Fixed assets	11,009
Goodwill	38,268
Intangible assets	17,717
Accounts payable	(1,047)
Registration fees payable	(910)
Loans	(7,260)
Capital lease obligations	(1,915)
Accrued expenses	(1,104)
Other liabilities	(408)

Total purchase price	$61,979

The acquisition was accounted for as a purchase business combination. The Company allocated the purchase price to the tangible assets acquired, liabilities assumed and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over the aggregate fair values was recorded as goodwill. A portion of the goodwill was deductible for tax purposes. The following table summarizes the identifiable intangible assets acquired as of the date of the acquisition (dollars in thousands):

	Gross Amount at Acquisition Date	Amortization Period
Customer contracts	$17,652	7 years
Non-compete agreements	65	3 years

	$17,717

Acquisition of ReserveAmerica Holdings, Ltd.

In January 2009, the Company acquired ReserveAmerica Holdings, Ltd. (“ReserveAmerica”), a provider of camping reservation and campground management solutions for 3,461,018 shares of the Company’s Series F redeemable convertible preferred stock valued at approximately $47.7 million as of the acquisition date. The acquisition enables the Company to strengthen its position as a technology leader in the outdoor reservation market and broaden its customer base. The results of ReserveAmerica’s operations have been included in the consolidated financial statements since the acquisition date.

The allocation of the purchase price for the ReserveAmerica acquisition, as of the date of the acquisition, is as follows (in thousands):

Cash	$2,361
Accounts receivable	2,454
Prepaid and other assets	1,036
Fixed assets	626
Goodwill	17,397
Intangible assets	34,307
Accounts payable	(255)
Registration fees payable	(427)
Accrued expenses	(348)
Deferred taxes	(8,647)
Other liabilities	(791)

Total purchase price	$47,713

The acquisition was accounted for as a purchase business combination. The Company allocated the purchase price to the tangible assets acquired, liabilities assumed and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over the aggregate fair value was recorded as goodwill. The goodwill was not deductible for tax purposes. The following table summarizes the identifiable intangible assets acquired as of the date of the acquisition (dollars in thousands):

	Gross Amount at Acquisition Date	Amortization Period
Trademarks	$5,256	14 years
Customer contract/relationships (Reservation)	17,758	10 years
Customer contract/relationships (Advertising)	419	4 years
Complete technology	10,874	10 years

	$34,307

Acquisition of Fellowship Technologies, Inc.

In February 2011, the Company acquired Fellowship Technologies, Inc. (“Fellowship”), a provider of web based software to religious institutions. The acquisition enables the Company to strengthen its position as a technology leader and broaden its customer base. The purchase consideration was approximately 1,125,000 shares of the Company’s common stock valued at approximately $8.9 million. Additionally, the Company agreed to provide a loan in an amount equal to the lesser of $2 million or the total tax obligations of certain selling stockholders if such taxes become due prior to (i) an initial public offering of the Company’s common stock or (ii) a merger and acquisition resulting in a change of control in which these selling stockholders common stock is either exchanged for cash or publicly traded stock of the acquiring company. The selling stockholders are required to repay the Company for any tax payments the Company makes on behalf of the selling stockholders, without interest, following their ability to receive cash following the sale of their stock as a result of (i) an initial public offering or (ii) a merger and acquisition resulting in a change of control. Tax payments, if any, are collateralized by 40,000 shares of the Company’s common stock pursuant to the provisions of an escrow agreement. The Company also assumed certain office and facility leases of $4.6 million under noncancelable leases that expire various times through 2017. The results of Fellowship’s operations have been included in the consolidated financial statements since the acquisition date.

The preliminary allocation of the purchase price for the Fellowship acquisition, as of the date of the acquisition, is as follows (in thousands) (unaudited):

Cash	$520
Accounts receivable	195
Prepaid and other assets	15
Fixed assets	530
Security deposits	58
Goodwill	5,680
Intangible assets	3,568
Accounts payable	(101)
Deferred revenue	(528)
Capital lease obligations	(481)
Other liabilities	(187)
Unfavorable leases	(404)

Total purchase price	$8,865

The acquisition was accounted for as a purchase business combination. The Company allocated the purchase price to the tangible assets acquired, liabilities assumed and identifiable intangible assets acquired based on their estimated fair values. The allocation of purchase price is preliminary. As of March 31, 2011 the Company was in the process of determining the fair value of the intangible assets, deferred revenue and other liabilities. The excess of the purchase price over the aggregate fair value was recorded as goodwill. The goodwill is deductible for tax purposes. The following table summarizes the identifiable intangible assets acquired as of the date of the acquisition (dollars in thousands):

	Gross Amount at Acquisition Date	Amortization Period
	(unaudited)	(unaudited)
Trademarks	$197	3 years
Customer contract/relationships	2,730	4 years
Complete technology	641	4 years

	$3,568

Other Acquisitions

During the year ended December 31, 2010, the Company acquired operations from an integrated website provider and certain assets of a provider of online and mobile communications software and related technology services for event registrations in exchange for $0.1 million in cash and 223,500 shares of the Company’s common stock valued at approximately $0.9 million. In addition, the Company may be required to make earn-out payments between fiscal years 2011 through 2015 based on the achievement of certain sales milestones in each of the respective years. The Company determined that the achievement of the milestones are not likely, and therefore, no liability was recorded as of December 31, 2010 or March 31, 2011.

The acquisitions enable the Company to strengthen its position as a technology leader and broaden its customer base. The allocation of the purchase price was as follows (in thousands):

Accounts receivable	$136
Goodwill	155
Intangible assets	752
Other liabilities	(22)
Gain on bargain purchase	(21)

Total purchase price	$1,000

The acquisitions were accounted for as purchase business combinations. The Company allocated the purchase price to the tangible assets acquired and liabilities assumed based on their estimated fair values. For one acquisition, the excess of the purchase price over the aggregate fair value was recorded as goodwill. For the other acquisition, the Company realized an immaterial benefit in the Consolidated Statements of Operations for the excess of the aggregate fair value of the assets acquired over the purchase price. The following table summarizes the identifiable intangible assets acquired as of the date of the acquisition (dollars in thousands):

	Gross Amount at Acquisition Date	Amortization Period
Customer contract/relationships (Reservation)	$752	3 years

As part of one acquisition, the Company received approximately $3.0 million to subsidize certain costs of building and maintaining the infrastructure necessary to service customer contracts. This amount has been deferred on the Company’s Balance Sheets and will be amortized to general and administrative expenses on the Company’s Consolidated Statements of Operations over a weighted average customer life of approximately four years. Amortization was approximately $0.2 million for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively.

During fiscal year 2009, in addition to the acquisition of ReserveAmerica, the Company acquired operations from three other technology services and marketing providers in exchange for $2.6 million in cash and 157,500 shares of the Company’s common stock valued at approximately $0.3 million paid upon closing of the acquisition. The allocation of the purchase price was as follows (in thousands):

Cash	$361
Accounts receivable	475
Prepaid and other assets	229
Fixed assets	262
Goodwill	2,078
Intangible assets	1,669
Accounts payable	(54)
Accrued expenses	(705)
Contingent consideration liability	(600)
Deferred taxes	(98)
Other liabilities	(67)
Contingent consideration equity	(44)
Gain on bargain purchase	(599)

Total purchase price	$2,907

The acquisitions were accounted for as purchase business combinations. The Company allocated the purchase price to the tangible assets acquired, liabilities assumed and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over the aggregate fair value was recorded as goodwill. A portion of the goodwill was deductible for tax purposes. The following table summarizes the identifiable intangible assets acquired as of the date of the acquisitions (dollars in thousands):

	Gross Amount at Acquisition Date	Amortization Period
Trademarks	$14	1 year
Customer contracts	150	5 years
Customer contract/relationships	669	4-5 years
Complete technology	836	3-5 years

	$1,669

During fiscal year 2008, in addition to the acquisition of ALS, the Company acquired operations from a software and services provider in exchange for $5.3 million in cash and 63,000 shares of the Company’s common stock valued at approximately $0.4 million paid upon closing of the acquisition. The allocation of the purchase price was as follows (in thousands):

Accounts receivable	$28
Prepaid and other assets	2
Goodwill	4,116
Intangible assets	1,618
Other liabilities	(26)

Total purchase price	$5,738

The acquisition was accounted for as a purchase business combination. The Company allocated the purchase price to the tangible assets acquired, liabilities assumed and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over the aggregate fair values was recorded as goodwill, which was deductible for tax purposes. The following table summarizes the identifiable intangible assets acquired as of the date of the acquisition (dollars in thousands):

	Gross Amount at Acquisition Date	Amortization Period
Trade names	$74	2 years
Complete technology	559	2 years
Customer relationships	916	3 years
Non-compete agreements	69	3 years

	$1,618

Contingent Consideration

In connection with certain acquisitions, additional cash and stock consideration will be paid to the former sellers upon satisfaction of certain future performance goals. For acquisitions consummated prior to 2009, the Company recognized additional contingent consideration as an additional element of the cost of the acquisition, generally goodwill, when the resolution of the contingency becomes probable and the additional consideration becomes issuable. Due to changes in the accounting standards regarding business combinations, for all acquisitions consummated on or after January 1, 2009, a liability is recognized on the acquisition date for an estimate of the acquisition date fair value of the contingent consideration based on the probability of achieving the milestones and the probability weighted discount on cash flows. Any change in the fair value of the contingent milestone consideration subsequent to the acquisition date is recognized in earnings. As of December 31, 2009 and 2010 and March 31, 2011, contingent consideration attributed to an acquisition amounted to approximately $0.6 million.

Pro Forma Financial Information (unaudited)

The unaudited pro forma financial information in the table below summarizes the combined results of operations for the Company and other companies that were acquired since the beginning of fiscal year 2009 (which were collectively significant for purposes of unaudited pro forma financial information disclosure). The pro forma financial information for all periods presented also includes the business combination accounting effects resulting from these acquisitions including amortization charges from acquired intangible assets and the related tax effects as though the aforementioned companies were combined as of the beginning of fiscal year 2009. The pro forma financial information as presented below is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of fiscal year 2009.

The unaudited pro forma financial information was as follows for fiscal years 2009 and 2010 and the three months ended March 31, 2010 and 2011 (in thousands, except per share data):

	Twelve Months Ended December 31,		Three Months Ended March 31,
	2009	2010	2010	2011
	(unaudited)
Net revenue	$245,188	$279,600	$63,222	$72,712
Net loss attributable to common shareholders	$(63,646)	$(55,479)	$(19,279)	$(18,352)
Basic and diluted net loss per share attributable to common shareholders	$(10.86)	$(7.83)	$(2.97)	$(2.16)

4. Fair Value Measurements

FASB guidance for fair value measurements clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The Company’s cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices or broker or dealer quotations. The types of instruments valued based on quoted market prices in active markets include most U.S. government and agency securities, sovereign government obligations and money market securities. Such instruments are generally classified within Level 1 of the fair value hierarchy.

The Company’s assets and liabilities that are measured at fair value are as follows (in thousands):

	December 31, 2009				December 31, 2010				March 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
									(unaudited)
Cash equivalents:
Money market funds	$18,288	$–	$–	$18,288	$18,169	$–	$–	$18,169	$18,176	$–	$–	$18,176
Accrued liabilities:
Contingent consideration	$–	$–	$600	$600	$–	$–	$625	$625	$–	$–	$625	$625

Level 3 liabilities include contingent milestone consideration payable to selling shareholders, the value of which was determined based on the probability of achieving specific milestones and the probability weighted discount on cash flows. Any change in the fair value of the contingent milestone consideration subsequent to the acquisition date will be recognized in earnings. This fair value measurement is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobserved inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value. The Company made significant assumptions to establish inputs for the contingent consideration calculation using discount rates ranging from 10% to 14% to calculate the fair value of the future payments. The Company recorded contingent consideration of $0.6 million at the time of acquisition.

The following table provides a reconciliation of liabilities measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2009 and 2010 and the three months ended March 31, 2011 (in thousands):

Contingent Consideration
Balance at December 31, 2008	$–
Contingent consideration associated with business combination	600

Balance at December 31, 2009	600
Changes in fair value of contingent consideration	25

Balance at December 31, 2010	625
Changes in fair value of contingent consideration	–

Balance at March 31, 2011 (unaudited)	$625

5. Accounts Receivable and Allowances for Doubtful Accounts

Accounts receivable, net, by category is as follows (in thousands):

	December 31,		March 31, 2011
	2009	2010
			(unaudited)
Accounts receivable	$22,559	$26,850	$25,258
Registration receivable	6,941	8,626	22,040
Less allowance for doubtful accounts	(1,946)	(1,380)	(1,522)

Accounts receivable, net	$27,554	$34,096	$45,776

The Company performs ongoing credit evaluations of its customers’ financial condition and generally require no collateral from its customers. Allowances for doubtful accounts are established based on various factors including credit profiles of the Company’s customers, contractual terms and conditions, historical payments, returns and discounts experience and current economic trends. The Company reviews its allowances monthly by assessing individual accounts receivable over a specific aging and amount, and all other balances on a pooled basis based on historical collection experience. Accounts receivable are written off on a case-by-case basis, net of any amounts that may be collected.

6. Property and Equipment

Property and equipment by category is as follows (in thousands):

	December 31,		March 31, 2011
	2009	2010
			(unaudited)
Computer and software	$32,655	$46,653	$49,233
Furniture and fixtures	9,176	9,529	9,554
Leasehold improvements	2,092	2,421	2,532

Total	43,923	58,603	61,319
Less accumulated depreciation	(17,181)	(30,422)	(33,824)

Property and equipment, net	$26,742	$28,181	$27,495

Depreciation expense was $6.0 million, $10.2 million and $13.4 million for the years ended December 31, 2008, 2009 and 2010, respectively, and $3.1 million and $3.4 million for the three months ended March 31, 2010 and 2011, respectively.

Included in fixed assets are $6.1 million, $6.1 million and $6.2 million of equipment under capital lease at December 31, 2009 and 2010 and March 31, 2011, respectively. Accumulated amortization of assets under capital lease totaled $1.2 million, $3.2 million and $3.7 million at December 31, 2009 and 2010 and March 31, 2011, respectively.

7. Software Development Costs

Capitalized software development costs are as follows (in thousands):

	December 31,		March 31, 2011
	2009	2010
			(unaudited)
Software development costs	$30,527	$47,691	$52,309
Accumulated amortization	(3,524)	(10,678)	(12,761)

Software development costs, net	$27,003	$37,013	$39,548

Amortization expense was $1.9 million, $2.5 million and $5.8 million for the years ended December 31, 2008, 2009 and 2010, respectively and $0.7 million and $2.2 million for the three months ended March 31, 2010 and 2011, respectively. Included in amortization expense for the year ended December 31, 2009 was a $1.3 million charge related to accelerated amortization of existing developed software replaced by acquired capitalized software.

8. Goodwill

The changes in the carrying amount of goodwill for the fiscal years ended December 31, 2008, 2009 and 2010 are as follows (in thousands):

	Technology Services	Media & Marketing	Total
Balance at December 31, 2008	$167,407	$10,346	$177,753
Goodwill arising from acquisitions	17,497	1,978	19,475
Adjustments related to prior year acquisitions	2,256	–	2,256
Effect of exchange rate changes	3,526	–	3,526

Balance at December 31, 2009	190,686	12,324	203,010
Goodwill arising from acquisitions	155	–	155
Adjustments related to prior year acquisitions	2,686	–	2,686
Effect of exchange rate changes	1,262	–	1,262

Balance at December 31, 2010	$194,789	$12,324	$207,113
Goodwill arising from acquisitions	5,680	–	5,680
Effect of exchange rate changes	720	–	720

Balance at March 31, 2011 (unaudited)	$201,189	$12,324	$213,513

Adjustments to goodwill during the year ended December 31, 2009 and 2010 represent contingent consideration and net asset settlement adjustments recorded during the year that related to acquisitions made in the preceding period(s).

9. Intangible Assets

Intangible assets are amortized using a combination of straight-line and accelerated methods based on the expected cash flows from the assets. Estimated useful lives as of December 31, 2010 are as follows:

	Estimated Life	Weighted Average Remaining Life
Intellectual property	2 to 10 years	2.5 years
Non-compete agreements	2 to 3 years	0.7 years
Customer relationships	3 to 15 years	3.6 years
Trade names	2 to 10 years	8.0 years
Customer contracts	2 to 6 years	3.1 years

The carrying values of amortized intangible assets are as follows (in thousands):

	December 31, 2009			December 31, 2010			March 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
								(unaudited)
Intellectual property	$25,858	$(10,853)	$15,005	$25,571	$(14,992)	$10,579	$26,605	$(16,568)	$10,037
Non-compete agreement	962	(817)	145	952	(922)	30	953	(947)	6
Customer relationships	30,856	(20,763)	10,093	26,516	(21,685)	4,831	29,315	(23,022)	6,293
Trade names	9,588	(3,998)	5,590	9,796	(4,713)	5,083	10,179	(4,980)	5,199
Customer contracts	44,286	(14,864)	29,422	45,344	(24,659)	20,685	45,987	(27,121)	18,866

	$111,550	$(51,295)	$60,255	$108,179	$(66,971)	$41,208	$113,039	$(72,638)	$40,401

Amortization of developed technologies is recorded in cost of revenue, while the amortization of other acquired intangible assets is included in operating expenses. The following table summarizes the amortization expense of acquired intangible assets for the fiscal years indicated (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Cost of revenue—Technology	$4,200	$4,380	$4,376	$1,128	$1,257
Cost of revenue—Marketing	819	576	534	134	136
Operating expenses	13,820	18,491	16,147	4,047	3,703

Total	$18,839	$23,447	$21,057	$5,309	$5,096

The estimated future amortization of acquired intangible assets as of December 31, 2010 is as follows (in thousands):

Year Ending December 31,
2011	$17,862
2012	12,991
2013	7,189
2014	913
2015	696
Thereafter	1,557

Total	$41,208

10. Accrued Expenses

The following table presents the detail of accrued expenses for the periods presented (in thousands):

	December 31,		March 31,
	2009	2010	2011
			(unaudited)
Accrued compensation	$10,607	$13,678	$19,090
Sales and other foreign taxes	3,821	5,191	5,488
Accrued expenses	7,375	5,707	7,263
Other	5,829	7,596	7,711

Total	$27,632	$32,172	$39,552

The Company deferred payment of 2009 bonuses to management. The deferred bonus accrual of $4.9 million is included in accrued compensation and will be paid on the earlier of May 2012 or 60 days from a public offering, provided that the employee remains an active employee through that date.

11. Long-Term Debt and Lines of Credit

2007 Loan and Security Agreement

In March 2007, the Company entered into a loan and security agreement (the “Agreement”) with Escalate Capital I, L.P. (“Escalate”) and Gold Hill Capital Venture Lending 03, L.P. (“Gold Hill”) which allowed the Company to draw a minimum of $15 million, up to a maximum of $20 million from a financial institution. Under the terms of the Agreement, the Company is required to make interest-only payments on a monthly basis through February 2009 bearing an interest rate of 6.75% per annum, after which borrowings under the agreement are repayable over 24 months and bear an interest rate of 6.75% per annum. In addition, a payment-in-kind (“PIK”) interest is added to the outstanding principal amount at a rate of 3.15% compounded monthly and is payable at the earlier of maturity or repayment of the loan. The Company has the option to repay the loans without penalty prior to maturity. In conjunction with the Agreement, the Company issued 146,710 warrants to Escalate and 107,530 warrants to Gold Hill (Note 15). The loan is collateralized by substantially all of the Company’s assets, excluding certain registration cash and intellectual property and restricts the Company’s ability to raise additional debt financing and pay dividends.

In December 2007, the Agreement was amended to increase borrowings up to $35 million.

In April 2009, the Agreement was amended to extend the repayment commencement dates and the maturity dates of Gold Hill advances. Outstanding borrowings are repayable over a 24 month period beginning in March 2010 through December 2012. The amendment requires the payment of certain fees and costs of up to $43,000 to the financial institution, and at the end of the repayment period, the Company is required to make a final payment of $300,000. If any portion of the loan made by this financial institution is prepaid, a corresponding portion of the final payment must also be prepaid.

In April 2010, the Agreement was amended to change the interest rate for Escalate from 6.75% to 12% and eliminate the 3.15% PIK interest commencing on February 1, 2010. The amended agreement also changed the principal payment schedule of the remaining balance. In addition, the Company issued 20,000 warrants to Escalate to purchase the Company’s common stock (Note 15).

In December 2010, the Company entered into an amendment to the debt agreement with Gold Hill and Escalate to change the principal payment schedule of the remaining balance and to extend the maturity date to May 2012, which the Company treated as a modification to its existing debt. The amendment to the Gold Hill agreement also changed the interest rate from 6.75% to 12% and eliminated the 3.15% PIK interest commencing on December 1, 2010. In addition, Gold Hill and Escalate were issued warrants to purchase 23,500 and 31,500 shares of common stock (Note 15).

As of December 31, 2010 and March 31, 2011, the Company had outstanding borrowings of $13.0 million and $12.8 million, respectively, with Escalate, and outstanding borrowings of $14.6 million and $14.6 million, respectively, with Gold Hill. The Agreement expires in May 2012 with Escalate and with Gold Hill.

2008 Loan and Security Agreement

In October 2008, the Company entered into a Loan and Security Agreement (“LSA”) with Square 1 Bank (“Square 1”) which allowed the Company to borrow up to $5.0 million under a term loan and up to $7.0 million under a line of credit (“Line”). For borrowings under the term loan, the Company is required to make interest-only payments on a monthly basis for the first six months, after which borrowings are repayable over 30 months. The interest rate for the term loan is prime plus 1% and matures in October 2011. For borrowings under the term loan, the Company is required to maintain a cash balance of $5.0 million in an account with Square 1 and is presented as restricted cash on the Company’s consolidated balance sheet at December 31, 2009 and 2010 (Note 2). Under the terms of the Line, borrowings cannot exceed 80% of the Company’s eligible accounts receivable and carries an interest rate of prime plus 1% and was to mature on July 2010. The loan is collateralized by substantially all of the Company’s assets, excluding certain client cash and intellectual property, and are subject to certain covenants which, if not met, could constitute an event of default. These covenants include maintaining the required quick ratio and the non-occurrence of a material adverse change in the business, operations or conditions of the Company. As of December 31, 2009 and 2010 and March 31, 2011, the Company was in compliance with all specified financial covenants.

In April 2010, the LSA was amended to allow the Company to grant to Central Bank a junior lien on an asset and to revise the earnout payment schedule.

In May 2010, the LSA was amended to adjust the quick ratio to be at least 1:1.

In July 2010, the LSA was amended to change the interest rate for advances under the Line to the greater of (i) prime plus 1% or (ii) 5% and further extended the maturity date to July 2011. The amendment also changed the amount the Company is allowed to borrow under the Line to $12.0 million less borrowings outstanding under the term loan.

At December 31, 2010 and March 31, 2011, outstanding borrowings from Square 1 was approximately $1.7 million and $1.2 million, respectively, under the term loan and approximately $7.3 million and $5.3 million, respectively under the Line. There was $2.0 million and $0 million available under the Line as of December 31, 2010 and March 31, 2011, respectively.

ALS Acquisition Notes Payable

In connection with the ALS acquisition, the Company assumed approximately $7.3 million of debt held by Pinnacle Financial Partners (“Pinnacle”) and the Bank of Celina (“Celina”). Subsequent to the acquisition, the Company refinanced approximately $1.8 million of the debt with Pinnacle. Under the terms of the loans held by Pinnacle, the Company is required to make principal and interest payments, on a monthly basis, over a period of 36 months to 60 months at interest rates ranging from 6.25% to 9.25% per annum. Under the terms of the loan held by Celina, the Company is required to make principal and interest payments, on a monthly basis, over a period of 180 months at an interest rate of 3.5% per annum.

At December 31, 2009 and 2010 and March 31, 2011, outstanding borrowings from Pinnacle was approximately $4.5 million, $2.6 million and $2.1 million, respectively. At December 31, 2009 and 2010 and March 31, 2011, outstanding borrowings from Celina was approximately $0.2 million, $0.2 million and $0.2 million, respectively.

Convertible Debt Purchase Agreement

In September 2009, the Company entered into a convertible debt purchase agreement (“Convertible Debt”) for up to $10 million with certain lenders whereby the Company issued convertible unsecured promissory notes totaling $4 million payable in two years at a non-compounded annual stated and effective interest rate of 10%. In the event of an extension of the maturity date, the interest rate will change to LIBOR plus 7%, up to the lesser of (i) 15% per annum or (ii) the maximum amount legally permissible. The Convertible Debt may be repaid at any time after the six-month anniversary of the issuance date. In the event the Convertible Debt is repaid prior to the one-year anniversary of the issuance date, the incremental interest will amount to 10% of such repayments. The holders of the notes have the option of exercising their conversion rights prior to such repayments. The conversion rate is based on the sum of the unpaid principal and interest divided by $16 to determine the number of common shares issuable upon conversion, and adjusted for anti-dilution effects (Note 20). Borrowings under the Convertible Debt is subject to the non-occurrence of a material adverse change in the business, operations (financial or otherwise) of the Company, or a material impairment of the prospect of repayment of any portion of the Company’s outstanding obligations. As of December 31, 2009 and 2010 and March 31, 2011, the Company was in compliance with this covenant.

The maturity date of the Convertible Debt may be extended by an additional year by (A) consent of the Company and lenders holding at least a majority of the principal amount of the Convertible Debt, or (B) at the sole discretion of the Company.

At December 31, 2009 and 2010 and March 31, 2011, outstanding borrowings under the Convertible Debt was approximately $4.0 million.

ALS Acquisition Earn Out Agreement

In connection with the ALS acquisition, the Company entered into an earn-out payment agreement to pay $1.9 million over a three-year period commencing November 2009 at an interest rate of 5% per annum. Principal and interest is payable on a quarterly basis. At December 31, 2009 and 2010 and March 31, 2011, the remaining earn-out payable to ALS was approximately $1.6 million, $1.0 million and $1.0 million, respectively.

Promissory Note

During fiscal year 2007, the Company issued a promissory note for the acquisition of RegOnline, Inc. of $7.0 million bearing interest at a rate of 8% per annum. The Company is required to make interest-only payments on an annual basis. The note was paid in May 2009.

Letter of Credit

In May 2008, the Company entered into a $5.0 million irrevocable letter of credit (the “LOC”) with Wells Fargo Bank (“Wells Fargo”) as a requirement under a customer contract. The agreement allows for draws against the LOC if funds collected by the Company are not forwarded to the customer based on the terms in the customer’s contract. Under the terms of the agreement, the LOC will automatically renew for one-year periods and expires in May 2010. In February 2009, the Company cancelled the LOC with Wells Fargo and replaced it with a Line from Square 1.

Debt Maturities

Approximate annual future minimum debt payments at December 31, 2010 are as follows (in thousands):

Year Ending December 31,	Term Loan and Revolving Credit Facility
2011	$16,866
2012	28,030
2013	19
2014	20
2015	21
Thereafter	136

45,092
Less: imputed interest and unamortized discounts	(689)
Less: current portion	(16,866)

Noncurrent portion of debt	$27,537

12. Commitments and Contingencies

Operating Leases

The Company leases its office and datacenter facilities under noncancelable leases that expire at various times through 2015. The Company is also responsible for certain real estate taxes, utilities and maintenance costs on its office facilities. Rent expense was approximately $6.2 million, $9.4 million and $9.6 million for the years ended December 31, 2008, 2009 and 2010, respectively and $2.3 million and $2.7 million for the three months ended March 31, 2010 and 2011, respectively.

Future minimum lease payments under non-cancelable operating and capital lease agreements as of December 31, 2010 are as follows (in thousands):

Year Ending December 31,	Operating Leases	Capital Leases
2011	$8,124	$2,280
2012	8,175	1,787
2013	5,878	–
2014	4,605	–
2015	4,310	–
Thereafter	8,295	–

Total minimum lease payments	$39,387	4,067

Less amount representing interest		(421)

Present value of capital lease payments		3,646
Less current portion of capital lease		(1,983)

Long-term obligation under capital lease		$1,663

Guarantees

The Company entered into an arrangement with a third-party customer to guarantee performance by the Company. The Company may provide a corporate guarantee, irrevocable letter of credit, surety bond or any other form of guarantee acceptable to the third-party customer of up to $15 million. The corporate guarantee became effective in July 2010.

Sales and Use Tax

The Company accrues for sales and use taxes in certain states. The Company performed an analysis of its potential liability in states where it had not previously remitted these taxes. Based on the results of the analysis, the Company established a reserve for estimated claims from states where sales and use tax had not been remitted of $2.7 million, $3.4 million and $3.7 million at December 31, 2009 and 2010 and March 31, 2011, respectively.

Indemnification

The Company enters into indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third-party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future, but have not yet been made. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements.

The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.

Loss Contingencies

The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. Management considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. The Company regularly evaluates current information available to its management to determine whether such accruals should be adjusted and whether new accruals are required.

In December 2010 the Company became aware of a security breach in one of the legacy computer systems it acquired in an acquisition. This breach could potentially result in an unauthorized acquisition and use of credit card data and could result in fines or damages from claims asserted by organizers or participants. The Company has performed an internal investigation to assess the level of the breach. Based on the status of the investigation, the Company has concluded that any potential liability is not probable and that no amounts can be reasonably estimated. As a result, no amounts have been accrued as of December 31, 2010 and March 31, 2011.

13. Legal Proceedings

From time to time, the Company is involved in disputes, litigation and other legal actions. The Company records a charge equal to at least the minimum estimated liability for a loss contingency only when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements, and (ii) the range of loss can be reasonably estimated. The actual liability in any such matters may be materially different from the Company’s estimates, which could result in the need to adjust the liability and record additional expenses. The Company has not recorded an accrual for potential loss as of December 31, 2009 and 2010 and March 31, 2011.

14. Preferred Stock

Convertible Preferred Stock

The Company has authorized 146.9 million shares of convertible preferred stock (“Convertible Preferred”), designated in thirteen series, with the rights and preferences of each designated series determined by the Company’s Board of Directors.

The Company initially recorded each series of convertible preferred stock at their fair values on the dates of issuance, net of issuance costs. A redemption event will only occur upon the liquidation or winding up of the Company, a greater than 50% change of control or sale of substantially all of the assets of the Company. As the redemption event is outside the control of the Company, all shares of convertible preferred stock have been presented outside of permanent equity in accordance with accounting guidance for redeemable securities.

A summary of Convertible Preferred at March 31, 2011 consists of the following:

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Dividend and Liquidation Priority	Conversion Ratio Per Share	Shares as-if Converted
Series A-1	641,500	641,500	$16,000	7	0.063	40,735
Series A-2	750,000	750,000	38,000	7	0.064	47,625
Series A-3	405,882	405,882	30,000	7	0.070	28,247
Series B-1	5,050,000	5,050,000	1,111,000	5	0.063	320,674
Series B-3	5,838,813	5,838,813	3,301,000	5	0.079	463,085
Series B-2	2,729,012	2,729,012	714,000	5	0.063	173,291
Series A-4	1,167,315	1,167,315	150,000	7	0.077	90,116
Series A-5	1,082,150	1,082,150	20,000	7	0.063	68,710
Series B-4	2,973,115	2,973,115	582,000	5	0.063	188,787
Series A-6	8,864,254	8,660,779	635,000	6	0.104	904,149
Series B-5	21,861,225	21,861,225	6,888,000	4	0.063	1,388,177
Series B-6	84,378,637	76,878,314	10,248,000	3	0.063	4,881,764
Series B-7	11,114,479	3,334,343	450,000	8	0.063	211,730

	146,856,382	131,372,448	$24,183,000			8,807,090

The rights, preferences and privileges of the Convertible Preferred Stock are as follows:

Voting

Each holder of Convertible Preferred shall be entitled to the number of votes equal to the number of shares of common stock into which such preferred stock could be converted.

Dividends

Each holder of Convertible Preferred is entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on common stock. No dividends have been declared.

Conversion

Each share of Convertible Preferred is convertible, at the option of the holder, into such number of fully-paid and nonassessable shares of common stock as is determined by a formula set forth in the Amended and Restated Certificate of Incorporation.

Each share of Convertible Preferred automatically converts into the number of shares of common stock upon the closing of a public offering of the Company’s common stock in which (1) the market capitalization of the Company, based on the initial public offering price, excluding shares sold by the Company, is at least $125 million after such offering, (2) the Company’s common stock is listed on a U.S. national securities exchange, and (3) the gross proceeds to the Company are at least $25 million.

Redemption

Convertible Preferred is not redeemable.

Liquidation

In the event of a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of each series of Convertible Preferred are entitled to receive designated amounts per share plus an amount equal to all declared and unpaid dividends on such stock. Liquidation payments to the holders of each series of Convertible Preferred have priority and are made in preference to all others series with a lower priority.

Redeemable Convertible Preferred Stock

The Company has authorized 73.2 million shares of redeemable convertible preferred stock (“Redeemable Convertible Preferred”), designated in four series, with the rights and preferences of each designated series determined by the Company’s Board of Directors.

A summary of Redeemable Convertible Preferred at March 31, 2011 consists of the following:

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Dividend and Liquidation Priority	Conversion Ratio Per Share	Shares as-if Converted
Series C	50,534,105	49,039,840	$32,464,000	2	0.063	3,114,019
Series D	5,855,037	5,855,037	78,019,000	2	1.0	5,855,037
Series E	6,998,966	6,998,966	97,320,000	2	1.0	6,998,966
Series F	9,860,764	9,856,779	171,958,000	1	1.0	9,856,779

	73,248,872	71,750,622	$379,761,000			25,824,801

The rights, preferences and privileges of the Redeemable Convertible Preferred Stock are as follows:

Voting

Each holder of Redeemable Convertible Preferred shall be entitled to the number of votes equal to the number of shares of common stock into which such preferred stock could be converted.

Dividends

Each holder of Redeemable Convertible Preferred is entitled to receive dividends, out an any assets legally available, prior and in preference to any declaration or payment of any dividend on common stock, Series A and Series B convertible preferred stock. No dividends have been declared to date.

The dividend of 8% payable to Series C, Series D, Series E and Series F stockholders is only payable upon the approval of the Board of Directors, but accrues and is cumulative under the terms of the Amended and Restated Certificate of Incorporation increases the liquidation preference which is included in the calculation of redemption value. The dividend amount is recorded as accretion which increases the book value of the underlying Redeemable Convertible Preferred and decreases retained earnings. The balance sheet amount reflects the redemption value of the Series C, Series D, Series E and Series F Redeemable Convertible Preferred.

Conversion

Each share of outstanding Redeemable Convertible Preferred is convertible, at the option of the holder, into such number of fully-paid and nonassessable shares of common stock as is determined by a formula set forth in the Amended and Restated Certificate of Incorporation.

Each share of Series C Redeemable Convertible Preferred automatically converts into the number of shares of common stock at the conversion price at the time in effect upon the closing of a public offering of common stock at a price of at least $0.66732 per share in which (1) the market capitalization of the Company, based on the initial offering price per share, excluding shares sold by the Company, is at least $150 million after such offering, (2) the Company’s common stock is listed on a U.S. national securities exchange or the NASDAQ Stock Market, and (3) the gross proceeds to the Company are at least $25 million. Each share of Series D Redeemable Convertible Preferred automatically converts into the number of shares of common stock at the conversion price at the time in effect upon the closing of a public offering of common stock in which (1) the market capitalization of the Company, based on the initial public offering price per share, excluding shares sold by the Company, is at least $240 million after such offering, (2) the Company’s common stock is listed on a U.S. national securities exchange or the NASDAQ Stock Market, and (3) the gross proceeds to the Company are at least $25 million.

Each share of Series E Redeemable Convertible Preferred automatically converts into the number of shares of common stock at the conversion price at the time in effect upon the closing of a public offering of common stock in which (1) the market capitalization of the Company, based on the initial public offering price per share, excluding shares sold by the Company, is at least $350 million after such offering, (2) the Company’s common stock is listed on a U.S. national securities exchange or the NASDAQ Stock Market, and (3) the gross proceeds to the Company are at least $25 million.

Each share of Series F Redeemable Convertible Preferred automatically converts into the number of shares of common stock at the conversion price at the time in effect upon the closing of a public offering of common stock in which (1) the market capitalization of the Company, based on the initial public offering price per share, excluding shares sold by the Company, is at least $675 million after such offering, (2) the Company’s common stock is listed on a U.S. national securities exchange or the NASDAQ Stock Market, and (3) the gross proceeds to the Company are at least $75 million.

Redemption

Each share of Series C Redeemable Convertible Preferred is redeemable if the holders of at least two-thirds of the then-outstanding shares of Series C Redeemable Convertible Preferred, voting together as a separate class, elect to require the Company to redeem all of the then-outstanding Series C Redeemable Convertible Preferred in three consecutive annual installments beginning on the fifth anniversary of the date on which shares of the Series E Redeemable Convertible Preferred are first issued by the Company (each a “Redemption Date”); provided that the Company shall receive at least 60 days prior to the first such Redemption Date, a written notice of such election of the Series C Redeemable Convertible Preferred holders. The Company shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series C Redeemable Convertible Preferred to be redeemed on such Redemption Dates a per share sum equal to the Series C liquidation preference. The number of shares of Series C Redeemable Convertible Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series C Redeemable Convertible Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption are redeemable from each holder of Series C Redeemable Convertible Preferred on a pro-rata basis, based on the number of shares of Series C Redeemable Convertible Preferred then held. The total potential redemption amount at August 22, 2013, the first date at which Series C Redeemable Convertible Preferred is redeemable is $39.7 million.

Each share of Series D Redeemable Convertible Preferred is redeemable if the holders of at least two-thirds of the then-outstanding shares of Series D Redeemable Convertible Preferred, voting together as a separate class, elect to require the Company to redeem all of the then-outstanding Series D Redeemable Convertible Preferred in three consecutive annual installments beginning on the Redemption Dates; provided that the Company shall receive at least 60 days prior to the first such Redemption Date, a written notice of such election of the Series D Redeemable Convertible Preferred holders. The Company shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series D Redeemable Convertible Preferred to be redeemed on such Redemption Dates a per share sum equal to the Series D liquidation preference. The number of shares of Series D Redeemable Convertible Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series D Redeemable Convertible Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption are redeemable from each holder of Series D Redeemable Convertible Preferred on a pro-rata basis, based on the number of shares of Series D Redeemable Convertible Preferred then held. The total potential redemption amount at August 22, 2013, the first date at which Series D Redeemable Convertible Preferred is redeemable is $93.8 million.

Each share of Series E Redeemable Convertible Preferred is redeemable if the holders of at least two-thirds of the then-outstanding shares of Series E Redeemable Convertible Preferred, voting together as a separate class, elect to require the Company to redeem all of the then-outstanding Series E Redeemable Convertible Preferred in three consecutive annual installments beginning on the Redemption Dates; provided that the Company shall receive at least 60 days prior to the first such Redemption Date, a written notice of such election of the Series E Redeemable Convertible Preferred holders. The Company shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series E Redeemable Convertible Preferred to be redeemed on such Redemption Dates a per share sum equal to the Series E liquidation preference. The number of shares of Series E Redeemable Convertible Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series E Redeemable Convertible Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption are redeemable from each holder of Series E Redeemable Convertible Preferred on a pro-rata basis, based on the number of shares of Series E Redeemable Convertible Preferred then held. The total potential redemption amount at August 22, 2013, the first date at which Series E Redeemable Convertible Preferred is redeemable is $116.7 million.

Each share of Series F Redeemable Convertible Preferred is redeemable if the holders of at least two-thirds of the then-outstanding shares of Series F Redeemable Convertible Preferred, voting together as a separate class, elect to require the Company to redeem all of the then-outstanding Series F Redeemable Convertible Preferred in three consecutive annual installments beginning on the Redemption Dates; provided that the Company shall receive at least 60 days prior to the first such Redemption Date, a written notice of such election of the Series F Redeemable Convertible Preferred holders. The Company shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series F Redeemable Convertible Preferred to be redeemed on such Redemption Dates a per share sum equal to the Series F liquidation preference. The number of shares of Series F Redeemable Convertible Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series F Redeemable Convertible Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption are redeemable from each holder of Series F Redeemable Convertible Preferred on a pro-rata basis, based on the number of shares of Series F Redeemable Convertible Preferred then held. The total potential redemption amount at August 22, 2013, the first date at which Series F Redeemable Convertible Preferred is redeemable is $206.6 million.

Liquidation

In the event of a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of each series of Redeemable Convertible Preferred are entitled to receive designated amounts per share plus an amount equal to all declared and unpaid dividends on such stock. Liquidation payments to the holders of each series of Redeemable Convertible Preferred have priority and are made in preference to all series of Convertible Preferred.

15. Stockholders’ Deficit

Common Stock

At December 31, 2009 and 2010 and March 31, 2011, there were 65,000,000 shares of common stock authorized, and 8,126,621 shares, 9,755,354 shares and 11,335,127 shares issued and outstanding, respectively. Holders of common stock are entitled to dividends if and when declared by the Board of Directors and after obtaining the majority consent of preferred stockholders.

Each share of common stock has the right to one vote per share. Each restricted stock purchase right has the right to one vote per share and the right to receive dividends or other distributions paid or made with respect to common shares, subject to restrictions for continued employment service.

Common Stock Reserved for Future Issuance

As of December 31, 2010, the Company had reserved the following shares of common stock for future issuances in connection with the following:

Series A Convertible Preferred	1,179,582
Series B Convertible Preferred	7,627,510
Series C Redeemable Convertible Preferred	3,114,019
Series D Redeemable Convertible Preferred	5,855,037
Series E Redeemable Convertible Preferred	6,998,966
Series F Redeemable Convertible Preferred	9,856,779
Warrants to purchase common stock	576,951
Convertible debt	281,438
Stock option plan:
Options outstanding	11,433,588
Options available for future grants	150,435

Total	47,074,305

Stock Repurchases

The Company repurchased 263,813 shares of common stock and cancelled 850,108 shares of stock options from certain stockholders during the year ended December 31, 2008. The total purchase price was $9.0 million for 2008. Of the total purchase price, $1.8 million was recorded as a repurchase of treasury stock at fair value, and the remaining $6.0 million was recorded as stock-based compensation expense in 2008. During 2008, the Company recorded approximately $1.3 million as a reduction to additional paid in capital related to the fair value of the repurchased options re-measured at the time of repurchase. There was no repurchase of any shares of common stock or shares of stock options during the year ended December 31, 2009 and 2010. The Company repurchased 6,773 shares of common stock from certain stockholders which were subject to the Company’s repurchase right under the 2002 Stock Option Plan during the three months ended March 31, 2011 for a total purchase price of $0.1 million (Note 16).

Common Stock Warrants

During 2006, in connection with a Master Service Agreement (“MSA”) with the United States Tennis Association, the Company issued warrants to purchase 239,027 shares of the Company’s common stock at an exercise price of $9.28 per share. These warrants are exercisable immediately after issuance and expire in 10 years. The fair value of the warrants of $1.2 million was calculated using the Black-Scholes option pricing model at the date of issuance using the following assumptions: contractual life of ten years; expected volatility of 82.1%, risk free interest rate of 4.9% and a dividend yield of 0%.

In conjunction with the December 2010 renewal of the MSA, the Company extended the exercise period of the warrants an additional 5 years. As a result of this modification, an incremental $0.3 million was recorded as an asset, which was calculated using the Black-Scholes option pricing model at the date of modification using the following assumptions: contractual life of eleven years; expected volatility of 52.6%, risk free interest rate of 3.0% and a dividend yield of 0%. This estimated value was added to the remaining balance for the original warrant and will be recorded as contra-revenue over the amended term of the MSA of an additional five years. The amortization of the warrants was approximately $0.2 million for each of the years ended December 31, 2008, 2009 and 2010 and $0.1 million for the three months ended March 31, 2010 and 2011, respectively. As of December 31, 2010 and March 31, 2011, the warrants have not been exercised.

In conjunction with the 2007 Loan and Security Agreement, the Company issued warrants to Gold Hill and Escalate at various times during the year to purchase 107,530 shares and 146,710 shares, of the Company’s common stock at an exercise price of $0.001 per share. These warrants are exercisable immediately after issuance and expire the earlier of (1) seven years; (2) an initial public offering; or (3) the closing of an acquisition of the Company. The fair value of these warrants of $1.8 million was calculated using the Black-Scholes option pricing model at the date of issuance using the following assumptions: contractual life of seven years; expected volatility between 67.2% - 71.0%; risk free rate between 3.8% - 4.5%; and a dividend yield of 0%. This estimated fair value, which represents a debt discount, is expensed to interest expense over the term of the Agreement.

In conjunction with the April 2010 amendment to the 2007 Loan and Security Agreement, the Company issued warrants to Escalate to purchase 20,000 shares of the Company’s common stock at an exercise price of $0.001 per share. These warrants are exercisable immediately after issuance and expire the earlier of (1) seven years; (2) an initial public offering; or (3) the closing of an acquisition of the Company. The fair value of the warrants of $0.1 million was calculated using the Black-Scholes option pricing model at the date of issuance using the following assumptions: contractual life of seven years; expected volatility of 53.16%, risk free interest rate of 3.2% and a dividend yield of 0%. This estimated value, which represents a debt discount, is expensed to interest expense over the term of the Agreements.

In conjunction with the December 2010 amendment to the 2007 Loan and Security Agreement, the Company issued warrants to Gold Hill and Escalate to purchase 23,500 and 31,500 shares of common stock at an exercise price of $0.001, respectively. The fair value of the warrants of $0.3 million was calculated using the Black-Scholes option pricing model at the date of issuance using the following assumptions: contractual life of seven years; expected volatility of 51.41%, risk free interest rate of 2.7% and a dividend yield of 0%. This estimated value, which represents a debt discount, is expensed to interest expense over the term of the Agreement.

Interest expense related to the amortization of the warrants issued in conjunction with the 2007 Loan and Security Agreement was approximately $0.5 million, $0.6 million and $0.5 million for the years ended December 31, 2008, 2009 and 2010, respectively and $0.1 million for three months ended March 31, 2010 and 2011, respectively. As of December 31, 2010 and March 31, 2011, no warrants have been exercised.

16. Stock Option Plans and Stock-Based Compensation

Stock Option Plan

In January 2002, the Company adopted the 2002 Stock Option Plan (the “2002 Plan”) and retired the 1999 Stock Option Plan (“1999 Plan”) and assumed certain options under the 1999 Plan. The maximum number of shares of common stock issuable pursuant to the 2002 Plan was 15,687,998 and 17,162,408 as of December 31, 2010 and March 31, 2011, respectively, plus the shares of common stock subject to options pursuant to awards granted under the 1999 Plan forfeited after the adoption of the 2002 Plan. Grants under the 2002 Plan may be incentive stock options or nonqualified stock options. The 2002 Plan is administered by the Company’s compensation committee, which has the authority to designate participants and determine the number and type of awards to be granted, the time at which awards are exercisable, the method of payment and any other terms or conditions of the awards. The vesting of these awards vary subject to the participant’s period of future service, or otherwise at the discretion of the compensation committee. The majority of awards issued under the 2002 Plan vest over to two to four years, and have a term of ten years. There were 150,435 and 681,999 shares available for grant under the 2002 Plan at December 31, 2010 and March 31, 2011, respectively.

Early Exercise of Stock Options

There were no shares of common stock issued during the year ended December 31, 2008 for which stock options were exercised prior to vesting. The Company issued 161,848 and 563,959 shares of common stock during the years ended December 31, 2009 and 2010, respectively, and 50,408 shares of common stock during the three months ended March 31, 2011 for stock options exercised prior to vesting. The unvested shares are subject to the Company’s repurchase right at the lesser of the original exercise price or market price. The proceeds from the early exercise of stock options are recorded in other long-term liabilities and reclassified to common stock as the shares vest and the Company’s repurchase rights lapse. The Company did not repurchase any shares during the years ended December 31, 2009 or 2010. The Company repurchased 6,773 shares of common stock at an aggregate purchase price of $0.1 million during the three months ended March 31, 2011. There were 161,848, 567,758, and 568,841 shares held by employees which were subject to repurchase for early exercise of stock options at an aggregate purchase price of $0.3 million, $1.1 million and $1.1 million at December 31, 2009 and 2010 and March 31, 2011, respectively. No such shares were held by employees at December 31, 2008.

Restricted Common Stock

The Company has issued shares of restricted common stock to employees, which are subject to repurchase agreements and generally vest over a three to four-year period from the date of grant, or immediately at the time of grant.

During the year ended December 31, 2007, the Company granted 457,000 restricted stock awards to two employees in conjunction with an acquisition. These awards vest based upon service conditions. Compensation expense related to the restricted stock awards was $0.7 million, $0.7 million and $0.6 million for the years ended December 31, 2008, 2009 and 2010, respectively and $0.2 million and $0.1 million for the three months ended March 31, 2010 and 2011, respectively. In September 2010, the Company modified the terms of the restricted stock award and accelerated the vesting of the restricted stock awards in full for one of the employees. The Company recognized an additional $0.3 million of compensation expense as a result of the modification. As of December 31, 2010 there was approximately $0.1 million of unrecognized compensation cost related to these awards and as of March 31, 2011, there was no remaining unrecognized compensation cost related to these awards.

During the year ended December 31, 2007, the Company granted 300,000 restricted stock awards to two employees in conjunction with an acquisition. These awards vest based upon service conditions. Compensation expense related to the restricted stock awards was $0.7 million and $1.3 million for the years ended December 31, 2008 and 2009, respectively There was no such expense recognized during the year ended December 31, 2010 or during the three months ended March 31, 2010 and 2011. In June 2009, the Company modified the terms of the restricted stock award and accelerated the vesting of the restricted stock awards in full for both of the employees and recognized an additional $1.1 million of compensation expense as a result of the modifications. As of December 31, 2010 and March 31, 2011, there was no remaining unrecognized compensation cost related to these awards.

No restricted stock awards were granted during the years ended December 31, 2008, 2009, and 2010, or during the three months ended March 31, 2011.

Stock Option Activity

The following table summarizes the Company’s stock option activity:

Stock Options	Number of Shares Underlying Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Outstanding and exercisable at December 31, 2009	10,674,395	$2.05
Granted	2,458,300	2.58
Exercised	(1,338,105)	1.93
Cancelled or expired	(361,002)	1.96

Outstanding and exercisable at December 31, 2010	11,433,588	$2.18	7.26	$65,126

Granted (unaudited)	1,015,500	7.12
Exercised (unaudited)	(461,546)	1.98
Cancelled or expired (unaudited)	(65,881)	3.12

Outstanding and exercisable at March 31, 2011 (unaudited)	11,921,661	$2.61	7.32	$133,204

Options vested at December 31, 2010	8,273,538	$2.09	6.68	$47,906

Options vested and expected to vest as of December 31, 2010	11,215,937	$2.17	7.22	$63,991

Options vested at March 31, 2011 (unaudited)	8,256,037	$2.09	6.59	$96,509

Options vested and expected to vest as of March 31, 2011 (unaudited)	11,622,492	$2.58	7.26	$130,223

Aggregate intrinsic value represents the difference between the Company’s estimated fair value of its common stock and the exercise price of outstanding, in-the-money options. The Company’s estimated fair value of its common stock was $1.96, $7.88 and $13.78 as of December 31, 2009 and 2010 and March 31, 2011, respectively. The total intrinsic value of options exercised was approximately $0.2 million, $0.1 million and $0.6 million for the years ended December 31, 2008, 2009 and 2010, respectively and $0.1 million and $2.7 million for the three months ended March 31, 2010 and 2011, respectively. The weighted-average grant date fair value of options granted was $3.09, $1.23 and $1.14 for the years ended December 31, 2008, 2009 and 2010, respectively and $0.89 and $3.73 for the three months ended March 31, 2010 and 2011, respectively.

Total unrecognized compensation cost, adjusted for estimated forfeitures, related to nonvested stock options was approximately $8.6 million, $4.8 million and $7.8 million as of December 31, 2009 and 2010 and March 31, 2011, respectively, and is expected to be recognized over the next 2.1 years, 2.6 years and 3.1 years, respectively.

Stock-Based Compensation Expense

For the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2010 and 2011, the fair value of each stock option award to employees was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions:

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Volatility	48.1-50.9%	52.1-53.8%	49.7-51.8%	51.7-51.8%	48.8-49.2%
Expected dividend yield	–	–	–	–	–
Risk-free rate	1.6-3.0%	1.4-2.1%	1.3-2.2%	2.1-2.2%	1.8-2.2%
Expected term (in years)	4.5	4.5	4.7	4.7	4.8

As the Company has limited historical option exercise data and stock price data, the Company estimates its expected term and the expected volatility of its common stock on the date of grant based on the average expected term and the average volatilities of similar publicly-traded entities. The Company has no history or expectation of paying cash dividends on its common stock. The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the options in effect at the time of grant.

The Company uses the straight-line method for expense attribution.

The following table presents the effects of stock-based compensation related to stock-based awards to employees on the Company’s consolidated statements of operations during the periods presented (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Cost of revenue	$70	$128	$111	$26	$16
Sales and marketing	358	765	562	124	187
Research and development	257	597	244	141	118
General and administrative	13,852	9,750	4,431	1,498	423

Total stock-based compensation	$14,537	$11,240	$5,348	$1,789	$744

In September 2009, the Company’s Board of Directors approved a common stock option repricing whereby previously granted and unexercised options held by current employees with exercise prices above $1.96 were repriced to $1.96 per share which represented the per share fair value of the Company’s common stock as of the date of the repricing, with no modification to the vesting schedule of the previously issued options. As a result, 8,417,984 options originally granted to purchase common stock at prices ranging from $3.15 to $14.43 were repriced under this program. This repricing resulted in incremental stock-based compensation expense of $4.8 million. Expense related to vested shares of $3.4 million was expensed on the repricing date and expense related to nonvested shares is being amortized over the remaining terms of the options.

17. Net Loss Attributable to Common Stockholders and Pro Forma Net Loss Per Share

Basic net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. Holders of Redeemable Convertible Preferred are each entitled to receive 8% per annum cumulative dividends, payable prior and in preference to any dividends on any other shares of the Company’s capital stock. In the event a dividend is paid on common stock, Redeemable Convertible Preferred stockholders are entitled to a proportionate share of any such dividend as if they were holders of common shares (on an as-if converted basis).

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period.

The unaudited pro forma basic and diluted net loss per share was computed to give effect to the conversion of the Redeemable Convertible Preferred and Convertible Preferred using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later.

The following tables present the calculation of basic net loss per share attributable to common stockholders and unaudited pro forma basic and diluted net loss per share per share (in thousands, except per share data):

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Net loss per share:
Net loss	$(48,976)	$(37,859)	$(27,272)	$(12,406)	$(10,942)
Less: accretion of redeemable convertible preferred stock	(15,639)	(25,774)	(28,157)	(6,873)	(7,410)

Net loss attributable to common stockholders	$(64,615)	$(63,633)	$(55,429)	$(19,279)	$(18,352)

Basic and diluted shares:
Weighted-average common shares outstanding	5,530	5,862	7,080	6,493	8,514

Net loss per share attributable to common stockholders:
Basic	$(11.68)	$(10.86)	$(7.83)	$(2.97)	$(2.16)

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
		(unaudited)
Unaudited pro forma net loss per share:
Net loss	$(27,272)	$(10,942)

Basic and diluted shares:
Weighted-average shares used to compute basic net loss per share	7,080	8,514
Pro forma adjustment to reflect assumed conversion of preferred stock to occur upon consummation of the Company’s expected initial public offering	34,632	34,632

Weighted-average shares used to compute basic and diluted pro forma net loss per share	41,712	43,146

Pro forma net loss per share:
Basic and diluted	$(0.65)	$(0.25)

Potentially dilutive securities not included in the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented is as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Options to purchase common stock and common stock subject to repurchase	8,797,093	10,674,395	12,001,346	11,904,251	12,490,502
Convertible Preferred	8,807,092	8,807,092	8,807,092	8,807,092	8,807,090
Redeemable Convertible Preferred	22,363,783	25,828,786	25,824,801	25,828,786	25,824,801
Common stock warrants	258,155	247,711	247,711	247,711	247,711
Common stock issuable upon conversion of debt	—	256,438	281,438	262,603	287,601

	40,226,123	45,814,422	47,162,388	47,050,443	47,657,705

18. Business Segments

The Company’s Chief Executive Officer who is considered to be the chief operating decision maker (“CODM”) reviews financial information presented on a consolidated basis, accompanied by information about operating segments for purposes of making operating decisions and assessing financial performance. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM in deciding how to allocate resources and in assessing performance.

The Company determined its operating segments to be technology services, which derives substantially all of its revenue from the sale of direct selling services through a hosted software solution, and media and marketing, which derives substantially all of its revenue from the delivery of advertising and content media.

The Company evaluates the performance of its operating segments based on net revenues and operating income before interest, taxes, depreciation, amortization and stock-based compensation expense.

The Company does not allocate most of its assets, as well as its depreciation and amortization expense, stock-based compensation expense, interest income, interest expense and income tax expense by segment. Accordingly, the Company does not report such information.

Summarized information by segment was as follows (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Net revenue by segment:
Technology	$145,789	$210,483	$237,688	$54,932	$63,108
Marketing Services	27,407	32,401	41,912	8,290	9,604

Total net revenue	$173,196	$242,884	$279,600	$63,222	$72,712

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Segment operating profit before depreciation, amortization, stock-based compensation expense and unallocated corporate costs:
Technology	$19,984	$33,767	$47,559	$8,255	$9,321
Marketing Services	5,959	10,972	14,405	2,376	3,133

Total segment operating profit before depreciation, amortization, stock-based compensation expense and unallocated corporate costs	25,943	44,739	61,964	10,631	12,454
Depreciation and amortization	(26,697)	(36,079)	(40,287)	(9,183)	(10,671)
Stock-based compensation expense	(14,537)	(11,240)	(5,348)	(1,789)	(744)
Unallocated corporate costs	(28,615)	(28,993)	(36,844)	(9,547)	(9,884)

Loss from operations	$(43,906)	$(31,573)	$(20,515)	$(9,888)	$(8,845)

The Company allocates its net revenue to geographic regions based on the customer’s location. The following tables set forth net revenue and long-lived assets by geographic region (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)
Net revenue:
North America	$171,018	$239,996	$273,028	$61,558	$70,611
Europe and other	2,178	2,888	6,572	1,664	2,101

Total net revenue	$173,196	$242,884	$279,600	$63,222	$72,712

	December 31,		March 31,
	2009	2010	2011
			(unaudited)
Assets:
North America	$380,607	$388,729	$439,257
Europe	1,264	1,819	1,447

Total assets	$381,871	$390,548	$440,704

Long-lived assets:
North America	$319,130	$315,270	$323,563
Europe	131	560	655

Total long-lived assets	$319,261	$315,830	$324,218

19. Income Taxes

The effective tax rate of (7.8)% for the three months ended March 31, 2011 does not differ materially from the rate of (7.6)% at December 31, 2010. The effective tax rate of (7.8)% for the three months ended March 31, 2011 differs from the statutory rate primarily due to the amortization of indefinite lived intangibles, which generates tax provision, and the change in the valuation allowance. The company reduces its deferred tax asset resulting from future tax benefits by a valuation allowance based upon management’s conclusion that the ultimate future realization of its excess deferred tax assets is not more likely than not.

The components of the loss before income taxes were as follows (in thousands):

	Year Ended December 31,
	2008	2009	2010
United States	$(43,681)	$(28,401)	$(19,117)
Foreign	(3,789)	(7,019)	(6,231)

	$(47,470)	$(35,420)	$(25,348)

The components of the provision for income taxes are as follow (in thousands):

	Year Ended December 31,
	2008	2009	2010
Current:
Federal	$–	$–	$–
State	51	114	469
Foreign	150	(144)	242

Total current	201	(30)	711

Deferred:
Federal	2,117	3,152	2,851
State	563	656	568
Foreign	(1,375)	(1,339)	(2,206)

Total deferred	1,305	2,469	1,213

Total provision	$1,506	$2,439	$1,924

Included in income tax expense for the year and three months ended December 31, 2010 is a $0.9 tax benefit related to the correction of an error to the tax treatment of deferred tax liabilities for the year ending December 31, 2009. The error was attributable to a reduction in tax rates in future periods in Ontario, Canada which was enacted in December 2009 that was not considered in measuring the deferred tax liability associated with intangible assets in Canada. The Company has performed an evaluation to determine if the financial statement impacts resulting from this error in accounting were material, considering both quantitative and qualitative factors. Based on this materiality analysis, the Company concluded that correcting the cumulative error was immaterial to the current year financial results and a correction of the error would not have a material impact to any individual prior period financial statements.

The reconciliation of the federal statutory income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2008	2009	2010
U.S. Federal statutory rate	34.0%	34.0%	34.0%
State taxes, net of Federal benefit	5.4	5.8	1.7
Stock-based compensation	(0.8)	(1.9)	(2.1)
Meals and entertainment	(0.3)	(0.3)	(0.8)
Foreign income taxed at different rate	0.1	(0.5)	(1.7)
Amortization—indefinite lived intangibles	(5.7)	(10.0)	(13.7)
Change in valuation allowance	(28.1)	(38.5)	(33.6)
Change in tax rates	–	–	3.5
Stock redemption premium	(5.6)	–	–
Research and development credits	–	6.3	7.8
Other	(2.2)	(1.8)	(2.7)

Effective tax rate	(3.2)%	(6.9)%	(7.6)%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2009 and 2010 are presented below (in thousands):

	December 31,
	2009	2010
Deferred tax assets:
Net operating loss carryforwards	$33,288	$38,958
Sales tax reserve	1,128	1,343
Bad debt reserve	1,005	508
Accrued compensation	2,553	3,349
Depreciation and amortization	6,848	8,401
Stock-based compensation	6,162	7,334
Foreign deferred tax assets	1,757	2,052
Tax credits	1,977	3,954
Other	1,096	1,607

Total deferred tax assets	55,814	67,506
Less: valuation allowance	(54,579)	(66,545)

Net deferred tax assets	1,235	961
Deferred tax liabilities:
Foreign deferred taxes	(10,183)	(8,149)
Acquired goodwill amortization	(7,370)	(10,772)

Total net deferred tax liabilities	$(16,318)	$(17,960)

The Company had federal net operating loss (“NOL”) carryforwards of approximately $102.1 million as of December 31, 2010 which expire between 2019 and 2030. In addition, the Company had state NOL carryforwards of approximately $76.4 million as of December 31, 2010 which expire between 2011 and 2030.

The Company had federal and state research and experimentation credits of approximately $3.0 million and $1.4 million, respectively, at December 31, 2010. The federal research experimentation credits begin to expire in 2029. State research and experimentation credits do not expire.

The U.S. tax code imposes limitations on the annual utilization of operating loss and credit carryforwards whenever a greater than fifty percent change in ownership of a company occurs within a three year period. Companies with operating loss and credit carryforwards are required to test the cumulative three year change whenever there is an equity transaction that impacts the ownership of holders of more than five percent of the Company’s stock. During 2010, the Company completed an analysis of its prior ownership changes and concluded that none of the operating loss and credit carryforwards generated through December 31, 2009 would expire solely as a result of annual limitations on the utilization of those attributes caused by prior ownership changes. Additional changes in the ownership of the Company could create further restrictions on the future utilization of operating loss and credit carryforwards arising through December 31, 2010.

The Company reduces the deferred tax asset resulting from future tax benefits by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of these deferred taxes will not be realized. As part of this analysis, the Company considered that the timing of the reversal of deferred tax liabilities associated with tax deductible goodwill is not certain and thus not available to assure the realization of deferred tax assets. As the Company has deferred tax assets in excess of deferred tax liabilities at December 31, 2009 and 2010 and as the Company has no history of generating operating profits, management concluded that the ultimate future realization of the excess deferred tax assets is not more likely than not. As a result, a valuation allowance of $54.6 million and $66.5 million was recorded against deferred taxes at December 31, 2009 and 2010, respectively. During the years ended December 31, 2009 to December 31, 2010, the valuation allowance increased by $12.1 million and $11.9 million, respectively.

In June 2006, the FASB issued guidance regarding uncertainty in income taxes. The Company adopted this interpretation effective January 1, 2008. Pursuant to the guidance, income tax positions must meet a more likely than not recognition threshold in order to be recognized. Tax benefits are then measured using a cumulative benefit approach whereby the largest amount of tax benefit that is greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority is recorded. In accordance with this guidance, the Company recorded a liability of $0.3 million for uncertain tax positions. Such amount is unchanged at December 31, 2008, 2009 and 2010. The entire balance of unrecognized tax benefits at December 31, 2008, 2009 and 2010, would affect the Company’s effective tax rate if recognized. There was no change to retained earnings or deferred taxes as a result of the adoption of the guidance regarding uncertain tax positions. The Company does not expect any material changes in the balance of unrecognized tax benefits during the next twelve months.

The Company’s policy for recording interest and penalties on uncertain tax positions is to record such items as a component of income tax expense. Accrued interest and penalties of $0.1 million and $0.1 million were recorded at December 31, 2009 and 2010, respectively.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. Effectively, all of the Company’s historical tax filings are subject to examination by the Internal Revenue Service and various state and foreign jurisdictions due to the generation of net operating loss carryforwards.

As of December 31, 2010, the Company had approximately $0.8 million of undistributed earnings related to its foreign subsidiaries. Management considers these earnings to be indefinitely reinvested. Accordingly, the Company has not provided for any income taxes related to these earnings. However, upon distribution of these earnings, the Company would be subject to both U.S. income taxes and withholding taxes payable to the various foreign countries.

20. Related Party Transactions

ESPN Online Investments, Inc. (“ESPN”) is a significant stockholder in the Company through its investment in the Series D, E and F Redeemable Preferred. The Company also sells its services to ESPN and its affiliates. The Company earned revenues from ESPN and its affiliates of $4.4 million, $6.4 million and $6.5 million for the years ended December 31, 2008, 2009 and 2010, respectively and $1.1 million and $1.1 million for the three months ended March 31, 2010 and 2011, respectively. Accounts receivable from ESPN and its affiliates were $0 at December 31, 2009 and 2010 and $0.1 million at March 31, 2011.

ESPN is a wholly-owned subsidiary of The Walt Disney Company (“Disney”). The Company entered into an online registration services agreement with Disney to provide online advertising. The Company earned revenues from Disney of $0.5 million, $0.8 million and $0.9 million for the years ended December 31, 2008, 2009 and 2010, respectively and $0.3 million and $0.5 million for the three months ended March 31, 2010 and 2011, respectively.

In September 2009, the Company entered into a convertible debt note purchase agreement totaling $4 million with its Chief Executive Officer and ABS Ventures IX, L.P. (“ABS”). ABS is a stockholder in the Company through its investments in the Series C, D and E Redeemable Convertible Preferred. The notes have a maturity date of the second anniversary of their issuance and are convertible into common stock. Interest on the notes is payable at a rate of 10% through the maturity date.

In August 2006, the Company entered into a Master Services Agreement and certain other related agreements with the United States Tennis Association (“USTA”) as amended in December 2010. A member of the Company’s Board of Directors is the managing director for recreational tennis at the USTA. Pursuant to the terms of these agreements, the USTA purchases certain software services from the Company. For the years ended December 31, 2008, 2009 and 2010, respectively, net revenue from USTA and its affiliates was approximately $4.1 million, $4.4 million and $4.7 million, respectively and $1.0 million and $1.4 million for the three months ended March 31, 2010 and 2011, respectively. In addition, the USTA holds a warrant to purchase 239,027 shares of the Company’s common stock (Note 15).

21. Employee Benefit Plans

The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code (“401(k) Plan”) covering all full-time employees who meet certain eligibility requirements. Eligible employees may defer up to 4% of their pre-tax compensation, up to the annual maximum allowed by the Internal Revenue Service. Under the 401(k) Plan, the Company may, but is not obligated to, match a portion of the employee contributions up to a defined maximum. The Company made matching contributions of $0.2 million and $0.6 million for the year ended December 31, 2009 and 2010 and $0.2 million for the three months ended March 31, 2011.

22. Subsequent Events

Stock option grant

During March 2011, the Compensation Committee approved a grant of 1,485,000 stock options to directors and executive officers at an exercise price of $7.88 per share subject to the approval of stockholders amending the 2002 Plan by increasing the authorized number of shares of common stock available for issuance by 1,100,000 shares of common stock. The stock options vest monthly in equal installments over a four year period. Stockholder approval to increase the authorized number of shares was received on April 13, 2011. The awards were considered granted from an accounting perspective in April 2011.

2011 Equity Incentive Plan

In April 2011, the Company’s stockholders approved the 2011 Equity Incentive Plan (the “2011 Plan”) to be effective on the date of the Company’s initial public offering. The 2011 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. The 2011 Plan is administered by the Company’s Compensation Committee, which has the authority to designate participants and determine the number and type of awards to be granted, the time at which awards are exercisable, the method of payment and any other terms and conditions of the awards. Stock options expire on terms as determined by the compensation committee, but not more than ten years after the date of grant. Incentive stock options may be granted only to employees (including officers and directors who are employees). Nonqualified stock options, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance units, cash based awards and other stock-based awards may be granted to employees and consultants. As of March 31, 2011, there were approximately 3.9 million shares available for grant under the 2011 Plan and no shares underlying stock options and awards were outstanding under the 2011 Plan.

Employee Stock Purchase Plan

In April 2011, the Company’s stockholders approved the 2011 Employee Stock Purchase Plan (the “2011 ESPP Plan”) to be effective on the date of the Company’s initial public offering. The 2011 ESPP Plan allows participating employees to contribute up to 20% of their earnings, up to a maximum of $25,000 per annum, to purchase shares of the Company’s common stock at a price per share equal to the lower of (a) 85% of the fair market value of a share of the Company’s common stock on the first date of the offering period, or (b) 85% of the fair market value of a share of the Company’s common stock on the date of purchase. The Company’s compensation committee may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of the Company’s common stock will be purchased for employees participating in the offering. As of March 31, 2011, there were approximately 1.1 million shares of common stock available for issuance under the 2011 ESPP Plan.

Our Platform
activeNETWORK
Cloud Computing Applications for Organizations
activeworks.
Community for Participants
active.com.

ORGANIZER SOLUTIONS

MARKET: Email Marketing & Tracking, Event Syndication, Websites, etc.

REGISTER: Online Registration, Reservations & Ticketing, etc.

OPERATE: Event Management, Facility & Resource Management, etc.

ANALYZE: Reporting, Customer Loyalty, Pricing Optimization, Surveys, etc.

PARTICIPANT SOLUTIONS

FIND & REGISTER: Search, Directory, Featured Listings, Best of Active.com, Targeted Recommendations, etc.

SHARE & PREPARE: Social Sharing, Articles, Videos, Experts, Tell a Friend, How-To Guides, etc.

PARTICIPATE & COMMEMORATE: Results, Photo Sharing, Community, etc.

activeNETWORK™

Through and including                     , 2011 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

11,000,000 Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch

Citi

Allen & Company LLC

Stifel Nicolaus Weisel

RBC Capital Markets

ThinkEquity LLC

WR Hambrecht+Co

                    , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the New York Stock Exchange filing fee.

SEC registration fee	$26,436
FINRA filing fee	23,270
New York Stock Exchange filing fee	219,544
Blue sky qualification fees and expenses	20,000
Printing and engraving expenses	300,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	1,100,000
Transfer agent and registrar fees and expenses	30,000
Directors and officers’ liability insurance premium (1933 Act)	432,971
Miscellaneous expenses	47,779

Total	$3,200,000

Item 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses, which such officer or director has actually and reasonably incurred. Our amended and restated bylaws, which will become effective upon the completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of The Active Network or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under applicable securities laws.

We have entered into an underwriting agreement, which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1

Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering	3.2

Form of Amended and Restated Bylaws to be effective upon the closing of this offering	3.4

Tenth Amended and Restated Investors’ Rights Agreement, dated as of August 22, 2008, by and among the Registrant and the Stockholders named therein	4.2

Indemnification Agreements, by and among the Registrant and each of its directors and officers	10.21

Item 15.	Recent Sales of Unregistered Securities.

The following list sets forth information regarding all securities sold by us since January 1, 2008.

(1) From January 1, 2008 through March 31, 2011, we granted options to purchase 9,872,677 shares of our common stock to employees, directors and consultants under our 2002 Stock Option/Stock Issuance Plan at a weighted average exercise price of $2.97 per share. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options. On various dates from January 1, 2008 through March 31, 2011, options were exercised for an aggregate of 2,114,296 shares of our common stock. We have received aggregate consideration of approximately $4.15 million in connection with the exercise of these options.

(2) On July 1, 2008, we entered into an Asset and Stock Acquisition Purchase Agreement with T&C Products, Inc., the shareholders of T&C Products and the shareholders of Hodgson’s Hurricanes, Inc., pursuant to which we purchased certain assets from T&C Products and all of the outstanding shares of Hodgson, in consideration for, among other things, the issuance of an aggregate of 60,000 shares of our common stock. In connection with the closing of the transaction, we issued 3,000 shares of common stock as payment under a license agreement with the same parties of even date.

(3) On August 22, 2008, we issued an aggregate of 6,395,761 shares of Series F preferred stock in a private placement transaction at a price per share of $14.43.

(4) On September 16, 2008, we entered into an Agreement and Plan of Reorganization with Automated License Systems, Inc., ALS Merger Subsidiary, Inc. and certain shareholder of Automated License Systems, Inc., pursuant to which Automated License Systems became our subsidiary in a reverse triangular merger. Pursuant to the merger, among other things, we issued 100,000 shares of our common stock to the shareholders of Automated License Systems at the closing, plus an additional 102,128 shares of our common stock in earn-out payments.

(5) On January 1, 2009, we entered into a Stock Acquisition Agreement with Elicia Acquisition Corp., pursuant to which we acquired all of the outstanding capital stock of ReserveAmerica Holdings, Ltd. in exchange for the issuance of an aggregate of 3,461,018 shares of our Series F Preferred Stock to Elicia Acquisition Corp, 515,855 shares of which are being held in escrow until July 31, 2011.

(6) On September 21, 2009, we entered into a Stock Purchase Agreement with the holders of the outstanding capital stock of W4 Messaging, Inc., pursuant to which we acquired all of the outstanding capital stock of W4 Messaging, Inc. in exchange for, among other things, the issuance of an aggregate of 45,000 shares of our common stock, 19,932 shares of which are being held in escrow until March 21, 2011.

(7) On September 29, 2009, we entered into a Note Purchase Agreement with certain lenders, pursuant to which we issued an aggregate of $4,000,000 of convertible promissory notes. Each convertible note accrues interest at a rate of ten percent (10%) subject to increase in the event the maturity date is extended beyond September 29, 2011. The notes are convertible into shares of our common stock at any time by the holder at a conversion price of $16.00 per share. As of December 31, 2010, we had an aggregate of approximately $4.5 million of principal and interest outstanding under the convertible notes.

(8) On December 1, 2009, we entered into an Asset Purchase Agreement with Channel:1 Corporation and the majority shareholders of Channel:1 Corporation, pursuant to which we acquired certain assets of Channel:1 Corporation in exchange for, among other things, 112,500 shares of our common stock.

(9) On January 4, 2010, we entered into an Asset Purchase Agreement with Clubspaces, Inc. and the shareholders of Clubspaces, Inc., pursuant to which we acquired certain assets of Clubspaces, Inc. in exchange for, among other things, 73,500 shares of our common stock, 10,200 shares of which are being held in escrow until June 4, 2011.

(10) On April, 28, 2010, in connection with amending our Loan and Credit Agreement with Escalate Capital I, L.P., we issued a warrant to Escalate Capital I, L.P. to purchase 20,000 shares of common stock.

(11) On October 1, 2010, we entered into an Asset Purchase Agreement with Project: Worldwide, Inc. d/b/a George P. Johnson Company, pursuant to which we acquired certain assets in exchange for, among other things, the issuance of 150,000 shares of our common stock.

(12) On December 20, 2010, in connection with amending our Loan and Credit Agreement with Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP, we issued a warrant to Escalate Capital I, L.P. to purchase 31,500 shares of our common stock, and a warrant to Gold Hill Venture Lending 03, LP to purchase 23,500 shares of our common stock.

(13) On February 1, 2011, we acquired substantially all of the assets of Fellowship Technologies, L.P. in exchange for the issuance of 1,125,000 shares of our common stock, 160,000 of which are being held in escrow until August 1, 2012, and 40,000 of which are being held in escrow until the resolution of certain tax matters.

The offers, sales and issuances of the options and common stock described in paragraph 1 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and received the securities under our 2002 Equity Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs 2 through 13 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder in that the issuance of securities to the recipients did not involve a public offering. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient was an “accredited investor” as defined under Regulation D.

There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement.

2.1†*	Stock Acquisition Agreement, dated January, 21, 2009, by and among the Registrant, Elicia Acquisition Corp., IAC/Interactive Corp. and ReserveAmerica, Ltd.

3.1*	Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on January 21, 2009, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect upon the completion of this offering.

3.3*	Amended and Restated Bylaws, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Registrant to be in effect upon the completion of this offering.

4.1	Specimen Common Stock Certificate.

4.2*	Tenth Amended and Restated Investors’ Rights Agreement, dated as of August 22, 2008, by and among the Registrant and Stockholders named therein.

4.3**	Amendment to Tenth Amended and Restated Investors’ Rights Agreement to be in effect upon the completion of this offering.

4.4*	Form of Warrant Assumption Agreement issued by the Registrant to each of the investors set forth on Schedule A.

4.5*	Form of Warrant issued by the Registrant to each of the investors set forth on Schedule A.

4.6*	Note Purchase Agreement, dated September 29, 2009, by and among the Registrant and the investors set forth on Schedule A.

4.7*	Form of Convertible Promissory Note issued by the Registrant to each of the investors set forth on the Schedule of Lenders thereto.

5.1**	Opinion of DLA Piper LLP (US).

10.1A*	Seaview Corporate Center Office Lease, dated November 11, 2006, by and between Seaview PFG, LLC and the Registrant.

10.1B*	First Amendment to Lease (Seaview Corporate Center), dated October 31, 2010, by and between AG/POP Seaview Corporate, L.P. and the Registrant.

10.2A*	Indenture of Lease, dated September 13, 1999, by and between HOOPP Realty Inc. and The Active Network, Ltd.

10.2B*	Lease Expansion and Extension and Amending Agreement, dated June 25, 2004, by and between Newvest Realty Corporation and The Active Network, Ltd.

10.2C*	Lease Expansion and Amending Agreement, dated November 10, 2005, by and between Newvest Realty Corporation and The Active Network, Ltd.

10.2D*	Lease Expansion and Amending Agreement, dated September 29, 2006, by and between Newvest Realty Corporation and The Active Network, Ltd.

Exhibit Number	Exhibit Description

10.2E*	Lease Expansion, Extension and Amending Agreement, dated July 25, 2008, by and between Newvest Realty Corporation and The Active Network, Ltd.

10.3A*	Office Lease, dated February 6, 2007, by and between the Registrant and Allegany Research Properties, LLC.

10.3B*	First Lease Modification, dated August 17, 2007, by and between the Registrant and Allegany Research Properties, LLC.

10.3C*	Second Lease Modification, dated November 21, 1007, by and between Allegany Research Properties, LLC and the Registrant.

10.3D*	Third Lease Modification, dated February 1, 2008, by and between Allegany Research Properties, LLC and the Registrant.

10.4A*	Office Lease Agreement, dated September 24, 1999, by and between Donelson Corporate Centre, L.P. and Automated License Systems, Inc.

10.4B*	First Amendment to Office Lease Agreement, dated April 28, 2005, by and between Donelson Corporate Centre, L.P. and Automated License Systems, Inc.

10.4C*	Second Amendment to Office Lease Agreement, dated June 29, 2005, by and between Donelson Corporate Centre, L.P. and Automated License Systems, Inc.

10.4D*	Third Amendment to Office Lease Agreement, dated January 10, 2007, by and between Donelson Corporate Centre, L.P. and Automated License Systems, Inc.

10.4E*	Fourth Amendment to Office Lease Agreement, dated March 25, 2008, by and between Donelson Corporate Centre, L.P. and Automated License Systems, Inc.

10.5A*	Lease Agreement, dated September 19, 2008, by and between Wells REIT—Las Colinas Corporate Center II, L.P. and Fellowship Technologies, L.P.

10.5B*	Consent to Assignment, dated February 3, 2011 between Wells REIT—Las Colinas Corporate Center II, L.P., Fellowship Technologies, L.P. and Registrant.

10.6A*	Loan and Security Agreement, dated October 30, 2008, by and between Square 1 Bank and Registrant.

10.6B*	Consent and First Amendment to Loan and Security Agreement, dated September 29, 2009, by and between Square 1 Bank and Registrant.

10.6C*	Second Amendment to Loan and Security Agreement, dated October 29, 2009, by and between Square 1 Bank and Registrant.

10.6D*	Third Amendment to Loan and Security Agreement, dated November 30, 2009, by and between Square 1 Bank and Registrant.

10.6E*	Fourth Amendment to Loan and Security Agreement, dated January 26, 2010, by and between Square 1 Bank and Registrant.

10.6F*	Fifth Amendment and Waiver to Loan and Security Agreement, March 31, 2010, by and between Square 1 Bank and Registrant.

10.6G*	Sixth Amendment to Loan and Security Agreement, dated April 21, 2010, by and between Square 1 Bank and Registrant.

10.6H*	Seventh Amendment to Loan and Security Agreement, dated May 27, 2010 by and between Square 1 Bank and Registrant.

10.6I*	Eighth Amendment to Loan and Security Agreement, dated July 15, 2010, by and between Square 1 Bank and Registrant.

10.7A*	Loan and Security Agreement, dated March 22, 2007, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

Exhibit Number	Exhibit Description

10.7B*	First Amendment to Loan and Security Agreement, dated June 6, 2007, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7C*	Second Amendment to Loan and Security Agreement, dated December 18, 2007, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7D*	Consent and Third Amendment to Loan and Security Agreement, dated October 30, 2008, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7E*	Fourth Amendment to Loan and Security Agreement, dated April 14, 2009, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7F*	Consent and Fifth Amendment to Loan and Security Agreement, dated September 29, 2009, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7G*	Sixth Amendment to Loan and Security Agreement, dated April 28, 2010, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7H*	Seventh Amendment to Loan and Security Agreement, dated December 20, 2010, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.8*	Business Loan Agreement, dated November 3, 2008, by and between Automated License Systems, Inc. and Pinnacle National Bank.

10.9#	2002 Stock Option/Stock Issuance Plan, as amended.

10.10#	Form of Stock Option Agreement under 2002 Stock Option/Stock Issuance Plan, as amended.

10.11#*	Addendum to Stock Option Agreement under 2002 Stock Option/Stock Issuance Plan.

10.12#*	Form of Stock Purchase Agreement under 2002 Stock Option/Stock Issuance Plan.

10.13#*	Addendum to Stock Purchase Agreement under 2002 Stock Option/Stock Issuance Plan.
10.14#*	Form of Stock Issuance Agreement under 2002 Stock Option/Stock Issuance Plan.

10.15#*	Addendum to Stock Issuance Agreement under 2002 Stock Option/Stock Issuance Plan.

10.16#*	2011 Equity Incentive Award Plan.

10.17#*	Form of Stock Option Agreement under 2011 Equity Incentive Award Plan.

10.18#*	Form of Restricted Stock Agreement under 2011 Equity Incentive Award Plan.

10.19#*	Form of Restricted Stock Unit Agreement under 2011 Equity Incentive Award Plan.

10.20#*	2011 Employee Stock Purchase Plan.

10.21A#**	Indemnification Agreement, by and between the Registrant and David Alberga.

10.21B#**	Indemnification Agreement, by and between the Registrant and Matthew Landa.

10.21C#**	Indemnification Agreement, by and between the Registrant and Scott Mendel.

10.21D#**	Indemnification Agreement, by and between the Registrant and Jon Belmonte.

10.21E#**	Indemnification Agreement, by and between the Registrant and Kourosh Vossoughi.

10.21F#**	Indemnification Agreement, by and between the Registrant and Matthew Ehrlichman.

10.21G#**	Indemnification Agreement, by and between the Registrant and Sheryl Roland.

10.21H#**	Indemnification Agreement, by and between the Registrant and Thomas Clancy.

Exhibit Number	Exhibit Description

10.21I#**	Indemnification Agreement, by and between the Registrant and Bruns H. Grayson.

10.21J#**	Indemnification Agreement, by and between the Registrant and Stephen L. Green.

10.21K#**	Indemnification Agreement, by and between the Registrant and Joseph Levin.

10.21L#**	Indemnification Agreement, by and between the Registrant and Scott Schultz.

10.22A#*	Retention Agreement, dated August 17, 2005, by and between the Registrant and David Alberga.

10.22B#*	Amendment to Retention Agreement, dated December 22, 2008, by and between the Registrant and David Alberga.

10.23A#*	Retention Agreement, dated August 17, 2005, by and between the Registrant and Jon Belmonte.

10.23B#*	Amendment to Retention Agreement, dated December 22, 2008, by and between the Registrant and Jon Belmonte.

10.24A#*	Retention Agreement, dated August 17, 2005, by and between the Registrant and Matthew Landa.

10.24B#*	Amendment to Retention Agreement, dated December 22, 2008, by and between the Registrant and Matthew Landa.

10.25A#*	Retention Agreement, dated August 17, 2005, by and between the Registrant and Kourosh Vossoughi.

10.25B#*	Amendment to Retention Agreement, dated December 22, 2008, by and between the Registrant and Kourosh Vossoughi.

10.26A#*	Retention Agreement, dated March 8, 2010, by and between the Registrant and Scott Mendel.

10.26B#*	Amendment to Retention Agreement, dated March 8, 2010, by and between the Registrant and Scott Mendel.

10.27#*	Employment Offer Letter, dated January 5, 2010, by and between Registrant and Scott Mendel.

10.28#*	Employment Offer Letter, dated March 1, 2007, by and between Registrant and Matthew Ehrlichman, as amended.

10.29#*	Employment Offer Letter, dated December 4, 2007, by and between Registrant and Sheryl D. Roland.

10.30#*	Change in Control Agreement, dated July 15, 2010, by and between the Registrant and Sheryl Roland.

21.1*	Subsidiaries of the Registrant.

23.1**	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Survey.com.

24.1*	Power of Attorney (included on Signature Page).

*	Previously filed.
**	To be filed by amendment.
#	Indicates management contract or compensatory plan.
†	Confidential Treatment Request.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 10th day of May, 2011.

THE ACTIVE NETWORK, INC.

By:	/S/ DAVID ALBERGA
David Alberga
Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID ALBERGA David Alberga	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 10, 2011

* Matthew Landa	President and Director	May 10, 2011

/S/ SCOTT MENDEL Scott Mendel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2011

* Thomas N. Clancy	Director	May 10, 2011

* Bruns H. Grayson	Director	May 10, 2011

* Stephen L. Green	Director	May 10, 2011

* Joseph Levin	Director	May 10, 2011

* Scott Schultz	Director	May 10, 2011

*By:	/S/ DAVID ALBERGA
David Alberga Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement.

2.1†*	Stock Acquisition Agreement, dated January 21, 2009, by and among the Registrant, Elicia Acquisition Corp., IAC/Interactive Corp. and ReserveAmerica, Ltd.

3.1*	Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on January 21, 2009, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect upon the completion of this offering.

3.3*	Amended and Restated Bylaws, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Registrant to be in effect upon the completion of this offering.

4.1	Specimen Common Stock Certificate.

4.2*	Tenth Amended and Restated Investors’ Rights Agreement, dated as of August 22, 2008, by and among the Registrant and Stockholders named therein.

4.3**	Amendment to Tenth Amended and Restated Investors’ Rights Agreement to be in effect upon the completion of this offering.

4.4*	Form of Warrant Assumption Agreement issued by the Registrant to each of the investors set forth on Schedule A.

4.5*	Form of Warrant issued by the Registrant to each of the investors set forth on Schedule A.

4.6*	Note Purchase Agreement, dated September 29, 2009, by and among the Registrant and the investors set forth on Schedule A.

4.7*	Form of Convertible Promissory Note issued by the Registrant to each of the investors set forth on the Schedule of Lenders thereto.

5.1**	Opinion of DLA Piper LLP (US).

10.1A*	Seaview Corporate Center Office Lease, dated November 11, 2006, by and between Seaview PFG, LLC and the Registrant.

10.1B*	First Amendment to Lease (Seaview Corporate Center), dated October 31, 2010, by and between AG/POP Seaview Corporate, L.P. and the Registrant.

10.2A*	Indenture of Lease, dated September 13, 1999, by and between HOOPP Realty Inc. and The Active Network, Ltd.

10.2B*	Lease Expansion and Extension and Amending Agreement, dated June 25, 2004, by and between Newvest Realty Corporation and The Active Network, Ltd.

10.2C*	Lease Expansion and Amending Agreement, dated November 10, 2005, by and between Newvest Realty Corporation and The Active Network, Ltd.

10.2D*	Lease Expansion and Amending Agreement, dated September 29, 2006, by and between Newvest Realty Corporation and The Active Network, Ltd.

10.2E*	Lease Expansion, Extension and Amending Agreement, dated July 25, 2008, by and between Newvest Realty Corporation and The Active Network, Ltd.
10.3A*	Office Lease, dated February 6, 2007, by and between the Registrant and Allegany Research Properties, LLC.

Exhibit Number	Exhibit Description

10.3B*	First Lease Modification, dated August 17, 2007, by and between the Registrant and Allegany Research Properties, LLC.

10.3C*	Second Lease Modification, dated November 21, 1007, by and between Allegany Research Properties, LLC and the Registrant.

10.3D*	Third Lease Modification, dated February 1, 2008, by and between Allegany Research Properties, LLC and the Registrant.

10.4A*	Office Lease Agreement, dated September 24, 1999, by and between Donelson Corporate Centre, L.P. and Automated License Systems, Inc.

10.4B*	First Amendment to Office Lease Agreement, dated April 28, 2005, by and between Donelson Corporate Centre, L.P. and Automated License Systems, Inc.

10.4C*	Second Amendment to Office Lease Agreement, dated June 29, 2005, by and between Donelson Corporate Centre, L.P. and Automated License Systems, Inc.

10.4D*	Third Amendment to Office Lease Agreement, dated January 10, 2007, by and between Donelson Corporate Centre, L.P. and Automated License Systems, Inc.

10.4E*	Fourth Amendment to Office Lease Agreement, dated March 25, 2008, by and between Donelson Corporate Centre, L.P. and Automated License Systems, Inc.

10.5A*	Lease Agreement, dated September 19, 2008, by and between Wells REIT—Las Colinas Corporate Center II, L.P. and Fellowship Technologies, L.P.

10.5B*	Consent to Assignment, dated February 3, 2011 between Wells REIT—Las Colinas Corporate Center II, LP, Fellowship Technologies, L.P. and Registrant.

10.6A*	Loan and Security Agreement, dated October 30, 2008, by and between Square 1 Bank and Registrant.

10.6B*	Consent and First Amendment to Loan and Security Agreement, dated September 29, 2009, by and between Square 1 Bank and Registrant.

10.6C*	Second Amendment to Loan and Security Agreement, dated October 29, 2009, by and between Square 1 Bank and Registrant.

10.6D*	Third Amendment to Loan and Security Agreement, dated November 30, 2009, by and between Square 1 Bank and Registrant.

10.6E*	Fourth Amendment to Loan and Security Agreement, dated January 26, 2010, by and between Square 1 Bank and Registrant.

10.6F*	Fifth Amendment and Waiver to Loan and Security Agreement, March 31, 2010, by and between Square 1 Bank and Registrant.

10.6G*	Sixth Amendment to Loan and Security Agreement, dated April 21, 2010, by and between Square 1 Bank and Registrant.

10.6H*	Seventh Amendment to Loan and Security Agreement, dated May 27, 2010 by and between Square 1 Bank and Registrant.

10.6I*	Eighth Amendment to Loan and Security Agreement, dated July 15, 2010, by and between Square 1 Bank and Registrant.

10.7A*	Loan and Security Agreement, dated March 22, 2007, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7B*	First Amendment to Loan and Security Agreement, dated June 6, 2007, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7C*	Second Amendment to Loan and Security Agreement, dated December 18, 2007, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7D*	Consent and Third Amendment to Loan and Security Agreement, dated October 30, 2008, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

Exhibit Number	Exhibit Description

10.7E*	Fourth Amendment to Loan and Security Agreement, dated April 14, 2009, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7F*	Consent and Fifth Amendment to Loan and Security Agreement, dated September 29, 2009, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7G*	Sixth Amendment to Loan and Security Agreement, dated April 28, 2010, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.7H*	Seventh Amendment to Loan and Security Agreement, dated December 20, 2010, by and among Registrant, Escalate Capital I, L.P. and Gold Hill Venture Lending 03, LP.

10.8*	Business Loan Agreement, dated November 3, 2008, by and between Automated License Systems, Inc. and Pinnacle National Bank.

10.9#	2002 Stock Option/Stock Issuance Plan, as amended.

10.10#	Form of Stock Option Agreement under 2002 Stock Option/Stock Issuance Plan, as amended.

10.11#*	Addendum to Stock Option Agreement under 2002 Stock Option/Stock Issuance Plan.

10.12#*	Form of Stock Purchase Agreement under 2002 Stock Option/Stock Issuance Plan.

10.13#*	Addendum to Stock Purchase Agreement under 2002 Stock Option/Stock Issuance Plan.
10.14#*	Form of Stock Issuance Agreement under 2002 Stock Option/Stock Issuance Plan.

10.15#*	Addendum to Stock Issuance Agreement under 2002 Stock Option/Stock Issuance Plan.

10.16#*	2011 Equity Incentive Award Plan.

10.17#*	Form of Stock Option Agreement under 2011 Equity Incentive Award Plan.

10.18#*	Form of Restricted Stock Agreement under 2011 Equity Incentive Award Plan.

10.19#*	Form of Restricted Stock Unit Agreement under 2011 Equity Incentive Award Plan.

10.20#*	2011 Employee Stock Purchase Plan.

10.21A#**	Indemnification Agreement, by and between the Registrant and David Alberga.

10.21B#**	Indemnification Agreement, by and between the Registrant and Matthew Landa.

10.21C#**	Indemnification Agreement, by and between the Registrant and Scott Mendel.

10.21D#**	Indemnification Agreement, by and between the Registrant and Jon Belmonte.

10.21E#**	Indemnification Agreement, by and between the Registrant and Kourosh Vossoughi.

10.21F#**	Indemnification Agreement, by and between the Registrant and Matthew Ehrlichman.

10.21G#**	Indemnification Agreement, by and between the Registrant and Sheryl Roland.

10.21H#**	Indemnification Agreement, by and between the Registrant and Thomas Clancy.

10.21I#**	Indemnification Agreement, by and between the Registrant and Bruns H. Grayson.

10.21J#**	Indemnification Agreement, by and between the Registrant and Stephen L. Green.

10.21K#**	Indemnification Agreement, by and between the Registrant and Joseph Levin.

10.21L#**	Indemnification Agreement, by and between the Registrant and Scott Schultz.

10.22A#*	Retention Agreement, dated August 17, 2005, by and between the Registrant and David Alberga.

10.22B#*	Amendment to Retention Agreement, dated December 22, 2008, by and between the Registrant and David Alberga.

Exhibit Number	Exhibit Description

10.23A#*	Retention Agreement, dated August 17, 2005, by and between the Registrant and Jon Belmonte.

10.23B#*	Amendment to Retention Agreement, dated December 22, 2008, by and between the Registrant and Jon Belmonte.

10.24A#*	Retention Agreement, dated August 17, 2005, by and between the Registrant and Matthew Landa.

10.24B#*	Amendment to Retention Agreement, dated December 22, 2008, by and between the Registrant and Matthew Landa.

10.25A#*	Retention Agreement, dated August 17, 2005, by and between the Registrant and Kourosh Vossoughi.

10.25B#*	Amendment to Retention Agreement, dated December 22, 2008, by and between the Registrant and Kourosh Vossoughi.

10.26A#*	Retention Agreement, dated March 8, 2010, by and between the Registrant and Scott Mendel.

10.26B#*	Amendment to Retention Agreement, dated March 8, 2010, by and between the Registrant and Scott Mendel.

10.27#*	Employment Offer Letter, dated January 5, 2010, by and between Registrant and Scott Mendel.

10.28#*	Employment Offer Letter, dated March 1, 2007, by and between Registrant and Matthew Ehrlichman, as amended.

10.29#*	Employment Offer Letter, dated December 4, 2007, by and between Registrant and Sheryl D. Roland.

10.30#*	Change in Control Agreement, dated July 15, 2010, by and between the Registrant and Sheryl Roland.

21.1*	Subsidiaries of the Registrant.

23.1**	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Survey.com.

24.1*	Power of Attorney (included on Signature Page).

*	Previously filed.
**	To be filed by amendment.
#	Indicates management contract or compensatory plan.
†	Confidential Treatment Request.